      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          THERMO ELECTRON CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    3569                                   04-2209186
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                   Identification No.)

                         ------------------------------

                                81 WYMAN STREET
                       WALTHAM, MASSACHUSETTS 02454-9046
                                 (781) 622-1000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                          SANDRA L. LAMBERT, SECRETARY
                          THERMO ELECTRON CORPORATION
                                81 WYMAN STREET
                       WALTHAM, MASSACHUSETTS 02454-9046
                                 (781) 622-1000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                         ------------------------------

                                   COPIES TO:

          SETH H. HOOGASIAN, ESQ.                      EDWARD D. HERLIHY, ESQ.
              GENERAL COUNSEL                      WACHTELL, LIPTON, ROSEN & KATZ
        THERMO ELECTRON CORPORATION                     51 WEST 52(ND) STREET
              81 WYMAN STREET                         NEW YORK, NEW YORK 10019
     WALTHAM, MASSACHUSETTS 02454-9046                     (212) 403-1000
              (781) 622-1000

                         ------------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective time of the registration statement and as soon as certain other conditions under the Agreement and Plan of Merger dated as of December 14, 1999 by and among Thermo Electron Corporation, ThermoTrex Acquisition Corporation and ThermoTrex Corporation, attached as Appendix A to the proxy statement-prospectus forming a part of this registration statement, are met or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

             TITLE OF EACH CLASS                     AMOUNT              PROPOSED         PROPOSED MAXIMUM
                OF SECURITIES                         TO BE          MAXIMUM OFFERING    AGGREGATE OFFERING        AMOUNT OF
              TO BE REGISTERED                    REGISTERED(1)       PRICE PER SHARE         PRICE(2)         REGISTRATION FEE
Common Stock, par value $1.00 per share(3)...   3,224,411 shares      Not Applicable         $58,227,480            $15,373

(1) Represents the maximum number of shares of common stock of Thermo Electron Corporation that may be issued pursuant to the merger with ThermoTrex Corporation, calculated as the product of (a) 5,859,369, the aggregate number of shares of ThermoTrex common stock outstanding on April 28, 2000 (other than shares owned by the registrant) plus the number of such shares for which options were outstanding on April 28, 2000 and (b) the exchange ratio of 0.5503 shares of the registrant's common stock for each share of ThermoTrex common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(f)(1) and 457(c) under the Securities Act of 1933, calculated as the product of (a) $9.9375, the average of the high and low per share prices of ThermoTrex common stock on May 12, 2000 as reported in the consolidated transaction reporting system, and (ii) 5,859,369, the aggregate number of shares of ThermoTrex common stock outstanding on April 28, 2000 (other than shares owned by the registrant) plus the number of such shares for which options were outstanding on April 28, 2000.

(3) The shares of Thermo Electron common stock being registered hereby include associated preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by the certificate for the Thermo Electron common stock and will be transferred along with and only with the Thermo Electron common stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[THERMOTREX LOGO]

Dear Stockholder:

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

    The board of directors of ThermoTrex Corporation and a special committee of the board have approved a merger agreement with Thermo Electron Corporation, its parent corporation.

    We will hold a special stockholders' meeting on      ,         , 2000 at
10:00 a.m. local time at the offices of Thermo Electron, 81 Wyman Street, Waltham, Massachusetts at which we will ask you to adopt the merger agreement. If the merger agreement is adopted:

    - ThermoTrex will become a wholly-owned subsidiary of Thermo Electron; and

    - You will receive 0.5503 shares of Thermo Electron common stock in exchange for each of your shares of ThermoTrex common stock.

    The exchange ratio has been fixed and will not be adjusted for changes in the price of Thermo Electron's common stock.

    Thermo Electron's common stock is listed on the New York Stock Exchange
under the symbol "TMO", and on       , 2000, Thermo Electron's common stock
closed at $    per share.

    PLEASE CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS REGARDING THERMOTREX, THERMO ELECTRON AND THE MERGER, INCLUDING IN PARTICULAR THE DISCUSSION IN THE SECTION CALLED "RISK FACTORS"
BEGINNING ON PAGE   .

    NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE THERMO ELECTRON COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This proxy statement-prospectus is dated             and was first mailed to
stockholders on or about             .

                                        Sincerely,

                                        Anne Pol
                                        Interim President

[THERMOTREX LOGO]

                           NOTICE OF SPECIAL MEETING

                                                                          , 2000

TO THE STOCKHOLDERS OF
THERMOTREX CORPORATION

    I am pleased to give you notice of and cordially invite you to attend, either in person or by proxy, the special meeting of the stockholders of
ThermoTrex Corporation, which will be held on       ,   , 2000, at 10:00 a.m.,
local time, at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454, and at any adjournment or adjournments thereof. The purposes of the special meeting are:

    1. To consider and vote on a proposal to adopt a merger agreement dated as of December 14, 1999, by and among ThermoTrex, Thermo Electron and ThermoTrex Acquisition Corporation, a wholly-owned subsidiary of Thermo Electron. The merger agreement provides that ThermoTrex Acquisition will be merged with and into ThermoTrex. In the merger, each stockholder of ThermoTrex, other than Thermo Electron, will receive 0.5503 shares, subject to adjustment as described in the enclosed proxy statement-prospectus, of the common stock of Thermo Electron for each outstanding share of common stock of ThermoTrex owned by each stockholder prior to the effective time of the merger. The merger agreement is attached as Appendix A to and is described in the enclosed proxy statement-prospectus.

    2. To transact any other business that properly comes before the special meeting.

    Only stockholders of record at the close of business on             , 2000
will receive notice of and be able to vote at the special meeting.

    The enclosed proxy statement-prospectus describes the merger agreement, the proposed merger and the actions to be taken in connection with the merger. The holders of a majority of the outstanding shares of ThermoTrex common stock entitled to vote must be present or represented by proxy at the special meeting in order to constitute a quorum for the transaction of business. It is important that your shares are represented at the special meeting regardless of the number of shares you hold. Whether or not you are able to be at the special meeting in person, please sign and return promptly the enclosed proxy card in the enclosed, postage-paid envelope. You may revoke your proxy in the manner described in the enclosed proxy statement-prospectus at any time before it is voted at the special meeting.

    This notice, the enclosed proxy card and the enclosed proxy statement-prospectus are sent to you by order of ThermoTrex's board of directors.

                                        SANDRA L. LAMBERT
                                        Secretary

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................       1

SUMMARY.....................................................       3
  Date, Time and Place of the Special Meeting...............       3
  Purpose of the Special Meeting............................       3
  Record Date and Quorum....................................       3
  Vote Required and Revocation of Proxies...................       3
  Parties to the Merger.....................................       4
  The Merger................................................       5
  Federal Income Tax Consequences...........................       5
  Payment for Shares........................................       5
  Effect of the Merger on ThermoTrex Stock Options and
    Debentures..............................................       5
  The Special Committee's and the Board's Recommendations...       6
  Opinion of Financial Advisor..............................       6
  Purpose and Reasons of Thermo Electron for the Merger.....       6
  Purpose and Reasons of ThermoTrex for the Merger..........       7
  Position of Thermo Electron as to Fairness of the
    Merger..................................................       7
  Conflicts of Interest.....................................       7
  Conditions to the Merger..................................       7
  Termination and Expenses..................................       8
  Accounting Treatment......................................       8
  Regulatory Approvals......................................       8
  Restrictions on Sales of Shares by Affiliates of
    ThermoTrex and Thermo Electron..........................       8
  Disssenters' and Appraisal Rights.........................       8
  Comparison of Rights of Holders of ThermoTrex and Thermo
    Electron Common Stock...................................       8
  Forward-Looking Statements in this Proxy
    Statement-Prospectus....................................       8
  Comparative Per Share Market Price Data...................       8
  Unaudited Pro Forma Combined Selected Financial
    Information.............................................      10

RISK FACTORS................................................      12
  Risks Related to Thermo Electron's Reorganization.........      12
  Risks Related to Thermo Electron's Business and Financial
    Condition...............................................      14

THE MERGER..................................................      18
  General...................................................      18
  Background: Thermo Electron Spin-Outs and Reorganization
    Plans...................................................      18
  Background: The Merger....................................      19
  The Special Committee's Recommendation....................      25
  The ThermoTrex Board's Recommendation.....................      26
  Opinion of Financial Advisor..............................      27
  Purpose and Reasons of Thermo Electron for the Merger.....      40
  Purpose and Reasons of ThermoTrex for the Merger..........      41
  Position of Thermo Electron as to Fairness of the
    Merger..................................................      41
  Conflicts of Interest.....................................      42
  Effects of the Merger.....................................      43
  Conduct of ThermoTrex's Business After the Merger.........      44
  Conduct of the Business of ThermoTrex if the Merger is Not
    Consummated.............................................      44
  Conversion of Securities..................................      44
  Effect of the Merger on ThermoTrex Stock Options and
    Debentures..............................................      45

                                                                PAGE
                                                              --------
  Deferred Compensation Plan for Directors..................      45
  Transfer of Shares........................................      45
  Representations and Warranties............................      46
  Covenants.................................................      47
  Conditions................................................      47
  Indemnification and Insurance.............................      48
  Termination, Amendment and Waiver.........................      49
  Expenses..................................................      50
  Accounting Treatment......................................      50
  Regulatory Approvals......................................      50
  Restrictions on Sales of Shares by Affiliates of
    ThermoTrex and Thermo Electron..........................      50
  Listing on the New York Stock Exchange of Thermo Electron
    Common Stock to be Issued in the Merger.................      51
  Dissenters' and Appraisal Rights..........................      51
  Comparative Per Share Market Price Data...................      51
  Litigation Challenging the Merger.........................      51

THE SPECIAL MEETING.........................................      54
  Proxy Solicitation........................................      54
  Record Date and Quorum Requirement........................      54
  Voting Procedures.........................................      54
  Voting and Revocation of Proxies..........................      55
  Effective Time............................................      55

SELECTED FINANCIAL INFORMATION--THERMO ELECTRON.............      56

SELECTED FINANCIAL INFORMATION--THERMOTREX..................      57

FEDERAL INCOME TAX CONSEQUENCES.............................      59

CERTAIN PROJECTED FINANCIAL DATA............................      60
  Projections...............................................      61

INFORMATION ABOUT THERMO ELECTRON, THERMOTREX AND THERMOTREX
  ACQUISITION...............................................      62
  Thermo Electron...........................................      62
  ThermoTrex................................................      62
  ThermoTrex Acquisition....................................      63

COMPARISON OF RIGHTS OF HOLDERS OF THERMOTREX AND THERMO
  ELECTRON COMMON STOCK.....................................      64
  Classes of Common Stock of ThermoTrex and Thermo
    Electron................................................      64
  Classified Board of Directors.............................      65
  Number of Directors.......................................      65
  Removal of Directors......................................      65
  Filling Vacancies on the Board of Directors...............      66
  Stockholder Action by Written Consent.....................      66
  Ability to Call Special Meetings..........................      66
  Advance Notice Provisions for Stockholder Nominations and
    Proposals...............................................      66
  Amendment of Certificate of Incorporation.................      67
  Amendment of Bylaws.......................................      67
  Delaware Anti-Takeover Statute............................      68
  Indemnification of Directors and Officers.................      68

                                                                PAGE
                                                              --------
  Preferred Stock...........................................      68
  Stockholder Rights Plan...................................      69

LEGAL OPINION...............................................      72

EXPERTS.....................................................      72

STOCKHOLDER PROPOSALS.......................................      72

WHERE YOU CAN FIND MORE INFORMATION.........................      73
  ThermoTrex................................................      73
  Thermo Electron...........................................      73

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS............      76

INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS........     F-1

APPENDIX A--Agreement and Plan of Merger....................     A-1

APPENDIX B--Opinion of Covington Associates LLC.............     B-1

APPENDIX C--Annual Report on Form 10-K of ThermoTrex
  Corporation for the Fiscal Year ended October 2, 1999.....     C-1

APPENDIX D--Amendment No. 1 on Form 10-K/A to Annual Report
  on Form 10-K of ThermoTrex Corporation for the Fiscal Year
  ended October 2, 1999.....................................     D-1

APPENDIX E--Quarterly Report on Form 10-Q of ThermoTrex
  Corporation for the Quarter ended April 1, 2000...........     E-1

APPENDIX F--Current Report on Form 8-K of ThermoTrex
  Corporation dated February 25, 2000.......................     F-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

1.  WHEN AND WHERE IS THE THERMOTREX SPECIAL MEETING?

    The special meeting will take place on      ,         , 2000, at
10:00 a.m., local time, at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454.

2.  WHAT PROPOSALS ARE THERMOTREX STOCKHOLDERS VOTING ON?

    ThermoTrex stockholders are being asked to adopt the merger agreement. The merger agreement provides that ThermoTrex will become a wholly-owned subsidiary of Thermo Electron.

3.  WHAT WILL THERMOTREX STOCKHOLDERS RECEIVE IN THE MERGER?

    In the merger, ThermoTrex stockholders will receive 0.5503 shares of Thermo Electron common stock for each share of ThermoTrex common stock owned by them. We refer to this fraction of a share of Thermo Electron common stock as the exchange ratio.

4.  WHY IS THERMOTREX'S BOARD OF DIRECTORS RECOMMENDING ADOPTION OF THE MERGER?

    ThermoTrex's board of directors believes, based on the recommendation of its special committee, that the merger is fair to and in the best interests of ThermoTrex and its stockholders other than Thermo Electron and the directors and officers of each of ThermoTrex and Thermo Electron.

5.  WHO IS ENTITLED TO VOTE?

    Holders of record of ThermoTrex common stock at the close of business on
      , 2000, the record date for the special meeting, are entitled to vote at the special meeting.

6.  WHEN DO THERMO ELECTRON AND THERMOTREX EXPECT TO COMPLETE THE MERGER?

    We are working to complete all aspects of the merger as quickly as possible. If adopted by the stockholders, we currently expect the merger to be completed
by       , 2000.

7.  WHAT DO I NEED TO DO NOW?

    After you have carefully read this proxy statement-prospectus, please complete, sign and mail your proxy card in the enclosed, postage-paid return envelope as soon as possible. That way, your shares can be represented at the special meeting. If your shares are held by a broker as nominee, you should receive a proxy card from your broker.

    ThermoTrex stockholders must return their proxy cards before the special meeting or attend the special meeting in person in order for their votes to be counted at the special meeting.

8.  CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

    You may change your vote at any time before the vote takes place at the special meeting. To do so, you can attend the special meeting and vote in person, complete and send a new proxy card with a later date, or send a written notice stating you would like to revoke your proxy. The notice should be sent to: ThermoTrex Corporation, c/o Thermo Electron Corporation, 81 Wyman Street, Waltham, MA 02454-9046, Attention: Corporate Secretary.

9.  SHOULD I SEND IN MY THERMOTREX STOCK CERTIFICATES NOW?

    No. You should continue to hold your certificates for ThermoTrex common stock. If the merger is completed, you will receive a package containing instructions on how to exchange your shares of ThermoTrex common stock for shares of Thermo Electron common stock.

10. WHO SHOULD I CALL IF I HAVE ANY ADDITIONAL QUESTIONS?

    You should call the ThermoTrex Investor Relations department at
(781) 622-1111.

11. WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

    We do not expect to ask you to vote on any other matters at the special meeting. If you are voting by proxy, however, we ask that you give the proxies listed in the proxy card the power to use their discretion to vote upon any other matters that may come before the special meeting.

                                    SUMMARY

    This summary highlights selected information from the proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents that are attached to this proxy statement-prospectus, including the merger agreement, which is attached as Appendix A and incorporated by reference into this proxy statement-prospectus. In addition, we incorporate by reference important business and financial information about Thermo Electron and ThermoTrex into this proxy statement-prospectus. You can obtain that information without charge by following the instructions in the section entitled "WHERE YOU CAN FIND MORE
INFORMATION" on page   of this proxy statement-prospectus. We have included page
references in parentheses to direct you to a more complete description of the topics presented in this summary.

DATE, TIME AND PLACE OF THE SPECIAL MEETING (SEE PAGE   )

    The special meeting will be held on       ,   , 2000, at 10:00 a.m., local
time, at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454.

PURPOSE OF THE SPECIAL MEETING (SEE PAGE   )

    At the special meeting, the stockholders of ThermoTrex will consider and vote on a proposal to adopt the merger agreement. The merger agreement provides that a wholly-owned subsidiary of Thermo Electron would merge with and into ThermoTrex. ThermoTrex would be the surviving corporation in the merger and would then be a wholly-owned subsidiary of Thermo Electron. Each outstanding share of common stock of ThermoTrex, other than shares held by ThermoTrex in treasury and shares held by Thermo Electron, would be converted automatically into the right to receive 0.5503 shares of the common stock of Thermo Electron.

RECORD DATE AND QUORUM (SEE PAGE   )

    You can vote at the special meeting if you owned ThermoTrex common stock at
the close of business on       , 2000, which is the record date for the special
meeting. You are entitled to one vote for each share of ThermoTrex common stock held by you on the record date. At the close of business on the record date,
there were       shares of ThermoTrex common stock outstanding. Holders of a majority of the outstanding shares of ThermoTrex common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business.

VOTE REQUIRED AND REVOCATION OF PROXIES (SEE PAGES   )

    Under Delaware law, holders of a majority of the outstanding shares of ThermoTrex common stock entitled to vote at the special meeting must adopt the merger. Thermo Electron, which owns approximately 80.1% of the outstanding ThermoTrex common stock, owns enough shares of ThermoTrex common stock to adopt the merger under Delaware law without the vote of any other holders of ThermoTrex common stock. Thermo Electron has agreed to vote its shares of ThermoTrex common stock in favor of the merger agreement. See "THE SPECIAL MEETING--Voting Procedures."

    You may revoke your proxy at any time before your shares are voted at the special meeting by sending a written notice to the secretary of ThermoTrex so that it is received prior to the special meeting, by executing and returning a later-dated proxy, or by voting in person at the special meeting. See "THE SPECIAL MEETING--Voting and Revocation of Proxies."

    If you send in your proxy card without instructions on to how to vote, your shares will be voted "FOR" the adoption of the proposed merger agreement.

    The board of directors of ThermoTrex does not expect any other matters to be voted on at the special meeting. If any other matters do properly come before the special meeting, the people named on the accompanying proxy card will vote the shares represented by all properly executed proxies in their discretion. However, shares represented by proxies that have been voted "AGAINST" adoption of the merger agreement will not be used to vote "FOR" adjournment of the special meeting to allow more time to solicit additional votes "FOR" adoption of the merger agreement. See "THE SPECIAL MEETING--Voting Procedures."

PARTIES TO THE MERGER (SEE PAGE   )

THERMO ELECTRON

    Thermo Electron develops, manufactures and sells measurement and detection instruments that its customers use to monitor, collect, and analyze data. On January 31, 2000, Thermo Electron announced that its board of directors had authorized management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries, including ThermoTrex and its majority-owned subsidiaries. As part of this reorganization, Thermo Electron plans to:

    - acquire the minority interests in most of its public subsidiaries;

    - spin off to stockholders its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring, and its paper recycling and papermaking equipment business; and

    - sell various non-core businesses.

    Thermo Electron plans to take Thermo Ecotek Corporation, its electric power generation business, private. Although Thermo Electron no longer considers Thermo Ecotek a core business under its new strategy, Thermo Electron expects to retain Thermo Ecotek after it is taken private while Thermo Electron continues to evaluate how best to exit that business and create maximum value for Thermo Electron stockholders.

    The primary goal of the reorganization plan is for Thermo Electron and each of its spun-off subsidiaries to focus on their core businesses.

    Thermo Electron's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is
(781) 622-1000.

THERMOTREX

    ThermoTrex's continuing operations are divided into two business segments: personal care products and services, which are offered by its majority-owned ThermoLase Corporation subsidiary; and advanced technology research, primarily in the fields of avionics, X-ray detection, signal processing and lasers, which are performed by its Trex Enterprises division.

    Thermo Electron has proposed to sell ThermoTrex's Trex Medical Corporation subsidiary as part of Thermo Electron's corporate reorganization announced on January 31, 2000. The operations of Trex Medical, which previously constituted the medical products segment of ThermoTrex's business, have been classified as discontinued operations as a result of the decision to divest this business.

    ThermoTrex's principal executive offices are located at 10455 Pacific Center Court, San Diego, California 92121-4339, and its telephone number is
(781) 622-1000.

THERMOTREX ACQUISITION

    ThermoTrex Acquisition is a newly-formed Delaware corporation organized by Thermo Electron for the sole purpose of effecting the merger. ThermoTrex Acquisition has not conducted any prior business.

    ThermoTrex Acquisition's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is
(781) 622-1000.

THE MERGER (SEE PAGE   )

    At the effective time of the merger, each share of ThermoTrex common stock, other than shares held by ThermoTrex in treasury and shares held by Thermo Electron, will be canceled and converted into the right to receive 0.5503 shares of Thermo Electron common stock. After the merger, ThermoTrex will cease to be a publicly traded company. See "THE MERGER."

FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE   )

    The merger will be treated as a taxable exchange by the ThermoTrex stockholders of their shares of ThermoTrex common stock for shares of Thermo Electron common stock. Each ThermoTrex stockholder will realize taxable gain, or loss, to the extent that the fair market value of the Thermo Electron common stock received by the stockholder in the merger exceeds, or is less than, the stockholder's basis in the ThermoTrex common stock exchanged in the merger. You should consult your own tax advisor for a full understanding of the merger's tax consequences. Additionally, no gain or loss will generally be recognized by ThermoTrex, Thermo Electron or ThermoTrex Acquisition as a result of the merger. Please read the section called "FEDERAL INCOME TAX CONSEQUENCES" for a fuller discussion of the tax consequences of the merger.

PAYMENT FOR SHARES (SEE PAGE   )

    You will receive detailed instructions regarding the surrender of your stock certificates from Thermo Electron's transfer agent, EquiServe, L.P., promptly following the effective time of the merger. You will receive certificates for Thermo Electron common stock as soon as practicable after the transfer agent receives your ThermoTrex stock certificates and other required documents. Please do not send any stock certificates to Thermo Electron, ThermoTrex or the transfer agent until you receive these instructions.

EFFECT OF THE MERGER ON THERMOTREX STOCK OPTIONS AND DEBENTURES (SEE PAGES   )

    Thermo Electron will assume options to purchase shares of ThermoTrex common stock under ThermoTrex's stock option plans at the effective time of the merger. The ThermoTrex options will be exercisable for Thermo Electron common stock after the merger. The number of shares of Thermo Electron common stock underlying each option will equal the number of shares of ThermoTrex common stock underlying the option before the merger, multiplied by the exchange ratio, rounded to the nearest whole share. The exercise price for each assumed option will be calculated by dividing the exercise price of the ThermoTrex stock option before the merger by the exchange ratio, rounded to the nearest whole cent.

    After the merger, ThermoTrex's 3 1/4% convertible subordinated debentures due November 2007 will be convertible into shares of Thermo Electron common stock, instead of ThermoTrex common stock. The debentures are now convertible into ThermoTrex common stock at a price of $27.00 per share. A total of $78,048,000 principal amount of the debentures was outstanding as of April 28, 2000. Holders of the debentures will not have the right to require ThermoTrex to redeem the debentures as a result of the merger. At the exchange ratio of 0.5503, the debentures would be convertible into Thermo Electron common stock at a conversion price of $49.06 per share.

    See "THE MERGER--Effect of the Merger on ThermoTrex Stock Options and Debentures."

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATIONS (SEE PAGES   )

    The board of directors of ThermoTrex appointed a special committee of Messrs. Morton Collins and John Magee, directors of ThermoTrex who are not officers or employees of ThermoTrex, ThermoTrex Acquisition, or Thermo Electron, and who are not directors of ThermoTrex Acquisition or Thermo Electron, to review the proposed merger on behalf of the ThermoTrex stockholders other than Thermo Electron and the officers and directors of each of Thermo Electron and ThermoTrex. The special committee considered the opinion of Covington Associates LLC that the exchange ratio of 0.5503 shares of Thermo Electron common stock for each share of ThermoTrex common stock, was fair, from a financial point of view, as of the date of its opinion, to the public stockholders (which opinion was subsequently confirmed in writing on May 15, 2000). Throughout this proxy statement-prospectus, the term "public stockholders" refers to all ThermoTrex stockholders other than Thermo Electron and the officers and directors of each of Thermo Electron and ThermoTrex. After careful consideration, the special committee determined that the merger is fair to the public stockholders. The special committee also recommended that the board of directors approve the merger agreement and recommend the merger agreement to the ThermoTrex stockholders for adoption.

    The board of directors has approved the merger agreement, declared it to be advisable and recommends that the ThermoTrex stockholders adopt the merger agreement.

OPINION OF FINANCIAL ADVISOR (SEE PAGE   )

    Covington Associates provided its opinion to the special committee on December 13, 1999, that, as of the date of its opinion, the consideration to be received in the merger was fair, from a financial point of view, as of the date of its opinion, to the public stockholders of ThermoTrex (which opinion was subsequently confirmed in writing on May 15, 2000). The full text of the written opinion of Covington Associates dated December 13, 1999 is attached to this proxy statement-prospectus as Appendix B. The opinion of Covington Associates does not constitute a recommendation as to how any stockholder should vote on the merger. We urge you to read the opinion in its entirety.

PURPOSE AND REASONS OF THERMO ELECTRON FOR THE MERGER (SEE PAGE   )

    Thermo Electron intends to undertake the merger in order to acquire all of the outstanding shares of ThermoTrex common stock. In deciding to undertake the merger, Thermo Electron considered the following factors, among others:

    - uncertainty regarding ThermoTrex's future growth prospects;

    - recent public capital market trends affecting small companies;

    - ThermoTrex's debt;

    - the costs of, and the burdens on management associated with, being a public company;

    - reducing the public information available to competitors about ThermoTrex's business, which would result from ThermoTrex no longer having to file reports with the SEC;

    - the relative lack of liquidity for the ThermoTrex common stock;

    - the impact on its own common stock of the issuance of shares to the ThermoTrex stockholders; and

    - the advancement of Thermo Electron's proposed corporate reorganization, in the form in which it was originally proposed, to reduce the number of its public subsidiaries.

    Thermo Electron also considered the advantages and disadvantages of some alternatives to taking ThermoTrex private, including leaving ThermoTrex as a public majority-owned subsidiary.

PURPOSE AND REASONS OF THERMOTREX FOR THE MERGER (SEE PAGE   )

    The purpose of ThermoTrex for engaging in the transactions contemplated by the merger agreement was to become part of a larger operating entity and thereby potentially realize improved operating and financial results and a stronger competitive position. ThermoTrex considered substantially the same factors that Thermo Electron did, as described above, in deciding to undertake the merger at the time the merger agreement was signed.

POSITION OF THERMO ELECTRON AS TO FAIRNESS OF THE MERGER (SEE PAGE   )

    As of the date of the merger agreement, Thermo Electron adopted the findings, analysis and recommendations of ThermoTrex's special committee and board on the fairness of the merger. Based solely on the findings, analysis and recommendations of the special committee and board, and its own review of the terms of the merger, Thermo Electron believes that the merger is both procedurally and substantively fair to the public stockholders and that the exchange ratio is fair to the public stockholders from a financial point of view. Thermo Electron is not making any recommendation as to how the public stockholders should vote on the merger agreement.

CONFLICTS OF INTEREST (SEE PAGE   )

    When you consider the recommendation of the special committee and the board regarding the merger, you should be aware that some officers and directors of ThermoTrex have interests in the merger that are different from, or in addition to, yours. These interests include ownership of ThermoTrex common stock, options to purchase ThermoTrex common stock, compensation for serving on the ThermoTrex board or on committees of the ThermoTrex board, ownership of Thermo Electron common stock, and indemnification arrangements between the directors and ThermoTrex and Thermo Electron.

    In addition, some of Thermo Electron's officers and directors are also officers and directors of ThermoTrex and have interests that are in addition to, or different from, your interests. Thermo Electron considered these potential conflicts of interest and based in part thereon, Thermo Electron's proposed offer was conditioned on, among other things, the approval of the merger by the special committee and the receipt by the special committee of a fairness opinion from an investment banking firm.

CONDITIONS TO THE MERGER (SEE PAGE   )

    The completion of the merger depends upon meeting a number of conditions, including the adoption of the merger agreement by the holders of a majority of the outstanding shares of ThermoTrex common stock.

    The obligations of ThermoTrex Acquisition and Thermo Electron to effect the merger are subject to the condition, which may be waived in writing by ThermoTrex Acquisition and Thermo Electron, that the special committee shall not have withdrawn its recommendation to the ThermoTrex board to approve the merger agreement.

TERMINATION AND EXPENSES (SEE PAGE   )

    The merger agreement may be terminated by ThermoTrex Acquisition and ThermoTrex if their boards of directors consent (in ThermoTrex's case, with the concurrence of the special committee). Neither party will have to pay a termination fee if the merger agreement is terminated.

    Each of the parties will pay its own costs and expenses in connection with the merger agreement, whether or not the merger is consummated.

ACCOUNTING TREATMENT (SEE PAGE   )

    The merger will be accounted for as the acquisition of a minority interest by Thermo Electron, using the purchase method of accounting.

REGULATORY APPROVALS (SEE PAGE   )

    There are no federal or state regulatory approvals required that have not already been obtained in order for us to complete the merger, except for
(1) the requirements of the Delaware General Corporation Law relating to stockholder approval and completion of the merger and (2) the requirements of the securities laws.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF THERMOTREX AND THERMO ELECTRON
  (SEE PAGE   )

    All shares of Thermo Electron common stock you receive in the merger will be freely transferable unless you are considered an "affiliate" of Thermo Electron under the Securities Act of 1933. Shares of Thermo Electron common stock held by its affiliates may only be sold under a registration statement or exemption under the Securities Act.

DISSENTERS' AND APPRAISAL RIGHTS

    Under Delaware law, you are not entitled to dissenters' or appraisal rights in the merger.

COMPARISON OF RIGHTS OF HOLDERS OF THERMOTREX AND THERMO ELECTRON COMMON STOCK
  (SEE PAGE   )

    There are differences between the rights you have as a holder of ThermoTrex common stock and the rights you will have as a holder of Thermo Electron common stock. For a description of these differences, please read the section called "COMPARISON OF RIGHTS OF HOLDERS OF THERMOTREX AND THERMO ELECTRON COMMON STOCK."

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT-PROSPECTUS

    This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "RISK
FACTORS" on pages     .

COMPARATIVE PER SHARE MARKET PRICE DATA

    The Thermo Electron common stock is traded on the New York Stock Exchange under the symbol "TMO." The ThermoTrex common stock is traded on the American Stock Exchange under the symbol "TKN."

    The following table presents the closing prices per share of the ThermoTrex common stock and the closing prices per share of the Thermo Electron common stock on the following dates:

    - May 21, 1999, the last trading day before the public announcement of Thermo Electron's proposal, with no price having been determined, to take ThermoTrex private;

    - December 16, 1999, the last trading day before the public announcement that Thermo Electron and ThermoTrex had entered into the merger agreement; and

    - May 12, 2000.

    The chart also presents, in the line entitled "Equivalent Per Share Price," the price per share of ThermoTrex common stock you would have received if the exchange ratio had been set under the terms of the merger agreement on each of May 21, 1999, December 16, 1999 and May 12, 2000.

STOCK/DATE                             MAY 21, 1999   DECEMBER 16, 1999   MAY 12, 2000
----------                             ------------   -----------------   ------------
ThermoTrex...........................    $ 7.8125         $   8.75          $ 9.9375
Thermo Electron......................     19.625             15.00           18.6875
Equivalent Per Share Price...........     10.7996           8.2545           10.2837

    You should obtain current stock price quotations for the Thermo Electron common stock and the ThermoTrex common stock.

          UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

    The following table presents unaudited pro forma combined selected financial information for Thermo Electron and ThermoTrex, historical selected financial information for Thermo Electron and ThermoTrex, and unaudited pro forma combined per share data for Thermo Electron and ThermoTrex. The historical financial information is derived from the financial statements of Thermo Electron and ThermoTrex, included in or incorporated by reference into this proxy statement-prospectus. The pro forma information is derived from the pro forma combined condensed financial information included elsewhere in this proxy statement-prospectus. The unaudited pro forma consolidated condensed statement of operations data sets forth the results of continuing operations for the three months ended April 1, 2000, and the fiscal year ended January 1, 2000, as if the merger had become effective at the beginning of 1999. The unaudited pro forma consolidated condensed balance sheet data sets forth the financial position as of April 1, 2000, as if the merger had become effective on April 1, 2000.

    This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the merger been consummated prior to the periods indicated.

                                                             THREE MONTHS ENDED    FISCAL YEAR ENDED
                                                                APRIL 1, 2000       JANUARY 1, 2000
                                                             -------------------   ------------------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
PRO FORMA COMBINED:
STATEMENT OF OPERATIONS DATA:
  Revenues.................................................      $  598,929             $2,471,193
  Income (Loss) from Continuing Operations Before
    Extraordinary Items....................................          15,291                (14,580)
BALANCE SHEET DATA (AT END OF PERIOD):
  Working Capital..........................................      $1,629,388
  Total Assets.............................................       5,230,881
  Long-term Obligations....................................       1,570,323
  Minority Interest........................................         364,900
  Common Stock of Subsidiary Subject to Redemption.........           7,692
  Shareholders' Investment.................................       2,067,945
PER SHARE DATA:
THERMO ELECTRON (HISTORICAL):
  Book Value per Common Share..............................      $    12.84
  Cash Dividends Declared per Share........................              --                     --
  Income (Loss) per Share from Continuing Operations Before
    Extraordinary Items:
    Basic..................................................      $      .10             $     (.09)
    Diluted................................................      $      .09             $     (.11)
PRO FORMA:
COMBINED PER SHARE OF THERMO ELECTRON STOCK:
  Book Value per Common Share..............................      $    12.98
  Cash Dividends Declared per Share........................              --                     --
  Income (Loss) per Share from Continuing Operations Before
    Extraordinary Items:
    Basic..................................................      $      .10             $     (.09)
    Diluted................................................      $      .09             $     (.11)

                                                             THREE MONTHS ENDED   FISCAL YEAR ENDED
                                                               APRIL 1, 2000       JANUARY 1, 2000
                                                             ------------------   -----------------
COMBINED PER THERMO ELECTRON SHARE EQUIVALENT(1):
  Book Value per Common Share..............................      $     7.14
  Cash Dividends Declared per Share........................              --                   --
  Income (Loss) per Share from Continuing Operations Before
    Extraordinary Items:
    Basic..................................................      $      .06           $     (.05)
    Diluted................................................      $      .05           $     (.06)

                                                             SIX MONTHS ENDED   FISCAL YEAR ENDED
                                                              APRIL 1, 2000      OCTOBER 2, 1999
                                                             ----------------   -----------------
THERMOTREX (HISTORICAL):
  Book Value per Common Share..............................     $     (.24)
  Cash Dividends Declared per Share........................             --                  --
  Basic and Diluted Loss per Share from Continuing
    Operations.............................................     $     (.09)         $    (5.26)

------------------------

(1) Pro forma combined per Thermo Electron share equivalent data has been calculated based on the pro forma combined data for Thermo Electron common stock, multiplied by the exchange ratio of 0.5503. The exchange ratio is the fraction of one Thermo Electron share that you would have received for each share of ThermoTrex common stock in the merger.

                                  RISK FACTORS

    If you hold your shares of ThermoTrex common stock until the merger, you will be investing in Thermo Electron common stock. The following important factors, among others, in some cases have affected, and in the future could affect, Thermo Electron's actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Thermo Electron. In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

RISKS RELATED TO THERMO ELECTRON'S REORGANIZATION

BECAUSE THERMO ELECTRON'S REORGANIZATION IS VERY COMPLEX AND WILL REQUIRE THIRD PARTY AND GOVERNMENTAL CONSENTS AND APPROVALS, IT MAY NOT BE ABLE TO SUCCESSFULLY COMPLETE THIS REORGANIZATION OR DO SO ON THE TIME SCHEDULE IT CONTEMPLATES.

    Thermo Electron's reorganization consists of:

    - acquiring the minority interests in most of its public subsidiaries;

    - spinning off to stockholders two of its businesses; and

    - selling various non-core businesses.

In order to accomplish these objectives, Thermo Electron will need to obtain a variety of third party and governmental consents and approvals. In particular, in addition to the Internal Revenue Service ruling discussed below, Thermo Electron will need to obtain:

    - approval of the spin-offs and some of the other transactions by its board of directors;

    - when Thermo Electron makes a tender or exchange offer, the tender by minority stockholders of enough shares to allow it to own at least 90% of the target subsidiary's outstanding shares;

    - the satisfactory resolution of any comments raised by the SEC on various registration statements, tender offer documents and other filings; and

    - the receipt of any necessary third party contractual consents.

    If Thermo Electron does not receive these consents and approvals, it may not be able to achieve some or all of the anticipated benefits of the reorganization. Until Thermo Electron completes the entire reorganization, it will continue to own and operate a diverse group of businesses, some of which may continue to have minority stockholders.

    Thermo Electron's reorganization is time-consuming and expensive, and consumes management resources. The failure of Thermo Electron's management to complete the proposed reorganization in a timely manner could negatively affect the public market's confidence in its management, which in turn may adversely affect the market price of Thermo Electron common stock.

THERMO ELECTRON DOES NOT EXPECT TO PROCEED WITH ITS TWO PLANNED SPIN-OFFS UNTIL IT RECEIVES A FAVORABLE RULING FROM THE INTERNAL REVENUE SERVICE, WHICH THE INTERNAL REVENUE SERVICE MAY NOT ISSUE OR MAY TAKE A SUBSTANTIAL PERIOD OF TIME TO ISSUE.

    Thermo Electron does not expect to spin off to stockholders its paper recycling and papermaking equipment business and its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring unless it obtains a favorable ruling from the Internal Revenue Service. The Internal Revenue Service may not grant the necessary ruling or may seek to impose conditions to the granting of the ruling that are not acceptable to Thermo Electron. Thermo Electron does not expect the Internal Revenue Service to issue a tax ruling before the end of 2000, and additional delays are possible.

AS PART OF THERMO ELECTRON'S REORGANIZATION, IT SEEKS TO DIVEST A SIGNIFICANT NUMBER OF BUSINESSES; THERMO ELECTRON MAY NOT SUCCEED IN SELLING ALL OF THESE BUSINESSES IN A TIMELY MANNER OR AT PRICES IT CONSIDERS APPROPRIATE.

    Thermo Electron plans to sell a significant number of businesses as part of its reorganization. This process will entail a number of risks:

    - Thermo Electron may not find buyers for all of these businesses.

    - The timing of these dispositions is uncertain.

    - Thermo Electron cannot be certain that the terms, including price, for the sale of these businesses will be acceptable to it.

    - Each of these sales will be subject to various conditions, including conditions in the agreements governing the transaction and the receipt of necessary governmental approvals.

EVEN IF THERMO ELECTRON SUCCEEDS IN COMPLETING ITS REORGANIZATION, IT WILL FACE A NUMBER OF CHALLENGES IN INTEGRATING ITS INSTRUMENT BUSINESS.

    Currently Thermo Electron operates its instrument business directly and through a number of majority-owned subsidiaries, including Thermo Instrument Systems Inc. and Thermedics Inc. Thermo Electron has conducted these operations largely as autonomous, unaffiliated businesses. As part of its reorganization, Thermo Electron plans to manage these operations in a more coordinated manner. The following factors may make it difficult to successfully integrate and consolidate Thermo Electron's instrument operations:

    - Thermo Electron's success in integrating these businesses will depend on its ability to coordinate geographically separate organizations and integrate personnel with different business backgrounds and corporate cultures.

    - Thermo Electron's ability to combine these businesses will require coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems.

    - The integration process could disrupt Thermo Electron's instrument business.

    - Retaining key employees of these businesses may be difficult.

THERMO ELECTRON'S REORGANIZATION CONTEMPLATES THE ISSUANCE OF A SIGNIFICANT NUMBER OF ADDITIONAL SHARES OF ITS COMMON STOCK, WHICH MAY DEPRESS THE MARKET PRICE OF ITS SHARES.

    Thermo Electron expects to issue a substantial number of shares of its common stock or securities exercisable for shares of its common stock in connection with its reorganization. At April 28, 2000, 155,877,477 shares of Thermo Electron common stock were outstanding. The number of shares of Thermo Electron common stock outstanding may increase by as many as 57.1 million shares because, as part of Thermo Electron's reorganization:

    - Thermo Electron plans to exchange shares of its common stock for the common stock held by minority stockholders in a number of its public subsidiaries, including ThermoTrex. Thermo Electron expects to issue a total of approximately 22.3 million shares of its common stock in these transactions.

    - Thermo Electron plans to assume employee stock options in these transactions, including the merger with ThermoTrex, which would be exercisable for approximately 17.2 million shares of its common stock. In addition, Thermo Electron may be required to issue additional stock options to retain its key employees.

    - The debentures issued by some of Thermo Electron's subsidiaries, including ThermoTrex, will become convertible into shares of Thermo Electron common stock. Based on the total principal amounts outstanding of these debentures and the conversion rates at April 28, 2000, Thermo Electron expects these debentures would be convertible into approximately
      17.6 million shares of its common stock.

    The increase in the number of outstanding shares of Thermo Electron common stock, as well as the potential future issuance of shares of Thermo Electron common stock upon conversion of debentures or exercise of employee stock options, may depress the market price of Thermo Electron common stock.

AS A RESULT OF THE SPIN-OFF OF THERMO FIBERTEK AND ITS SUBSIDIARIES, THERMO ELECTRON WILL REMAIN AS THE GUARANTOR OF INDEBTEDNESS AND STOCK REDEMPTION RIGHTS OF THESE COMPANIES EVEN THOUGH IT WILL NO LONGER CONTROL THEIR BUSINESS OR OPERATIONS.

    Thermo Electron has guaranteed the payment of principal and interest on $153 million principal amount of debentures issued by Thermo Fibertek Inc. These debentures mature in July 2004. Thermo Electron has also guaranteed the financial obligations of Thermo Fibergen Inc., a subsidiary of Thermo Fibertek, under stock redemption rights granted by Thermo Fibergen. Thermo Electron may have to pay up to $60.1 million under these stock redemption rights, which terminate in September 2000 or September 2001. Thermo Electron will remain liable as a guarantor for these obligations following the spin-offs, although it will no longer control the business or operations of Thermo Fibertek.

THERMO ELECTRON IS UNABLE TO PREDICT THE LIQUIDITY OR PROSPECTIVE PERFORMANCE OF THE COMMON STOCK OF THE COMPANIES THAT IT INTENDS TO SPIN OFF.

    Thermo Electron is unable to predict the liquidity or market performance of the shares of the businesses it plans to spin off to stockholders. Although Thermo Fibertek, the company that conducts its paper recycling and papermaking equipment business, has publicly traded shares, the historic prices of these shares may not be representative of the trading price of Thermo Fibertek's common stock after the number of shares held by its stockholders other than Thermo Electron increases as a result of the spin-off. Thermo Electron currently conducts its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring both directly and through some of its subsidiaries. There is currently no public trading market for the shares of the company that will conduct this business following the proposed spin-off. The businesses that Thermo Electron is spinning off may not have the financial resources and management skills necessary to succeed as independent entities.

RISKS RELATED TO THERMO ELECTRON'S BUSINESS AND FINANCIAL CONDITION

THERMO ELECTRON'S STOCK PRICE MAY BE VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT.

    The market price for Thermo Electron common stock can be very volatile. The market price for Thermo Electron common stock may be affected by a number of factors, including:

    - the risks described in this proxy statement-prospectus;

    - Thermo Electron's financial results; and

    - general market conditions.

In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of Thermo Electron common stock.

THERMO ELECTRON MAY NOT BE ABLE TO COMPLETE PENDING OR FUTURE ACQUISITIONS, AND IT MAY NOT BE ABLE TO INTEGRATE ANY ACQUIRED BUSINESSES INTO ITS EXISTING BUSINESS OR MAKE THE ACQUIRED BUSINESSES PROFITABLE.

    One of Thermo Electron's strategies is to supplement its internal growth by acquiring businesses and technologies that complement or augment Thermo Electron's existing product lines. Some of the businesses acquired by Thermo Electron have had low levels of profitability. In addition, businesses Thermo Electron may seek to acquire may be marginally profitable or unprofitable. For these acquired businesses to achieve acceptable levels of profitability, Thermo Electron must change their operations and improve their market penetration. Thermo Electron may not be successful in this regard.

    Promising acquisitions are difficult to identify and complete for many reasons, including:

    - competition among buyers,

    - the need for regulatory approvals, including antitrust approvals, and

    - the high valuations of businesses resulting from historically high stock prices.

    Thermo Electron may have to pay, and has paid, substantial premiums over the fair value of the net assets of the companies it acquires. Thermo Electron has acquired significant intangible assets, including approximately $1.2 billion of cost in excess of net assets of acquired companies, or goodwill, currently recorded on its balance sheet. The realization of the value of this asset will depend on the future cash flows of the acquired businesses. These cash flows in turn depend on how well Thermo Electron has identified these acquired businesses as desirable acquisition candidates and how well Thermo Electron can integrate these acquired businesses. Additional goodwill will be recorded in 2000 as a result of Thermo Electron's plans to acquire the minority interests in most of its publicly traded subsidiaries.

    In order to finance its acquisitions, Thermo Electron may have to raise additional funds, either through public or private financings. Any financing, if available at all, may be on unfavorable terms.

IT MAY BE DIFFICULT FOR THERMO ELECTRON TO EXPAND BECAUSE SOME OF THE MARKETS FOR ITS PRODUCTS ARE NOT GROWING.

    Some of the markets in which Thermo Electron competes have been flat or declining over the past several years. To address this issue, Thermo Electron has pursued a number of potential growth strategies, including:

    - acquiring complementary businesses;

    - developing new applications for its technologies; and

    - strengthening its presence in selected geographic markets.

    Thermo Electron may not be able to successfully implement these strategies, and these strategies may not result in growth of Thermo Electron's business.

THERMO ELECTRON'S SIGNIFICANT INTERNATIONAL OPERATIONS CAN ENTAIL ADDITIONAL RISKS.

    International revenues account for a substantial portion of Thermo Electron's revenues, and Thermo Electron intends to continue expanding its presence in international markets. In 1999, Thermo Electron's international revenues from continuing operations (including export revenues from the U.S.)

accounted for approximately 63% of its total revenues. International revenues are subject to many risks, including the following:

    - changes in exchange rates may adversely affect product demand and the profitability in U.S. dollars of products and services provided by Thermo Electron in foreign markets, where payment for Thermo Electron's products and services is made in the local currency;

    - Thermo Electron may find it hard to enforce agreements and collect receivables using a foreign country's legal system;

    - foreign customers may have longer payment cycles;

    - foreign countries may impose additional withholding taxes or otherwise tax Thermo Electron's foreign income, impose tariffs, or adopt other restrictions on foreign trade;

    - U.S. export licenses may be difficult to obtain;

    - intellectual property rights may be harder to enforce in foreign countries;

    - foreign countries may have unexpected changes in regulatory requirements;

    - Thermo Electron may have difficulty managing and staffing its foreign operations because of, among other factors, language and cultural differences;

    - foreign countries in which Thermo Electron operates may be characterized by unpredictable political instability; and

    - Thermo Electron's revenues could be affected by seasonal reductions in business activity in some foreign countries.

Of these factors, exchange rate fluctuations, in particular, have had and may in the future have an adverse impact on Thermo Electron's business and results of operations.

    A portion of Thermo Electron's revenues comes from exports to Asia. Some Asian countries experienced a severe economic crisis in the late 1990s, involving sharply reduced economic activity and liquidity, volatile foreign-currency-exchange and interest rates, and unstable stock markets. Unstable economic conditions in Asia depressed our export sales to Asia in 1998 and early 1999. Unstable economic conditions in this region and other parts of the world may adversely affect our future export sales.

THERMO ELECTRON MUST DEVELOP NEW PRODUCTS, ADAPT TO RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE, AND RESPOND TO INTRODUCTIONS OF NEW PRODUCTS IN ORDER TO REMAIN COMPETITIVE.

    Thermo Electron's growth strategy includes significant investment in product development, and it intends to increase spending in the area of research and development. In addition, the markets for Thermo Electron's products are characterized by rapid and significant technological change, evolving industry standards, and frequent new product introductions and enhancements. Many of Thermo Electron's products and products under development are technologically innovative and require significant planning, design, development and testing at the technological, product, and manufacturing-process levels. These activities require significant investment by Thermo Electron. In addition, products in Thermo Electron's markets undergo rapid and significant technological change due to quickly changing industry standards and the introduction of new products and technologies that make existing products and technologies uncompetitive or obsolete. Some competitors may adapt more quickly to new technologies and changes in customer requirements than Thermo Electron can. The products currently being developed by Thermo Electron, or those to be developed in the future, may not be technologically feasible or accepted by the marketplace, and Thermo Electron's products or technologies could become uncompetitive or obsolete. Failure of Thermo Electron to successfully develop new products could have an adverse effect on its business and results of operations.

CHANGES IN GOVERNMENTAL REGULATIONS MAY REDUCE DEMAND FOR THERMO ELECTRON'S PRODUCTS OR INCREASE ITS EXPENSES.

    Thermo Electron competes in many markets in which it and its customers must comply with federal, state, local, and foreign regulations, such as environmental, health and safety, and food and drug regulations. Thermo Electron develops, configures, and markets its products to meet customer needs created by those regulations. These regulations may change in response to new scientific evidence or political or economic considerations. Any significant change in regulations could reduce demand for Thermo Electron's products. For example, demand for Thermo Electron's Thermo Voltek Corp. subsidiary's electromagnetic compatibility test products decreased because of the declining influence of IEC 801, the European Union directive on electromagnetic compatibility.

DEMAND FOR SOME OF THERMO ELECTRON'S PRODUCTS DEPENDS ON CAPITAL SPENDING POLICIES OF ITS CUSTOMERS AND ON GOVERNMENT FUNDING POLICIES.

    Thermo Electron's customers include manufacturers of semiconductors and products incorporating semiconductors, pharmaceutical and chemical companies, laboratories, universities, healthcare providers, government agencies, and public and private research institutions. Many factors, including public policy spending priorities, available resources, and economic cycles, have a significant effect on the capital spending policies of these entities. These policies in turn can have a significant effect on the demand for our products. For example, a reduction in discretionary capital spending by petrochemical, oil and gas, and mining companies, due to difficult market conditions, has adversely affected Thermo Electron's businesses operating in the process control industry. Similarly, softness in the semiconductor industry has resulted in lower revenues at some Thermo Electron businesses. Also, Thermo Electron's Thermedics
Detection Inc. subsidiary has experienced lower demand for its detection instruments as a result a shift in the process of recycling plastic containers in Europe, from sanitizing and reusing recyclables, to melting and re-forming plastic containers.

OBTAINING AND ENFORCING PATENT PROTECTION FOR THERMO ELECTRON'S PROPRIETARY PRODUCTS, PROCESSES AND TECHNOLOGIES MAY BE DIFFICULT AND EXPENSIVE.

    Patent and trade secret protection is crucial to Thermo Electron because developing and marketing new technologies and products is time-consuming and expensive. Thermo Electron owns many U.S. and foreign patents, and intends to apply for additional patents as appropriate to cover its products. Thermo Electron may not obtain issued patents from any pending or future patent applications owned by or licensed to Thermo Electron. The claims allowed under any issued patents may not be broad enough to protect Thermo Electron's technology.

    Thermo Electron may incur significant expense in any legal proceedings to protect its proprietary rights. In addition, third parties may seek to challenge, invalidate, or circumvent any issued patents owned by or licensed to us, and the rights granted under those patents may not provide competitive advantages to Thermo Electron. Defending infringement and/or invalidity claims would be expensive and divert management's attention. In addition, those claims could result in awards of substantial damages, which could have a significant adverse impact on Thermo Electron's results of operations, or court orders that could effectively prevent Thermo Electron from making, using or selling its products and services in the United States or abroad.

                                   THE MERGER

GENERAL

    The ThermoTrex board of directors is using this proxy statement-prospectus to solicit proxies from the holders of ThermoTrex common stock for use at the ThermoTrex special meeting. At the special meeting, we will ask holders of ThermoTrex common stock to adopt the merger agreement. You are encouraged to read the merger agreement, which is attached as Appendix A to this proxy statement-prospectus, in its entirety.

BACKGROUND: THERMO ELECTRON SPIN-OUTS AND REORGANIZATION PLANS

    Thermo Electron initially began the process of "spinning out" subsidiaries, or selling a minority interest in its wholly-owned subsidiaries to the public, with the spinout of Thermedics Inc. in 1983. Over the next fifteen years, Thermo Electron spun out 20 additional subsidiaries and acquired the majority interest in two companies that were already publicly traded when they were acquired. The purposes of the spinout process included incentivizing management and employees of the subsidiary with subsidiary-level stock options and other stock-based compensation, and allowing greater access to the capital markets at the subsidiary level. However, Thermo Electron ultimately determined that the creation of its many subsidiaries had generated confusion among the public as to its structure and the relationship among the various companies involved. In August 1998, Thermo Electron announced a reorganization plan, the goals of which included the following:

    - reducing the complexity of Thermo Electron's corporate structure by taking private certain of its publicly traded subsidiaries;

    - improving competitiveness and improving management coordination;

    - retaining and growing businesses that Thermo Electron believes have the most growth potential and are the most profitable.

    In May 1999, Thermo Electron announced its plan to expand its reorganization plan by taking private four additional public subsidiaries, including ThermoTrex and ThermoTrex's ThermoLase subsidiary. The announcement indicated that the transactions involving ThermoTrex and ThermoLase would be effected through exchanges of Thermo Electron common stock for the common stock of ThermoTrex and ThermoLase.

    On January 31, 2000, Thermo Electron announced a revised reorganization plan. The primary goal of the revised reorganization plan is to permit Thermo Electron to focus on its core instruments businesses. The revised reorganization plan calls for Thermo Electron to take the following steps:

    - acquire the public minority interest in most of its subsidiaries that have minority interests,

    - spin off its paper recycling and papermaking equipment business and its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring as dividends to Thermo Electron stockholders, and

    - sell several non-core businesses.

    The January 31, 2000 announcement also included the decision to seek a buyer for ThermoTrex's Trex Medical subsidiary because Thermo Electron has decided to focus exclusively on its instrument businesses.

    The component of the reorganization plan that involves taking some subsidiaries private will reduce Thermo Electron's working capital by approximately $325 million (of $1.63 billion in working capital at April 1, 2000). The results of operations of the majority of the businesses to be sold or spun off as part of the reorganization are classified as discontinued operations in Thermo Electron's financial statements included in its Annual Report on Form 10-K for the year ended January 1, 2000. Revenues and loss from discontinued operations were $1.83 billion and $111.5 million in 1999. In addition, Thermo Electron recorded a provision of $50 million for the loss on disposal of discontinued operations in 1999.

BACKGROUND: THE MERGER

    As part of an ongoing review of Thermo Electron's entire corporate structure, Thermo Electron's management began to examine the status of ThermoTrex and its subsidiaries as public companies in April 1999. Management considered the following factors:

    - the financial performance and profitability of ThermoTrex and its subsidiaries;

    - uncertainty regarding ThermoTrex's future growth prospects, including difficulties relating to the business of ThermoLase;

    - recent public capital market trends affecting small companies, and the impact of those trends on ThermoTrex, including the low liquidity in the public markets resulting from the small market float of ThermoTrex common stock and the absence of significant analyst coverage of ThermoTrex common stock;

    - ThermoTrex's debt;

    - the costs associated with being a public company, including the costs of preparing and filing quarterly, annual, and other required reports with the SEC and publishing and distributing annual reports and proxy statements to stockholders, which Thermo Electron estimates to be approximately $450,000 per year, including fees for an audit by an independent accounting firm and legal fees;

    - the burdens on management of public reporting and other tasks required of public companies, including for example, time and resources required to deal with stockholder and analyst inquiries and investor and public relations;

    - the availability to competitors of information about ThermoTrex's business, resulting from ThermoTrex's obligation to file reports with the SEC; and

    - the greater ability of ThermoTrex's management to focus on long-term business goals, as opposed to quarterly earnings, if it were a private company.

    Thermo Electron management also considered the relatively low volume of trading in ThermoTrex common stock and considered that a merger based on a stock for stock exchange of ThermoTrex stock for Thermo Electron stock would result in the ThermoTrex public stockholders' receiving a more liquid, more readily tradable security. A combination of ThermoTrex and Thermo Electron would likely result in greater access to capital than ThermoTrex would have on its own. Management of Thermo Electron also considered that acquiring the minority stockholder interest in ThermoTrex would advance the goal of Thermo Electron's corporate reorganization of reducing the number of majority-owned, public subsidiaries of Thermo Electron. Management of Thermo Electron also considered recent trends in the price of ThermoTrex common stock, although ThermoTrex's current stock price was not a significant factor in the timing of Thermo Electron's decision to pursue the merger.

    Thermo Electron management considered the advantages and disadvantages of leaving ThermoTrex as a majority-owned, public subsidiary of Thermo Electron. The advantages to leaving ThermoTrex as a majority-owned, public subsidiary of Thermo Electron that were considered by management included the following:

    - not having to expend funds that would be required for a cash transaction, or to issue additional shares of Thermo Electron common stock for a stock for stock exchange at a time when the price of the shares was relatively low; and

    - maintaining ThermoTrex's access to capital in the public markets as a public company.

    The disadvantages to leaving ThermoTrex as a majority-owned, public subsidiary that were considered by Thermo Electron included the following:

    - the burden on ThermoTrex of its debt;

    - the low liquidity in the public markets resulting from the small market float of ThermoTrex common stock;

    - the costs of being a public company, including costs of SEC reporting obligations, and public and investor relations functions;

    - the public information available to competitors about ThermoTrex and its subsidiaries' business through its SEC filings; and

    - the pressure to focus on quarterly earnings, as opposed to long-term business goals, if ThermoTrex remains a public company.

    Thermo Electron management also considered the fact that acquiring the minority stockholders' interests in ThermoTrex would advance the goal of Thermo Electron's proposed corporate reorganization. Thermo Electron management concluded that the advantages of leaving ThermoTrex as a majority-owned, public subsidiary were outweighed by the disadvantages.

    On May 5, 1999, the board of directors of Thermo Electron held a special meeting at which Thermo Electron's management recommended that ThermoTrex be included in Thermo Electron's corporate reorganization and that Thermo Electron make an offer to acquire all of the shares of ThermoTrex common stock that Thermo Electron did not already own in exchange for shares of Thermo Electron common stock. At that meeting, the Thermo Electron board of directors discussed the advantages and disadvantages described in the preceding paragraphs of leaving ThermoTrex as a majority-owned subsidiary. The Thermo Electron board of directors made no decision on the recommendation at that time.

    On May 20, 1999, the board of directors of Thermo Electron held a special meeting at which Thermo Electron management proposed to revise its reorganization plan to include the merger of ThermoTrex with and into Thermo Electron whereby the ThermoTrex stockholders would receive shares of Thermo Electron common stock in exchange for their shares of ThermoTrex common stock. After consideration of the factors identified above, Thermo Electron's board of directors authorized an amendment to its reorganization plan to include taking private each of ThermoTrex, ThermoLase, Thermo Ecotek Corporation, and Thermo Vision Corporation.

    At the May 20, 1999 meeting of the Thermo Electron board of directors, the board also authorized Thermo Electron to increase Thermo Electron's ownership of ThermoTrex common stock in order to permit Thermo Electron to consolidate ThermoTrex with Thermo Electron for tax purposes, by purchasing (1) 562,950 shares of ThermoTrex common stock held by a private investor at a price of $11.25 per share, and (2) approximately 3.7 million shares of newly issued ThermoTrex common stock directly from ThermoTrex in a private transaction at a price of $11.25 per share.

    On May 24, 1999, Thermo Electron publicly announced its plan to expand its previously announced reorganization. Under the expanded plan, Thermo Electron would, subject to numerous conditions, including negotiation of prices and exchange ratios, approval by the board of directors of the affected subsidiaries and negotiation and execution of definitive purchase and sale or merger agreements, acquire the portion of four additional publicly traded subsidiaries that it did not already own, including ThermoTrex, ThermoLase, Thermo Ecotek and Thermo Vision, thereby reducing the number of publicly traded spinout companies from 23 when Thermo Electron's reorganization plan was originally announced in August, 1998, to 11 upon completion of the plan. The announcement indicated that ThermoTrex would be merged into Thermo Electron in exchange for shares of Thermo Electron common stock.

    In response to Thermo Electron's indication of interest in acquiring the publicly-held portion of ThermoTrex, the ThermoTrex board held a meeting on May 24, 1999 at which all members were present in person or by telephone. At that meeting, Mr. Hoogasian, General Counsel of ThermoTrex, advised the board regarding the directors' fiduciary duties to minority stockholders of ThermoTrex in connection with the proposed acquisition by Thermo Electron of all outstanding common stock of ThermoTrex held by stockholders other than Thermo Electron. Mr. Hoogasian recommended that the board form a special committee that would act on behalf of and in the interests of the minority stockholders and he described the process and procedures for forming the special committee. The ThermoTrex board determined that it was desirable to appoint a special committee to act on behalf of, and in the interests of, the public stockholders in evaluating the merits of, and negotiating the terms of, any potential transaction with Thermo Electron because Thermo Electron was its majority stockholder. Although the special committee was not formed and the special committee members were not appointed at the May 24, 1999 ThermoTrex board of directors meeting, at that meeting the board determined that Morton Collins should serve on the special committee because of his independence from Thermo Electron and that because all of the other directors were either employed by or directors of, or had equity interests in Thermo Electron, an additional independent director should be appointed to the ThermoTrex board who would also serve on the special committee. Mr. Collins has been a director of ThermoTrex since 1991. He has been a general partner of DSV Partners III, a venture capital limited partnership, since 1981 and a general partner of DSV Management, Ltd. since 1982. Since 1985, DSV Management, Ltd. has been a general partner of DSV Partners IV, a venture capital limited partnership. Mr. Collins is also a director of Kopin Corporation and The Liposome Company. Mr. Collins also served as a director of Thermedics Detection Inc. from February 1997 until June 11, 1999. At the May 24, 1999 ThermoTrex board meeting, the ThermoTrex board authorized Mr. Collins to find a qualified director candidate and to identify possible financial and legal advisors to represent and assist the special committee in carrying out its responsibilities.

    During late April and early May, 1999 Mr. Collins spoke with Matthew C. Weisman (who was also a director of Thermedics Detection) to discuss
Mr. Weisman's experience in selecting legal and financial advisors in comparable transactions and to develop a schedule for contacting possible legal and financial advisors to the special committee. During May and June, 1999, Mr. Collins investigated possible director candidates, as well as possible legal and financial advisors to represent the special committee. Following discussions with Mr. John F. Magee, Mr. Magee indicated his interest in serving on the ThermoTrex board and the special committee, and in early June 1999, Mr. Collins spoke with counsel at Bingham, Dana & Gould about the special committee and the possibility of recommending the appointment of Mr. Magee as an additional member of the special committee. On June 11, 1999, Mr. Collins resigned as a director of Thermedics Detection, making his position as a director of ThermoTrex the only Thermo Electron subsidiary of which he was a director.

    At a telephonic meeting of the ThermoTrex board held on June 14, 1999, Mr. Collins reported the results of his search for an additional director, including Mr. Magee's qualifications and credentials, and proposed Mr. Magee as a candidate for the ThermoTrex board and special committee based on Mr. Magee's past business experience and past service on other public company boards of directors, as well as the fact that he was not an officer, director or employee of Thermo Electron, ThermoTrex or any of their affiliates. Mr. Collins and other members of the ThermoTrex board and senior management reviewed Mr. Magee's qualifications and independence from Thermo Electron. Mr. Magee's qualifications include the following: Mr. Magee was chairman of the board of directors of Arthur D. Little, Inc. from 1986 until his retirement in June 1998. He also served as the president of Arthur D. Little from 1972 until 1986 and as its chief executive officer from 1974 until 1988. After discussing the merits of appointing an additional director generally and Mr. Magee specifically, the ThermoTrex board agreed that it was in the best interests of ThermoTrex and its stockholders to appoint Mr. Magee to the ThermoTrex board, to form a special committee to represent the interests of and negotiate with Thermo Electron on behalf of the stockholders of ThermoTrex other than Thermo

Electron, and to appoint Messrs. Collins and Magee to serve on the special committee. The ThermoTrex board then appointed Mr. Magee as a director of ThermoTrex and formed the special committee and appointed Messrs. Collins and Magee to serve as the members of the special committee. Mr. Collins informed the ThermoTrex board that he had resigned from the board of directors of Thermedics Detection, an indirect majority-owned public subsidiary of Thermo Electron, so that he would not have any affiliation with Thermo Electron other than as an independent director of ThermoTrex. At that meeting, the ThermoTrex board authorized the special committee to retain a financial advisor, a legal advisor and any other advisors it deemed necessary to assist it in carrying out its responsibilities. Additionally, the ThermoTrex board informed the special committee that the special committee and its advisors would be permitted access to all of the officers and members of management of ThermoTrex and its subsidiaries, including its books, records, projections and financial statements deemed necessary by the special committee and its advisors for their review.

    Immediately following the June 14 ThermoTrex board meeting, the special committee held the first of 32 formal meetings. At that meeting and at two subsequent meetings held later that day, the special committee reviewed the history of the formation and ownership of ThermoTrex and Thermo Electron and the reasons and background of Thermo Electron's proposal. The special committee also discussed retaining a legal advisor. The special committee discussed various possible legal counsel to represent the special committee, including Richards, Layton & Finger, based on the recommendation of Mr. Ford Draper from Kalmar Investment Management, which was a potential candidate to serve as financial adviser to the special committee. Richards, Layton & Finger could not serve as counsel to the special committee because of a potential conflict. Mr. Magee then spoke with counsel at Wachtell, Lipton, Rosen & Katz with whom he had had prior contacts, to determine if Wachtell, Lipton would serve as counsel to the special committee.

    During the following month, Messrs. Magee and Collins held several meetings to discuss the status of their conversations with potential legal advisors and with other people who were familiar with the law firms being considered. On July 16, 1999, the special committee retained Wachtell, Lipton to serve as its legal advisor. The special committee selected Wachtell, Lipton in part because Wachtell, Lipton was not representing, and had not in the past represented, Thermo Electron, ThermoTrex or any of their respective subsidiaries. After retaining Wachtell, Lipton, the board began to discuss retention of a financial advisor. Mr. Collins and Mr. Magee considered several potential financial advisors to the special committee, including J.P. Morgan, Credit Suisse First Boston, and Morgan Stanley. Due the size of the fees required by these firms, the special committee expanded its search to include other qualified investment banking firms. In August 1999, Mr. Magee suggested Covington Associates as a potential financial advisor. Mr. Collins had known Christopher Covington, a principal of Covington Associates, for many years, and Mr. Collins contacted Mr. Covington to discuss the possibility of representing the special committee. In late August 1999 Mr. Magee spoke with counsel at Wachtell, Lipton about the selection of a financial advisor to the special committee. In early
September 1999 the special committee reviewed the qualifications and experience of Covington Associates and on September 13, 1999 decided to retain Covington Associates as its financial advisor. The special committee selected Covington Associates in part because Covington was not representing, and had not in the past represented, Thermo Electron, ThermoTrex or any of their respective subsidiaries.

    In late September 1999, the special committee met with Covington Associates and Wachtell, Lipton to discuss the process involved in reviewing Thermo Electron's anticipated proposal, negotiating the terms of the proposal and completing the transaction. During October and November, Covington Associates began due diligence with respect to ThermoTrex and its subsidiaries and Thermo Electron and its subsidiaries. The due diligence included review of the financial condition, business operations and prospects of Thermo Electron and ThermoTrex and its subsidiaries, through on-site visits to Thermo Electron and to ThermoTrex and certain of its subsidiaries, discussions with their respective senior management, and through reviews of documents and financial materials provided by the companies or that were publicly available. During this period, Covington Associates also held discussions with representatives of Thermo Electron relating to the valuation of ThermoTrex and related matters. During this period, Covington Associates periodically met with the special committee and Wachtell, Lipton to update them on the progress of the due diligence and discussions with representatives of Thermo Electron. On November 4, 1999, the special committee met with Wachtell, Lipton and Covington Associates to discuss the results of meetings with members of ThermoTrex's management and to outline additional information required by Covington Associates for its consideration of the fairness, from a financial point of view, of the anticipated proposal by Thermo Electron. The special committee met on November 22, 1999 to assess Covington Associates' due diligence investigation and the status of discussions with Thermo Electron regarding Thermo Electron's anticipated proposal to acquire all of the outstanding common stock of ThermoTrex.

    On December 2, 1999, representatives of Thermo Electron presented a draft merger agreement and proposed to Covington Associates that Thermo Electron would acquire all of the outstanding shares of ThermoTrex common stock that Thermo Electron did not already own in exchange for Thermo Electron common stock. Under that proposal, which was subject to Thermo Electron board of directors approval, so long as the per share market price of Thermo Electron common stock remained within the collar described below, each outstanding share of ThermoTrex common stock held by the public stockholders would be exchanged for that number of shares of Thermo Electron common stock having a value equal to the market value of ThermoTrex common stock as of a date proximate, but prior, to the date of entering into a merger agreement. The collar provided that if the per share market price of Thermo Electron common stock appreciated by 40% or more or depreciated by 20% or more, the consideration to be received in the merger would be adjusted.

    In making its proposal, Thermo Electron stated that while the proposal involved an at-market valuation, Thermo Electron believed that its proposal nonetheless offered a significant premium to Thermo Electron's view of the intrinsic value of ThermoTrex. The special committee, however, deferred responding to the Thermo Electron offer until the special committee and its financial advisors had had an opportunity to fully consider the offer, to finalize the valuation analysis prepared by Covington Associates, and to thoroughly discuss the terms and conditions outlined in the draft of the merger agreement.

    On December 8 and again on December 9, 1999, the special committee met with Covington Associates and Wachtell, Lipton to review the valuation analysis of ThermoTrex and Thermo Electron prepared by Covington Associates, to discuss and review Thermo Electron's proposed offer, and to discuss and review the draft of the merger agreement that Thermo Electron had provided to the special committee and its advisors. At the December 9 meeting, Covington Associates discussed the valuation methodologies it had employed in determining its valuation of ThermoTrex. See "--Opinion of Financial Advisor." The special committee, Covington Associates and Wachtell, Lipton discussed the appropriateness of certain assumptions and analyses used in the valuation. There was also a detailed discussion of the valuation methodologies used by Covington Associates and the material assumptions used by Covington Associates to prepare its valuation. Covington Associates' supporting analyses consisted of a sum of the parts analysis of ThermoTrex based on valuations of each of Trex Medical, ThermoLase, Trex Communications Corporation and Trex Enterprises. As is more fully addressed in "--Opinion of Financial Advisor," Covington Associates reviewed the business operations of each of the ThermoTrex subsidiaries and of Thermo Electron and analyzed (1) comparable publicly traded companies
(2) discounted cash flows, and (3) merger transaction multiples. Covington Associates determined a range of equity values for ThermoTrex by adding ThermoTrex's current cash, including the cash of its subsidiaries, adjusted for minority interests, and subtracting the estimated market value of ThermoTrex's debt including debt of its subsidiaries guaranteed by ThermoTrex from the range of enterprise values.

    At the December 9 meeting, Wachtell, Lipton also provided an overview of the major terms and conditions of the transaction contained in the draft of the merger agreement. The special committee then discussed Thermo Electron's proposal, including the proposed collar and certain terms and conditions to the merger agreement including the right of Thermo Electron to terminate the transaction. After detailed discussion regarding the proposal made by Thermo Electron and the terms and conditions of the merger agreement, the special committee asked Covington Associates to formally communicate a counter-proposal to Mr. Theo Melas-Kyriazi, the chief financial officer of Thermo Electron, seeking an increase in the proposed price per share to provide a modest increase in the dollar value attributed to ThermoTrex shares in the determination of the exchange ratio, recognizing that the current market price for ThermoTrex shares already appeared to reflect an acquisition premium over the fair value of ThermoTrex shares, possibly as a result of Thermo Electron's announced plans to take ThermoTrex private, and seeking to establish a fixed exchange ratio that would not be subject to the proposed 40%/20% collar. The special committee also asked Wachtell, Lipton to continue negotiations on the merger agreement as discussed at the meeting.

    On December 10, 1999, Thermo Electron responded with a new proposal, subject to board of directors approval, that provided no increase based on the formula for the exchange ratio, but eliminated the collar and provided for a fixed exchange ratio based on a twenty trading day trailing average for both ThermoTrex's and Thermo Electron's closing stock prices to be calculated as of the last full trading day prior to the date that the ThermoTrex board determined to enter into the merger agreement. Later that day, the special committee held three telephonic meetings to discuss Thermo Electron's new proposal and it instructed Covington Associates to communicate to Thermo Electron the special committee's desire to (1) increase the exchange ratio using a premium to the current market value for ThermoTrex common stock, and (2) modify the 20 trading day trailing average closing share price calculation to a 30 trading day trailing average stock price for both companies.

    On December 13, 1999, Thermo Electron responded to the special committee's counter-proposal by agreeing, subject to final board of directors approval, to the 30 trading day trailing average calculation but rejecting any other increase based on the formula for the proposed exchange ratio. The exchange ratio based on the thirty trading day trailing averages of ThermoTrex and Thermo Electron common stock ending December 10, 1999, the last full trading day prior to the December 13 meeting, was 0.5503. Later that day, Covington Associates met telephonically with the special committee and Wachtell, Lipton to give its final report on the terms of the proposed merger and it rendered its oral opinion to the special committee that as of December 13, 1999, the proposed exchange ratio of 0.5503 shares of Thermo Electron common stock for each share of ThermoTrex common stock, was fair, from a financial point of view, to the public stockholders. Covington Associates reviewed the various factors it considered in rendering its opinion, which are described below under "--Opinion of Financial Advisor." Also at that meeting, Wachtell, Lipton reviewed the final terms of the merger agreement. After careful consideration and evaluation of the presentations made to the special committee and other relevant matters, the special committee determined that the proposed merger was both fair to and in the best interests of ThermoTrex and its public stockholders and resolved to recommend that ThermoTrex's full board of directors approve and adopt the merger agreement and the merger and recommend approval and adoption of the merger agreement and the merger to the ThermoTrex public stockholders.

    Later that day, the full board of directors of ThermoTrex met to hear the report of the special committee and Covington Associates. Covington Associates made its presentation and rendered its written opinion to the special committee that, as of the date of the meeting, the exchange ratio was fair from a financial point of view to the public stockholders of ThermoTrex. The special committee then recommended to the full ThermoTrex board that it accept Thermo Electron's offer and approve and adopt the merger agreement and the merger and recommend approval of the merger agreement to the ThermoTrex stockholders. The ThermoTrex board then approved and adopted the merger agreement, declared its advisability and resolved to recommend that the stockholders vote in favor of the proposed merger agreement.

    On December 15, 1999, the board of directors of Thermo Electron held a special meeting at which it approved and adopted the merger agreement and the merger and authorized the execution of the merger agreement in the form approved by the ThermoTrex board of directors and presented to the Thermo Electron board of directors and the taking of all actions required to effectuate the merger.

    On December 17, 1999, ThermoTrex and Thermo Electron issued a joint press release announcing the transaction.

    On January 31, 2000, Thermo Electron announced a revised reorganization plan designed to focus Thermo Electron on its instrument businesses. The revised reorganization plan included additional acquisitions of minority interests in Thermo Electron's public subsidiaries, sales of non-core businesses, including Trex Medical, and the spin-off of Thermo Electron's paper recycling and papermaking equipment business and its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring through dividends of those companies to Thermo Electron stockholders.

    On May 15, 2000, the special committee met telephonically with Covington Associates and Wachtell, Lipton. At that meeting, Covington Associates reviewed the financial performance of ThermoTrex for the year ended January 1, 2000 and the quarter ended April 1, 2000 with the special committee and provided the special committee with written confirmation of its fairness opinion dated December 13, 1999.

THE SPECIAL COMMITTEE'S RECOMMENDATION

    In reaching its determination to unanimously recommend approval by the ThermoTrex board of the merger agreement, the special committee considered the following factors:

    - Its knowledge of the business, operations, financial condition and likely prospects of ThermoTrex and Thermo Electron (taking into account the due diligence review of those companies by advisers to the special committee).

    - The opinion of Covington Associates that as of December 13, 1999, the exchange ratio of 0.5503 was fair from a financial point of view to ThermoTrex's public stockholders (which opinion was subsequently confirmed in writing on May 15, 2000). The special committee reviewed the independent financial analyses performed by Covington Associates and found them to be reasonable and believed that Covington Associates' conclusion that the exchange ratio was fair, from a financial point of view, to the public stockholders was a reasonable conclusion based on the analyses performed.

    - Its belief, based on its own assessment and the presentation of Covington Associates, that the current market price of ThermoTrex common stock was trading higher than it would be trading in the absence of Thermo Electron's publicly announced intention to acquire the remaining shares of ThermoTrex common stock, and that ThermoTrex common stock thus likely reflected a premium attributable to the anticipation of the public stockholders of the merger.

    - The structure of the merger and the terms of the merger agreement, including the fixed exchange ratio and the likelihood that the merger would be completed in view of the limited scope of conditions to be satisfied prior to completion and the 80% share ownership of Thermo Electron, which Thermo Electron would be contractually committed to vote in favor of the merger.

    - The history of the negotiations between the special committee and its representatives and Thermo Electron and its representatives, including
      (1) the fact that the negotiations resulted in the use of a fixed exchange ratio and the elimination of the collar on the value of the Thermo Electron stock to be received in the merger, (2) the fact that the negotiations resulted in the use of the 30-day trailing average closing price per share instead of the 20-day trailing average closing price per share, which resulted in a minor favorable increase in the exchange ratio; and (3) the special committee's belief that Thermo Electron would not increase the exchange ratio.

    - The increased liquidity that ThermoTrex public stockholders would have by virtue of owning Thermo Electron common stock. The special committee noted
      (1) Thermo Electron's stated unwillingness to sell its shares of ThermoTrex to a third party, and (2) the fact that the special committee and Covington Associates were not authorized to solicit, and did not solicit, indications of interest from other parties with respect to an acquisition of, or other business combination involving, ThermoTrex, made it unlikely that the ThermoTrex stockholders would otherwise achieve comparable liquidity.

    - The fact that the form of merger consideration would permit the former ThermoTrex public stockholders to participate in the future earnings or growth, if any, accruing to Thermo Electron as a result of the reorganization plan of which the merger is a component.

    - The fact that the transaction would not qualify as a tax free reorganization under the Internal Revenue Code.

    - The potential or actual conflicts of interest of officers and directors of ThermoTrex in connection with the Merger. See "--Conflicts of Interest."

    While the special committee considered the foregoing factors, it did not quantify or attach any particular weight to such factors. In making its recommendation to the ThermoTrex board, the special committee determined that the positive factors outweighed the negative factors and the special committee therefore recommended that the ThermoTrex board approve the merger agreement.

THE THERMOTREX BOARD'S RECOMMENDATION

    The ThermoTrex board believes that the terms of the merger are fair to, and in the best interests of, ThermoTrex and its stockholders, including the public stockholders. In reaching its determination to unanimously recommend that ThermoTrex's stockholders approve the merger agreement, the ThermoTrex board primarily considered the recommendation of the special committee and the material factors upon which the special committee's recommendation was based as described above. In determining to approve the merger agreement, the ThermoTrex board did not quantify or attach any particular weight to the factors described above. In addition, the ThermoTrex board considered the business purposes for the merger, which are described above under "--Background: The Merger." The factors considered by the special committee and the business purposes for the merger, both of which are described above, constitute all of the material factors that the ThermoTrex board considered in reaching its decision as to the substantive fairness of the merger.

    The ThermoTrex board's belief as to the procedural fairness of the merger was based on its recognition that the special committee was formed to protect the interests of the public stockholders and to provide independent consideration of the transaction. The ThermoTrex board noted that Mr. Collins had resigned as a director of Thermedics Detection and thereafter had no other affiliations with Thermo Electron or ThermoTrex except as a director of ThermoTrex. The ThermoTrex board also noted that Mr. Magee had no affiliations with Thermo Electron or ThermoTrex other than as a director of ThermoTrex. The ThermoTrex board also considered that the special committee had engaged independent legal and financial advisors who had assisted in the special committee's negotiation and evaluation of the transaction, which further contributed to the ThermoTrex board's belief as to the procedural fairness of the merger.

    Based on the special committee's recommendation and its consideration of the factors set forth above, the ThermoTrex board (including the members of the special committee) unanimously determined that the merger is fair to and in the best interests of ThermoTrex and its public stockholders. The ThermoTrex board, by unanimous vote, approved the merger agreement and unanimously recommends that you vote to approve the merger agreement.

    In considering the recommendation of the ThermoTrex board with respect to the merger agreement, the public stockholders should be aware that certain officers and directors of the company have certain interests that are in addition to, or different from, your interests as stockholders of ThermoTrex and that may represent actual or potential conflicts of interest. The special committee and the board were aware of these interests and considered them, among other matters, in approving the merger agreement. See "--Conflicts Of Interest."

OPINION OF FINANCIAL ADVISOR

    The special committee, on behalf of the board of directors, retained Covington Associates under an engagement letter dated September 15, 1999 to act as the special committee's financial advisor in connection with evaluating Thermo Electron's proposal to acquire all of the common stock of ThermoTrex that it did not already own. Covington Associates is an investment banking firm and, as a customary part of its investment banking business, is engaged for merger and acquisition advisory services, private placements and general corporate financial advisory work including the valuation of businesses and their securities in connection with mergers and acquisitions. The special committee selected Covington Associates in part because Covington Associates has not in the past represented Thermo Electron or any of its subsidiaries. Covington Associates rendered its oral opinion to the special committee and to the board of directors in two separate meetings held on December 13, 1999, and it also confirmed its opinion in writing on that date. As of that date, and based upon and subject to the considerations and assumptions stated at that time, Covington Associates' opinion is that the proposal by Thermo Electron, of an exchange ratio of 0.5503 share of Thermo Electron common stock for each share of ThermoTrex common stock, is fair, from a financial point of view, to the public stockholders. On May 15, 2000, Covington Associates met telephonically with the special committee and Wachtell, Lipton and provided the special committee with written confirmation of its fairness opinion.

    The full text of the written opinion of Covington Associates dated
December 13, 1999, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this proxy statement-prospectus. The summary of Covington Associates opinion set forth in this proxy statement-prospectus is qualified in its entirety by reference to the full text of the opinion, and the full text of the opinion is incorporated in this proxy statement-prospectus by reference to Appendix B. Covington Associates' opinion is directed to the special committee, is directed only to the fairness from a financial point of view of the consideration to be paid to the public stockholders pursuant to the merger agreement, and does not constitute a recommendation to any stockholder of ThermoTrex as to how that stockholder should vote at the special meeting. Stockholders of ThermoTrex should read the opinion in its entirety.

    In arriving at its opinion, Covington Associates:

    - Reviewed certain business and financial information relating to ThermoTrex (including its operating units) and Thermo Electron and their subsidiaries (collectively the "Thermo Companies") that it deemed relevant;

    - Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Thermo Companies furnished to it by the Thermo Companies;

    - Conducted discussions with members of senior management of the Thermo Companies concerning the matters described in the two bullet points above;

    - Reviewed the market prices and valuation multiples for the Thermo Companies' common stock and compared them from a financial point of view with those of certain publicly traded and privately held companies that it deemed to be relevant;

    - Reviewed the results of operations of the Thermo Companies and compared them with those of certain publicly traded companies that it deemed to be relevant;

    - Compared the financial terms of the transaction with the financial terms of certain other transactions that it deemed to be relevant;

    - Performed certain discounted cash flow analyses;

    - Reviewed the draft of the merger agreement dated December 10, 1999;

    - Reviewed such other financial studies and analyses and taken into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions; and

    - Reviewed publicly available information concerning the Thermo Companies that it believed to be relevant to its inquiry.

    In rendering its opinion, Covington Associates assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by it, or publicly available, and Covington Associates did not assume any responsibility for independently verifying such information nor did they undertake an independent evaluation or appraisal of any of the assets or liabilities of the Thermo Companies. In addition, Covington Associates did not assume any obligation to conduct any physical inspection of the properties or facilities of the Thermo Companies. With respect to the financial forecasts furnished to or discussed with Covington Associates by the Thermo Companies, Covington Associates assumed that such forecasts were reasonably prepared based on reasonable assumptions and reflected the best currently available estimates and judgment of the Thermo Companies' management as to the expected future financial performance of the Thermo Companies. Covington Associates has assumed no responsibility to revise or update its opinion if there are changes in the financial condition or prospects of the Thermo Companies from those disclosed or projected in the information that Covington Associates reviewed or in general economic or market conditions. In rendering its opinion, Covington Associates also assumed that the final form of the merger agreement would be substantially similar to the draft merger agreement, and Covington Associates has reviewed the final form of the merger agreement and has confirmed that the final form of that agreement was substantially the same as the draft that it reviewed in connection with rendering its opinion. Covington Associates also assumed that the merger would be consummated substantially in accordance with the terms and conditions set forth in the merger agreement. Although Covington Associates was informed that the merger will not qualify as a tax free reorganization under the Internal Revenue Code, it did not consider the tax effects to the stockholders of ThermoTrex. In connection with Covington Associates' engagement to provide financial advisory services to the special committee concerning strategic alternatives, Covington Associates was not authorized to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination involving, ThermoTrex or any of its subsidiaries. Covington Associates opinion is necessarily based on economic, market and other conditions and on the information made available to Covington Associates as of the date of its opinion. Developments arising after that date may affect the opinion of Covington Associates, and Covington Associates has not assumed any obligation to update, revise, or reaffirm its opinion.

SUMMARY OF ANALYSES

    As a result of the holding company nature of ThermoTrex (i.e., ThermoTrex's main business lines are separate and distinct operating units conducted by subsidiaries or divisions of ThermoTrex), Covington Associates analysis was based on a "sum of the parts" approach that valued each of ThermoTrex's main operating businesses, which include Trex Medical, ThermoLase, Trex Communications and Trex Enterprises (the "Trex Companies"). Covington Associates' enterprise valuation methodologies of the Trex Companies included
(1) comparable publicly traded companies, (2) discounted cash flows and
(3) merger transaction multiples.

    A range of equity values (based upon Covington Associates' sum of the parts analysis) for ThermoTrex was then determined by adding ThermoTrex's current cash (including the cash of its subsidiaries, adjusted for minority interests) and subtracting the estimated market value of its debt and that of its subsidiaries, from the sums of the ranges of values of the Trex Companies. This analysis yielded an implied equity value per share for ThermoTrex in the range of $5.49 to $7.72.

    Based on the exchange ratio of 0.5503 shares of Thermo Electron common stock for each share of ThermoTrex common stock, and the $15.50 per share closing price for Thermo Electron common stock on December 10, 1999, each share of ThermoTrex common stock would be exchanged for Thermo Electron common stock with a market price of approximately $8.53 as of December 10, 1999.

    Covington Associates analysis of the value of Thermo Electron was based on comparisons with selected comparable publicly traded companies and a sum of the parts analysis based on the market capitalization of Thermo Electron's majority-owned publicly traded subsidiaries multiplied by Thermo Electron's percentage ownership interest in the respective subsidiaries and a market valuation of Thermo Electron's wholly-owned subsidiaries based on a multiple of EBITDA (defined below). The sum of the parts analysis yielded an implied value per share for Thermo Electron in the amount of $17.70. The analysis based on comparisons with selected comparable publicly traded companies yielded an implied equity value per share for Thermo Electron in the range of $20.49 to $32.76. On December 10, 1999, the closing price for Thermo Electron common stock was $15.50.

    Following is a summary of the material financial analyses Covington Associates performed in connection with rendering its opinion dated December 13, 1999:

                             THERMOTREX CORPORATION

    The sum of the parts analysis showing the equity valuation range of each of ThermoLase, Trex Medical, Trex Communications and Trex Enterprises, as well as the amount of the consolidated cash of

ThermoTrex and its subsidiaries, adjusted for minority interest, and the debt of ThermoTrex and its subsidiaries, is shown in the table below:

                                                    EQUITY VALUATION      THERMOTREX   THERMOTREX VALUATION
COMPONENT                                           RANGE (MILLIONS)      OWNERSHIP      RANGE (MILLIONS)
---------                                         ---------------------   ----------   ---------------------
ThermoLase......................................  $43.9-$61.4               71.49%     $31.4-$43.9
Trex Medical....................................  $125-$150                 71.06%     $88.8-$106.6
Trex Enterprises................................  $37-$45.5                   100%     $37-$45.5
Trex Communications.............................  $40.4-$43.5                 100%     $40.4-$43.5
  (adjusted for cost of minority buyout)
TOTAL OF ABOVE..................................                                       $197.6-$239.5
LESS DEBT
ThermoTrex Convertible..........................  $59.5-$55.7                 100%     $59.5-$55.7
ThermoLase Convertible..........................  $88.8-$85.1                 100%*    $88.8-$85.1
ThermoLase Units................................  $34.6-$34.1                 100%*    $34.6-$34.1
                                                                                       ---------------------
TOTAL DEBT......................................                                       $183-$175
PLUS CONSOLIDATED CASH..........................                                       $108.1
  (adjusted for minority interest)
Implied Aggregate Equity Value..................                                       $122.8-$172.8
ThermoTrex Shares Outstanding...................                                       22,370,000
Implied Share Price.............................                                       $5.49-$7.72

------------------------

*   Included at 100% due to ThermoTrex guarantee of these obligations.

                            TREX MEDICAL CORPORATION

    Covington Associates valued Trex Medical based on comparisons with selected public companies, analysis of selected acquisition transactions, and discounted cash flow analyses. Based on these valuations, Covington Associates established a valuation range for Trex Medical between $125 million and $150 million.

    Covington Associates' valuations of Trex Medical (based on the valuation ranges described below) were:

    - $151 million based on comparisons with selected public companies;

    - between $112.7 million and $314.7 million based on comparisons with public company transactions;

    - $73 million based on the base case discounted cash flow analysis; and

    - $138 million based on the upside case discounted cash flow analysis.

COMPARISONS WITH SELECTED PUBLIC COMPANIES

    Covington Associates reviewed and compared certain actual and estimated financial, operating, and certain stock market information of Trex Medical with that of certain publicly traded companies in the diagnostic imaging and medical device area that it deemed to be relevant (the "Selected Trex Medical Public Companies"). The diagnostic imaging and medical device companies included in Covington Associates' analysis were Acuson Corporation, ADAC Laboratories, Del Global Technologies Corp., DENTSPLY International, Fischer Imaging Corporation, Hologic, Inc., Imatron Inc., Lunar Corporation and OEC Medical Systems, Inc.

    Covington Associates calculated certain financial measures for Trex Medical and each of the Selected Trex Medical Public Companies including, among others:

    - enterprise value (market capitalization plus debt minus cash) divided by latest twelve months ("LTM") Revenues;

    - enterprise value divided by latest quarter annualized ("LQA") Revenues;

    - equity value divided by estimated calendar 2000 net income ("2000 P/E Ratio"); and

    - 2000 P/E Ratio divided by long term earnings per share ("EPS") growth rates.

    To determine Trex Medical's multiples for calendar year 2000, Covington Associates used Trex Medical's internal management projections, as external research analysts' projections have not been published. The calendar 2000 EPS estimates for the Selected Trex Medical Public Companies were based on publicly available earnings estimates as provided by Zacks Investment Research, a global financial provider of earnings expectations information.

    The adjusted average, high and low financial ratios for the peer group companies are listed in the table below:

                                                    ADJUSTED   ADJUSTED   ADJUSTED
                                                    AVERAGE      HIGH       LOW
                                                    --------   --------   --------
Enterprise Value / LTM Revenues...................    0.95       1.69       0.42
Enterprise Value / LQA Revenues...................    0.96       1.72       0.40
2000 P/E Ratio....................................   15.73      20.61      11.95
2000 P/E Ratio / Long Term EPS Growth Rate........     .89       1.05        .79

    The implied range of values (based upon average multiples after excluding certain high and low multiples) for Trex Medical derived from the analysis of the Selected Trex Medical Public Companies ranged from approximately
$85.2 million to $229.2 million. Based on a 25% weighting for each of the ratios listed above, the implied value of Trex Medical was approximately $151 million.

ANALYSIS OF SELECTED ACQUISITION TRANSACTIONS

    Using publicly available information Covington Associates reviewed 41 selected merger and acquisition transactions in the medical instruments area since February 1996 that Covington Associates deemed relevant (the "Selected Trex Medical Acquisition Transactions").

    Covington Associates calculated certain financial multiples, to the extent that relevant information was publicly available, for each of the targets in the Selected Trex Medical Acquisition Transactions, including, among others, transaction value as a multiple of sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and Net Income.

    The adjusted average, high and low financial ratios for the Selected Trex Medical Acquisition Transactions are listed in the table below:

                                                    ADJUSTED   ADJUSTED   ADJUSTED
                                                    AVERAGE      HIGH       LOW
                                                    --------   --------   --------
Transaction Value / Revenues......................    1.43       2.39       0.59
Transaction Value / EBITDA........................   16.16      26.65       5.54
Transaction Value / EBIT..........................   20.13      35.43       9.87
Transaction Value / Net Income....................   28.07      47.78      11.17

    In light of Trex Medical's losses during 1999, the multiples of EBITDA, EBIT and Net Income would derive negative transaction values for Trex Medical and as a result Covington Associates' analysis of Selected Trex Medical Acquisition Transactions was based on Transaction Values as a multiple of revenues. The implied value for Trex Medical (based upon the average transaction value / revenues, adjusted to exclude multiples in excess of 2.39) was $314.7 million.

    Covington Associates also performed a premium analysis of the Trex Medical Companies that indicated that the transaction value represented an average premium (adjusted to exclude one high premium) of 40.9% over the market price of the target companies four weeks prior to the transaction. Applying a 40.9% premium to the market value of Trex Medical (at the time of the analysis) yielded a valuation of $112.7 million.

DISCOUNTED CASH FLOW ANALYSIS

    In connection with rendering its opinion, Covington Associates performed discounted cash flow analyses for Trex Medical for the calendar year 2000 through the end of calendar year 2004. The discounted cash flow analyses performed by Covington Associates were based on two different scenarios "Upside Case" and "Base Case". The Upside Case projections assumed greater revenue growth and EBITDA margins compared to the Base Case.

    Covington Associates estimated the present value of the free cash flows of Trex Medical set forth in these projections for the calendar year 2000 through the end of calendar year 2004 using discount rates ranging from 15% to 20%. Covington Associates also calculated estimated terminal values for Trex Medical (as of December 31, 2004) by applying multiples ranging from 10x to 14x to Trex Medical's estimated calendar year 2004 net income. The implied range of values for Trex Medical common stock based on the Upside Case scenario was approximately $108 million to $172.5 million, while the implied range of values based on the Base Case scenario was approximately $59 million to $89.5 million.

    The results of the discounted cash flow analysis are highly dependent upon the numerous assumptions that must be made, including cash flow estimates, growth rates and discount rates.

                             THERMOLASE CORPORATION

    Covington Associates established a valuation range for ThermoLase between $43.9 million and $61.4 million. In connection with rendering its opinion dated December 13, 1999, Covington Associates analyzed five main components related to ThermoLase's operations:

    - Creative Beauty Innovations, Inc. ("CBI");

    - ThermoLase's notes receivable in connection with the sale of nine day spas and The Greenhouse Spa, Inc.;

    - ThermoLase's hair removal and skin resurfacing technology;

    - ThermoLase's 46% ownership in ThermoLase UK; and

    - ThermoLase's net operating loss carry forwards ("NOLs").

Covington Associates' valuation ranges for the components described above (and further described below) were:

    - between $25 million and $30 million for CBI;

    - between $7 million and $11 million for the notes receivable;

    - between $5.2 million and $9.6 million for hair removal and skin resurfacing technology;

    - between $2.7 million and $5.5 million for ThermoLase's interest in ThermoLase UK; and

    - between $3.9 million and $5.2 million for NOLs.

CBI

    Covington Associates valued CBI based on comparisons with selected public companies, analysis of selected acquisition transactions and discounted cash flow analyses. Based on these valuations, Covington Associates established a valuation range for CBI between $25 million and $30 million.

COMPARISON WITH SELECTED PUBLIC COMPANIES

    Covington Associates reviewed and compared certain actual and estimated financial and operating information of CBI with that of certain publicly traded companies in the personal care products area that it deemed to be relevant (the "Selected CBI Public Companies"). The personal care product companies included in Covington Associates' analysis were Alberto-Culver Company, Allou Health and Beauty Care Inc., Avon Products Inc., BeautiControl Cosmetics, Inc., Estee Lauder Companies Inc., Helen of Troy Limited and Revlon, Inc.

    Covington Associates calculated certain financial multiples for CBI and each of the Selected CBI Public Companies including, among others:

    - enterprise value divided by LTM Revenues;

    - enterprise value divided by LQA Revenues;

    - 2000 P/E ratio; and

    - 2000 P/E ratio divided by long term EPS growth rates.

    To determine CBI's multiples for calendar year 2000, Covington Associates used CBI's internal management projections. The calendar 2000 EPS estimates for the Selected CBI Public Companies were based on publicly available earnings estimates as provided by Zacks Investment Research, a global financial provider of earnings expectations information.

    The adjusted average, high and low financial ratios for the peer group companies are listed in the table below:

                                                    ADJUSTED   ADJUSTED   ADJUSTED
                                                    AVERAGE      HIGH       LOW
                                                    --------   --------   --------
Enterprise Value / LTM Revenues...................    1.19       1.71       0.86
Enterprise Value / LQA Revenues...................    1.25       1.80       0.81
2000 P/E Ratio....................................   22.51      32.19      16.32
2000 P/E Ratio divided by Long Term EPS Growth
  Rate............................................    1.40       1.44       1.36

    The implied range of values (based upon the average multiples, adjusted by excluding certain high and low multiples) for CBI derived from the analysis of the Selected CBI Public Companies ranged from approximately $18.1 million to $28.4 million. Based on a 25% weighting for each of the ratios listed above, the implied value of CBI was approximately $25.5 million.

ANALYSIS OF SELECTED ACQUISITION TRANSACTIONS

    Using publicly available information Covington Associates reviewed 17 selected merger and acquisition transactions in the Personal Products area since May 1994 that Covington Associates deemed relevant (the "Selected CBI Acquisition Transactions").

    Covington Associates calculated certain financial multiples, to the extent that relevant information was publicly available, for each of the targets in the Selected CBI Acquisition Transactions, including, among others, transaction value as a multiple of revenues, EBITDA and Net Income.

    The adjusted average, high and low financial ratios for the Selected CBI Acquisition Transactions are listed in the table below:

                                                    ADJUSTED   ADJUSTED   ADJUSTED
                                                    AVERAGE      HIGH       LOW
                                                    --------   --------   --------
Transaction Value / Revenues......................     1.1        2.1        0.6
Transaction Value / EBITDA........................    14.0       19.2        7.5
Transaction Value / Net Income....................    35.1       45.8       21.9

    In light of CBI's losses during 1999, the multiples of EBITDA and Net Income would derive negative transaction values for CBI and as a result Covington Associates' analysis of Selected CBI Acquisition Transactions was based on Transaction Values as a multiple of revenues. The implied range of values for CBI derived from the analysis of the Selected CBI Acquisition Transactions based on transaction values as a multiple of revenues ranged from approximately
$13.9 million to $48.5 million. The implied value for CBI (based upon the average transaction value / revenues, adjusted to exclude one high multiple) was $25.2 million.

DISCOUNTED CASH FLOW ANALYSIS

    In connection with rendering its opinion, Covington Associates performed a discounted cash flow analysis for CBI for the calendar year 2000 through the end of calendar year 2004. Covington Associates estimated the present value of the free cash flows of CBI set forth in these projections for the calendar year 2000 through the end of calendar year 2004 using discount rates ranging from 18% to 23%. Covington Associates also calculated estimated terminal values for CBI (as of December 31, 2004) by applying multiples ranging from 10x to 14x to CBI's estimated calendar year 2004 net income. Covington Associates also calculated estimated residual values for CBI (as of December 31, 2004) by applying terminal growth rates ranging from 6% to 10% of CBI's estimated calendar year 2004 free cash flow. The implied range of values for CBI was approximately $17.4 million to $37.8 million.

    The results of the discounted cash flow analysis are highly dependent upon the numerous assumptions that must be made, including cash flow estimates, growth rates and discount rates.

ThermoLase Notes Receivables

    In connection with rendering its opinion, Covington Associates performed a present value cash flow analysis in connection with the $12.5 million of notes receivable (the "Spa Notes") due to ThermoLase pursuant to the sale of its spas. Based on a significant default premium risk in connection with Spa Notes, Covington Associates estimated the present value of the Spa Notes using discount rates ranging from 25.0% to 65.0%. Furthermore, Covington Associates reviewed ThermoLase's estimated value of the Spa Notes, which were written down on the ThermoTrex's financial statements to $7 million. The implied range of values for the Spa Notes based on ThermoLase's estimate and the present value analysis was approximately $7 million to $11 million.

ThermoLase Hair Removal/Skin Resurfacing Technology

    In connection with rendering its opinion, Covington Associates performed a discounted cash flow analysis (based on a royalty stream model) in connection with revenue and market opportunity related to ThermoLase's hair removal and skin resurfacing technology for calendar year 2000 through the end of calendar year 2005. Covington Associates' analysis was based on a revenue royalty scenario based on assumptions regarding market size, penetration and royalty fees. Covington Associates estimated the present value of net royalty payments (after taxes and other expenses) set forth in these projections for the calendar year 2000 through the end of calendar year 2005 using discount rates ranging from 18% to 23%. Covington Associates also calculated estimated residual values of the free cash flows from royalty streams (as of December 31, 2005) by applying terminal growth rates ranging from 3% to 7% to the estimated calendar year 2005 free cash flow (net income minus working capital requirements plus depreciation and amortization). The implied range of values for ThermoLase's Hair Removal and Skin Resurfacing Technology was approximately $5.2 million to $9.6 million.

    The results of the discounted royalty payments cash flow analysis are highly dependent upon the numerous assumptions that must be made, including cash flow estimates, growth rates and discount rates.

ThermoLase U.K.

    In connection with rendering its opinion, Covington Associates performed discounted cash flow analysis in connection with ThermoLase's 46% ownership interest in ThermoLase UK for the calendar year 2000 through the end of calendar year 2004. Covington Associates estimated the present value of the free cash flows of ThermoLase UK set forth in these projections for the calendar year 2000 through the end of calendar year 2004 using discount rates ranging from 18% to 23%. Covington Associates also calculated estimated residual values for ThermoLase U.K. (as of December 31, 2004) by applying terminal growth rates ranging from 6% to 10% to ThermoLase's estimated calendar year 2004 free cash flow (net income minus working capital and capital expenditure requirements plus depreciation and amortization). The implied range of values for ThermoLase U.K. (adjusted for ThermoLase's 46% ownership interest) was approximately $6 million to $12.1 million.

    The results of the discounted cash flow analysis are highly dependent upon the numerous assumptions that must be made, including cash flow estimates, growth rates and discount rates.

ThermoLase Net Operating Loss Carry-forwards ("NOLs")

    The implied range of values for the NOLs based on the present value analysis was approximately $4 million to $5.2 million. In connection with rendering its opinion, Covington Associates performed a present value cash flow analysis in connection with approximately $80 million of NOLs of ThermoLase. Covington Associates present value cash flow analysis of the NOLs was based on certain significant assumptions including, discount rates ranging from 14% to 18%, a limitation of approximately $2.5 million per year based on utilization limits under federal tax law under certain circumstances, and an assumed 34% tax rate.

                                TREX ENTERPRISES

    Covington Associates derived a valuation of between $37 million and $45.5 million for ThermoTrex's Trex Enterprises division by adding the high and low equity valuations of Trex Enterprises' technical research services division (based on comparisons with selected publicly traded companies) and the high and low equity valuations (based on discounted cash flow analyses) of four technologies being developed by Trex Enterprises.

    In rendering its opinion, Covington Associates analyzed Trex Enterprises and commercial market opportunities in the following areas related to Trex Enterprises' technology development (collectively, the "Trex Enterprises Commercial Technologies"):

    - Passive Microwave Camera;

    - Patented Laser Radar Technologies;

    - Photoconductor On Active Pixel; and

    - Chemical Vapor Composites.

Technical Research Services

COMPARISON WITH SELECTED PUBLIC COMPANIES

    Covington Associates reviewed and compared certain actual and estimated financial and operating information of Trex Enterprises with that of certain publicly traded companies in the technical research services arena that it deemed to be relevant (the "Selected Trex Enterprises Public Companies"). The technical research services companies included in Covington Associates' analysis were Analytical Surveys. Inc., CACI International, Dynamics Research Corporation, Nichols Research Corporation, Polymer Research Corporation and VSE Corporation.

    Covington Associates calculated certain financial multiples for Trex Enterprises and each of the Selected Trex Enterprises Public Companies including, among others:

    - enterprise value divided by LTM Revenues; and

    - enterprise value divided by LQA Revenues.

    In light of Trex Enterprise's historical track record of operating losses and projected losses for 2000, multiples of historical and projected net income were excluded from Covington Associates analysis as they would derive negative transaction values for Trex Enterprises. The adjusted average, high and low financial ratios for the peer group companies are listed in the table below:

                                                    ADJUSTED   ADJUSTED   ADJUSTED
                                                    AVERAGE      HIGH       LOW
                                                    --------   --------   --------
Enterprise Value / LTM Revenues...................    0.70       1.06       0.34
Enterprise Value / LQA Revenues...................    0.68       1.09       0.33

    The implied range of values for Trex Enterprises derived from the analysis of the Selected Trex Enterprises Public Companies, based on average multiples (adjusted by excluding certain high and low multiples), ranged from approximately $15 million to $15.2 million.

Trex Enterprises Commercial Technologies

DISCOUNTED CASH FLOW ANALYSIS AND ROYALTY FEE ANALYSIS

    Based on the discounted cash flow analyses performed by Covington Associates, the equity valuation range for the Trex Enterprises Commercial Technologies was between $21.6 million and $30.7 million. In connection with rendering its opinion, Covington Associates performed discounted cash flow analysis in connection with revenue and market opportunities related to the Trex Enterprise Commercial Technologies. Covington Associates analyses were based on both discounted cash flow analyses and royalty revenue scenarios, which includes certain assumptions regarding market size, penetration and royalty fees. Covington Associates estimated the present values set forth in these projections for the calendar year 2000 through periods ending between end of calendar 2009 and the end of calendar year 2014 using discount rates ranging from 20% to 40%. The high discount rates were based on the high degree of risk in connection with the deployment of the Trex Enterprise Commercial Technologies into the marketplace. In certain scenarios Covington Associates assumed no residual value growth rates and discounted the present values based on 15 year projections. In certain other scenarios Covington Associates calculated estimated residual values of the free cash flows (as of December 31, 2009) by applying terminal growth rates ranging from 1-5% to the estimated calendar year 2014 free cash flow.

    The implied median range of values for the Trex Enterprises Commercial Technologies were approximately the following:

                                                           15 YEAR        10 YEAR          10 YEAR
                                                          DISCOUNTED   TERMINAL VALUE   RESIDUAL VALUE
                                                          CASH FLOW      CASH FLOW        CASH FLOW
                                                          ----------   --------------   --------------
                                                                         (IN THOUSANDS)
Passive Microwave Camera
  Base Case*............................................    $ 8,782       $10,511          $ 9,195
Patented Laser Radar Technologies
  Base Case.............................................      5,157         6,406            5,362
  Royalty Case..........................................      3,261         3,734            3,448
Photoconductor On Active Pixel
  Base Case.............................................      9,126        11,546            9,751
  Royalty Case..........................................     10,707        12,047           10,923
Chemical Vapor Composites
  Base Case.............................................        894           949            1,289
  Royalty Case..........................................        857           910              907

------------------------

* No royalty case was developed for the passive microwave camera because Trex Enterprises management did not consider a royalty arrangement an acceptable alternative for this technology.

    The results of the discounted royalty payments cash flow analysis are highly dependent upon the numerous assumptions that must be made, including cash flow estimates, growth rates and discount rates.

                        TREX COMMUNICATIONS CORPORATION

    In connection with rendering its opinion dated December 13, 1999, Covington Associates relied on two executed letters of intent from non-affiliated parties to acquire Trex Communications in two separate transactions. Covington Associates assumed that the arms-length negotiations that led to the execution of those letters of intent resulted in the most accurate valuation of those components of Trex Communications. A summary of the letters of intent are as follows:

    Trex Communications entered into a letter of intent dated August 13, 1999 with EPOS Corporation pursuant to which EPOS Corporation proposed to acquire all of the outstanding stock of Trex Communication's CCS TrexCom, Inc. subsidiary for aggregate consideration to be paid by EPOS Corporation in the amount of $10 million (subject to certain adjustments), including $8 million in cash at closing and a $2 million 61-month note bearing interest at the prime rate.

    Trex Communications also entered into a letter of intent dated October 15, 1999 with Fortrend International LLC and MCK Communications Corporation pursuant to which MCK or one of its affiliates proposed to purchase Trex Communications (other than CCS TrexCom) for approximately $49.2 million in cash (subject to certain adjustments).

    Accordingly, based on these proposed transactions, the implied range of values for Trex Communications (adjusted for the cost of the minority interest buyout) was $40.4 million to $43.5 million.

                              THERMOTREX NET DEBT

    In connection with Covington Associates' sum of the parts analysis, Covington Associates subtracted ThermoTrex's Net Debt from the range of enterprise values in order to arrive at a range of equity values. The following is a summary of the analysis Covington Associates performed in connection with estimating the value of ThermoTrex's Net Debt:

PRESENT VALUE ANALYSIS

    Covington Associates performed a present value analysis of ThermoTrex's outstanding debt (including ThermoLase's convertible debentures and ThermoLase common stock subject to redemption), which as of September 30, 1999 had a face value of approximately $244.5 million. Based on recent market trading data, Covington Associates estimated discount rates ranging from 9.25% to 11.50%.

    The estimated market value of the ThermoTrex convertible debentures with a face amount of $88.9 million was between $55.7 million and $59.3 million. The estimated market value of the ThermoLase convertible debentures with a face amount of $115 million was between $85.1 million and $88.8 million, and the estimated market value of the ThermoLase redeemable units was between $34.1 million and $34.6 million. As a result, the implied range of the market values for ThermoTrex's outstanding debt was approximately $175 million to $183 million.

    ThermoTrex's consolidated cash as of September 30, 1999 of $108 million (adjusted for minority interest) was added to the estimated market value of ThermoTrex's debt, resulting in a range for ThermoTrex Net Debt between approximately $67 million to $75 million.

                          THERMO ELECTRON CORPORATION

COMPARISONS WITH SELECTED PUBLIC COMPANIES

    Covington Associates reviewed and compared certain actual and estimated financial, operating and certain stock market information of Thermo Electron with that of certain publicly traded companies that it deemed to be relevant (the "Selected Thermo Electron Public Companies"). The companies included in Covington Associates' analysis were Agilent Technologies, Inc., Beckman Coulter, Inc., Bio-Rad Laboratories, Inc., Millipore Corporation, PerkinElmer, Inc., Tektronix, Inc., Varian Medical Systems, Inc. and Waters Corporation.

    Covington Associates estimated the equity value per share of Thermo Electron by determining certain financial measures for each of the Selected Thermo Electron Public Companies and multiplying the adjusted average ratios for each of such measures by the relevant financial projected financial results for Thermo Electron for calendar year 2000. Cash was added to and debt was subtracted from the results obtained by multiplying various measures of Thermo Electron's revenue, income and EPS by the average multiples for the Selected Thermo Electron Public Companies, adjusted by excluding certain high and low multiples. Covington Associates then converted these equity valuations to per share amounts by dividing the equity valuations by the number of Thermo Electron's outstanding shares of common stock.

    The financial measures used to calculate per share equity values for Thermo Electron included the following:

    - last twelve months revenues;

    - last quarter annualized revenues;

    - last twelve months operating income;

    - last quarter annualized operating income;

    - last twelve months EPS;

    - last quarter EPS;

    - 1999 estimated EPS;

    - 2000 estimated EPS;

    - 1999 PE ratio / long term growth rate; and

    - 2000 PE ratio / long term growth rate.

    The calendar year 2000 EPS estimates for the Selected Thermo Electron Public Companies were based on publicly available earnings estimates as provided by Zacks Investment Research, a global financial provider of earnings expectations information. Covington Associates used Thermo Electron's internal management projections for year 2000 estimates.

    The implied range of values (based upon average multiples, adjusted by excluding certain high and low multiples) for Thermo Electron derived from the analysis of the Selected Thermo Electron Public Companies ranged from $20.49 per share to $32.76 per share.

SUM OF THE PARTS ANALYSIS

    Covington Associates also performed a sum of the parts analysis of Thermo Electron consisting of a determination of the value of each publicly traded entity. The market capitalization of Thermo Electron's publicly traded majority-owned subsidiaries was determined by multiplying the market price per share for each such subsidiary by the number of its shares outstanding. Covington Associates multiplied the market capitalization by Thermo Electron's percentage ownership to determine the market value of Thermo Electron's ownership interest. For wholly-owned subsidiaries, Covington Associates determined the market capitalization by multiplying the aggregate EBITDA of the wholly-owned subsidiaries by the number six. Covington Associates then divided the aggregate market value of Thermo Electron's ownership interests in its subsidiaries by the total number of Thermo Electron shares outstanding to derive a value per Thermo Electron share for each majority-owned publicly traded subsidiary, and for the wholly-owned subsidiaries as a group. Covington Associates added these per share values to determine the value of the sum of the parts, which is $17.70 per share. Based on the closing market price of $15.50 for Thermo Electron common stock as of December 10, 1999, Thermo Electron common stock was trading at a discount of approximately 13% to Covington Associates' valuation based on the sum of the parts analysis.

    The foregoing summary does not purport to be a complete description of the analyses performed by Covington Associates. The preparation of a fairness opinion is a complex process and is not necessarily susceptible of partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Covington Associates' opinion. In arriving at its fairness determination, Covington Associates considered the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Thermo Electron, ThermoTrex, or any of their subsidiaries, or to the proposed merger.

FINANCIAL ARRANGEMENTS

    Pursuant to the engagement letter between the special committee and Covington Associates, ThermoTrex has paid Covington Associates monthly retainers totaling $75,000, $500,000 upon the delivery of the fairness opinion, regardless of the conclusions expressed therein, and $25,000 upon the mailing of the proxy statement-prospectus. Covington Associates provided the special committee with an updated fairness opinion on May 15, 2000 at no additional cost. In addition, ThermoTrex has agreed to indemnify Covington Associates and its affiliates against certain liabilities arising out of Covington Associates' engagement and to reimburse Covington Associates for its reasonable out-of-pocket expenses and legal fees in connection with the engagement, which expenses and fees are estimated to be approximately $15,000 in the aggregate.

PURPOSE AND REASONS OF THERMO ELECTRON FOR THE MERGER

    Thermo Electron intends to undertake the merger in order to acquire all of the outstanding shares of ThermoTrex common stock. In deciding to acquire all of the outstanding shares of ThermoTrex common stock, Thermo Electron considered the following factors:

    - uncertainty regarding ThermoTrex's future growth prospects, including difficulties relating to the business of ThermoLase;

    - recent public capital market trends affecting small companies and the impact of those trends on ThermoTrex, including the low liquidity in the public markets resulting from the small market float of ThermoTrex common stock and the absence of significant analyst coverage of ThermoTrex common stock;

    - ThermoTrex's debt, including the debt of its subsidiaries guaranteed by ThermoTrex (as of October 2, 1999, ThermoTrex had debt of approximately $88.9 million under its 3 1/4% convertible subordinated debentures due 2007, of which $10 million was owed to Thermo Electron, and ThermoLase had debt of $115 million under its 4 3/8% convertible subordinated debentures due 2004, of which approximately $8.2 million was owed to Thermo Electron);

    - the costs of being a public company, including the costs of preparing and filing quarterly, annual and other required reports with the SEC and publishing and distributing annual reports and proxy statements to stockholders, which Thermo Electron estimates to be approximately $450,000 per year, including fees for an audit by an independent accounting firm and legal fees;

    - the burdens on management of public reporting and other tasks required of public companies, including for example, the time and resources required to deal with stockholder and analyst inquires, and investor and public relations;

    - the availability to competitors of information about ThermoTrex and its subsidiaries, resulting from ThermoTrex's obligation to file reports with the SEC; and

    - the greater ability of ThermoTrex's management to focus on long-term business goals, as opposed to quarterly earnings, if it were a private company.

    Thermo Electron also considered the number of ThermoTrex shares held by the public stockholders, recent trends in the price of ThermoTrex common stock and the relative lack of liquidity for ThermoTrex common stock. Thermo Electron also reviewed the net overall cost of the transaction and its benefits, including the transaction's contribution to Thermo Electron's earnings. Thermo Electron also explored the impact on its own common stock of the issuance of shares proposed to be used for this transaction. In addition, Thermo Electron considered that, by acquiring the minority stockholder interest in ThermoTrex, it would advance the goal of its proposed corporate reorganization by reducing the number of Thermo Electron's majority-owned, public subsidiaries.

    After consideration of the factors identified above, Thermo Electron determined that the advantages of acquiring all of the outstanding shares of ThermoTrex outweighed the disadvantages, and decided to propose that Thermo Electron acquire all of the outstanding shares of ThermoTrex common stock not already owned by Thermo Electron in a stock for stock exchange. After extensive negotiations with the special committee, Thermo Electron proposed an exchange ratio of 0.5503 shares of Thermo Electron common stock for every share of ThermoTrex common stock. The consideration of 0.5503 shares of Thermo Electron common stock represents $8.53 per share of ThermoTrex common stock based on the closing price of Thermo Electron common stock on the last full trading day prior to the date on which the ThermoTrex board voted to approve the Merger Agreement. The consideration of $8.53 per share represents a premium of approximately 9% over the closing price of ThermoTrex common stock on May 21, 1999, the last day on which trading in ThermoTrex common stock occurred prior to Thermo Electron's first public announcement of a proposal to take ThermoTrex private, with no financial terms announced as of that date, and a discount of approximately 2.5% compared to the closing price of ThermoTrex common stock on December 16, 1999, the trading day immediately prior to the public announcement of the financial terms of Thermo Electron's proposal.

    As of January 1, 2000, Thermo Electron beneficially owned approximately 80.1% of the outstanding ThermoTrex common stock.

PURPOSE AND REASONS OF THERMOTREX FOR THE MERGER

    The purpose of ThermoTrex for engaging in the transactions contemplated by the merger agreement is to address the following factors, which were considered by ThermoTrex in determining to engage in the merger:

    - uncertainty regarding ThermoTrex's future growth prospects, including difficulties relating to the business of ThermoLase;

    - recent public capital market trends affecting small companies and the impact of those trends on ThermoTrex, including the low liquidity in the public markets resulting from the small market float of ThermoTrex common stock and the absence of significant analyst coverage of ThermoTrex common stock;

    - ThermoTrex's debt, including the debt of its subsidiaries guaranteed by ThermoTrex (as of October 2, 1999, ThermoTrex had debt of approximately $88.9 million under its 3 1/4% convertible subordinated debentures due 2007, of which $10 million was owed to Thermo Electron, and ThermoLase had debt of $115 million under its 4 3/8% convertible subordinated debentures due 2004, of which approximately $8.2 million was owed to Thermo Electron);

    - the costs of being a public company, including the costs of preparing and filing quarterly, annual and other required reports with the SEC and publishing and distributing annual reports and proxy statements to stockholders, which Thermo Electron estimates to be approximately $450,000 per year including fees for an audit by an independent accounting firm and legal fees;

    - the burdens on management of public reporting and other tasks required of public companies, including for example, the time and resources required to deal with stockholder and analyst inquires, and investor and public relations;

    - the availability to competitors of information about ThermoTrex and its subsidiaries, resulting from ThermoTrex's obligation to file reports with the SEC; and

    - the greater ability of ThermoTrex's management to focus on long-term business goals, as opposed to quarterly earnings, if it were a private company.

POSITION OF THERMO ELECTRON AS TO FAIRNESS OF THE MERGER

    Thermo Electron considered the findings and recommendations of ThermoTrex's special committee and board with respect to the fairness of the merger to the public stockholders. As of the date of the merger agreement, Thermo Electron adopted the findings and recommendations of the special committee and the board with respect to the fairness of the merger. Based on the findings and recommendations of the special committee, and its own review of the terms of the merger, Thermo Electron believes that the merger is both procedurally and substantively fair to the public stockholders and that the terms of the merger, including the exchange ratio, are fair to the public stockholders from a financial point of view. Thermo Electron did not attach specific weights to any factors in reaching its belief as to fairness. Thermo Electron is not making any recommendation as to how you should vote on the merger agreement.

    Some officers and directors of Thermo Electron are also officers and directors of ThermoTrex and have interests that are in addition to, or different from, your interests. See "--Conflicts of Interest." Thermo Electron considered these potential conflicts of interest and, based in part thereon, Thermo Electron's proposed offer was conditioned on, among other things, the approval of the merger by ThermoTrex's special committee and the receipt by the special committee of a fairness opinion from an investment banking firm.

CONFLICTS OF INTEREST

    In considering the recommendation of the ThermoTrex board with respect to the merger, the public stockholders should be aware that certain officers and directors of ThermoTrex have interests in connection with the merger that present them with actual or potential conflicts of interest, as summarized below. The special committee and the ThermoTrex board were aware of these interests and considered them among the other matters described above under "--The Special Committee's Recommendation" and "--The ThermoTrex Board's Recommendation."

    Following consummation of the merger, the current executive officers and directors of ThermoTrex will continue as the initial executive officers and directors of the surviving corporation; however, Thermo Electron intends to appoint a board of directors comprised solely of members of the surviving corporation's and ThermoTrex's management after the merger. Officers and directors who own ThermoTrex common stock will receive shares of Thermo Electron common stock in the merger on the same terms as all the other stockholders.

    SPECIAL COMMITTEE.

    As compensation for serving on the special committee, which formally met on 32 occasions, either in person or telephonically, from June 14, 1999 through the date of this document, the ThermoTrex board has authorized that each member of the special committee receive a one-time, special retainer fee of $20,000 and additional fees of $1,000 for each meeting attended in person and $500 for each meeting attended telephonically.

    As of January 31, 2000, Mr. Collins owned 19,599 shares of ThermoTrex common stock, had options to acquire 4,400 shares of ThermoTrex common stock, and had accumulated the right to receive 3,510 shares of ThermoTrex common stock pursuant to the ThermoTrex deferred compensation plan for directors.
Mr. Collins' 19,599 shares of ThermoTrex common stock would be exchanged for 10,785 shares of Thermo Electron common stock pursuant to the terms of the merger. Mr. Collins' options to acquire 4,400 shares of ThermoTrex common stock have exercise prices ranging from $5.61 to $17.98 per share. The options to acquire ThermoTrex common stock will be treated on the same terms as all other ThermoTrex stock options and therefore will be assumed by Thermo Electron and be converted into options to acquire shares of Thermo Electron common stock. See "--Effect of the Merger on ThermoTrex Stock Options and Debentures." Pursuant to the terms of the merger, Mr. Collins would receive 1,932 shares of Thermo Electron common stock in exchange for his right to receive 3,510 shares of ThermoTrex common stock accumulated pursuant to the ThermoTrex deferred compensation plan for directors. See "--Deferred Compensation Plan for Directors." As of January 31, 2000, Mr. Collins had options to acquire 7,757 shares of Thermo Electron common stock. Mr. Collins does not own any shares of Thermo Electron common stock.

    Mr. Magee does not own any shares of ThermoTrex common stock and does not have any options to acquire ThermoTrex common stock, and accordingly will receive no shares of Thermo Electron common stock in the merger. As of January 31, 2000, Mr. Magee owned 5,850 shares of Thermo Electron common stock. Mr. Magee does not hold any options to acquire Thermo Electron common stock.

    THERMOTREX DIRECTORS AND EXECUTIVE OFFICERS.

    The members of the ThermoTrex board (other than the members of the special committee) and the executive officers of ThermoTrex own in the aggregate 22,965 shares of ThermoTrex common stock, and would receive an aggregate of 12,638 shares of Thermo Electron common stock in exchange for these ThermoTrex shares in the merger. In addition, such ThermoTrex board members and executive officers hold options to acquire an aggregate of 281,160 shares of ThermoTrex common stock, with exercise prices ranging from $5.61 to $43.93. These options will be treated on the same terms as all other ThermoTrex stock options and therefore will be assumed by Thermo Electron and converted into options to acquire shares of Thermo Electron common stock. Also as of January 31, 2000, Mr. Howard held $200,000 aggregate principal amount of ThermoTrex's debentures, which debentures will be convertible into shares of Thermo Electron common stock, rather than ThermoTrex common stock, at a conversion price of $49.06 per share after the merger. See "--Effect of the Merger on ThermoTrex Stock Options and Debentures." Deferred units equal to an aggregate of 10,468 shares of ThermoTrex common stock have accumulated under ThermoTrex's deferred compensation plan for directors, which units will be converted into the right to receive an aggregate of 5,761 shares of Thermo Electron common stock. See "--Deferred Compensation Plan for Directors." In addition, the ThermoTrex board members and executive officers also beneficially owned 1,520,717 shares of Thermo Electron common stock as of January 31, 2000.

    Further, certain members of the ThermoTrex board and certain executive officers hold directorships or officer positions with Thermo Electron. John T. Keiser, who is a director and chairman of the board of ThermoTrex, is also the chief operating officer, biomedical of Thermo Electron. Peter Crisp, a director of ThermoTrex, is also a director of Thermo Electron. Paul Ferrari, a director of ThermoTrex until April 1, 2000, is a consultant to various companies including Thermo Electron. George N. Hatsopoulos, a director of ThermoTrex until March 31, 2000, was chairman of the board and chief executive officer of Thermo Electron from 1956 until June 1999 and was a director of Thermo Electron until March 31, 2000. Robert Howard, a director of ThermoTrex, was an executive vice president of Thermo Electron from 1986 until his retirement in January 1997, and currently serves as a consultant to Thermo Electron. In addition, Anne Pol, the interim president of ThermoTrex, is also senior vice president, human resources, of Thermo Electron. Theo Melas-Kyriazi, the chief financial officer of ThermoTrex, is also the chief financial officer of Thermo Electron.

    INDEMNIFICATION AND INSURANCE.

    The officers and directors of ThermoTrex are also covered under various indemnification arrangements with Thermo Electron. See "--Indemnification and Insurance."

EFFECTS OF THE MERGER

    As a result of the merger, Thermo Electron will beneficially own the entire equity interest in ThermoTrex. Thermo Electron will have complete control over the conduct of ThermoTrex's business and will have a 100% interest in the net book value and net earnings of ThermoTrex and any future increases in the value of ThermoTrex. Thermo Electron's ownership of ThermoTrex prior to the merger was approximately 80.1%. Upon completion of the merger, Thermo Electron's interest in ThermoTrex's net book value of $59.6 million on October 2, 1999, and net loss of $123.8 million for the fiscal year ended October 2, 1999, would increase from approximately 80.1% of such amounts to 100% of such amounts. You will no longer have any interest in, and will not be a stockholder of, ThermoTrex and therefore will not directly participate in ThermoTrex's future earnings and potential growth. In addition, you will no longer bear the risk of any decreases in the value of ThermoTrex. Instead, the stockholders of ThermoTrex other than Thermo Electron will have the right to receive 0.5503 shares of Thermo Electron common stock for each share held.

    In addition, after the merger, ThermoTrex common stock will no longer be traded on the American Stock Exchange, price quotations for sales of shares in the public market will no longer be available and the registration of ThermoTrex common stock under the Exchange Act will be terminated. The termination of registration of ThermoTrex common stock under the Exchange Act will eliminate ThermoTrex's obligation to file periodic financial and other information with the SEC and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable.

CONDUCT OF THERMOTREX'S BUSINESS AFTER THE MERGER

    Thermo Electron is continuing to evaluate ThermoTrex's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel, and discussing what changes, if any, will be desirable. On December 3, 1999, ThermoTrex sold all of the shares of its CCS TrexCom subsidiary to EPOS Corporation for approximately $10.5 million, consisting of cash payments of approximately $8.6 million and a promissory note for $2 million due December 2004. On February 11, 2000, ThermoTrex sold all of the shares of its Trex Communications subsidiary for approximately
$48.7 million, subject to a post closing adjustment. On January 31, 2000, Thermo Electron announced its intention to sell ThermoTrex's Trex Medical subsidiary. Thermo Electron does not currently contemplate any material change in the composition of ThermoTrex's management except that Thermo Electron intends to appoint a board of directors comprised of the surviving corporation's and Thermo Electron's management after the merger.

CONDUCT OF THE BUSINESS OF THERMOTREX IF THE MERGER IS NOT CONSUMMATED

    If the merger is not consummated, the board of directors expects that ThermoTrex's current management will continue to operate ThermoTrex's business substantially as currently operated, except with respect to businesses that may be sold. See "--Conduct of ThermoTrex's Business After the Merger."

CONVERSION OF SECURITIES

    At the effective time of the merger, each share of ThermoTrex common stock, other than shares held in treasury by ThermoTrex and shares held by Thermo Electron, will be automatically converted into the right to receive 0.5503 shares of Thermo Electron common stock. Except for the right to receive shares of Thermo Electron common stock, from and after the effective time, all shares of ThermoTrex common stock will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a stock certificate formerly representing shares of ThermoTrex common stock will after the effective time cease to have any rights with respect to the shares, other than the right to receive shares of Thermo Electron common stock for their shares of ThermoTrex common stock upon surrender of the stock certificate.

    In the merger, ThermoTrex stockholders will receive 0.5503 shares of Thermo Electron common stock for each share of ThermoTrex common stock owned by them, rounded down to the nearest whole share, without interest, plus a check for any fractional share of Thermo Electron common stock. Holders of what would have been a fractional share of Thermo Electron common stock will receive cash (rounded to the nearest cent) equal to the closing price per share of Thermo Electron's common stock on the trading day immediately preceding the closing date, multiplied by the fraction of the share (rounded to the nearest hundredth of a share) of Thermo Electron common stock that they would have received.

    ThermoTrex public stockholders would hold approximately       % of the
outstanding Thermo Electron common stock following the merger. Assuming the exercise or conversion of all outstanding ThermoTrex stock options and debentures, which will, after the merger, be exercisable for or convertible into Thermo Electron common stock, ThermoTrex public stockholders would hold
approximately       % of the outstanding Thermo Electron common stock following the merger.

    You will not receive interest on the consideration payable upon the surrender of your stock certificates. Payment of the exchange ratio to a person who is not the registered holder of a stock certificate is conditioned upon the surrendered certificate being properly endorsed and otherwise in proper form for transfer, as determined by the exchange agent. Further, the person requesting payment will be required to pay any transfer or other taxes required because of the payment to a person other than the registered holder of the stock certificate, or establish to the satisfaction of the exchange agent that any necessary tax has been paid or is not payable. Six months after the effective time, Thermo Electron may require the exchange agent to deliver to it any shares of Thermo Electron common stock and any cash in lieu of fractional shares made available to the exchange agent which have not been disbursed to ThermoTrex common stockholders. Neither the exchange agent nor any party to the merger agreement will be liable to any holder of stock certificates formerly representing shares for any amount paid pursuant to any applicable abandoned property, escheat or similar law.

    At the effective time, each share of common stock of ThermoTrex Acquisition will automatically be converted into one share of common stock of the surviving corporation. All shares held in treasury by ThermoTrex will, at the effective time, cease to exist.

EFFECT OF THE MERGER ON THERMOTREX STOCK OPTIONS AND DEBENTURES

    ThermoTrex has, from time to time, issued options to acquire ThermoTrex common stock under its incentive and nonqualified stock option plans, its equity incentive plan, and its directors stock option plan, each as amended. At the effective time of the merger, each outstanding ThermoTrex stock option under the ThermoTrex stock option plans, whether or not exercisable, will be assumed by Thermo Electron. Each ThermoTrex stock option will continue to have, and be subject to, the same terms and conditions that it had immediately prior to the effective time, except that:

    - each ThermoTrex stock option will be exercisable for a number of shares of Thermo Electron common stock determined by multiplying the number of shares of ThermoTrex common stock issuable upon exercise of the option immediately prior to the effective time of the merger by the exchange ratio, rounded to the nearest whole share; and

    - the exercise price for the shares of Thermo Electron common stock issuable upon exercise of the option will be determined by dividing the exercise price per share of ThermoTrex common stock at which the option was exercisable immediately prior to the effective time by the exchange ratio, rounded to the nearest whole cent.

    After the merger, ThermoTrex's debentures will be convertible into shares of Thermo Electron common stock, rather than into ThermoTrex common stock. The debentures are currently convertible into ThermoTrex common stock at a price of $27.00 per share. An aggregate of $78,048,000 principal amount of the debentures was outstanding as of April 28, 2000. Holders of the debentures will not have the right to cause ThermoTrex to redeem the debentures as a result of the merger. At the exchange ratio of 0.5503, following the merger, the debentures will be convertible into Thermo Electron common stock at a conversion price of $49.06 per share.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

    At the effective time, the ThermoTrex deferred compensation plan for outside directors will terminate, and ThermoTrex will distribute to each participant Thermo Electron common stock in an amount equal to the balance of stock units credited to such participant's account, as of the effective time, multiplied by the exchange ratio. As of January 31, 2000, three directors, Mr. Collins, a member of the special committee, Mr. Crisp and Dr. Zervas had deferred units equal to 3,510, 5,280 and 5,188 shares of ThermoTrex common stock under the deferred compensation plan. These directors would receive 1,932, 2,906 and 2,855 shares of Thermo Electron common stock, respectively, at the effective time of the merger.

TRANSFER OF SHARES

    Shares of ThermoTrex common stock will not be transferred on the stock transfer books at or after the effective time. If certificates representing such shares are presented to ThermoTrex after the effective time, the shares will be canceled and exchanged for shares of Thermo Electron common stock and cash in lieu of fractional shares.

REPRESENTATIONS AND WARRANTIES

    ThermoTrex made representations and warranties in the merger agreement regarding, among other things, the following:

    - its organization and good standing;

    - its authority to enter into the merger agreement and consummate the transactions contemplated in the agreement;

    - its capitalization;

    - the accuracy of information supplied by ThermoTrex for inclusion in the registration statement of which this proxy statement-prospectus forms a part;

    - required governmental and other consents and approvals; and

    - the receipt by the special committee of a fairness opinion from Covington Associates.

    Thermo Electron and ThermoTrex Acquisition made representations and warranties in the merger agreement regarding, among other things, the following:

    - their organization and good standing;

    - their authority to enter into the merger agreement and consummate the transactions contemplated in the agreement;

    - Thermo Electron's capitalization;

    - the accuracy of information supplied by Thermo Electron for inclusion in forms and reports required to be filed with the SEC;

    - compliance with laws; and

    - required governmental and other consents and approvals.

    The representations and warranties of the parties in the merger agreement will terminate at the completion of the merger.

    Representations and warranties like these are made by parties to merger agreements in order to assure the other parties involved that important facts about a company and prerequisites to a merger transaction are true. For example, it is important for a party to a merger agreement to know that the other party has been authorized by its board of directors or other governing body to take part in the transaction. If it turned out after the transaction that a company was not actually authorized to take part in the transaction, the merger could be undone on the grounds that it was not entered into by two validly contracting parties. That would be very disruptive for the parties concerned and their stockholders. The merger agreement can be terminated, and the merger would not happen, if one of our representations or warranties is materially untrue as of the effective time of the merger, and we cannot make them true after we have been notified by the other party that they are not true. The termination of the merger agreement would affect you in that you would remain a stockholder of ThermoTrex, and you would not become a stockholder of Thermo Electron.

COVENANTS

    In the merger agreement, ThermoTrex agreed that from the date of the merger agreement until the earlier of termination of the merger agreement or the effective time, it will, except for actions contemplated by the merger agreement:

    - carry on its business in the usual, regular and ordinary course, substantially consistent with past practice, except as consented to by Thermo Electron;

    - pay its debts and taxes when due subject to good faith disputes over its debts or taxes;

    - pay or perform other material obligations when due;

    - use its commercially reasonable efforts consistent with past practices and policies to preserve its present business organization;

    - keep available the services of its present officers and employees; and

    - preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.

    Covenants like these are included in merger agreements in order to create obligations on a party to a merger agreement to do, or not to do, things that are important to the other party before the merger happens. For example, it is important to Thermo Electron that ThermoTrex continue to pay its bills and maintain its current business until the merger, because Thermo Electron wants ThermoTrex's business to have basically the same qualities when it merges with Thermo Electron as it had when Thermo Electron decided it wanted to merge with ThermoTrex. The merger agreement can be terminated, and the merger would not happen, if ThermoTrex has not materially performed or complied with one of its covenants as of the effective time of the merger. The termination of the merger agreement would affect you in that you would remain a stockholder of ThermoTrex, and you would not become a stockholder of Thermo Electron.

CONDITIONS

    The completion of the merger depends upon our meeting a number of conditions, including the following:

    - the absence of any statute, injunction or other order that has the effect of making the merger illegal or otherwise prohibits consummation of the merger;

    - the effectiveness of the registration statement of which this proxy statement-prospectus forms a part and the absence of an order suspending the effectiveness of the registration statement;

    - the authorization for listing on the New York Stock Exchange of all shares of Thermo Electron common stock issuable under the merger agreement;

    - no event that would result in the issuance of the rights to purchase Thermo Electron's Series B Junior Participating Preferred Stock shall have occurred;

    - each of Thermo Electron's, ThermoTrex's and ThermoTrex Acquisition's representations and warranties in the merger agreement must be materially true and correct on and as of the effective time of the merger; and

    - each of Thermo Electron, ThermoTrex and ThermoTrex Acquisition shall have materially performed or complied with the agreements and covenants that the merger agreement requires each of them to perform or comply with at or prior to the effective time of the merger.

    In addition, ThermoTrex's obligation to complete the merger is subject to the following condition, which may be waived in writing by ThermoTrex if the special committee approves:

    - adoption of the merger agreement by the holders of a majority of the outstanding shares of ThermoTrex common stock.

    The obligations of ThermoTrex Acquisition and Thermo Electron to effect the merger are subject to the following conditions, which may be waived in writing by ThermoTrex Acquisition and Thermo Electron:

    - the special committee shall not have withdrawn its recommendation to the board of directors to approve the merger agreement; and

    - ThermoTrex Acquisition and Thermo Electron shall have received a certificate signed by an officer of ThermoTrex stating that there has been no change since July 3, 1999 in the business, financial condition or results of operations of ThermoTrex that has or is reasonably likely to have a material adverse effect on ThermoTrex.

    Conditions like these are put in merger agreements in order to make sure that things that each party wants to have happen before the merger have in fact occurred before the parties go through with the merger. For example, it is very important to ThermoTrex that the Thermo Electron common stock that you will receive in the merger is registered with the SEC before the merger happens, so that you can freely resell it if you are not an affiliate of Thermo Electron or ThermoTrex. If any of the conditions to the completion of the merger is not met, and the failure by one party to meet the condition is not waived by the other party, the merger agreement may be terminated, and the merger would not happen. This would affect you in that you would remain a stockholder of ThermoTrex and you would not become a stockholder of Thermo Electron.

INDEMNIFICATION AND INSURANCE

    The surviving corporation shall, and Thermo Electron will cause the surviving corporation to, fulfill and honor in all respects the indemnification obligations of ThermoTrex, under ThermoTrex's Restated Certificate of Incorporation and Restated Bylaws, each as amended, as in effect on the date of the merger agreement. The surviving corporation's Certificate of Incorporation and Bylaws will contain the indemnification and elimination of liability for monetary damages provisions that are currently set forth in ThermoTrex's Restated Certificate of Incorporation and Restated Bylaws, each as amended. Those provisions will not be amended, repealed or otherwise modified for six years from the effective time of the merger in a manner that would adversely affect the rights of those people who, as of the date of the merger agreement, and at any time from the date of the merger agreement until the effective time of the merger, were directors or officers of ThermoTrex, unless modifications are required by law.

    In addition, Thermo Electron will cause the surviving corporation, either directly or through participation in Thermo Electron's umbrella policy, to maintain in effect, for six years after the effective time of the merger, a directors' and officers' liability insurance policy covering the ThermoTrex directors and officers who, on the date of the merger agreement, were then covered by Thermo Electron's liability insurance policy. The coverage of that policy will be no less favorable in amount and scope than the directors' and officers' existing coverage. However, the surviving corporation will not be required to pay premiums for that insurance if they would be more than 175% of the current annual premiums, as adjusted for inflation each year, allocable to and paid by ThermoTrex. If the premiums exceed 175% of the current annual premiums, then Thermo Electron will, and will cause the surviving corporation to, obtain the maximum amount of coverage that can be purchased or maintained for a premium up to 175% of the current annual premiums allocable to and paid by ThermoTrex.

    In addition, Thermo Electron has entered into separate indemnification agreements with each of the members of the board of directors, including the members of the special committee. These agreements provide for indemnification of and advancement of expenses to the ThermoTrex directors directly by Thermo Electron in the event that a director, because of his or her status as a director or officer of ThermoTrex, or service as a director, officer or fiduciary of another company at the request of Thermo Electron, is made or threatened to be made a party to any action, suit or other proceeding, if the director acted in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of Thermo Electron. In addition, with respect to any criminal action or proceeding, indemnification shall be made only if the director also had no reasonable cause to believe his or her conduct was unlawful. In the case of any threatened, pending or completed action, suit or proceeding by or in the right of Thermo Electron, indemnification shall be made to the maximum extent permitted under Delaware law.

TERMINATION, AMENDMENT AND WAIVER

    At any time prior to the effective time of the merger, whether before or after approval of the merger agreement by the stockholders of ThermoTrex, the merger agreement may be terminated by the mutual written consent of the board of directors of ThermoTrex Acquisition and the board of directors of ThermoTrex, with the concurrence of the special committee.

    In addition, either ThermoTrex Acquisition or ThermoTrex, with the concurrence of the special committee, may terminate the merger agreement prior to the effective time of the merger, whether before or after approval of the merger agreement by the stockholders of ThermoTrex, in the following circumstances:

    - the merger has not been completed by May 31, 2000, unless the party seeking to terminate has breached the merger agreement and that breach has been a principal cause of the failure of the merger to be completed; or

    - a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and the order, decree, ruling or action is final and nonappealable.

    ThermoTrex, with the concurrence of the special committee, may terminate the merger agreement prior to the effective time of the merger, if:

    - the stockholders of ThermoTrex have not approved the merger agreement, unless the failure to obtain stockholder approval of the merger agreement shall have been caused by the action or failure to act of ThermoTrex in breach of the merger agreement; or

    - whether before or after adoption of the merger agreement by the stockholders of ThermoTrex, Thermo Electron or ThermoTrex Acquisition breaches any representation, warranty, covenant or agreement in any material respect and fails to cure the breach within 30 business days after written notice of the breach from ThermoTrex.

    In addition, ThermoTrex Acquisition may terminate the merger agreement prior to the effective time of the merger, whether before or after adoption of the merger agreement by the stockholders of ThermoTrex, if:

    - ThermoTrex breaches any representation, warranty, covenant or agreement in any material respect and fails to cure the breach within 30 business days after written notice of the breach from ThermoTrex Acquisition; or

    - ThermoTrex is unable to provide a certificate signed by an officer of ThermoTrex stating that there has been no change since July 3, 1999 in the business, financial condition or results of operations of ThermoTrex that has or is reasonably likely to have a material adverse effect on ThermoTrex and its continuing inability to provide such certificate within 45 business days after written notice from ThermoTrex Acquisition.

    Subject to applicable law, the merger agreement may be amended by the parties at any time by written agreement; provided, however, that ThermoTrex may not amend the merger agreement without the concurrence of the special committee.

    Neither party will have to pay a termination fee if the merger agreement is terminated.

EXPENSES

    The parties will to pay their own costs and expenses in connection with the merger agreement. Assuming the merger is consummated, the estimated costs and fees that will be paid by ThermoTrex are as follows:

COST OR FEE                                                   ESTIMATED AMOUNT
-----------                                                   ----------------
Financial advisory fees.....................................     $  615,000
Listing fees................................................         25,650
Legal fees..................................................        100,000
Accounting fees.............................................         15,000
Special committee fees......................................         74,000
Printing and mailing fees...................................        150,000
SEC filing fees.............................................         15,373
Miscellaneous...............................................          4,977
                                                                 ----------
                                                                 $1,000,000
                                                                 ==========

    See "--Opinion of Financial Advisor" for a description of the fees to be paid to Covington Associates in connection with its engagement. For a description of certain fees payable to the members of the special committee, see "--Conflicts of Interest."

ACCOUNTING TREATMENT

    The merger will be accounted for as the acquisition of a minority interest by Thermo Electron, using the purchase method of accounting.

REGULATORY APPROVALS

    There are no federal or state regulatory approvals required that have not already been obtained, nor any regulatory requirements complied with, in connection with the consummation of the merger by any party to the merger agreement, except for (1) the requirements of the Delaware General Corporation Law relating to stockholder approval and completion of the merger and (2) the requirements of the securities laws.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF THERMOTREX AND THERMO ELECTRON

    The shares of Thermo Electron common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Thermo Electron common stock issued to any person who is deemed to be an "affiliate" of either of us at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either of us and may include some of our respective officers and directors, as well as the principal stockholders of each of us. Affiliates may not sell their shares of Thermo Electron common stock acquired in the merger except pursuant to:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - any other applicable exemption under the Securities Act.

    Thermo Electron's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of Thermo Electron common stock to be received by affiliates in the merger.

LISTING ON THE NEW YORK STOCK EXCHANGE OF THERMO ELECTRON COMMON STOCK TO BE ISSUED IN THE MERGER

    Thermo Electron will use its best efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the New York Stock Exchange before the completion of the merger.

DISSENTERS' AND APPRAISAL RIGHTS

    Under Delaware law, stockholders of ThermoTrex are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for their shares of ThermoTrex common stock.

COMPARATIVE PER SHARE MARKET PRICE DATA

    The Thermo Electron common stock is traded on the New York Stock Exchange under the symbol "TMO." The ThermoTrex common stock is traded on the American Stock Exchange under the symbol "TKN."

    The following table sets forth the closing prices per share of ThermoTrex common stock and the closing prices per share of Thermo Electron common stock on the following dates:

    - May 21, 1999, the last trading day before the public announcement of Thermo Electron's proposal, with no price having been determined, to take ThermoTrex private;

    - December 16, 1999, the last trading day before the public announcement that Thermo Electron and ThermoTrex had entered into the merger agreement; and

    - May 12, 2000.

    The chart also presents, in the line entitled "Equivalent Per Share Price," the price per share of ThermoTrex common stock you would have received if the exchange ratio had been set under the terms of the merger agreement on each of May 21, 1999, December 16, 1999 and May 12, 2000.

                                            MAY 21,    DECEMBER 16,    MAY 12,
STOCK/DATE                                    1999         1999          2000
----------                                  --------   ------------   ----------
ThermoTrex................................  $ 7.8125     $   8.75      $ 9.9375
Thermo Electron...........................    19.625        15.00       18.6875
Equivalent Per Share Price................   10.7996       8.2545       10.2837

LITIGATION CHALLENGING THE MERGER

    Following Thermo Electron's announcement on May 24, 1999 of its plan to acquire all of the outstanding common stock of ThermoTrex that it did not already own, two purported class actions were filed against Thermo Electron, ThermoTrex and the directors of ThermoTrex alleging violations of fiduciary duties in connection with the proposed merger of ThermoTrex with Thermo Electron. On May 26, 1999, a ThermoTrex stockholder seeking to act on behalf of all stockholders of ThermoTrex other than Thermo Electron filed a complaint in California Superior Court in San Diego County under the caption STEVEN TRIPODI V. THERMOTREX CORP. ET AL. (CA No. 731129), which alleges, among other things, that the proposed merger of ThermoTrex with Thermo Electron would violate fiduciary duties owed to the public stockholders of ThermoTrex and would deprive them of the fair value of their ThermoTrex common stock. A substantially similar case was filed in the same court on June 4, 1999 under the caption PHIL MAGNUS V. THERMOTREX CORP. ET AL. (CA No. 731421). The cases pending in California Superior Court in San Diego County are referred to as the "California Actions." The plaintiffs in the California Actions are seeking injunctive and other relief intended to ensure that the public stockholders of ThermoTrex receive fair value for their shares.

    On December 17, 1999, the day of the announcement that Thermo Electron and ThermoTrex had executed the merger agreement, a ThermoTrex stockholder filed a complaint in the Delaware Court of Chancery in New Castle County under the caption NANCY SCHACTER V. THERMOTREX CORPORATION ET AL. based on substantially similar grounds as the California Actions. The Delaware action also alleges breaches of fiduciary duties and self dealing resulting from purchases by Thermo Electron of shares of ThermoTrex common stock from ThermoTrex and from a single large stockholder. The plaintiff is seeking injunctive and other relief intended to ensure that the public stockholders of ThermoTrex receive fair value for their shares. The complaints also name Thermo Electron and the directors of ThermoTrex as defendants.

    During the period from June 1999 to May 2000, counsel for the plaintiffs in the California Actions pursued discovery and engaged in discussions regarding possible settlement of the California Actions. In May 2000, plaintiffs' counsel in the California Actions offered to settle those actions in consideration for additional disclosure relating to the proposed merger. The requested additional disclosures were set forth in a Memorandum of Understanding and are contained herein.

    The Memorandum of Understanding provides for the certification of a settlement class including all stockholders of ThermoTrex who owned ThermoTrex stock during the period from the announcement of the proposed merger and the effective date of the merger. The Memorandum of Understanding also provides that the parties will attempt in good faith to agree upon a Stipulation of Settlement and seek the dismissal of the California Actions with prejudice. Settlement and dismissal of the Tripodi case should also result in the dismissal of the Magnus case and the purported class action filed in Delaware. Plaintiffs would provide a full release of Thermo Electron, ThermoTrex and the ThermoTrex directors.

    The Memorandum of Understanding provides that Thermo Electron will include certain disclosures and updated information in the proxy statement-prospectus to be provided to ThermoTrex stockholders, including the following:

    - a discussion of the fact that the combination of ThermoTrex and Thermo Electron would permit greater access to capital;

    - a discussion of all factors considered by the Thermo Electron board of directors in connection with Thermo Electron management's recommendation to take ThermoTrex private;

    - disclosure of all Thermo Electron subsidiaries that Thermo Electron decided to take private at the time that Thermo Electron decided to take ThermoTrex private;

    - a detailed discussion of the efforts of Mr. Collins to identify an additional ThermoTrex director and member of the ThermoTrex special committee;

    - a discussion of Mr. Magee's qualifications and independence that the ThermoTrex board of directors considered at the time that it appointed him as a director and a member of the special committee;

    - clarification that Covington Associates was retained by the ThermoTrex special committee rather than the ThermoTrex board;

    - a discussion of when and how often the ThermoTrex special committee met with Covington Associates;

    - a discussion of the proposals and counter-proposals of Thermo Electron and the ThermoTrex special committee relating to the terms of the proposed merger;

    - more extensive discussion of the advice given to the ThermoTrex directors regarding their fiduciary obligations to the public stockholders in connection with the proposed merger;

    - disclosure of the most recently reported results of operations for Thermo Electron and ThermoTrex; and

    - confirmation by Covington Associates that it continues to be of the opinion that the consideration to be received by the public stockholders of ThermoTrex in the merger is fair to the public stockholders from a financial point of view.

    In addition, pursuant to the Memorandum of Understanding Thermo Electron would pay plaintiffs' counsel fees of the settlement class that may be awarded by the court in the amount of $200,000, subject to court approval. Payment of such fees is contingent on the closing of the merger.

    The Memorandum of Understanding provides for the dismissal of the California Actions with prejudice. The Memorandum of Understanding also provides for the release of all claims of members of the settlement class, whether known or unknown, against the defendants in the class actions arising out of or relating to, among other things, the purchase by Thermo Electron of shares of ThermoTrex common stock, the merger agreement, the merger and the other transactions contemplated by the merger agreement, the proxy statement-prospectus, and any other disclosures with respect to the foregoing. The settlement is contingent upon, among other things, court approval.

                              THE SPECIAL MEETING

PROXY SOLICITATION

    This proxy statement-prospectus is being delivered to you in connection with the solicitation by the board of proxies to be voted at the special meeting to
be held on      ,         , 2000 at 10:00 a.m., local time, at the offices of
Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454. ThermoTrex will pay all expenses in connection with solicitation of the proxy statement-prospectus. Officers, directors and regular employees of ThermoTrex, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. ThermoTrex has asked brokers and nominees who hold stock in their names to give the proxy statement-prospectus to their customers. This proxy statement-prospectus is first being mailed on or about
      , 2000.

RECORD DATE AND QUORUM REQUIREMENT

    Stockholders of record at the close of business on             , 2000 are
entitled to notice of, and to vote at, the special meeting. Each holder of record of ThermoTrex common stock at the close of business on the record date is entitled to one vote for each share then held on each matter voted on by stockholders. At the close of business on the record date, there were shares of ThermoTrex common stock issued and outstanding held by
      holders of record and by approximately             persons or entities
holding in nominee name.

    The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining whether a quorum exists. If you hold your shares of ThermoTrex common stock through a broker, bank or other nominee, generally the nominee may only vote your ThermoTrex common stock in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on matters for which it has discretionary voting authority. Brokers generally will not have discretionary voting authority to vote on the proposal to adopt the merger agreement. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists.

VOTING PROCEDURES

    Under Delaware law, holders of a majority of the outstanding shares of ThermoTrex common stock entitled to vote at the special meeting must vote to adopt the merger agreement. For purposes of the vote required under Delaware law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote against adoption of the merger agreement. Thermo Electron, which owns approximately 80.1% of the outstanding ThermoTrex common stock, owns enough shares to adopt the merger agreement without the vote of the public stockholders and has agreed to vote in favor of the merger agreement.

    If you execute a proxy card without giving instructions, the shares of ThermoTrex common stock represented by that proxy card will be voted "FOR" adoption of the proposed merger agreement.

    The board is not aware of any other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, including a motion to adjourn the special meeting in order to solicit additional proxies, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" adoption of the merger agreement will not be used to vote "FOR" adjournment of the special meeting to allow additional time to solicit additional votes "FOR" the merger agreement.

VOTING AND REVOCATION OF PROXIES

    You may revoke your proxy at any time before it is exercised by one of the following means:

    - sending the secretary of ThermoTrex a notice revoking it;

    - submitting a duly executed proxy with a later date; or

    - voting in person at the special meeting.

    All shares represented by each properly executed and not revoked proxy received by the secretary of ThermoTrex prior to the special meeting will be voted in accordance with the instructions given on the proxy. If no instructions are indicated, the proxy will be voted to adopt the merger agreement.

EFFECTIVE TIME

    The merger will be effective as soon as practicable following stockholder adoption of the merger agreement and the satisfaction or waiver of the terms and conditions set forth in the merger agreement, and upon the filing of a certificate of merger with the secretary of state of the State of Delaware. See "THE MERGER--Conditions."

                SELECTED FINANCIAL INFORMATION--THERMO ELECTRON

    The selected financial information presented below as of and for the fiscal years ended January 1, 2000, and January 2, 1999, and for the fiscal year ended January 3, 1998, has been derived from Thermo Electron's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference into this proxy statement-prospectus. The selected financial information presented below as of January 3, 1998, and as of and for the fiscal years ended December 28, 1996, and December 30, 1995, has been derived from Thermo Electron's consolidated financial statements, which have been audited by Arthur Andersen LLP, but have not been included or incorporated by reference herein. This information should be read in conjunction with Thermo Electron's consolidated financial statements and related notes incorporated by reference into this proxy statement-prospectus. The selected financial information as of and for the three months ended April 1, 2000, and April 3, 1999, has not been audited but, in the opinion of Thermo Electron, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the three months ended April 1, 2000, are not necessarily indicative of results for the entire year.

                                              THREE MONTHS
                                                  ENDED
                                         -----------------------                           FISCAL YEAR(1)
                                          APRIL 1,     APRIL 3,    --------------------------------------------------------------
                                            2000         1999       1999(2)      1998(3)        1997       1996(4)        1995
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                 (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues...............................  $  598,929   $  555,750   $2,471,193   $2,055,805   $1,979,602   $1,573,005   $1,059,064
Income (Loss) from Continuing
  Operations Before Extraordinary
  Items................................      15,291       18,069      (14,580)     114,676      174,665      164,172       76,167
Net Income (Loss)......................      15,823       28,299     (174,573)     181,901      239,328      190,816      139,582
Earnings (Loss) per Share from
  Continuing Operations Before
  Extraordinary Items:
  Basic................................         .10          .11         (.09)         .71         1.15         1.16          .60
  Diluted..............................         .09          .11         (.11)         .67         1.05         1.03          .55
Earnings (Loss) per Share:
  Basic................................         .10          .18        (1.10)        1.12         1.57         1.35         1.10
  Diluted..............................         .09          .17        (1.13)        1.08         1.41         1.17          .95

BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital........................  $1,629,388                $1,450,858   $2,163,010   $2,001,963   $2,218,617   $1,317,146
Total Assets...........................   5,177,187                 5,181,842    5,421,060    4,961,046    4,546,942    3,247,952
Long-term Obligations..................   1,570,323                 1,565,974    1,808,582    1,518,687    1,531,668    1,079,761
Minority Interest......................     364,900                   364,278      399,512      464,191      364,163      200,868
Common Stock of Subsidiaries Subject to
  Redemption...........................       7,692                     7,692       40,500       40,500        2,613           --
Shareholders' Investment...............   2,014,251                 2,014,486    2,254,802    2,007,862    1,755,576    1,311,311

OTHER DATA (UNAUDITED):
Book Value per Share...................  $    12.84                $    12.87   $    14.23   $    12.62   $    11.71   $     9.82
Cash Dividends Declared per Share......          --                        --           --           --           --           --

------------------------------

(1) Thermo Electron's 1999, 1998, 1997, 1996, and 1995 fiscal years ended January 1, 2000, January 2, 1999, January 3, 1998, December 28, 1996, and December 30, 1995, respectively.

(2) Reflects a $182.4 million pretax charge for restructuring and related costs.

(3) Reflects a $32.5 million pretax charge for restructuring and related costs, the issuance of $150.0 million principal amount of Thermo Electron's notes, and Thermo Electron's public offering of common stock for net proceeds of $290.1 million.

(4) Reflects the issuance of $585.0 million principal amount of Thermo Electron's convertible debentures.

                   SELECTED FINANCIAL INFORMATION--THERMOTREX

    The selected financial information presented below as of and for the fiscal years ended October 2, 1999, and October 3, 1998, and for the fiscal year ended September 27, 1997, has been derived from ThermoTrex's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference into this proxy statement-prospectus. The selected financial information presented below as of the fiscal year ended September 27, 1997, as of and for the fiscal year ended September 28, 1996, and as of and for the nine month period ended September 30, 1995, has been derived from ThermoTrex's consolidated financial statements, which have been audited by Arthur Andersen LLP, but have not been included or incorporated by reference herein. This information should be read in conjunction with ThermoTrex's consolidated financial statements and related notes incorporated by reference into this proxy statement-prospectus. The selected financial information as of and for the six months ended April 1, 2000, and April 3, 1999, and the fiscal year ended September 30, 1995, has not been audited but, in the opinion of ThermoTrex, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the six months ended
April 1, 2000, are not necessarily indicative of the results for the full year.

                                                                                                                          NINE
                                               SIX MONTHS                                                                MONTHS
                                                  ENDED                                                                 ENDED(2)
                                           -------------------                      FISCAL YEAR(1)                      ---------
                                           APRIL 1,   APRIL 3,   ----------------------------------------------------   SEPT. 30,
                                           2000(3)      1999     1999(4)    1998(5)    1997(6)      1996       1995       1995
                                           --------   --------   --------   --------   --------   --------   --------   ---------
                                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.................................  $ 35,438   $ 50,080   $107,997   $ 77,796   $ 64,217   $ 40,383   $ 41,455   $ 31,589
Income (Loss) from Continuing Operations
  Before Extraordinary Item..............    (1,963)   (17,803)  (104,412)   (41,989)    (4,494)    (2,240)    29,307     30,216
Net Income (Loss)........................   (66,841)   (21,579)  (123,828)    (2,613)     8,441     42,575     36,658     36,341
Earnings (Loss) per Share from Continuing
  Operations Before Extraordinary Item:
  Basic..................................      (.09)      (.95)     (5.26)     (2.24)      (.23)      (.12)      1.55       1.60
  Diluted................................      (.09)      (.95)     (5.26)     (2.24)      (.23)      (.12)      1.52       1.56
Earnings (Loss) per Share:
  Basic..................................     (2.99)     (1.16)     (6.24)      (.14)       .44       2.23       1.94       1.92
  Diluted................................     (2.99)     (1.16)     (6.24)      (.14)       .44       2.23       1.90       1.87

BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital..........................  $178,117              $168,863   $253,085   $186,362   $121,331              $100,707
Total Assets.............................   284,559               369,578    437,129    371,504    250,511               210,228
Long-term Obligations....................   203,948               203,993    204,014    115,000         --                    --
Common Stock of Subsidiary Subject to
  Redemption.............................    40,500                40,500     40,500     40,500         --                    --
Shareholders' Investment.................    (5,477)               59,558    147,523    176,135    205,079               162,388

OTHER DATA (UNAUDITED):
Book Value per Share.....................  $   (.24)             $   2.66   $   7.91   $   9.15   $  10.70              $   8.54
Cash Dividends Declared per Share........        --                    --         --         --         --                    --

------------------------------

(1) ThermoTrex's 1999, 1998, 1997, 1996, and 1995 fiscal years ended October 2, 1999, October 3, 1998, September 27, 1997, September 28, 1996, and September 30, 1995, respectively.

(2) In September 1995, ThermoTrex changed its fiscal year end from the Saturday nearest December 31 to the Saturday nearest September 30. Accordingly, ThermoTrex's 39-week transition period ended September 30, 1995, is presented.

(3) Reflects a $3.4 million gain on the sale of the ThermoTrex's Trex Communications Corporation subsidiary and a $0.4 million charge for restructuring and unusual costs.

(4) Reflects restructuring and related costs of $76.4 million and the November 1998 acquisition of LNR Communications, Inc.

(5) Reflects restructuring costs of $10.2 million and $5.9 million for the establishment of a tax valuation allowance. Also reflects the Company's issuance of $124.5 million principal amount of subordinated convertible debentures and an extraordinary gain of $3.0 million, net of taxes.

(6) Reflects the July 1997 acquisition of Computer Communications
    Specialists, Inc. and the issuance of stock by a subsidiary, which resulted in nontaxable gains of $5.9 million. Also reflects the issuance by ThermoTrex's ThermoLase Corporation subsidiary of $115.0 million principal amount of subordinated convertible debentures, the issuance of an $11.0 million promissory note to Thermo Electron, and the reclassification of $40.5 million to "Common Stock of Subsidiary Subject to Redemption" from "Shareholders' Investment" and "Minority Interest" due to ThermoLase's stock exchange transaction.

                        FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material United States federal income tax considerations relevant to the merger that are applicable to holders of ThermoTrex common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Thermo Electron, ThermoTrex or ThermoTrex stockholders as described herein.

    ThermoTrex stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular ThermoTrex stockholders in light of their particular circumstances, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who own their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not own their stock as a capital asset and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation. In addition, this discussion does not address the following topics:

    - the tax consequences of the merger under foreign, state or local tax laws;

    - the tax consequences of transactions effectuated before or after, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which shares of ThermoTrex common stock are acquired or shares of Thermo Electron common stock are disposed of;

    - the tax consequences of the assumption by Thermo Electron of outstanding options to acquire ThermoTrex common stock; or

    - the tax consequences to holders of the debentures.

    ACCORDINGLY, THERMOTREX STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

    The merger will be treated as a taxable exchange by the ThermoTrex stockholders of their shares of ThermoTrex common stock for shares of Thermo Electron common stock. As a result, each ThermoTrex stockholder will realize taxable gain, or loss, to the extent that the fair market value of the Thermo Electron common stock, plus any cash in lieu of fractional shares, received by the stockholder in the merger exceeds, or is less than, the stockholder's basis in the ThermoTrex stock surrendered. The stockholder's basis in the Thermo Electron common stock received in the merger will equal its fair market value at the time of the merger and the holding period will commence on the day following the merger.

                        CERTAIN PROJECTED FINANCIAL DATA

    ThermoTrex does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in order to aid the ThermoTrex special committee and Covington Associates in their evaluation of ThermoTrex and to aid Covington Associates in its assessment of the fairness, from a financial point of view, of the consideration of 0.5503 shares of Thermo Electron common stock per share of ThermoTrex common stock payable to the public stockholders in the merger agreement, ThermoTrex, in November 1999, gave the special committee and Covington Associates certain projections prepared by ThermoTrex's management. The following summary of the projections is included in this proxy statement-prospectus solely because the projections were given to Covington Associates and the special committee. The projections do not reflect any of the effects of the merger or other changes that may in the future be deemed appropriate concerning ThermoTrex and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of future circumstances. The projections have not been updated to reflect changes that have occurred since their preparation. Furthermore, these projections include the results from ThermoTrex's Trex Medical subsidiary. Trex Medical is treated as discontinued operations in ThermoTrex's financial statements that are included in this proxy statement-prospectus (see Appendix D) because of ThermoTrex's plan to sell this business. The 2000 projections do not include the results of ThermoTrex's Trex Communications subsidiary since ThermoTrex was in the process of selling this business at the time management prepared the projections. ThermoTrex's management believes that the assumptions underlying the projections were reasonable at the time they were prepared, given the information known by management at that time.

    The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither ThermoTrex's independent accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on that information or its achievability, and assume no responsibility for, and disclaim any association with, such prospective financial information. Furthermore, the projections necessarily make many assumptions, many of which are beyond ThermoTrex's control and may prove not to have been, or may no longer be, accurate. Additionally, this information does not reflect revised prospects for ThermoTrex's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the information was prepared, including the proposed sale of Trex Medical. Accordingly, the information presented may not be indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth in the projections, and should not be regarded as a representation that they will be achieved.

    THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND STOCKHOLDER VALUE OF THERMOTREX MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THERMOTREX'S ABILITY TO CONTROL OR PREDICT. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THE PROJECTIONS. THE PROJECTIONS MAY NOT BE REALIZED, AND THERMOTREX'S FUTURE FINANCIAL RESULTS MAY MATERIALLY VARY FROM THE PROJECTIONS. THERMOTREX DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS.

    The projections have been prepared by ThermoTrex based upon management's estimates of the total market for its products and services and ThermoTrex's own performance through 2000.

                                  PROJECTIONS
                                 (IN THOUSANDS)

                                                               1999(P)     2000(P)
                                                              ---------   ---------
                                                                  CALENDAR YEAR
                                                                  -------------
STATEMENT OF OPERATIONS:
Revenues....................................................  $ 355,001   $ 302,602
Costs and Operating Expenses:
  Cost of revenues..........................................    254,033     184,889
  Selling, general, and administrative expenses.............    137,379     106,172
  Restructuring costs.......................................     77,602          --
                                                              ---------   ---------
Operating Income (Loss).....................................   (114,013)     11,541
Interest Income.............................................      4,300       1,964
Interest Expense............................................     (8,526)     (7,911)
Other Expense...............................................     (5,614)         --
                                                              ---------   ---------
Income (Loss) Before Income Taxes and Minority Interest.....   (123,853)      5,594
Income Tax (Provision) Benefit..............................      5,726      (6,381)
Minority Interest (Expense) Income..........................      5,691      (1,841)
                                                              ---------   ---------
Net Loss....................................................  $(112,436)  $  (2,628)
                                                              =========   =========
SELECTED BALANCE SHEET DATA:
Accounts Receivable, Net....................................  $  76,227   $  73,790
Unbilled Contract Costs and Fees............................     15,059       5,500
Inventories.................................................     87,754      69,800
Prepaid Income Taxes and Other Current Assets...............     26,408      26,432
                                                              ---------   ---------
Total Current Assets Excluding Cash and Investments.........    205,448     175,522
                                                              ---------   ---------
Property, Plant, and Equipment:
  Balance, beginning of year................................     61,004      24,327
  Additions.................................................     13,670       7,100
  Depreciation expense......................................     (9,807)     (6,789)
  Sales and retirements.....................................    (40,540)         --
                                                              ---------   ---------
Balance, end of year........................................     24,327      24,638
                                                              ---------   ---------
Cost in Excess of Net Assets of Acquired Companies..........    149,089     116,617
                                                              ---------   ---------

                 INFORMATION ABOUT THERMO ELECTRON, THERMOTREX
                           AND THERMOTREX ACQUISITION

THERMO ELECTRON

    Thermo Electron develops, manufactures and sells measurement and detection instruments that its customers use to monitor, collect, and analyze data. On January 31, 2000, Thermo Electron announced that its board of directors had authorized management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries, including ThermoTrex and its majority-owned subsidiaries. As part of this reorganization, Thermo Electron plans to:

    - acquire the minority interests in most of its public subsidiaries;

    - spin off to stockholders its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring, and its paper recycling and papermaking equipment business; and

    - sell various non-core businesses.

    Thermo Electron plans to take Thermo Ecotek Corporation, its electric power generation business, private. Although Thermo Electron no longer considers Thermo Ecotek a core business under its new strategy, Thermo Electron expects to retain Thermo Ecotek after it is taken private while Thermo Electron continues to evaluate how best to exit that business and create maximum value for Thermo Electron stockholders.

    The primary goal of the reorganization plan is for Thermo Electron and each of its spun-off subsidiaries to focus on their core businesses.

    Thermo Electron's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is
(781) 622-1000.

THERMOTREX

    ThermoTrex's continuing operations are divided into two business segments: personal care products and services; and advanced technology research, primarily in the fields of avionics, X-ray detection, signal processing and lasers.

    ThermoTrex's personal care products and services are offered by its majority-owned ThermoLase Corporation subsidiary. ThermoLase developed laser-based hair-removal and skin-resurfacing systems, and licensed its SoftLight-Registered Trademark- hair-removal system to physicians in the U.S. and to international licensees. Additionally, ThermoLase offered hair-removal and skin resurfacing, as well as more traditional day spa services, through its spa locations until June 1999 when ThermoLase sold its Greenhouse spas. ThermoLase also manufactures and markets skin-care and bath and body products and markets dietary supplements through its wholly-owned Creative Beauty Innovations, Inc. subsidiary. During fiscal 1999, ThermoLase began the process of terminating its physician-licensing program, and terminated or renegotiated the terms of its licensing arrangements and joint ventures in various countries following its decision to exit the hair-removal business. As of April 28, 2000, ThermoTrex owned approximately 70.6% of ThermoLase's outstanding common stock. ThermoLase and Thermo Electron have entered into a merger agreement, dated as of December 14, 1999, under which ThermoLase would become an indirect wholly-owned subsidiary of Thermo Electron.

    ThermoTrex's advanced technology research, comprised primarily of its Trex Enterprises division, has developed its expertise in avionics, X-ray detection, signal processing and laser technologies in connection with government-sponsored research and development. ThermoTrex's Trex Communications Corporation subsidiary, which develops and manufactures ground-based satellite communications systems and telemetry systems, and its CCS TrexCom, Inc. subsidiary, which provides interactive information, voice-response systems and call-automation systems, were sold in February 2000 and December 1999, respectively.

    Thermo Electron has proposed to sell ThermoTrex's Trex Medical Corporation subsidiary as part of Thermo Electron's corporate reorganization announced on January 31, 2000. Trex Medical designs, manufactures and markets mammography equipment and minimally invasive digital breast-biopsy systems; general-purpose and specialized medical X-ray equipment, including imaging systems used during interventional vascular and cardiac procedures such as balloon angioplasty; and dental X-ray systems. The operations of Trex Medical, which previously constituted the medical products segment of ThermoTrex's business, have been classified as discontinued operations as a result of the decision to divest this business. As of April 28, 2000, ThermoTrex owned approximately 71.6% of Trex Medical's outstanding common stock.

    ThermoTrex's principal executive offices are located at 10455 Pacific Center Court, San Diego, California 92121-4339, and its telephone number is
(781) 622-1000.

THERMOTREX ACQUISITION

    ThermoTrex Acquisition is a newly-formed Delaware corporation organized by Thermo Electron for the sole purpose of effecting the merger. ThermoTrex Acquisition has not conducted any prior business.

    ThermoTrex Acquisition's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is
(781) 622-1000.

                 COMPARISON OF RIGHTS OF HOLDERS OF THERMOTREX
                        AND THERMO ELECTRON COMMON STOCK

    This section of the proxy statement-prospectus describes certain differences between the rights of holders of ThermoTrex common stock and Thermo Electron common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of ThermoTrex and being a stockholder of Thermo Electron.

    As a stockholder of ThermoTrex, your rights are governed by ThermoTrex's Restated Certificate of Incorporation and ThermoTrex's Restated Bylaws, each as amended. After completion of the merger, you will become a stockholder of Thermo Electron. As a Thermo Electron stockholder, your rights will be governed by Thermo Electron's Restated Certificate of Incorporation and Thermo Electron's Bylaws, each as amended. We are each incorporated under the laws of the State of Delaware and accordingly, your rights as a stockholder will continue to be governed by the Delaware General Corporation Law after completion of the merger.

CLASSES OF COMMON STOCK OF THERMOTREX AND THERMO ELECTRON

    Thermo Electron and ThermoTrex each has only one class of common stock issued and outstanding. There are 350,000,000 shares of Thermo Electron common stock authorized, and ThermoTrex currently has 50,000,000 shares of common stock authorized. As of April 28, 2000, there were 155,877,477 outstanding shares of Thermo Electron common stock, and an aggregate of 29,410,408 shares reserved for issuance upon conversion of convertible debentures and exercise of options. As of April 28, 2000, there were 22,990,687 outstanding shares of ThermoTrex common stock, and an aggregate of 4,503,317 shares reserved for issuance upon conversion of convertible debentures and exercise of stock options.

    Each of us has a large number of shares available for issuance that has been authorized but not yet issued. We can issue up to our authorized number of shares of common stock without going to stockholders to ask for approval of an increase in our authorized shares, except in circumstances described below. We are each subject to the stockholder approval requirements of the stock exchanges on which our common stock is traded relating to issuance of common stock. The New York Stock Exchange, on which the Thermo Electron common stock is listed, requires that Thermo Electron obtain stockholder approval for the listing of shares in the following circumstances:

    - issuing more than 20% of its outstanding common stock in a transaction or series of related transactions, other than a public offering for cash, or a private financing involving the sale of common stock for cash at a price at least equal to the greater of book or market value of the common stock; or

    - issuing more than one percent of its common stock to a director, officer or substantial securityholder of Thermo Electron, or any of their affiliates, except that in the case of substantial securityholders only, the limit is increased to five percent if the sale of stock is for cash at a price at least equal to the greater of book or market value of the common stock.

The American Stock Exchange, on which the ThermoTrex common stock is listed, requires that ThermoTrex obtain stockholder approval for the listing of shares in the following circumstances:

    - issuing more than 20% of its common stock for cash for less than the greater of book or market value of the common stock;

    - issuing more than five percent of its common stock in an acquisition if any director, officer or substantial securityholder of ThermoTrex individually has a five percent, or, collectively, a ten percent interest in the company or assets being acquired or the consideration to be paid in the acquisition; or

    - issuing more than 20% of its common stock in an acquisition.

    In addition, the Delaware General Corporation Law would require us to obtain stockholder approval to authorize a merger in which we were (1) the surviving corporation and (2) obligated under the merger agreement to issue more than 20% of our shares outstanding immediately before the effective date of the merger.

    Thermo Electron has authorized a class of 50,000 shares of preferred stock, of which Thermo Electron currently has 40,000 shares designated as Series B junior participating preferred stock. The preferred stock is described below under "--Preferred Stock."

CLASSIFIED BOARD OF DIRECTORS

    Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Thermo Electron's board of directors is divided into three classes, as nearly equal in size as possible, with one class elected annually. Thermo Electron directors are elected for a term of three years. The term of each director is subject to the election and qualification of the director's successor and to the director's earlier death, resignation or removal. Thermo Electron's classified board of directors may make it more difficult for a third party to gain control of Thermo Electron.

    ThermoTrex's board of directors is not divided into different classes. Members of ThermoTrex's board of directors are elected by a plurality of the votes cast at the annual meeting of the stockholders. ThermoTrex directors are elected until the next annual meeting of the stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

    The classified structure of Thermo Electron's board of directors serves to ensure continuity and stability in a corporation's leadership in part because, at any time, at least two-thirds of the board has had prior experience on the board. The structure also would moderate the pace of any change in control of Thermo Electron because all directors' terms do not expire at the same time, which extends the time required to elect a majority of the board.

NUMBER OF DIRECTORS

    Thermo Electron's board of directors currently consists of nine directors. The number of directors on Thermo Electron's board is determined by resolution of the board, but can not be less than three.

    ThermoTrex's board of directors currently consists of six directors. The number of directors on ThermoTrex's board can not be less than three nor more than thirteen. The exact number of directors is fixed from time to time by the board of directors or by the stockholders at an annual meeting.

    Because there are more directors on Thermo Electron's board than there are on ThermoTrex's board, more director votes must be obtained in order for a resolution to be approved or denied by Thermo Electron's board.

REMOVAL OF DIRECTORS

    ThermoTrex directors, or the entire ThermoTrex board, may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of ThermoTrex common stock then entitled to vote at an election of directors.

    Neither the Restated Certificate of Incorporation nor the Bylaws of Thermo Electron, each as amended, contain an explicit procedure for the removal of a member of the board of directors. Delaware law provides that unless otherwise provided in the certificate of incorporation of a company, a director of a classified board such as Thermo Electron's can be removed only for cause, by the

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holders of a majority of the shares then entitled to vote at an election of directors of such company. This means that, unlike removal of a member of ThermoTrex's board, there must be a good reason for removing a member of the Thermo Electron board, and that members of the Thermo Electron board cannot simply be removed for no reason. This may make it harder to remove a member of the Thermo Electron board than it would be to remove a member of the ThermoTrex board.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Except as otherwise required by the Restated Certificate of Incorporation, as amended, or the Delaware General Corporation Law, any vacancies in both the Thermo Electron and ThermoTrex boards of directors, however occurring, or any newly-created directorship resulting from an increase in the number of seats on the board of directors, will be filled by vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Vacancies will not be filled by the stockholders. Newly created directorships or decreases in directorships in Thermo Electron's board of directors will be apportioned among the classes of directors so as to make all classes as nearly equal in number as practicable.

    To the extent reasonably possible, any newly created Thermo Electron directorship will be added to the class of directors whose term of office is to expire at the latest date following the creation of that directorship, unless otherwise provided for by resolution of the majority of the directors then in office. Any newly eliminated Thermo Electron directorship will be subtracted from the class whose office is to expire at the earliest date following the elimination of the directorship, unless otherwise provided for by resolution of the majority of the directors then in office.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Thermo Electron stockholders may take action at annual or special meetings of stockholders, or by the written consent of stockholders having no less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote on the matter were present and voted.

    ThermoTrex stockholders may take action at annual or special meetings of stockholders, or by the written consent of stockholders having not less than 50% of all of the stock entitled to vote on the action if a meeting were held, so long as the written consent is not by stockholders having less than the minimum percentage of the total vote required by statute for the proposed corporate action.

ABILITY TO CALL SPECIAL MEETINGS

    Special meetings of Thermo Electron stockholders may be called only by Thermo Electron's board of directors, the chairman of the board of directors, or its chief executive officer. Special meetings of ThermoTrex stockholders may be called only by ThermoTrex's board of directors, the chairman of the board of directors, its president, or any vice president. This means that more people are allowed to call a special stockholders' meeting for ThermoTrex stockholders than are allowed to call a special stockholders' meeting for Thermo Electron stockholders. This could mean that it would be easier to call a special stockholders' meeting at ThermoTrex than at Thermo Electron, since more people have the ability to make the decision to call the meeting.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

    The Thermo Electron Bylaws allow stockholders to nominate candidates for election to Thermo Electron's board of directors or to propose business to be transacted at an annual stockholder meeting. However, such nominations and proposals may only be made by a stockholder who has given timely written notice to the secretary of Thermo Electron before the annual stockholder meeting in the manner described below.

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    Under Thermo Electron's Bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholder meeting must be delivered to the secretary of Thermo Electron not less than 60 days nor more than 75 days before the first anniversary of the date on which Thermo Electron first mailed its proxy materials for the preceding year's annual stockholder meeting. However, if the date of the annual meeting is moved ahead more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year's annual stockholder meeting, notice to be timely must be delivered not later than the close of business on the later of (1) the 90(th) day prior to such annual meeting or (2) the 10(th) day following the day on which public announcement of the date of such meeting is first made.

    Stockholder nominations and proposals will not be brought before any Thermo Electron stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Thermo Electron's stockholder advance notice procedure, as set forth in the Bylaws.

    ThermoTrex does not have a provision in its Restated Certificate of Incorporation or Restated Bylaws, each as amended, requiring advance notice or a specific procedural process for stockholder nominations of candidates for election to the board of directors or for stockholder proposals before ThermoTrex's annual stockholder meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation. Neither Thermo Electron nor ThermoTrex currently has a higher vote required by their Restated Certificates of Incorporation, as amended, in order to amend such documents.

AMENDMENT OF BYLAWS

    Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer that power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated that power.

    Thermo Electron's board of directors is authorized to alter, amend and repeal Thermo Electron's Bylaws or to make new Bylaws. Thermo Electron's Bylaws may also be altered, amended and repealed, or new Bylaws may be made, by the affirmative vote of the holders of a majority of the shares of capital stock of Thermo Electron issued and outstanding and entitled to vote, voting together as a single class, except that the affirmative vote of the holders of at least two-thirds of the shares of capital stock of Thermo Electron issued and outstanding and entitled to vote is required to alter, amend or repeal, or make new Bylaws inconsistent with Article II (matters relating to directors) or
Article VI (amendments to the Bylaws) of the Bylaws.

    ThermoTrex's board of directors is authorized to alter, amend and repeal ThermoTrex's Restated Bylaws at any meeting of the board. Its Restated Bylaws may also be altered, amended or repealed at any meeting of the stockholders of ThermoTrex by the vote of the holders of the majority of the stock issued and outstanding and entitled to vote at such meeting. For certain amendments relating to directors and amendments to the Bylaws, there is a lower stockholder vote required to change ThermoTrex's Restated Bylaws than is required to change Thermo Electron's Bylaws. However, since Thermo Electron controls the stockholder vote at ThermoTrex (because of its ownership of more than 50% of ThermoTrex's outstanding common stock), the fact that a lower stockholder vote is required to change the bylaws at ThermoTrex than at Thermo Electron does not have any practical effect as far as unaffiliated stockholders are concerned.

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DELAWARE ANTI-TAKEOVER STATUTE

    We are both subject to Section 203 of the Delaware General Corporation Law which, under certain circumstances, may make it more difficult for a person who would be an "interested stockholder," as defined in Section 203, in each of our companies, to effect various business combinations with either of us for a three-year period after becoming an interested stockholder. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our respective certificates of incorporation and bylaws do not exclude us from the restrictions imposed by
Section 203.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Delaware law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, which they had no reasonable cause to believe was unlawful.

    Thermo Electron's Restated Certificate of Incorporation, as amended, and ThermoTrex's Restated Bylaws, as amended, each provide for the indemnification of their respective officers and directors. The indemnification provisions state that any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action or suit brought by Thermo Electron or ThermoTrex, because that person either:

    - is or was a director or officer of Thermo Electron or ThermoTrex, or an employee or agent of ThermoTrex, or

    - is or was serving at the request of Thermo Electron or ThermoTrex, as a director or officer, or employee or agent, in the case of ThermoTrex, of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, to the fullest extent permitted by Delaware law. These indemnification rights are not exclusive of any other right to which persons seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    In the case of any action or suit by Thermo Electron or ThermoTrex to procure a judgment in its favor, no indemnification will be made (1) except for expenses, including attorneys' fees, or (2) relating to any claim, issue or matter as to which the director or officer has been judged to be liable to Thermo Electron or ThermoTrex, unless and only to the extent that the court determines that, despite the adjudication of liability, but in view of all of the circumstances of the case, the director or officer is entitled to indemnity for such expenses that the court finds proper.

    Additionally, we may each pay expenses incurred by our directors or officers in defending a civil or criminal action, suit or proceeding in advance of the final disposition of that action, suit or proceeding. However, those payments will be made only if we receive an undertaking by or on behalf of the director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

PREFERRED STOCK

    Thermo Electron's board of directors may, without further action of Thermo Electron's stockholders, issue up to 50,000 shares of preferred stock, in one or more classes and one or more series and fix the number of shares in any class or series. In a certificate of designation filed on January 31, 1996, 40,000 shares of the preferred stock were designated as Series B junior participating preferred stock. The terms of the Series B junior participating preferred stock are described in

"--Stockholder Rights Plan," below. Thermo Electron's board may fix the rights and preferences of any class or series of the remaining 10,000 shares of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, maturity dates, redemption prices and liquidation preferences. The rights of the holders of Thermo Electron common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Also, any issuance of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of Thermo Electron.

    ThermoTrex does not have any shares of preferred stock authorized. This means that, if ThermoTrex ever wanted to issue any shares of preferred stock, it would have to hold a stockholder meeting in order to get approval for the amendment to its certificate of incorporation that would be required in order to create a class of preferred stock.

STOCKHOLDER RIGHTS PLAN

    Under Delaware law, every corporation may create and issue rights entitling the holders of the rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

    Thermo Electron has entered into a rights agreement dated as of January 19, 1996, as amended, between Thermo Electron and BankBoston, N.A., as rights agent. As with most stockholder rights agreements, the terms of Thermo Electron's rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of Thermo Electron's common stock and to exercisability. The purpose of Thermo Electron's stockholder rights agreement is to encourage potential acquirors of a large percentage of Thermo Electron's common stock to initiate negotiations with the board of directors relating to the acquisition, rather than to proceed without the approval of the board. As described in more detail below, the rights would cause substantial dilution to any party attempting to acquire Thermo Electron unless the board of directors has found the transaction to be fair and in the best interests of stockholders.

    On January 19, 1996, Thermo Electron's board declared a dividend distribution of one right for each outstanding share of Thermo Electron common stock to stockholders of record at the close of business on January 29, 1996. Each right entitles the registered holder to purchase from Thermo Electron a unit consisting of one ten-thousandth of a share of Series B junior participating preferred stock at a purchase price of $250.00 in cash per unit, subject to adjustment. The following is a summary description of the terms of the rights. Please read the rights agreement for the complete description of the terms of the rights.

    Initially, the rights attach to all outstanding Thermo Electron common stock certificates and no separate rights certificates will be distributed. The rights will separate from the Thermo Electron common stock, and a distribution date will occur, upon the earlier of the following events:

    - 10 days after a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Thermo Electron common stock; or

    - 10 business days following the start of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Thermo Electron common stock.

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
    Until the distribution date:

    - the rights will be evidenced by the Thermo Electron common stock certificates and will be transferred only with the Thermo Electron common stock certificates;

    - new Thermo Electron common stock certificates will incorporate the rights agreement by reference; and

    - the surrender for transfer of any certificates of Thermo Electron common stock will also transfer the rights associated with the Thermo Electron common stock represented by the certificate.

    The rights are not exercisable until the distribution date and will expire at the close of business on January 29, 2006, unless earlier redeemed or exchanged by Thermo Electron as described below.

    If a person acquires 15% or more of the shares of Thermo Electron common stock, except as part of an offer for all of the outstanding shares of Thermo Electron common stock that at least a majority of the board of directors has approved, if, each holder of a right will thereafter have the right to exercise the right for a number of shares of Thermo Electron common stock or, in some circumstances, cash, property or other securities of Thermo Electron, equal to the exercise price of the right divided by one-half of the current market price of the Thermo Electron common stock on the date of the acquisition. However, rights are not exercisable following the acquisition until the rights are no longer redeemable by Thermo Electron as described below. Notwithstanding any of the foregoing, after the acquisition, all rights that are, or, as described in the rights agreement, were, beneficially owned by any acquiring person will be null and void. The event set forth in this paragraph is referred to as a "section 11(a)(ii) event."

    For example, at an exercise price of $250.00 per right, each holder of rights, other than acquiring persons or parties related to them, would be able to purchase, for $250.00, a number of shares of Thermo Electron common stock, or other consideration, as noted above, equal to $250.00 divided by one-half of the current market price of the Thermo Electron common stock. Assuming that the Thermo Electron common stock had a per share value of $50.00 at that time, holders of each valid right would be entitled to purchase ten shares of Thermo Electron common stock for $250.00.

    If, at any time after a person has become an acquiring person:

    - Thermo Electron is acquired in a merger or other transaction in which Thermo Electron is not the surviving corporation, or its common stock is changed or exchanged, other than a merger which follows an offer that is approved by the board of directors, or

    - 50% or more of Thermo Electron's assets or earning power is sold or transferred,

each holder of a valid right shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company equal to the exercise price of the right divided by one-half of the current market price of that company's common stock at the date the event occurs.

    For example, at an exercise price of $250.00 per right, each holder of rights, following an event described in the last paragraph, would be able to purchase, for $250.00, a number of shares of common stock of the acquiring company equal to $250.00 divided by one-half of the current market price of that company's common stock. Assuming that the common stock had a per share value of $100.00 at that time, holders of each valid right would be entitled to purchase five shares of common stock of the acquiring company for $250.00.

    At any time after a section 11(a)(ii) event, Thermo Electron's board may exchange all or a part of the rights, other than rights owned by the acquiring person that have become void, at an exchange ratio of one share of Thermo Electron common stock, or one ten-thousandth of a share of preferred stock, per right, subject to adjustment.

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    The preferred stock purchasable upon exercise of the rights will not be redeemable. The rights of the preferred stock are protected by customary antidilution provisions and, in light of Thermo Electron's stock dividend in 1996, currently provide for the following:

    - a minimum preferential quarterly dividend payment of $100 per share and an aggregate dividend per share of preferred stock of 15,000 times the dividend declared per share of Thermo Electron common stock;

    - an aggregate payment per share of preferred stock, in the event of liquidation, of 15,000 times the payment made per share of Thermo Electron common stock, with a minimum preferential liquidating payment of $100 per share;

    - 15,000 votes per share of preferred stock, voting together with the Thermo Electron common stock; and

    - in the event of any merger, consolidation or other transaction in which the Thermo Electron common stock is changed or exchanged, each share of preferred stock will be entitled to 15,000 times the amount received per share of Thermo Electron common stock.

    Because of the nature of the preferred stock's dividend, liquidation and voting rights, the value of one ten-thousandth of a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of Thermo Electron common stock.

    At any time until ten days after the stock acquisition date, Thermo Electron may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash or stock. Immediately upon the decision of the board of directors to redeem the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

    Until a right is exercised, holders of rights, as such, will have no rights as a stockholder of Thermo Electron, including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to Thermo Electron, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Thermo Electron common stock or other consideration or for common stock of the acquiring company as set forth above.

    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Thermo Electron without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of Thermo Electron and its stockholders, as determined by a majority of the board of directors. The rights should not interfere with any merger or other business combination that is approved by the board of directors of Thermo Electron since the board of directors can decide, at any time prior to the close of business on the earlier of (1) the tenth day following the stock acquisition date or
(2) January 29, 2006, and in certain other circumstances, redeem all of the then outstanding rights at the redemption price.

    ThermoTrex has not entered into a stockholder rights agreement. Accordingly, it does not have the protections against takeovers that are given by stockholder rights agreements. However, as noted above in this section under "--Delaware Anti-Takeover Statute," ThermoTrex is subject to Section 203 of the Delaware General Corporation Law, which may inhibit unsolicited takeover attempts.

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                                 LEGAL OPINION

    The validity of the shares of Thermo Electron common stock offered by this proxy statement-prospectus will be passed upon for Thermo Electron by Seth H. Hoogasian, Esq. Mr. Hoogasian is a full-time employee of Thermo Electron, is an officer of ThermoTrex and Thermo Electron, and owns or has the right to acquire 393,024 shares of Thermo Electron common stock and 120,700 shares of the common stock of Thermo Electron's subsidiaries.

                                    EXPERTS

    The financial statements of Thermo Electron and ThermoTrex incorporated by reference in this proxy statement-prospectus and the financial statement schedules incorporated by reference in the registration statement of which this proxy statement-prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                             STOCKHOLDER PROPOSALS

    If the merger is not completed, ThermoTrex will set a date for its 2000 annual meeting of stockholders. Pursuant to Rule 14a-8 under the Exchange Act, ThermoTrex stockholders may present proper proposals for inclusion in ThermoTrex's proxy statement and for consideration at its 2000 annual meeting of stockholders, in the event the merger is not completed, by submitting the proposals to ThermoTrex in a timely manner. In order to be included for the 2000 annual meeting, stockholder proposals must be received by ThermoTrex within a reasonable time before the meeting, and must otherwise comply with the requirements of Rule 14a-8.

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                      WHERE YOU CAN FIND MORE INFORMATION

    THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE, INCLUDING IMPORTANT BUSINESS AND FINANCIAL INFORMATION, WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS.

    All documents filed by Thermo Electron pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and before the date of the special meeting are incorporated by reference into and are deemed to be a part of this proxy statement-prospectus from the date of filing of those documents.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT.

THERMOTREX

    The following documents, filed by ThermoTrex (File No. 1-10791) with the SEC, are hereby incorporated by reference into this proxy statement-prospectus:

    - Annual Report on Form 10-K for the fiscal year ended October 2, 1999;

    - Amendment No. 1 on Form 10-K/A to Annual Report on Form 10-K for the fiscal year ended October 2, 1999;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended January 1,
      2000;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000; and

    - Current Report on Form 8-K filed on February 25, 2000 regarding the sale of Trex Communications Corporation.

THERMO ELECTRON

    The following documents, filed by Thermo Electron (File No. 1-8002) with the SEC, are hereby incorporated by reference into this proxy statement-prospectus:

    - Annual Report on Form 10-K for the fiscal year ended January 1, 2000;

    - Proxy Statement dated April 19, 2000;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000;

    - Current Report on Form 8-K filed on February 1, 2000 regarding Thermo Electron's proposed reorganization plan;

    - Current Report on Form 8-K filed on May 2, 2000 regarding Thermo Electron's financial results for the quarter ended April 1, 2000;

    - The description of the Thermo Electron common stock that is contained in Thermo Electron's Registration Statement on Form 8-A/A filed under the Exchange Act on September 9, 1999; and

    - The description of Thermo Electron's preferred stock purchase rights that is contained in Thermo Electron's Registration Statement on Form 8-A/A filed under the Exchange Act on June 21, 1999.

    Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement-prospectus will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement-prospectus modifies or supersedes the statement. Any statement so modified or

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
superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

    The documents incorporated by reference into this proxy statement-prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement-prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this proxy statement-prospectus are not themselves specifically incorporated by reference in this proxy statement-prospectus, then such exhibits will not be provided. ANY REQUEST FOR
DOCUMENTS SHOULD BE MADE BY       , 2000 TO ENSURE TIMELY DELIVERY OF THE
DOCUMENTS.

    Requests for documents relating to ThermoTrex or Thermo Electron should be directed to: Sandra L. Lambert, Corporate Secretary, Thermo Electron Corporation, P.O. Box 9046, 81 Wyman Street, Waltham, Massachusetts 02454-9046 (telephone: 781-622-1000; facsimile: 781-768-6620).

    We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza                Citicorp Center                Seven World Trade Center
Room 1024                      500 West Madison Street        13th Floor
450 Fifth Street, N.W.         Suite 1400                     New York, New York 10048
Washington, D.C. 20549         Chicago, Illinois 60661

    Reports, proxy statements and other information concerning ThermoTrex may be inspected at:

       The American Stock Exchange
       86 Trinity Place
       New York, New York 10006-1881

    Reports, proxy statements and other information concerning Thermo Electron may be inspected at:

       The New York Stock Exchange
       20 Broad Street
       New York, New York 10005

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room at the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding each of us. The address of the SEC's website is http://www.sec.gov.

    Thermo Electron has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the Thermo Electron common stock to be issued to ThermoTrex stockholders in the merger. This proxy statement-prospectus constitutes the prospectus of Thermo Electron filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

    Copies of ThermoTrex's Annual Report on Form 10-K for the fiscal year ended October 2, 1999, Amendment No. 1 on Form 10-K/A to Annual Report on Form 10-K for the fiscal year ended October 2, 1999, its Quarterly Report on Form 10-Q for the quarter ended April 1, 2000, and its Current Report on Form 8-K dated February 25, 2000 are attached to this proxy statement-prospectus as Appendices C, D, E and F, respectively. Please read each of such documents in their entirety for the important information they contain regarding the business of ThermoTrex.

    If you have any questions about the merger, please call ThermoTrex Investor Relations at 781-622-1111.

    THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus (see "WHERE YOU CAN FIND MORE INFORMATION") include forward-looking statements about Thermo Electron and ThermoTrex within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts, such as future financial performance, anticipated developments, business strategy, projected costs and plans and objectives of Thermo Electron and ThermoTrex. Many of these statements are preceded by, followed by or otherwise include the words "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or similar expressions. These statements may be made expressly in this document or may be incorporated by reference to other documents Thermo Electron and ThermoTrex have filed with the SEC.

    Although each of Thermo Electron and ThermoTrex believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results of Thermo Electron or ThermoTrex to be materially different from any future results expressed or implied by either Thermo Electron or ThermoTrex. The risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, under "RISK FACTORS" in this document, and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Thermo Electron's Annual Report on Form 10-K for the year ended January 1, 2000.

    The most important facts that could prevent Thermo Electron from achieving its stated goals include, but are not limited to, the following:

    - Thermo Electron's corporate reorganization, which includes taking several subsidiaries private, spinning off some subsidiaries and selling several businesses, is very complex, expensive and time-consuming.

    - Thermo Electron may not be able to complete pending or future acquisitions, and it may not be able to integrate any acquired businesses into its existing business or make the acquired businesses profitable.

    - Thermo Electron has significant international operations, which involve many risks.

    - Thermo Electron may not be able to develop new products, adapt to rapid technological change, and introduce new products in order to remain competitive.

    - Changes in governmental regulations may adversely affect demand for Thermo Electron's products.

    - Demand for some Thermo Electron products depends on capital spending policies of its customers and on government funding policies.

    - Obtaining and enforcing patent protection for Thermo Electron's proprietary products, processes and technologies can be difficult and expensive.

    These cautionary statements should not be construed by you as an exhaustive list or as any admission by Thermo Electron or ThermoTrex regarding the adequacy of disclosures made by either company. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. Thermo Electron and ThermoTrex do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

                          THERMO ELECTRON CORPORATION
              INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                                                PAGE
                                                              --------
Pro Forma Consolidated Condensed Financial Statements.......    F-2
Pro Forma Consolidated Condensed Statement of Continuing
  Operations for the three months ended April 1, 2000.......    F-3
Pro Forma Consolidated Condensed Statement of Continuing
  Operations for the fiscal year ended January 1, 2000......    F-4
Pro Forma Consolidated Condensed Balance Sheet as of April
  1, 2000...................................................    F-5
Notes to Pro Forma Consolidated Condensed Financial
  Statements................................................    F-6

                          THERMO ELECTRON CORPORATION

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The following unaudited pro forma consolidated condensed statements of continuing operations sets forth the results of continuing operations for the three months ended April 1, 2000, and the fiscal year ended January 1, 2000, as if the merger had become effective at the beginning of calendar year 1999. The results of ThermoTrex are reported as discontinued operations in the financial statements of Thermo Electron. The only pro forma adjustment to the Pro Forma Consolidated Condensed Statements of Continuing Operations is an increase in Thermo Electron's outstanding shares. The following unaudited pro forma consolidated condensed balance sheet sets forth the financial position as of April 1, 2000, as if the merger had become effective on April 1, 2000. For purposes of determining the number of shares of Thermo Electron that will be issued under the merger agreement, an exchange ratio of 0.5503 shares of Thermo Electron common stock for each share of ThermoTrex common stock not already owned by Thermo Electron has been used. The pro forma results of continuing operations are not necessarily indicative of future operations or the actual results that would have occurred had the merger become effective at the beginning of calendar year 1999.

                          THERMO ELECTRON CORPORATION

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF CONTINUING OPERATIONS

                        THREE MONTHS ENDED APRIL 1, 2000

                                  (UNAUDITED)

                                                                            PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                              ----------   -----------   ---------
                                                                         (IN THOUSANDS
                                                                   EXCEPT PER SHARE AMOUNTS)
Revenues....................................................   $598,929       $  --      $598,929
                                                               --------       -----      --------
Costs and Operating Expenses:
  Cost of revenues..........................................    325,183          --       325,183
  Selling, general, and administrative expenses.............    173,682          --       173,682
  Research and development expenses.........................     48,446          --        48,446
  Restructuring and other unusual income, net...............     (7,700)         --        (7,700)
                                                               --------       -----      --------
                                                                539,611          --       539,611
                                                               --------       -----      --------
Operating Income............................................     59,318          --        59,318
Other Expense, Net..........................................    (21,172)         --       (21,172)
                                                               --------       -----      --------
Income from Continuing Operations Before Income Taxes,
  Minority Interest, and Extraordinary Item.................     38,146          --        38,146
Income Tax Provision........................................     16,728          --        16,728
Minority Interest Expense...................................      6,127          --         6,127
                                                               --------       -----      --------
Income from Continuing Operations Before Extraordinary
  Item......................................................   $ 15,291       $  --      $ 15,291
                                                               ========       =====      ========
Earnings per Share from Continuing Operations Before
  Extraordinary Item:
  Basic.....................................................   $    .10       $  --      $    .10
                                                               ========       =====      ========
  Diluted...................................................   $    .09       $  --      $    .09
                                                               ========       =====      ========
Weighted Average Shares:
  Basic.....................................................    156,813       2,472       159,285
                                                               ========       =====      ========
  Diluted...................................................    157,464       2,472       159,936
                                                               ========       =====      ========

                          THERMO ELECTRON CORPORATION

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF CONTINUING OPERATIONS

                       FISCAL YEAR ENDED JANUARY 1, 2000

                                  (UNAUDITED)

                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                            -----------   ------------   -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues..................................................  $2,471,193       $  --       $2,471,193
                                                            ----------       -----       ----------
Costs and Operating Expenses:
  Cost of revenues........................................   1,378,494          --        1,378,494
  Selling, general, and administrative expenses...........     673,004          --          673,004
  Research and development expenses.......................     171,100          --          171,100
  Restructuring and other unusual costs, net..............     149,589          --          149,589
                                                            ----------       -----       ----------
                                                             2,372,187          --        2,372,187
                                                            ----------       -----       ----------
Operating Income..........................................      99,006          --           99,006
Other Expense, Net........................................     (61,520)         --          (61,520)
                                                            ----------       -----       ----------
Income from Continuing Operations Before Income Taxes,
  Minority Interest, and Extraordinary Items..............      37,486          --           37,486
Income Tax Provision......................................      33,073          --           33,073
Minority Interest Expense.................................      18,993          --           18,993
                                                            ----------       -----       ----------
Loss from Continuing Operations Before Extraordinary
  Items...................................................  $  (14,580)      $  --       $  (14,580)
                                                            ==========       =====       ==========
Loss per Share from Continuing Operations Before
  Extraordinary Items:
  Basic...................................................  $     (.09)      $  --       $     (.09)
                                                            ==========       =====       ==========
  Diluted.................................................  $     (.11)      $  --       $     (.11)
                                                            ==========       =====       ==========
Basic and Diluted Weighted Average Shares.................     157,987       2,472          160,459
                                                            ==========       =====       ==========

                          THERMO ELECTRON CORPORATION

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                 APRIL 1, 2000

                                  (UNAUDITED)

                                                                          PRO FORMA
                                                            HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                            ----------   -----------   ----------
                                                                       (IN THOUSANDS)
                          ASSETS
Current Assets:
  Cash and cash equivalents...............................  $  533,471     $    --     $  533,471
  Short-term available-for-sale investments, at quoted
    market value..........................................     426,015          --        426,015
  Accounts receivable, net................................     534,569          --        534,569
  Other current assets....................................     690,103          --        690,103
  Net assets of discontinued operations...................     502,629          --        502,629
                                                            ----------     -------     ----------
                                                             2,686,787          --      2,686,787
                                                            ----------     -------     ----------
Property, Plant, and Equipment, at Cost, Net..............     424,874          --        424,874
                                                            ----------     -------     ----------
Other Assets..............................................     233,486          --        233,486
                                                            ----------     -------     ----------
Cost in Excess of Net Assets of Acquired Companies........   1,206,238          --      1,206,238
                                                            ----------     -------     ----------
Long-term Net Assets of Discontinued Operations...........     625,802      53,694        679,496
                                                            ----------     -------     ----------
                                                            $5,177,187     $53,694     $5,230,881
                                                            ==========     =======     ==========

         LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities.......................................  $1,057,399     $    --     $1,057,399
                                                            ----------     -------     ----------
Deferred Income Taxes and Other Deferred Items............     162,622          --        162,622
                                                            ----------     -------     ----------
Long-term Obligations:
  Subordinated convertible obligations....................   1,184,033          --      1,184,033
  Other...................................................     386,290          --        386,290
                                                            ----------     -------     ----------
                                                             1,570,323          --      1,570,323
                                                            ----------     -------     ----------
Minority Interest.........................................     364,900          --        364,900
                                                            ----------     -------     ----------
Common Stock of Subsidiary Subject to Redemption..........       7,692          --          7,692
                                                            ----------     -------     ----------
Shareholders' Investment:
  Common stock............................................     167,990       2,472        170,462
  Capital in excess of par value..........................   1,061,754      51,222      1,112,976
  Retained earnings.......................................   1,057,791          --      1,057,791
  Treasury stock at cost..................................    (193,457)         --       (193,457)
  Deferred compensation...................................      (6,917)         --         (6,917)
  Accumulated other comprehensive items...................     (72,910)         --        (72,910)
                                                            ----------     -------     ----------
                                                             2,014,251      53,694      2,067,945
                                                            ----------     -------     ----------
                                                            $5,177,187     $53,694     $5,230,881
                                                            ==========     =======     ==========

                          THERMO ELECTRON CORPORATION

         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1-- PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF CONTINUING OPERATIONS

(IN THOUSANDS EXCEPT IN TEXT)

                                                              THREE MONTHS ENDED
                                                              APRIL 1, 2000 AND
                                                              FISCAL YEAR ENDED
                                                               JANUARY 1, 2000
                                                              ------------------
WEIGHTED AVERAGE SHARES
Increase in weighted average shares outstanding due to the
  assumed issuance of 2,471,500 shares of Thermo Electron's
  common stock for the acquisition of additional shares of
  ThermoTrex as of the beginning of calendar year 1999......        2,472
                                                                    -----

NOTE 2-- PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (IN THOUSANDS)

                                                              APRIL 1, 2000
                                                              DEBIT (CREDIT)
                                                              --------------
LONG-TERM NET ASSETS OF DISCONTINUED OPERATIONS
Increase in long-term net assets of discontinued operations
  as a result of Thermo Electron's increased ownership of
  ThermoTrex................................................      $ 53,694
                                                                  --------
COMMON STOCK
Increase in common stock due to the assumed issuance of
  2,471,500 shares of Thermo Electron's common stock for the
  acquisition of additional shares of ThermoTrex............        (2,472)
                                                                  --------
CAPITAL IN EXCESS OF PAR VALUE
Increase in capital in excess of par value as a result of
  Thermo Electron's increased ownership of ThermoTrex and
  the conversion of outstanding stock options of ThermoTrex
  into stock options of Thermo Electron.....................       (51,222)
                                                                  --------

                                                                      APPENDIX A

                            AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          THERMO ELECTRON CORPORATION
                       THERMOTREX ACQUISITION CORPORATION
                                      AND
                             THERMOTREX CORPORATION
                         DATED AS OF DECEMBER 14, 1999

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
ARTICLE I  THE MERGER...................................................              A-1
        1.1             The Merger..................................................  A-1
        1.2             Effective Time; Closing.....................................  A-2
        1.3             Effect of the Merger........................................  A-2
        1.4             Certificate of Incorporation; Bylaws........................  A-2
        1.5             Directors and Officers......................................  A-2
        1.6             Effect on Capital Stock.....................................  A-2
        1.7             Surrender of Certificates...................................  A-3
        1.8             No Further Ownership Rights in Company Common Stock.........  A-5
        1.9             Lost, Stolen or Destroyed Certificates......................  A-5
        1.10            Dividends...................................................  A-5
        1.11            Fractional Shares...........................................  A-5
        1.12            Closing of Transfer Books...................................  A-5
        1.13            Taking of Necessary Action; Further Action..................  A-5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............              A-6
        2.1             Organization of the Company.................................  A-6
        2.2             Company Capital Structure...................................  A-6
        2.3             Authority...................................................  A-6
        2.4             Board Approval..............................................  A-7
        2.5             Fairness Opinion............................................  A-7
        2.6             Registration Statement; Proxy Statement/Prospectus..........  A-7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THERMO ELECTRON AND MERGER SUB...
                                                                                      A-8
        3.1             Organization................................................  A-8
        3.2             Authority...................................................  A-8
        3.3             Capitalization..............................................  A-9
        3.4             Reports and Financial Statements............................  A-10
        3.5             Merger Sub..................................................  A-10
        3.6             Registration Statement; Proxy Statement/Prospectus..........  A-10
        3.7             Compliance with Law.........................................  A-10

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME.........................              A-11
        4.1             Conduct of Business by the Company..........................  A-11

ARTICLE V  ADDITIONAL AGREEMENTS........................................              A-11
        5.1             Registration Statement; Other Filings.......................  A-11
        5.2             Meeting of the Company Stockholders.........................  A-13
        5.3             Access to Information.......................................  A-13
        5.4             Public Disclosure...........................................  A-13
        5.5             Legal Requirements..........................................  A-13
        5.6             Notification of Certain Matters.............................  A-13
        5.7             Best Efforts and Further Assurances.........................  A-14
        5.8             Stock Option Plans; Reservation of Shares...................  A-14
        5.9             Thermo Electron Form S-8....................................  A-14
        5.10            Indemnification; Insurance..................................  A-14
        5.11            Deferred Compensation Plan..................................  A-15
        5.12            Compliance by Merger Sub....................................  A-15

                                                                                        PAGE
                                                                                      --------
        5.13            NYSE Listing................................................  A-15
        5.14            Exemption from Liability Under Section 16(b)................  A-15

ARTICLE VI  CONDITIONS TO THE MERGER....................................              A-16
        6.1             Conditions to Obligations of Each Party to Effect the
                        Merger......................................................  A-16
        6.2             Additional Conditions to Obligations of the Company.........  A-16
        6.3             Additional Conditions to the Obligations of Thermo Electron
                        and Merger Sub..............................................  A-17

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER..........................              A-17
        7.1             Termination.................................................  A-17
        7.2             Notice of Termination; Effect of Termination................  A-18
        7.3             Fees and Expenses...........................................  A-18
        7.4             Amendment...................................................  A-18
        7.5             Extension; Waiver...........................................  A-18

ARTICLE VIII  GENERAL PROVISIONS........................................              A-19
        8.1             Non-Survival of Representations and Warranties..............  A-19
        8.2             Notices.....................................................  A-19
        8.3             Counterparts................................................  A-19
        8.4             Entire Agreement............................................  A-19
        8.5             Severability................................................  A-20
        8.6             Other Remedies; Specific Performance........................  A-20
        8.7             Governing Law...............................................  A-20
        8.8             Assignment..................................................  A-20
        8.9             Headings....................................................  A-20

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of
December 14, 1999 is by and among Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), ThermoTrex Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Thermo Electron ("Merger Sub"), and ThermoTrex Corporation, a Delaware corporation (the "Company").

                                    RECITALS

    A. Thermo Electron owns approximately 80.14% of the outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), and Thermo Electron desires to acquire all of the remaining outstanding shares of Company Common Stock.

    B. Thermo Electron has formed the Merger Sub as a subsidiary with the intent of causing it to merge with the Company, as described in this Agreement.

    C. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Thermo Electron and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger").

    D. The Board of Directors of Thermo Electron (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Thermo Electron and is in the best interests of Thermo Electron and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

    E. The Board of Directors of the Company, on the recommendation of a special committee of the Board of Directors (the "Special Committee"), consisting of two directors of the Company who are not officers or directors of Thermo Electron or officers of the Company, (i) has determined that this Agreement, including the Exchange Ratio (as defined below), and the transactions contemplated by this Agreement, are fair to, and in the best interests of, the stockholders of the Company (other than Thermo Electron and its subsidiaries),
(ii) has approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has resolved to recommend the approval and adoption of this Agreement by the stockholders of the Company.

    F. Covington Associates LLC (the "Financial Advisor") has delivered to the Special Committee, for its consideration, and for delivery to the stockholders of the Company, its written opinion that, subject to the various assumptions and limitations set forth therein, as of the date of such opinion the consideration to be received by the stockholders of the Company (other than Thermo Electron and its subsidiaries) is fair to such stockholders from a financial point of view.

    G. Thermo Electron, the Company and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1. THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2. EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time" and the date on which the Effective Time occurs being the "Effective Date") as soon as practicable on the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the executive offices of Thermo Electron at a time and date to be specified by the parties, which shall be as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). At the Closing, (i) the Company shall deliver to Thermo Electron the various certificates and instruments required under
Article VI, (ii) Thermo Electron and Merger Sub shall deliver to the Company the various certificates and instruments required under Article VI and (iii) Merger Sub and the Company shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL.

    1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4.  CERTIFICATE OF INCORPORATION; BYLAWS.

        (a) Subject to the requirements of Section 5.10 hereof, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

        (b) Subject to the requirements of Section 5.10 hereof, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

    1.5. DIRECTORS AND OFFICERS. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve until their successors are duly elected or appointed and qualified.

    1.6. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

        (a) EXCHANGE OF THE COMPANY COMMON STOCK. Subject to the balance of this Section 1.6 and Section 1.11 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive 0.5503 share (subject to adjustment pursuant to Section 1.6(f) hereof, the "Exchange Ratio") of the common stock, $1.00 par value, of Thermo Electron (the "Thermo Common Stock"). As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (as defined in Section 1.7(b)) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if reasonably required) in the manner provided in Section 1.9).

        (b) STOCK OPTIONS. The Company and Thermo Electron each shall use its reasonable best efforts to cause all options to purchase Company Common Stock outstanding immediately prior to the Effective Time under stock option plans maintained or assumed by the Company and stock option agreements between the Company and certain of its employees existing on the date hereof (the "Company Stock Option Plans"), to be converted into options to purchase Thermo Common Stock in accordance with Section 5.8 hereof.

        (c) CONVERTIBLE DEBENTURES. All Company convertible debentures (the "Convertible Debentures") issued pursuant to an Indenture dated as of October 28, 1997, by and among the Company, Thermo Electron, and Bankers Trust Company, as Trustee (as supplemented by the First Supplemental Indenture dated as of February 6, 1998) outstanding at the Effective Time shall remain the Convertible Debentures of the Company, provided however, that in lieu of Company Common Stock being issuable upon conversion of such Convertible Debentures, after the Effective Time, Thermo Common Stock shall be issuable upon conversion of such Convertible Debentures in accordance with the terms of the Indenture as supplemented. At the Effective Time, the price at which Convertible Debentures then outstanding will be convertible into Thermo Common Stock shall be adjusted in accordance with the terms of the Indenture, as supplemented.

        (d) CAPITAL STOCK OF MERGER SUB. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

        (e) TREASURY STOCK; STOCK HELD BY THERMO ELECTRON. Notwithstanding any other provision of this Agreement, each share of Company Common Stock issued and outstanding and owned by Thermo Electron or any wholly-owned subsidiary of Thermo Electron, together with all shares owned by the Company or any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall cease to be outstanding, and shall automatically be cancelled and retired without payment of any consideration therefor, cash or otherwise, and cease to exist.

        (f) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Company Common Stock or Thermo Common Stock, as the case may be), recapitalization or other like change without receipt of consideration with respect to either the Company Common Stock or the Thermo Common Stock occurring on or after the date hereof and prior to the Effective Time.

    1.7.  SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. Prior to the Effective Time, Thermo Electron shall authorize Boston Equiserve to act as the exchange agent (the "Exchange Agent") in the Merger. At or prior to the Effective Time, Thermo Electron shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with the provisions of this Article I, certificates representing the shares of Thermo Common Stock and cash in lieu of fractional shares issuable pursuant to this Agreement in exchange for outstanding shares of Company Common Stock. The Thermo Common Stock into which Company Common Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.

        (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, Thermo Electron shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate (a "Certificate" or the "Certificates") representing Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall otherwise be in such form and have such other provisions as Thermo Electron may reasonably specify and as are reasonably acceptable to the Company) and (ii) instructions for effecting the exchange of the Certificates for certificates representing shares of Thermo Common Stock, as provided herein. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holders of Company Common Stock shall be entitled to receive in exchange for their Certificates (x) a certificate representing shares of Thermo Common Stock equal to the Exchange Ratio multiplied by the number of shares of Company Common Stock represented by such Certificate (rounded down to the nearest whole share), (y) any dividends or other distributions to which such holder is entitled pursuant to Section 1.10 hereof, and (z) a check issued pursuant to Section 1.11 hereof for any fractional share of Thermo Common Stock, and the Certificate so surrendered shall forthwith be cancelled. (The consideration specified in clauses (x), (y) and (z) above are referred to herein, collectively, as the "Merger Consideration"). In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration, shall be delivered in accordance with this Article I to a transferee if the Certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents required by law to evidence and effect such transfer pursuant to this Section. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive shares of Thermo Common Stock equal to the Exchange Ratio for each share of Company Common Stock represented on such Certificate, and the other Merger Consideration.

        (c) TRANSFERS OF OWNERSHIP. If payment of the Exchange Ratio is to be made to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment will have paid to Thermo Electron or any agent designated by it any transfer or other taxes required by reason of payment to a person other than the registered holder of the Certificate surrendered, or established to the reasonable satisfaction of Thermo Electron or any agent designated by it that such tax has been paid or is not payable.

        (d)  NO LIABILITY.  Notwithstanding anything to the contrary in this
    Section 1.7, neither the Exchange Agent, Thermo Electron, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e) RESPONSIBILITY; TERM. During the term of its engagement, the Exchange Agent shall be responsible for delivering certificates representing Thermo Common Stock and the other Merger Consideration to the holders of properly endorsed Certificates that are returned to the Exchange Agent. Promptly following the date that is six months after the Effective Date, the Exchange Agent shall, upon request by Thermo Electron, deliver to Thermo Electron all cash, Certificates, certificates representing shares of Thermo Common Stock and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of Company Common Stock may surrender such Certificate to Thermo Electron and (subject to applicable abandoned property, escheat and similar laws) shall receive in exchange therefor the Merger Consideration represented by such Certificate, without any interest thereon.

    1.8. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Thermo Common Stock and cash, if any, delivered to the holders of Company Common Stock upon the surrender of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock.

    1.9. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver the certificates representing Thermo Common Stock and the other Merger Consideration in respect of such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that, as a condition precedent to the payment thereof, the owner of such lost, stolen or destroyed Certificates shall deliver a bond in such sum as Thermo Electron or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Thermo Electron or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, unless Thermo Electron waives such requirement in writing.

    1.10. DIVIDENDS. No dividends or other distributions that are payable to a holder of record of Thermo Common Stock as of a date on or after the Effective Time shall be paid to the holder of Company Common Stock entitled by reason of the Merger to receive Thermo Common Stock until such holder surrenders its Certificates in accordance with Section 1.7(b) or provide an affidavit and indemnity in accordance with Section 1.9. Upon such surrender, the Exchange Agent or Thermo Electron (in the event that the Exchange Agent's term has expired), shall pay or deliver to the persons in whose name the certificates representing such Thermo Common Stock are issued any dividends or other distributions that are payable to the holders of record of Thermo Common Stock as of a date on or after the Effective Time and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

    1.11. FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Thermo Common Stock shall be issued to holders of Company Common Stock upon the surrender for exchange of Certificates, and such holders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Thermo Electron with respect to any fractional shares of Thermo Common Stock that would otherwise be issued to such holders. In lieu of any fractional shares of Thermo Common Stock that would otherwise be issued, each holder of Company Common Stock that would have been entitled to receive a fractional share of Thermo Common Stock shall, upon proper surrender of such person's Certificates, receive a cash payment (rounded to the nearest cent) equal to the closing price per share of Thermo Common Stock as reported in the consolidated transaction reporting system on the trading day immediately preceding the Closing Date, multiplied by the fraction of a share that such holder would otherwise be entitled to receive (rounded to the nearest hundredth of a share).

    1.12. CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to Thermo Electron, they shall be canceled and exchanged for the Merger Consideration in accordance with Article I.

    1.13. TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Thermo Electron and Merger Sub as follows:

    2.1. ORGANIZATION OF THE COMPANY. The Company and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed by the Company to be conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company. In this Agreement, the term "Material Adverse Effect" used in reference to the Company means any event, change or effect, that is or is reasonably likely to be, individually or in the aggregate with other events, changes or effects, materially adverse to the financial condition, results of operations or business of the Company and its subsidiaries, taken as a whole.

    2.2. COMPANY CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, of which there were 22,369,097 shares issued and outstanding as of October 2, 1999, and 933,421 shares in treasury. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of October 2, 1999, an aggregate of 1,731,685 shares of Company Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to Company Stock Option Plans, under which options were outstanding for an aggregate of 1,020,960 shares as of such date; 3,294,369 shares of Company Common Stock were reserved for issuance upon the conversion of the Convertible Debentures, 46,081 shares of Company Stock were reserved for issuance under the Company Employee Stock Purchase Plan, and 22,500 shares of Company Common Stock were reserved for issuance under the Company Directors Deferred Compensation Plan. As of November 8, 1999, 764,178 shares of Company Common Stock were reserved for issuance under stock option plans maintained or assumed by the Company relating to the issuance of common stock of Trex Communications Corporation which have been converted to options to acquire Company Common Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.

    2.3.  AUTHORITY.

        (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the adoption of this Agreement by the Company's stockholders by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Vote") and the filing of the Certificate of Merger pursuant to the DGCL. Under the DGCL, the Company's stockholders may adopt this Agreement by vote of the holders of a majority of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Thermo Electron and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the

    Certificate of Incorporation or Bylaws of the Company or (ii) subject to obtaining the Company Vote and compliance with the requirements set forth in
    Section 2.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its material subsidiaries or by which its or their respective properties is bound, except, with respect to clause (ii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on the Company or the Surviving Corporation.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware,
    (ii) the filing by the Company and Thermo Electron of the Proxy Statement and the Registration Statement (as defined in Section 5.1), respectively, with the U.S. Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the effectiveness of such Registration Statement, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

    2.4. BOARD APPROVAL. The Board of Directors of the Company, upon recommendation of the Special Committee that this Agreement, including the Exchange Ratio, is fair to, and in the best interests of, the stockholders of the Company (other than Thermo Electron and its subsidiaries), has, as of the date of this Agreement, unanimously (i) adopted a resolution approving this Agreement and declaring its advisability, (ii) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders (other than Thermo Electron and its subsidiaries), and (iii) determined to recommend that the stockholders of the Company vote to adopt this Agreement.

    2.5. FAIRNESS OPINION. The Special Committee has received an opinion from the Financial Advisor dated December 14, 1999 that, as of such date, the consideration to be received by the Company's stockholders in the Merger is fair, from a financial point of view, to the Company's stockholders other than Thermo Electron and its subsidiaries.

    2.6 REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS. The information to be supplied by or on behalf of the Company for inclusion in the Registration Statement (including any information incorporated by reference in the Registration Statement from other filings made by the Company with the SEC) shall not at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Other than with respect to the information supplied by or on behalf of Thermo Electron or the Merger Sub, the Proxy Statement shall not on the date the Proxy Statement is first mailed to stockholders or at the time of the Company Stockholders' Meeting (as defined in Section 5.1(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (other than with respect to information relating to Thermo Electron and/or Merger Sub) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                  ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF THERMO ELECTRON AND MERGER SUB

    Thermo Electron and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

    3.1. ORGANIZATION. Thermo Electron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each material subsidiary of Thermo Electron is duly organized, validly existing and in good standing under the law of the state its organization, each has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Thermo Electron. In this Agreement, the term "Material Adverse Effect" used in reference to Thermo Electron means any event, change or effect, that is or is reasonably likely to be, individually or in the aggregate with other events, changes or effects, materially adverse to the financial condition, results of operations or business of Thermo Electron and its subsidiaries, taken as a whole.

    3.2.  AUTHORITY.

        (a) Each of Thermo Electron and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Thermo Electron and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Thermo Electron and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding obligation of each of Thermo Electron and Merger Sub, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The execution and delivery of this Agreement by each of Thermo Electron and Merger Sub do not, and the performance of this Agreement by each of Thermo Electron and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Thermo Electron or the Certificate of Incorporation or Bylaws of Merger Sub or of any material subsidiary, direct or indirect, of Thermo Electron (including Merger Sub, but excluding the Company and its subsidiaries) (each, a "Material Thermo Subsidiary"), (ii) subject to compliance with the requirements set forth in Section 3.2(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Thermo Electron or any Material Thermo Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Thermo Electron's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Thermo Electron or any Material Thermo Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Thermo Electron or any Material Thermo Subsidiaries is a party or by which Thermo Electron or any Material Thermo Subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and
    (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Thermo Electron.

        (b) All shares of Thermo Common Stock issuable in accordance with this Agreement, and shares of Thermo Common Stock which will be subject to issuance pursuant to Company Stock Option Plans or the Convertible Debentures will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Thermo Electron or any other agreement or document to which Thermo Electron is a party or by which it is bound.

        (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Thermo Electron or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing of the Proxy Statement and the Registration Statement (as defined in Section 5.1) with the SEC in accordance with the Securities Act and the Exchange Act, and the effectiveness of such Registration Statement, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

    3.2.  CAPITALIZATION.

        (a) The authorized capital stock of Thermo Electron consists of 350,000,000 shares of Thermo Common Stock, par value $1.00 per share, of which there were 158,236,781 shares issued and outstanding as of October 2, 1999, and 9,011,451 shares in treasury as of October 2, 1999, and 50,000 shares of preferred stock, $100 par value per share, of which 40,000 shares have been designated Series B Junior Participating Preferred Stock, none of which are issued and outstanding. All of the outstanding shares of Thermo Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Thermo Electron or any agreement or document to which Thermo Electron is a party or by which it is bound. As of October 2, 1999, an aggregate of 15,653,373 shares of Thermo Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to stock option plans maintained by Thermo Electron, under which options are outstanding for an aggregate of 11,912,116 shares. As of October 2, 1999, an aggregate of 15,476,191 shares of Thermo Common Stock were reserved for issuance upon the conversion of convertible debentures issued by Thermo Electron. All shares of Thermo Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness of Thermo Electron issued and outstanding which have rights to vote in the election of directors of Thermo Electron. Except as described in the Thermo Reports (as defined in Section 3.4) filed prior to the date of this Agreement, there are no other material outstanding options, warrants, equity securities, subscriptions, calls, rights, commitments or agreements of any character to which Thermo Electron or any of its subsidiaries is a party or by which it is bound, obligating Thermo Electron to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Thermo Electron or obligating Thermo Electron to grant or enter into any such option, warrant, equity security, call, right, commitment or agreement.

        (b) Since October 2, 1999, there have been no material issuances of options, warrants, equity securities, subscriptions, calls, rights, commitments or agreements of any character to which Thermo Electron or any of its subsidiaries is a party or by which it is bound, obligating Thermo Electron to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Thermo Electron or obligating Thermo Electron to grant or enter into any such option, warrant, equity security, call, right, commitment or agreement.

        (c) As of the date of this Agreement, no Stock Acquisition Date or other event that would result in the occurrence of a Distribution Date has occurred (as such terms are defined in the Rights Agreement dated
    January 19, 1996, as amended, by and between Thermo Electron and BankBoston, N.A. (the "Rights Agreement")), with respect to the rights to purchase a unit consisting of one ten-thousandth of a share of Thermo Electron's
    Series B Junior Participating Preferred Stock pursuant to the Rights Agreement.

    3.4 REPORTS AND FINANCIAL STATEMENTS. Thermo Electron has made available to the Company complete and accurate copies, as amended or supplemented, of
(a) its Annual Report on Form 10-K for the fiscal year ended January 3, 1998 as filed with the SEC, and (b) all other reports filed by Thermo Electron with the SEC under Sections 13 or 14 of the Exchange Act since January 3, 1998 (such reports are collectively referred to herein as the "Thermo Reports"). Since October 2, 1999, there has been no change in the business, financial condition or results of operations of Thermo Electron that has resulted or is reasonably likely to result in a Material Adverse Effect on Thermo Electron. As of their respective dates, the Thermo Reports (i) complied in all material respects with the requirements of the Exchange Act and the applicable rules of the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Thermo Electron included in the Thermo Reports (in each case including the notes thereto) (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present, in all material respects, the consolidated financial condition, results of operation and cash flows of Thermo Electron as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Thermo Electron. There are no liabilities of Thermo Electron which are not disclosed in the Thermo Reports which would be reasonably likely to have a Material Adverse Effect on Thermo Electron.

    3.5 MERGER SUB. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

    3.6 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Other than with respect to the information supplied or on behalf of by the Company, the Registration Statement shall not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information supplied by or on behalf of Thermo Electron for inclusion in the Proxy Statement (including any information incorporated by reference in the Proxy Statement from other filings made by Thermo Electron with the SEC) shall not, on the date the Proxy Statement is first mailed to stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (with respect to information relating to Thermo Electron) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    3.7 COMPLIANCE WITH LAW. Except as described in the Thermo Reports, there is no suit, claim, action, proceeding, arbitration, review or investigation pending or threatened in writing against Thermo Electron, Merger Sub or any subsidiary of Thermo Electron (other than the Company and its subsidiaries) before any governmental entity that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Thermo Electron. Except as described in the Thermo Reports, none of Thermo Electron, Merger Sub or any subsidiary of Thermo Electron (other than the Company and its subsidiaries) is in conflict with, or in default or violation of, (i) any law applicable to it or by which any of its properties or assets is bound or affected or (ii) any franchise, grant, authorization, license, permit, easement, variance, exception, consent, certificate, approval or order of any governmental entity necessary for Thermo Electron, Merger Sub or any subsidiary of Thermo Electron (other than the Company and its subsidiaries) to own, lease and operate its properties or to carry on its business as it is now being conducted, except for any such conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect on Thermo Electron or to prevent or materially delay the performance of this Agreement by Thermo Electron and Merger Sub.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1. CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except for such actions which are contemplated by this Agreement or reasonably appropriate in connection with the transactions contemplated by this Agreement, and except as consented to by Thermo Electron, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1.  REGISTRATION STATEMENT; OTHER FILINGS.

        (a) As promptly as practicable after the execution of this Agreement, the Company and Thermo Electron will jointly prepare and file with the SEC a preliminary proxy statement (with appropriate requests for confidential treatment) relating to the Merger and this Agreement (such proxy statement, as amended or supplemented, the "Proxy Statement"), and Thermo Electron will prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement"), in which the Proxy Statement shall be included as a prospectus. Thermo Electron will use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable after such filing, and will take all actions required under applicable federal or state securities laws in connection with the issuance of Thermo Common Stock in the Merger. Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement, the Registration Statement or any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement or the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the relevant party will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

        (b) The information supplied by the Company for inclusion in the Registration Statement (including any information incorporated by reference in the Registration Statement from other filings made by the Company with the SEC) will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the adoption of this Agreement and approval of the Merger (the "Company Stockholders' Meeting") (including any information incorporated by reference in the Proxy Statement from other filings made by the Company with the SEC) will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company stockholders and at the time of the Company Stockholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading.

        (c) The information supplied by Thermo Electron and Merger Sub for inclusion in the Registration Statement (including any information incorporated by reference in the Registration Statement from other filings made by Thermo Electron with the SEC) will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Thermo Electron and Merger Sub for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders' Meeting (including any information incorporated by reference in the Proxy Statement from other filings made by Thermo Electron with the SEC) will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company stockholders and at the time of the Company Stockholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading.

        (d) The Proxy Statement will include the recommendation of the Special Committee in favor of approval of this Agreement (except that the Special Committee may withdraw, modify or refrain from making such recommendation to the extent that the Special Committee determines after consultation with outside legal counsel that failure to do so would violate the Special Committee's fiduciary duties under applicable law).

        (e) The Proxy Statement will include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement (except that the Board of Directors of the Company may withdraw, modify or refrain from making such recommendation to the extent that the Board determines after consultation with outside legal counsel that failure to do so would violate the Board's fiduciary duties under applicable law).

        (f) To the extent that the Special Committee or the Board withdraws, modifies or refrains from making their respective recommendations pursuant to Sections 5.1(d) or (e) hereof, the Proxy Statement will reflect such action.

    5.2. MEETING OF THE COMPANY STOCKHOLDERS. Promptly after the date hereof, the Company will, in accordance with the DGCL and its Certificate of Incorporation and Bylaws, use its reasonable best efforts to convene the Company Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement. Unless the Special Committee determines after consultation with outside legal counsel that to do so would be inconsistent with the Board's or the Special Committee's fiduciary duties under applicable law, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger and to take all other reasonable action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approvals. Thermo Electron shall vote, or cause to be voted, all of the Company Common Stock then owned by it and any of its subsidiaries in favor of the approval of this Agreement and the Merger.

    5.3. ACCESS TO INFORMATION. Subject to applicable legal restrictions, the Company will afford Thermo Electron and its accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its businesses, including the status of its product development efforts, properties, results of operations and personnel, as Thermo Electron may reasonably request. Thermo Electron hereto agrees that it will, and will cause its representatives and agents to, keep all such information confidential and will not, and will cause its representatives or agents not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Thermo Electron shall not be required to keep confidential any information (i) which is or becomes generally available to the public, other than by wrongful disclosure by the disclosing party in violation of this Agreement or (ii) which becomes available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or any officer or director of such party.

    5.4. PUBLIC DISCLOSURE. Thermo Electron and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. Promptly upon the execution hereof, the parties shall jointly make a press release with respect to the transactions contemplated by this Agreement, in form reasonably satisfactory to the Special Committee.

    5.5. LEGAL REQUIREMENTS. Each of Thermo Electron, Merger Sub and the Company will use its reasonable best efforts to take all reasonable actions necessary or desirable to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and including using its reasonable best efforts to defend any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

    5.6. NOTIFICATION OF CERTAIN MATTERS. Subject to the terms of this Agreement, Thermo Electron and Merger Sub will give prompt notice to the Company, and the Company will give prompt notice to Thermo Electron, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this

Agreement to the Effective Time, or (b) any material failure of Thermo Electron and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

    5.7. BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of Thermo Electron and the Company under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, it being understood that such efforts shall not include any obligation to settle any litigation prompted hereby. Subject to the terms hereof, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

    5.8.  STOCK OPTION PLANS; RESERVATION OF SHARES.

        (a) At the Effective Time, each outstanding option to purchase shares of the Company Common Stock (each a "Company Stock Option") under the Company Stock Option Plans, whether or not exercisable, will be assumed by Thermo Electron. Each Company Stock Option so assumed by Thermo Electron under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole share, and (ii) the per share exercise price for the shares of Thermo Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. After the Effective Time, Thermo Electron will issue to each holder of an outstanding Company Stock Option a notice describing the foregoing assumption of such Company Stock Option by Thermo Electron.

        (b) Thermo Electron will reserve sufficient shares of Thermo Common Stock for issuance under this Section 5.8 and pursuant to conversion of the Convertible Debentures.

    5.9. THERMO ELECTRON FORM S-8. Thermo Electron agrees to file a registration statement on Form S-8 or, if possible, an amendment to Thermo Electron's then effective registration statement on Form S-8, for the shares of Thermo Common Stock issuable with respect to the assumed Company Stock Options and shall use its best efforts to keep such registration statement effective for so long as any such options remain outstanding.

    5.10.  INDEMNIFICATION; INSURANCE.

        (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of the date hereof and at any time from the date hereof to the Effective Time, were directors or officers of the Company, unless such modification is required by law. The Surviving Corporation shall, and Thermo Electron will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of the Company pursuant to the provisions of the Certificate of Incorporation and the Bylaws of the Company as in effect on the date of this Agreement.

        (b) For a period of six (6) years after the Effective Time, Thermo Electron shall cause the Surviving Corporation to, either directly or through participation in Thermo Electron's umbrella policy, maintain in effect a directors' and officers' liability insurance policy covering those Company directors and officers currently covered by Thermo Electron's liability insurance policy with coverage no less favorable in amount and scope than existing coverage for such Company directors and officers (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided, however, that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 5.10, directly or through participation in Thermo Electron's policy, an amount per annum in excess of 175% of the current annual premiums, as adjusted for inflation each year, allocable and payable by the Company (the "Maximum Premium") with respect to such insurance; provided that if the cost of such insurance exceeds the Maximum Premium, Thermo Electron shall, and shall cause the Surviving Company to, obtain the maximum amount of coverage that can be purchased or maintained for the Maximum Premium.

        (c) This Section 5.10 shall survive the Effective Time for a period of six (6) years and is intended to benefit the Company, the Surviving Corporation and those individuals who, at the Effective Time, were directors or officers of the Company and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.10 against Thermo Electron or the Surviving Corporation) and shall be binding on all successors and assigns of Thermo Electron and the Surviving Corporation.

    5.11. DEFERRED COMPENSATION PLAN. At the Effective Time, the Company Directors Deferred Compensation Plan will terminate, and the Company will distribute to each participant Thermo Common Stock in amounts determined by multiplying the Exchange Ratio by the balance of stock units credited to such participant's deferred compensation account under the Company Directors Deferred Compensation Plan as of the Effective Time.

    5.12 COMPLIANCE BY MERGER SUB. Thermo Electron shall cause Merger Sub to timely perform and comply with all of its obligations under or related to this Agreement.

    5.13 NYSE LISTING. Thermo Electron shall use its best efforts to cause all shares of Thermo Common Stock issuable (i) to stockholders of the Company in the Merger, (ii) upon conversion of the Convertible Debentures, and (iii) pursuant to Company Stock Option Plans as assumed by Thermo Electron pursuant to this Agreement, to be authorized for listing on the New York Stock Exchange prior to the Effective Time.

    5.14 EXEMPTION FROM LIABILITY UNDER SECTION 16(b). Assuming that the Company delivers to Thermo Electron the Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of Thermo Electron, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Company Insiders (as defined below) of Thermo Common Stock in exchange for shares of Company Common Stock, and of options to purchase shares of Thermo Common Stock upon conversion of options to purchase shares of Company Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are approved by such Board of Directors or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt shall be so exempt. As used herein, "Company Insiders" shall mean those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information, and "Section 16 Information" shall mean accurate information regarding Company Insiders, the number of shares of Company Common Stock held or to be held by each such Company Insider expected to be exchanged for Thermo Common Stock in the Merger, and the number and description of the options to purchase shares of Company Common Stock held by each such Company Insider and expected to be converted into options to purchase shares of Thermo Common Stock in connection with the Merger.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (b) REGISTRATION STATEMENTS. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (c) NYSE LISTING. The Thermo Common Stock issuable (i) to holders of Company Common Stock, (ii) upon conversion of the Convertible Debentures, and (iii) pursuant to Company Stock Option Plans as assumed by Thermo Electron pursuant to this Agreement, shall have been authorized for listing on the New York Stock Exchange.

        (d) RIGHTS AGREEMENT. No Stock Acquisition Date or other event that would result in the occurrence of a Distribution Date shall have occurred (as such terms are defined in the Rights Agreement), with respect to the rights to purchase a unit consisting of one ten-thousandth of a share of Thermo Electron's Series B Junior Participating Preferred Stock pursuant to the Rights Agreement.

    6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company (provided that the Special Committee shall have consented in writing to any such waiver):

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Thermo Electron and Merger Sub contained in this Agreement shall be true and correct in all material respects (other than those already qualified by a materiality standard, which shall be true and correct in all respects) on and as of the Effective Time, except for changes expressly contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time; and the Company shall have received a certificate to such effect signed on behalf of Thermo Electron by the President, Chief Executive Officer or Vice President of Thermo Electron.

        (b) AGREEMENTS AND COVENANTS. Thermo Electron and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Thermo Electron by the President, Chief Executive Officer or Vice President of Thermo Electron.

        (c) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the requisite vote under the DGCL by the stockholders of the Company.

    6.3. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THERMO ELECTRON AND MERGER SUB. The obligations of Thermo Electron and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Thermo Electron and Merger Sub:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a Material Adverse Effect on the Company; and Thermo Electron and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President, Chief Executive Officer or Vice President of the Company.

        (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Thermo Electron shall have received a certificate to such effect signed on behalf of the Company by the President, Chief Executive Officer or Vice President of the Company.

        (c) NO WITHDRAWAL OF SPECIAL COMMITTEE RECOMMENDATION. The Special Committee shall not have withdrawn its recommendation to the Board of Directors to approve this Agreement.

        (d) CERTIFICATE REGARDING NO MATERIAL ADVERSE CHANGE. Thermo Electron and Merger Sub shall have received a certificate signed on behalf of the Company by the President, Chief Executive Officer or Vice President of the Company stating that there has been no change since July 3, 1999 in the business, financial condition, or results of operations of the Company that has resulted in or is reasonably likely to result in a Material Adverse Effect on the Company.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement by the stockholders of the Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Merger Sub and the Company (with the concurrence of the Special Committee);

        (b) by either the Company (with the concurrence of the Special Committee) or Merger Sub if the Merger shall not have been consummated by May 31, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

        (c) by either the Company (with the concurrence of the Special Committee) or Merger Sub if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

        (d) by the Company (with the concurrence of the Special Committee) if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain stockholder approval of the Company shall have been caused by the action or failure to act of the Company in breach of this Agreement);

        (e) by the Company (with the concurrence of the Special Committee), upon a breach of any representation, warranty, covenant or agreement on the part of Thermo Electron or Merger Sub set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.2(a) or
    Section 6.2(b) would not be satisfied as of the time of such breach and
    (ii) such breach shall not have been cured by Thermo Electron or Merger Sub within thirty (30) business days following receipt by Thermo Electron of written notice of such breach from the Company;

        (f) by Merger Sub, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, if (i) as a result of such breach the conditions set forth in
    Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by the Company within thirty (30) business days following receipt by the Company of written notice of such breach from Merger Sub;

        (g) by Merger Sub upon the Company's inability to provide the certificate required by Section 6.3(e) hereof and its continuing inability to provide such certificate within forty-five (45) business days following receipt by the Company of written notice from Merger Sub; or

    7.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto (or, in the case of a termination pursuant to Section 7.1(e), 7.1(f), or 7.1(g), the expiration of the periods referred to therein). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except that (i) the confidentiality obligations of each party hereto contained in Section 5.3, and the provisions of Sections 7.2, 7.3 and 8.1 shall survive any such termination and (ii) nothing herein shall relieve any party from liability for any material breach of this Agreement.

    7.3. FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    7.4. AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that the Company may not amend this Agreement without the concurrence of the Special Committee.

    7.5. EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that the Company may not take any such actions without the concurrence of the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company, Thermo Electron and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms, or as the context requires, survive the Effective Time shall survive the Effective Time.

    8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a) if to Thermo Electron or Merger Sub, to:
       Thermo Electron Corporation
       81 Wyman Street
       Waltham, MA 02454
       Attention: President
       Telephone: (781) 622-1000
       Facsimile: (781) 622-1283

      with a copy to:
       Thermo Electron Corporation
       81 Wyman Street
       Waltham, MA 02454
       Attention: General Counsel
       Telephone: (781) 622-1000
       Facsimile: (781) 622-1283

    (b) if to the Company, to
       ThermoTrex Corporation
       81 Wyman Street
       Waltham, MA 02454
       Attention: President
       Telephone: (781) 622-1000
       Facsimile: (781) 622-1283
       with a copy to:
       Edward D. Herlihy, Esq.
       Wachtell, Lipton, Rosen & Katz
       51 West 52(nd) Street
       New York, NY 10019
       Telephone: (212) 403-1000
       Facsimile: (212) 403-2000

    8.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.4. ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

    8.5. SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto so long as the economic or legal substance of the transactions contemplated hereby are not materially adversely affected. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.6. OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the DGCL applies.

    8.8. ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

    8.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  [remainder of page intentionally left blank]

    IN WITNESS WHEREOF, Thermo Electron, Merger Sub and the Company have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                                       THERMO ELECTRON CORPORATION

                                                       By:  /s/ THEO MELAS-KYRIAZI
                                                            -----------------------------------------
                                                       Name: Theo Melas-Kyriazi
                                                       Title:  Vice President and
                                                             Chief Financial Officer

                                                       THERMOTREX ACQUISITION
                                                       CORPORATION

                                                       By:  /s/ JOHN T. KEISER
                                                            -----------------------------------------
                                                       Name: John T. Keiser
                                                       Title:  President

                                                       THERMOTREX CORPORATION

                                                       By:  /s/ KENNETH J. APICERNO
                                                            -----------------------------------------
                                                       Name: Kenneth J. Apicerno
                                                       Title:  Treasurer

                                                                      APPENDIX B

                        COVINGTON ASSOCIATES LETTERHEAD

    IT IS UNDERSTOOD THAT THIS LETTER IS FOR THE INFORMATION OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS (THE "SPECIAL COMMITTEE") OF THERMOTREX CORPORATION ONLY AND MAY NOT BE USED FOR ANY OTHER PURPOSE OTHER THAN AS SET FORTH IN THE ENGAGEMENT LETTER AMONG THE SPECIAL COMMITTEE, THERMOTREX CORPORATION AND COVINGTON ASSOCIATES LLC, NOR MAY THIS LETTER BE REPRODUCED, SUMMARIZED, DESCRIBED OR REFERRED TO OR GIVEN TO ANY PERSON WITHOUT OUR PRIOR WRITTEN CONSENT, EXCEPT FOR THE REPRODUCTION, SUMMARY AND DESCRIPTION OF OR REFERENCE TO THIS LETTER IN ANY FILING WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT (AS DEFINED BELOW) OR AS MAY OTHERWISE BE REQUIRED BY LAW OR BY A COURT OF COMPETENT JURISDICTION. THIS LETTER MAY NOT BE RELIED UPON BY ANY OTHER PARTY.

    WE HAVE ASSUMED AND RELIED UPON WITHOUT INDEPENDENT VERIFICATION THE ACCURACY AND COMPLETENESS OF THE INFORMATION PROVIDED TO US BY THERMOTREX CORPORATION AND REVIEWED BY US FOR THE PURPOSE OF THIS OPINION.

December 13, 1999

The Special Committee of the Board of Directors
ThermoTrex Corporation
81 Wyman Street
Post Office Box 9046
Waltham, MA 02454-9046

Gentlemen:

    ThermoTrex Corporation ("ThermoTrex" or the "Company"), and Thermo Electron Corporation ("Thermo Electron") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which, by way of merger Thermo Electron intends to acquire all of the remaining outstanding shares of the Company's common stock that it does not already own (the "Minority Company Share(s)") in consideration for .5503 shares of Thermo Electron common stock (the "Transaction Consideration") for each Minority Company Share (the "Transaction"). As of the date of this letter, Thermo Electron owns approximately 80.14% of the outstanding shares of common stock, par value $.01 per share, of the Company. The terms and conditions of the Transaction are set forth in more detail in the Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Agreement.

    You have asked us whether, in our opinion, the Transaction Consideration is fair from a financial point of view to the shareholders of ThermoTrex.

    In arriving at the opinion set forth below, we have among other things:

    1. Reviewed certain business and financial information relating to ThermoTrex and Thermo Electron (collectively the "Thermo Companies") that we have deemed relevant;

    2. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Thermo Companies furnished to us by the Thermo Companies;

    3. Conducted discussions with members of senior management of the Thermo Companies concerning the matters described in clauses 1 and 2 above;

    4. Reviewed the market prices and valuation multiples for the Thermo Companies' common stock and compared them from a financial point of view with those of certain publicly traded and privately held companies that we deemed to be relevant;

    5. Reviewed the results of operations of the Thermo Companies and compared them with those of certain publicly traded companies that we deemed to be relevant;

    6. Compared the financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

    7.  Performed certain discounted cash flow analyses;

    8.  Reviewed the draft of the Agreement dated December 10, 1999;

    9. Reviewed such other financial studies and analyses and taken into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions; and

    10. Reviewed publicly available information concerning the Thermo Companies which we believe to be relevant to our inquiry.

    In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by us, or publicly available, and we have not assumed any responsibility for independently verifying such information nor have we undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Thermo Companies. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Thermo Companies. With respect to the financial forecasts furnished to or discussed with us by the Thermo Companies, we have assumed that such forecasts have been reasonably prepared, are based on reasonable assumptions, and reflect the best currently available estimates and judgment of the Thermo Companies' management as to the expected future financial performance of the Thermo Companies. We assume no responsibility to revise or update our opinion if there is a change in the financial condition or prospects of The Thermo Companies from that disclosed or projected in the information we reviewed or in general economic or market conditions. We have assumed that the Merger will be consummated on the terms set forth in the December 10(th), draft of the Agreement without waiver or amendment of any of the terms or conditions thereof. Although we have been informed that the Transaction will not qualify as a tax free reorganization under the Internal Revenue Code, we have not considered the tax effects to the shareholders of the Company.

    Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

    We have been engaged by the Special Committee of the Board of Directors of ThermoTrex in connection with the delivery of this opinion, pursuant to a limited engagement letter dated October 15, 1999, and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

    This opinion does not constitute a recommendation to any shareholder of the Company as to whether any such shareholder should vote in favor of the Transaction. This opinion does not address the relative merits of the Transaction or any other transactions or business strategies discussed by the

Special Committee as alternatives to the Transaction. In rendering this opinion, we have not been engaged to act as a fiduciary of the Company or its shareholders.

    On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Transaction Consideration is fair from a financial point of view to the shareholders of ThermoTrex.

                                          Very truly yours,

                                          /s/ Covington Associates LLC
                                          --------------------------------------

                                          Covington Associates LLC

                                                                      APPENDIX C

              ANNUAL REPORT ON FORM 10-K OF THERMOTREX CORPORATION
                   FOR THE FISCAL YEAR ENDED OCTOBER 2, 1999

                                                                      APPENDIX C

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

              ----------------------------------------------------

                                    FORM 10-K

(mark one)

[ X ] Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended October 2, 1999

[   ]  Transition Report Pursuant to Section 13 or 15(d) of the Securities
       Exchange Act of 1934

                         Commission file number 1-10791

                             THERMOTREX CORPORATION
             (Exact name of Registrant as specified in its charter)

Delaware                                                         52-1711436
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

10455 Pacific Center Court
San Diego, California                                              92121-4339
(Address of principal executive offices)                           (Zip Code)

       Registrant's telephone number, including area code: (781) 622-1000

          Securities registered pursuant to Section 12(b) of the Act:

                 Title of each class     Name of exchange on which registered
                 -------------------     ------------------------------------
      Common Stock, $.01 par value              American Stock Exchange
    3 1/4% Subordinated Convertible
             Debentures due 2007                American Stock Exchange

          Securities registered pursuant to Section 12(g) of the Act:
                                      None

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to the filing requirements for at least the past 90 days. Yes [ X ] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference into Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the voting stock held by nonaffiliates of the Registrant as of October 29, 1999, was approximately $30,579,000.

As of October 29, 1999, the Registrant had 22,370,012 shares of Common Stock outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Registrant's Annual Report to Shareholders for the fiscal year ended October 2, 1999, are incorporated by reference into Parts I and II.

                                     PART I

Item 1.    BUSINESS

(a)    GENERAL DEVELOPMENT OF BUSINESS

       ThermoTrex Corporation, which we also refer to as "the company" or "the registrant," is the parent company of two publicly traded, majority-owned subsidiaries, Trex Medical Corporation and ThermoLase Corporation. In addition, ThermoTrex performs advanced technology research and development (R&D) in the areas of avionics, X-ray detection, signal processing, and lasers. Government contracts are the primary source of funding for this work. ThermoTrex also has a majority-owned privately held subsidiary, Trex Communications Corporation.

PROPOSED MERGER

       In fiscal 1999*, Thermo Electron Corporation announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the company and its ThermoLase subsidiary. In December 1999, the boards of directors of the company, ThermoLase, and Thermo Electron approved definitive merger agreements under which Thermo Electron would acquire all of the outstanding shares of our common stock and all of the outstanding shares of ThermoLase (other than the shares held by Thermo Electron or the company) in exchange for Thermo Electron common stock. As a result, the company and ThermoLase would become wholly owned subsidiaries of Thermo Electron. The terms of the exchanges, and certain conditions as to which the completion of the mergers are subject to, are outlined in Note 16 to Consolidated Financial Statements in our Fiscal 1999 Annual Report to Shareholders. This information is incorporated into this document by reference. Trex Medical would remain a publicly traded subsidiary of Thermo Electron.

RESTRUCTURING ACTIONS

       During fiscal 1999, ThermoTrex announced broad-scale restructuring actions. In connection with these actions, the company recorded restructuring and related charges of $100.2 million in fiscal 1999, which primarily relate to restructuring at the company's ThermoLase and Trex Medical subsidiaries.

TREX MEDICAL

       Through our Trex Medical subsidiary, we design, manufacture, and market mammography equipment and minimally invasive digital breast-biopsy systems, general-purpose and specialized medical X-ray equipment, and dental X-ray systems. Other specialized medical X-ray systems include R/F (radiographic/fluoroscopic) units, which are used to diagnose gastrointestinal disorders and other problems; and cardiac catheterization laboratories (cath labs), which are used during diagnostic and interventional vascular and cardiac procedures, such as balloon angioplasty. Through Trophy Radiologie, which is based just outside of Paris, Trex Medical manufactures digital and conventional dental X-ray systems. Trex Medical undertook a consolidation of its domestic facilities in fiscal 1999, reducing the number of domestic operating units from four to two. Trex Medical's results in fiscal 1999 were adversely affected by these actions, as well as the loss of a significant customer.

THERMOLASE

       Through our ThermoLase subsidiary, we developed two laser-based products: the SoftLight-Registered Trademark- system for the removal of unwanted hair and the SoftLight Laser Peel for skin resurfacing. Due to ThermoLase's continuing losses, in fiscal 1999, ThermoLase decided to exit these businesses. Through its Creative Beauty Innovations, Inc. subsidiary, ThermoLase manufactures and markets skin-care and bath and body products, and markets dietary supplements.

--------------------
* References to fiscal 1999, 1998, and 1997 in this document are for the years ended October 2, 1999, October 3, 1998, and September 27, 1997, respectively.

       ThermoLase developed a network of 14 high-end day spas, originally called Spa Thira. In June 1998, ThermoLase acquired The Greenhouse Spa, Inc., a destination spa located in Arlington, Texas. During fiscal 1998, ThermoLase announced the closure of three of the day spas and converted the other eleven into full-service day spas that were operated under The Greenhouse Spa name. During the third quarter of fiscal 1999, ThermoLase closed two additional spas and sold the nine remaining day spas, as well as The Greenhouse Spa, Inc.

       Beginning in June 1996, ThermoLase entered into a variety of joint ventures and licensing agreements to bring SoftLight technology to international markets. During fiscal 1998, it closed a spa in France, which operated under a joint venture agreement, and during fiscal 1999, it terminated or renegotiated the terms of the remaining international licensing arrangements to minimize ongoing management, maintenance, and service obligations. In fiscal 1999, ThermoLase offered licensees the opportunity to purchase or lease SoftLight lasers in lieu of paying ongoing licensing fees.

GOVERNMENT-SPONSORED R&D

       Government-sponsored contract revenues increased 35% in fiscal 1999. We received incremental funding for several contracts. They include a 30-month, $28.0 million U.S. Air Force contract awarded in May 1998 to develop an unconventional imaging system to observe satellites in geosynchronous orbit
(GEO), about 22,000 miles above the earth. The Air Force has an option to increase the funding by $22.0 million, for a total of $50.0 million over a four-year period. Under another government contract, ThermoTrex is developing lightweight digital image sensors that consume a minimum of power. This three-year, $15.0 million contract is funded by the Ballistic Missile Defense Organization and was awarded in fiscal 1998. In fiscal 1999, we received $3.7 million in funding, bringing funding to date on this contract to $7.3 million. To fulfill the contract, we will apply patented technology developed over the last several years through R&D related to developing a full-field digital mammography system. Military applications include improved night-vision systems, but these sensors also show promise for commercial applications, such as high-definition TV. And, the U.S. Army continues to fund development of a passive millimeter-wave camera, which has potential for use in aviation and security applications. In fiscal 1999, the U.S. Army Research Laboratory awarded an additional $2.1 million to continue development of the camera. We continue to follow our strategy of performing government R&D that we believe has the potential to spawn commercial products.

TREX COMMUNICATIONS

       We created our Trex Communications subsidiary in fiscal 1997. Since then, Trex Communications has acquired three companies. Through CCS TrexCom Inc., acquired in July 1997, we design and market interactive information and voice-response systems. Through Electro-Magnetic Processes, Inc. (EMP) (acquired in May 1998), and LNR Communications, Inc. (acquired in November 1998), we manufacture and market ground-based satellite communications systems and related components. In November 1999, we agreed to acquire all of the shares of Trex Communications in anticipation of selling all of the shares to a third party. CCS TrexCom was sold to EPOS Corporation in December 1999 for approximately $8 million in cash and a $2 million note receivable due in December 2004. We have also signed a letter of intent to sell Trex Communications for approximately $49 million dollars and hope to complete that sale in January 2000.

STOCK OWNERSHIP

       We were incorporated in January 1991 as a wholly owned subsidiary of Thermo Electron. As of October 2, 1999, Thermo Electron owned 17,927,330 shares of our common stock. This represented 80% of our outstanding shares on that date. Thermo Electron is a world leader in many of the markets it serves. Thermo Electron is a leading provider of analytical and monitoring instruments, used in everything from life sciences research to food and beverage production, and a recognized leader in heart-assist devices, respiratory-care equipment, neurodiagnostics, and mammography systems. In addition, Thermo Electron develops and operates power plants, offers a range of environmental consulting and resource management services, is a major producer of paper-recycling equipment, provides water-clarification and fiber-recovery products and services, and conducts a broad range of advanced technology R&D.

       During fiscal 1999, Thermo Electron purchased 2,720,350 shares of ThermoTrex common stock in the open market for a total price of $22.1 million and purchased 3,712,072 shares of ThermoTrex common stock directly from ThermoTrex for $41.8 million.

FORWARD-LOOKING STATEMENTS

       We make forward-looking statements throughout this document. We typically use the words, "believe," "anticipate," "plan," "expect," "seek," "estimate," and similar expressions to identify forward-looking statements. Unless a passage describes an historical event, you should consider it to be a forward-looking statement. As you make decisions about your investments in ThermoTrex, we caution you, in keeping with the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995, that forward-looking statements regarding the company's future expectations and projections are not guarantees of future performance. They involve risks, uncertainties, and assumptions, and many of the factors that will determine the company's future results are beyond our ability to control or predict. Therefore, our actual results may differ significantly from those suggested by forward-looking statements. You can find these risk factors detailed under the heading "Forward-looking Statements" in our Fiscal 1999 Annual Report to Shareholders, which is incorporated in this document by reference.

 (b)   FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

       Financial information concerning the company's segments is summarized in
Note 13 to Consolidated Financial Statements in our Fiscal 1999 Annual Report to Shareholders. This information is incorporated in this document by reference.

(c)    DESCRIPTION OF BUSINESS

       (i)    PRINCIPAL PRODUCTS AND SERVICES

MEDICAL PRODUCTS

       Trex Medical designs, manufactures, and markets medical and dental imaging systems and minimally invasive breast-biopsy systems.

       Trex Medical sells its products through independent dealers and, to a lesser extent, on a direct basis. In addition to manufacturing and marketing its own systems, Trex Medical manufactures systems and components as an original equipment manufacturer (OEM) for other medical equipment companies.

       MAMMOGRAPHY SYSTEMS. Trex Medical offers two high-end systems, the Lorad M-IV and the Contour 2000, and two mid-tier systems, the Lorad Elite and the Profile 2000.

       Trex Medical has developed a full-field digital mammography system called the TDMS-TM- Trex Digital Mammography System, and a 510(k) application seeking clearance to market this system was submitted to the United States Food and Drug Administration (FDA) in December 1997. In August 1999, we received a letter from the FDA notifying us that, after considering additional information we had provided, the agency determined that our full-field digital mammography system is not substantially equivalent to analog (also called film screen) mammography. Since we started the clinical trial that formed the basis of our 510(k) application, the FDA has reassessed its original guidelines for evaluating this new technology. In September 1999, Trex Medical and other companies developing full-field digital mammography systems received a letter from the director of the FDA's Office of Device Evaluation. In this communication, the agency indicated that it now believes that a pre-market approval (PMA) application may be the most viable option; however, the FDA has not mandated this approach. The standard of review under a PMA is whether a device is safe and effective, and is generally more burdensome than a 510(k), because it applies to devices considered to be of higher risk. Due to the inherent limitations of the clinical trials conducted under its previous guidelines, the FDA was unable to make a substantial equivalence determination, but the FDA has indicated that it may be able to approve digital mammography under a PMA application.

       Trex Medical plans to incorporate design and engineering changes into its system, and it may be necessary to collect more clinical data. Trex Medical is reevaluating its strategy based on this latest information from the FDA and may initiate a new clinical trial as it continues to pursue clearance from the FDA to market a full-field digital mammography system.

       Trex Medical believes that demand in the market for mammography systems is driven primarily by technological innovation that results in better image quality. Although growth of the installed base has slowed, demand for new systems continues as older models are replaced with those offering technological innovations. In addition, the company believes that the market outside the U.S. will grow as more countries adopt mammography quality standards similar to those adopted in the U.S.

       MINIMALLY INVASIVE BREAST-BIOPSY SYSTEMS. Trex Medical offers three minimally invasive breast-biopsy systems. These systems provide an alternative to open surgical biopsy, which is generally performed under general anesthesia. Minimally invasive biopsies are typically done on an out-patient basis under local anesthesia and are less expensive than open surgery.

       Trex Medical offers two upright systems that are used in conjunction with its mammography systems. For physicians that perform a significant number of biopsies, Trex Medical also sells a dedicated, prone biopsy system called the Lorad MultiCare-TM- Breast Biopsy System (formerly called the StereoGuide-Registered Trademark-). This system is used with Trex Medical's digital "spot" mammography system, which enables the doctor to position the sampling device at the site of the suspicious lesion. When performing a biopsy with any Trex Medical system, the doctor has a choice of tissue-sampling devices, which are not manufactured by Trex Medical.

       Trex Medical's prone biopsy system is the subject of two lawsuits alleging infringement of two Fischer Imaging Corporation patents. See "Item 3 - Legal Proceedings."

       GENERAL-PURPOSE X-RAY. Trex Medical addresses the general-purpose X-ray market through its Trex Heritage Series line of products. Previously, the company had sold this equipment under the Continental and Bennett brand names. The Heritage Series includes basic X-ray systems that are generally used in outpatient facilities as well as more sophisticated and expensive X-ray systems typically used in hospitals and clinics. The Heritage Series also includes the Trex 2200i digital R/F system, which provides real-time image capture. R/F systems are often used for diagnostic gastrointestinal procedures to image the progress of a radiopaque solution (typically barium) as it travels through the digestive tract.

       The U.S. market for general-purpose X-ray systems is stable, and consists primarily of replacement sales as customers upgrade older equipment. Trex Medical believes that the international market is substantially larger than the U.S. market and that the installed base of systems is still growing, particularly in developing countries.

       Trex Medical believes digital imaging will have significant applications in the general-purpose and specialized X-ray markets and is developing flat-panel digital technology for these applications. In general-purpose X-ray applications, Trex Medical believes digital imaging has the potential to produce better quality images and reduce operating costs by reducing the need for film, processing equipment, and chemicals. In addition, digital imaging will permit the electronic storage of images on magnetic or optical media, as well as the transmission of images to multiple locations. Furthermore, Trex Medical believes digital imaging could make the image intensifiers, which are large and expensive components in certain imaging systems, obsolete.

       CARDIAC CATHETERIZATION, ANGIOGRAPHY, AND ELECTROPHYSIOLOGY. Trex Medical designs, manufactures, and markets cath labs and positioners for cardiovascular imaging systems. The imaging equipment is used in cath labs where angiography (the examination of blood vessels using X-rays following the injection of a radiopaque contrast medium) is performed. These systems are designed to provide real-time images of peripheral blood vessels and of the heart and coronary arteries for physicians performing diagnostic and interventional procedures such as balloon angioplasty.

       Trex Medical's products include the Unicath SP-TM- cardiovascular imaging system, with features such as Full Frame-TM- Zoom to further improve visualization of interventional devices such as stents, which are implanted in a blood vessel to keep it open once it has been expanded by balloon angioplasty. To complement the Unicath SP labs, Trex Medical offers digital image-processing systems, workstations, and archive alternatives.

       In addition, Trex Medical designs, manufactures, and sells electrophysiology systems that are used in the diagnosis and treatment of cardiac arrhythmia, which is characterized by the sudden, erratic beating of the heart and can result in cardiac arrest.

       DENTAL X-RAY SYSTEMS. In April 1998, Trex Medical acquired Paris-based Trophy Radiologie, one of the world's largest manufacturers of dental X-ray systems. Through this division, Trex Medical designs, manufactures, and markets a variety of conventional and digital dental X-ray systems. In 1987, Trophy introduced the first digital X-ray system for dentists. In fiscal 1999, Trophy introduced the RVGui system. The ui stands for ultimate imaging, and a recent study has demonstrated that the RVGui's solid state intraoral sensor produces extremely sharp images that rival or exceed film in all respects. Other benefits include a significant reduction in X-ray exposure compared to conventional film-based systems and a detailed zoom mode.

PERSONAL-CARE PRODUCTS AND SERVICES

       The professional skin-care, bath and body product, and dietary supplement markets are highly competitive and fragmented, with no single competitor dominating the market. Many small manufacturers, as well as divisions of larger companies, may have substantially greater financial, marketing, and research and development resources than ThermoLase. CBI competes primarily on the basis of quality and price.

ADVANCED TECHNOLOGY RESEARCH

       ThermoTrex is currently focusing its advanced technology research efforts on the areas of avionics, X-ray detection, signal processing, and lasers. We have developed our expertise in these core technologies in connection with government-sponsored research and development.

       SATELLITE COMMUNICATIONS. Through its two remaining operating units, our Trex Communications subsidiary serves the satellite communications industry. Through Electro-Magnetic Processes, Inc. (now called EMP TrexCom), acquired in May 1998, and LNR Communications, Inc. (now called LNR TrexCom), acquired in November 1998, we manufacture and market ground-based satellite communication systems and related components. EMP TrexCom manufactures ground stations that incorporate large satellite antennas, ranging in size from 3 to 13 meters. Government and commercial customers use these systems to uplink and downlink data. EMP TrexCom also develops and integrates telemetry systems used on military aircraft, enabling these planes to be tracked and tested. LNR TrexCom markets ground stations that use smaller antennas and are designed for commercial and private use. LNR TrexCom also offers transportable systems that use collapsible antennas that can be quickly assembled for use in remote locations around the world. Both EMP TrexCom and LNR TrexCom market their products through direct sales and a network of distributors.

       GOVERNMENT-FUNDED PROJECTS. ThermoTrex is currently working on government-funded projects in several areas, including:

(1) Passive Millimeter-Wave Imaging. We are developing a passive millimeter-wave camera (PMC), which is designed to enable the user to see objects hidden by fog and clouds and to see through certain opaque objects, such as building partitions. The PMC will be a totally passive device that emits no radiation and can produce real-time video images during the day or night without the clutter typical of radar. We believe the largest potential application of the PMC would be the incorporation of the device into airplanes for use during takeoffs, landings, and taxiing in adverse weather conditions. PMC acceptance is subject to certification by the Federal Aviation

     Administration. The U.S. Army has provided approximately $15.0 million in funding for PMC development over the last seven years. In fiscal 1999, through a modification to an existing contract, the U.S. Army Research Laboratory awarded an additional $2.1 million to continue development of the PMC.

(2) Surveillance of GEO satellites - In fiscal 1998, we received a 30-month, $28 million award (and an option for an additional $22 million) from the U.S. Air Force Research Laboratory, under which we are the prime contractor on a project to develop GLINT, the GEO Light Imaging National Testbed. GLINT is being developed to observe satellites in geosynchronous orbit. In fiscal 1999, we received $3.0 million in funding under this contract bringing total funding to $10.5 million.

(3) Digital Imaging - In fiscal 1998, the company received a three-year, $15 million contract from the Ballistic Missile Defense Organization (BMDO) to develop digital image sensors for military applications that include improved night-vision systems. In fiscal 1999, we received $3.8 million in funding under this contract bringing total funding to $6.8 million.

(4) Surveillance of LEO satellites - Under a contract awarded in 1993 by the U.S. Air Force Research Laboratory (formerly the U.S. Air Force Phillips Laboratory), we are designing and building a system to produce high-resolution images of low-earth-orbit (LEO) satellites. Through fiscal 1999, we have received $13.3 million under this contract.

(5) ROBS (rapid optical beam steering) laser radar system - We have developed and extensively tested the ROBS system over the last 12 years, supported by more than $30.6 million in government funding. Under a contract awarded in fiscal 1996 by the U.S. Naval Air Warfare Center at China Lake, California, ThermoTrex received funding of $3.1 million through the end of fiscal 1999. In fiscal 1999, ThermoTrex received a new 3-year, $10.0 million contract from the same agency to continue this work, and have been funded for $0.3 million through the end of fiscal 1999. Also in fiscal 1996, we received a $5.9 million contract, with options for an additional $7.2 million, from the U.S. Army Missile Command to build a new version of ROBS, called TCATS. Through fiscal 1999, the company received $5.8 million in funding under this contract.

       (ii)   NEW PRODUCTS

       Our business includes the research and development of new products (see "Principal Products and Services").

       (iii)  RAW MATERIALS

       The raw materials, components, and supplies we purchase are available from a number of different suppliers. If necessary, we believe that we could develop alternative sources without a material adverse effect on our results. To date, we have not experienced any difficulty in obtaining these materials.

       (iv)   PATENTS, LICENSES, AND TRADEMARKS

       ThermoTrex protects its intellectual property through patents, trademarks, and trade secrets. In addition to relying on patents, we protect some of our technology as trade secrets, and we use trademarks in association with certain products. ThermoTrex also enters into licensing arrangements to acquire rights to technology.

       The technology underlying the SoftLight system, including all related patents, belongs to ThermoLase by virtue of a license agreement executed in February 1993 between ThermoLase and the inventor of the system, which grants ThermoLase an irrevocable, exclusive, worldwide, perpetual license to the technology in exchange for a $0.1 million commitment fee and a royalty equal to 0.25% of revenues generated from the sale or use of the SoftLight system through February 10, 2010.

       In addition, we have a patent application pending in the United States and have reserved our rights to file patent applications in PCT-member countries, related to a laser-based drug-delivery system using a concept similar to our laser-based hair-removal system.

       CBI relies primarily on trade secret protection for the proprietary formulations that form the basis of its products. CBI generally retains the proprietary rights to the formulations it develops, either for itself or for a specific customer.

       ThermoTrex's patented inventions include certain mammography and other X-ray equipment, lasers, telescopes, high-power diamond switches, laser-radar devices, microwave cameras, a laser-based hair-removal process, a Sonic CT system, a wind-shear detector, and methods of producing composites and ultrafine particles. Patent applications are pending on certain mammography equipment, a passive microwave camera, and a free-space laser communication system.

       Several of our patents were the result of research programs funded by the U.S. government. With the exception of a prohibition on disclosure of classified technology, the government does not impose significant restrictions on our use of government-sponsored technology. The government retains a non-exclusive, royalty-free license to use technology developed under government contracts for government purposes, and could, in certain circumstances, transfer all commercial rights to technology to a third party if ThermoTrex does not pursue its development.

       (v)    SEASONAL INFLUENCES

       There are no significant seasonal influences on our sales of products and services.

       (vi)   WORKING CAPITAL REQUIREMENTS

       There are no special inventory requirements or credit terms extended to customers that would have a material adverse effect on our working capital.

       (vii)  DEPENDENCY ON A SINGLE CUSTOMER

       No single customer accounted for more than 10% of the revenues of the Personal-care Products and Services segment or the Medical Products segment in fiscal 1999. Approximately 30% of the Advanced Technology Research segment revenues in fiscal 1999 were derived from government contracts. If certain of these contracts were canceled or not fully funded, it would have a material adverse effect on this segment of our business.

       (viii) BACKLOG

       The company's backlog of firm orders at fiscal year-end 1999 and 1998 was:

(In thousands)                                    1999          1998
----------------------------------------- ------------- -------------
Medical Products                             $  45,630     $  58,733
Personal-care Products and Services              4,537         4,116
Advanced Technology Research                    36,264        27,845
                                             ---------     ---------
                                             $  86,431     $  90,694
                                             =========     =========

       The backlog at the Medical Products segment decreased primarily due to a decrease in orders for Trex Medical's medical imaging systems. As a result of the decline in backlog, and based on the volume of bookings in October and November 1999, Trex Medical expects to report lower comparative sales and operating results in the first quarter of fiscal 2000. Trex Medical believes that this decline in business is due in part to the consolidation of facilities and a reorganization of its distribution system; however, there can be no assurance that this trend will not continue.

       Certain of these orders are cancelable by the customer upon payment of a cancellation charge. We believe that substantially all of the backlog as of October 2, 1999, will be shipped or completed during fiscal 2000.

       (ix)   GOVERNMENT CONTRACTS

       Less than 10% of ThermoTrex's total revenues in fiscal 1999 were derived from contracts or subcontracts with the federal government, which are subject to renegotiation of profits or termination. There are no pending or, to our knowledge, threatened renegotiations or terminations that are material to ThermoTrex.

       (x)    COMPETITION

MEDICAL PRODUCTS

       The healthcare industry in general, and the market for imaging products in particular, is highly competitive. Trex Medical competes with a number of companies, many of which have substantially greater financial, marketing, and other resources. In most diagnostic imaging modalities, including X-ray imaging, Trex Medical's competitors include large companies such as GE Medical Systems, the Philips Medical Systems subsidiary of Philips N.V., Siemens AG, Toshiba, and Shimadzu Corporation. Trex Medical's three minimally invasive breast-biopsy systems compete with products offered by GE, Fischer Imaging Corporation, and Philips, and with conventional surgical biopsy procedures.

       Outside the U.S., in the dental-imaging field, Trex Medical's competitors include Planmeca OY, Sirona Dental Systems, and the Soredex division of Orion Corporation. In the U.S., in the dental-imaging field, Trex Medical's competitors include Schick Technologies, Inc., Dexis, the Gendex and New Image divisions of DENTSPLY International, Inc., Sygnus Imaging, and the Dent-X subsidiary of AFP Imaging Corporation.

       Trex Medical competes primarily on the basis of product features, product performance, and reputation as well as price and service. Trex Medical believes that competition is likely to increase as a result of healthcare cost-containment pressures and the development of alternative diagnostic and interventional technologies.

PERSONAL-CARE PRODUCTS AND SERVICES

       The professional skin-care, bath and body product, and dietary supplement markets are highly competitive and fragmented, with no single competitor dominating the market. Many small manufacturers, as well as divisions of larger companies, may have substantially greater financial, marketing, and research and development resources than ThermoLase. CBI competes primarily on the basis of quality and price.

ADVANCED TECHNOLOGY RESEARCH

       Trex Communications is engaged in segments of the telecommunications industry that are extremely competitive. Its EMP and LNR units serve the infrastructure segment of the global space industry by providing satellite ground stations and related components. They compete with a number of companies that have greater financial, technical, marketing, and other resources than Trex Communications. EMP's major competitors include Datron/Transco Inc. and the Communications and Tracking Systems division of Scientific Atlanta Inc. LNR's primary competitors include SSE Telecom, Inc., Advent Communications Limited, Wahlberg-Selin AB, Miteq, Inc., Comtech Telecommunications Corporation, and RSI Anghel Laboratories, a subsidiary of TBG Industries, Inc. EMP and LNR both compete primarily on the basis of product features, product performance, and price.

       ThermoTrex competes for its research and development programs principally on the basis of technological innovations. As government funding becomes more scarce, particularly for defense projects, the competition for such funding will become more intense. In addition, as our programs move from the development stage to procurement of large-scale, electro-optical systems, competition is expected to develop and intensify. Many of our competitors for research and development funding and procurement have substantially greater resources.

       As ThermoTrex develops commercial products, it expects to encounter competition from various sources, including companies that will have substantially greater technical, marketing, and financial resources than us. We believe that our overall success will depend primarily on our ability to continue to make technological advances.

       (xi)   RESEARCH AND DEVELOPMENT

       During fiscal 1999, 1998, and 1997, ThermoTrex expended $39,702,000, $39,826,000, and $32,067,000, respectively, on internally sponsored research and development programs, and $21,843,000, $16,223,000, and $11,667,000, respectively, on research and development programs sponsored by others.

       (xii)  ENVIRONMENTAL PROTECTION REGULATIONS

       We believe that compliance with federal, state, and local environmental regulations will not have a material adverse effect on our capital expenditures, earnings, or competitive position.

       (xiii)    NUMBER OF EMPLOYEES

       As of October 2, 1999, ThermoTrex employed approximately 1,800 people.

(d)    FINANCIAL INFORMATION ABOUT EXPORTS BY DOMESTIC OPERATIONS

       Financial information about geographic areas is summarized in Note 13 to Consolidated Financial Statements in the Registrant's Fiscal 1999 Annual Report to Shareholders, which is incorporated in this document by reference.

(e)    EXECUTIVE OFFICERS OF THE REGISTRANT

       Name                       Age      Present Title (Fiscal Year First Became Executive Officer)
       -------------------------- -------- ----------------------------------------------------------
       Anne Pol                     52     Interim President (1999)
       Theo Melas-Kyriazi           40     Chief Financial Officer (1999)
       Dr. Kenneth Y. Tang          52     Senior Vice President (1990)
       Barry M. Lyons               41     Vice President, Finance (1998)
       Paul F. Kelleher             57     Chief Accounting Officer (1990)

       Each executive officer serves until his or her successor is chosen or appointed by the Board of Directors and qualified, or until earlier resignation, death, or removal. All executive officers, except Messrs. Melas-Kyriazi and Lyons, and Ms. Pol have held comparable positions for at least five years with ThermoTrex or Thermo Electron. Ms. Pol has been interim president of ThermoTrex since February 1999. She is also senior vice president, human resources, for Thermo Electron, a position she has held since May 1998. From April 1996 when she joined the company until then, she served as vice president, human resources, for Thermo Electron. Prior to joining Thermo Electron, she was president of the shipping and weighing systems division of Pitney Bowes, Inc. Mr. Melas-Kyriazi was appointed chief financial officer of the company and Thermo Electron on January 1, 1999. He joined Thermo Electron in 1986 as assistant treasurer, and became treasurer in 1988. He was named president and chief executive officer of ThermoSpectra Corporation, a public subsidiary of Thermo Instrument Systems Inc., in 1994, a position he held until becoming vice president of corporate strategy for Thermo Electron in 1998. Mr. Lyons has been vice president, finance ThermoTrex since April 1998. For at least five years prior to joining ThermoTrex, Mr. Lyons held various senior financial management positions at Merit Behavioral Care Corporation, a managed behavioral healthcare services company, including vice president of finance for its Continuum Behavioral Healthcare and Assured Health Systems subsidiaries. Ms. Pol, Mr. Melas-Kyriazi, and Mr. Kelleher are full-time employees of Thermo Electron, but devote as much time to the affairs of the company as is reasonably required.

Item 2.    PROPERTIES

       The location and general character of ThermoTrex's principal properties as of October 2, 1999, are as follows:

MEDICAL PRODUCTS

       Trex Medical owns three office and manufacturing facilities: a 62,500-square-foot facility in Danbury, Connecticut, a 12,900-square-foot office and manufacturing facility in Bolu, Turkey, and a 7,500-square-foot office and manufacturing facility in Jakarta, Indonesia. Trex Medical leases a 120,000-square-foot office and manufacturing facility in Copiague, New York, under a lease expiring in 2005; a 156,000-square-foot office and manufacturing facility in Littleton, Massachusetts, under a lease expiring in 2012; a 60,000-square-foot office and manufacturing facility in Danbury, Connecticut, under a lease expiring in 2007; a 120,000-square-foot office, manufacturing and lab facility in Paris, France, under a lease expiring in 2002; and a 10,750-square-foot office and manufacturing facility in Saint Eitenne, France, under a lease expiring in 2005. This segment also leases facilities in Germany, the United Kingdom, Italy, Spain, Japan, and Belgium.

PERSONAL-CARE PRODUCTS AND SERVICES

       ThermoLase occupies approximately 201,000 square feet of office and manufacturing space in Carrollton, Texas, under a lease expiring in 2004, through its CBI subsidiary.

ADVANCED TECHNOLOGY RESEARCH

       ThermoTrex currently leases a 90,000-square-foot office, engineering, and laboratory facility in San Diego, California, under a lease expiring in 2006. ThermoTrex also leases an 18,480-square-foot office and laboratory facility in Soccoro, New Mexico, under a lease expiring in fiscal 2000. Trex Communications owns a 42,000-square-foot office, engineering, and manufacturing facility in Hauppauge, New York. Trex Communications currently leases office, engineering, and manufacturing space of 42,000 square feet in Norcross, Georgia, under a lease expiring in fiscal 2000 and 80,000 square feet in Simi Valley, California, under a lease expiring in 2009. This segment also leases facilities in Hawaii and Texas.

       We believe these facilities are in good condition and are suitable and adequate to meet our current needs.

Item 3.    LEGAL PROCEEDINGS

       On April 2, 1992, Fischer Imaging Corporation filed a lawsuit in the United States District Court, District of Colorado, against Trex Medical's Lorad division, alleging that Lorad's prone breast-biopsy system infringes a Fischer patent on a precision mammographic needle-biopsy system. As of October 2, 1999, Trex Medical had recorded revenues of approximately $157.5 million from the sale of these systems; $34.4 million of the total was from sales that were recorded before October 16, 1995, which is the date that Lorad was transferred from ThermoTrex to Trex Medical. On April 7, 1998, Fischer filed a second lawsuit in the United States District Court, district of Colorado, against Trex Medical, alleging that its manufacture of breast-imaging equipment and breast-biopsy system infringes on a second Fischer patent, which was issued April 7, 1998. These two lawsuits have been consolidated into a single lawsuit.

       Fischer is seeking a permanent injunction, treble damages, and attorneys' fees and expenses. If Trex Medical is unsuccessful in defending this lawsuit, it may be enjoined from manufacturing and selling its prone breast-biopsy system without a license from Fischer. If a license were required, there is no assurance that Trex Medical will be able to obtain one on commercially reasonable terms, or on any terms. In addition, Trex Medical may be subject to damages for past infringement. As of October 2, 1999, Trex Medical had accrued approximately $1.1 million for costs associated with this litigation.

       Trex Medical's Trophy subsidiary is party to a lawsuit filed March 21, 1996, in the United States District Court for the Eastern District of New York against Schick Technologies, Inc. alleging infringement of a Trophy patent relating to dental X-ray apparatus. Schick has filed a counterclaim against Trophy alleging infringement of a Schick patent that also relates to dental X-ray apparatus. Each of the parties is seeking a declaration that the opposing party's patent is invalid, a permanent injunction, treble damages, and attorneys' fees and expenses.

       On May 26, 1999, a shareholder seeking to act on behalf of the public shareholders of the company filed a complaint in California Superior Court in San Diego County which alleges, among other things, that the proposed merger of the company into Thermo Electron would violate fiduciary duties to the public shareholders of the company and would deprive them of the fair value of their company shares. A shareholder filed a substantially similar complaint in the same court on June 4, 1999, and a shareholder filed a substantially similar complaint in the Delaware Court of Chancery in New Castle County on December 17, 1999, following the announcement of the terms of the proposed merger of the company with Thermo Electron. The plaintiffs are seeking injunctive and other relief. The complaints also name Thermo Electron and the directors of the company as defendants.

Item 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

       Not applicable.

                                     PART II

Item 5.    MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

       Information concerning the market and market price for the Registrant's Common Stock, $.01 par value, and dividend policy is included under the sections labeled "Common Stock Market Information" and "Dividend Policy" in the Registrant's Fiscal 1999 Annual Report to Shareholders, which is incorporated in this document by reference.

Item 6.    SELECTED FINANCIAL DATA

       The information required under this item is included under the sections labeled "Selected Financial Information" and "Dividend Policy" in the Registrant's Fiscal 1999 Annual Report to Shareholders, which is incorporated in this document by reference.

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The information required under this item is included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's Fiscal 1999 Annual Report to Shareholders, which is incorporated in this document by reference.

Item 7A.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       The information required under this item is included under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's Fiscal 1999 Annual Report to Shareholders, which is incorporated in this document by reference.

Item 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

       The Registrant's Consolidated Financial Statements and Supplementary Data are included in the Registrant's Fiscal 1999 Annual Report to Shareholders, which are incorporated in this document by reference.

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

       Not applicable.

Item 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS

       Set forth below are the names of the directors; their ages; their offices in the company, if any, their principal occupation or employment for the past five years; the length of their tenure as directors; and the names of other public companies in which such persons hold directorships.

--------------------------------------------------------------------------------
MORTON COLLINS              Mr. Collins, 63, has been a director of the company
                            since 1991. He has been a general partner of DSV
                            Partners III, a venture capital limited partnership,
                            since 1981 and a general partner of DSV Management,
                            Ltd. since 1982. Since 1985, DSV Management, Ltd.
                            has been a general partner of DSV Partners IV, a
                            venture capital limited partnership. He is also a
                            director of Kopin Corporation and The Liposome
                            Company.
--------------------------------------------------------------------------------
PETER O. CRISP              Mr. Crisp, 67, has been a director of the company
                            since 1991. He was a general partner of Venrock
                            Associates, a venture capital investment firm, for
                            over five years until his retirement in September
                            1997. He is also a director of American
                            Superconductor Corporation, Evans & Sutherland
                            Computer Corporation, Thermedics Inc., Thermo
                            Electron Corporation, and United States Trust
                            Corporation.
--------------------------------------------------------------------------------
PAUL F. FERRARI             Mr. Ferrari, 69, has been a director of the company
                            since 1990. Since 1991, he has been a consultant to
                            various companies including Thermo Electron, a
                            provider of products and services in measurement
                            instrumentation, biomedical devices, energy,
                            resource recovery, and emerging technologies, and
                            its subsidiaries. He was at Thermo Electron as a
                            vice president from 1988 until his retirement at the
                            end of 1990; secretary from 1981 to 1990; and
                            treasurer from 1967 to 1988. He is also a director
                            of General Scanning Inc. and Thermedics Inc.
--------------------------------------------------------------------------------
GEORGE N. HATSOPOULOS       Dr. Hatsopoulos, 72, has been a director of the
                            company since 1988. He was the chairman of the board
                            and chief executive officer of Thermo Electron from
                            1956 until June 1999, and its president from 1956
                            until January 1997. He is serving as non-executive
                            chairman of the board of Thermo Electron until
                            January 1, 2000. He is also a director of
                            Photoelectron Corporation, Thermedics, Thermo Ecotek
                            Corporation, Thermo Electron, Thermo Fibertek Inc.,
                            and Thermo Instrument Systems Inc.
--------------------------------------------------------------------------------
ROBERT C. HOWARD            Mr. Howard, 68, has been a director of the
                            company since 1988, and was chairman of the board
                            from 1988 to February 1996. He was an executive vice
                            president of Thermo Electron from 1986 until his
                            retirement in January 1997. He currently serves as a
                            consultant to Thermo Electron.
--------------------------------------------------------------------------------
JOHN T. KEISER              Mr. Keiser, 63, has been a director of the company
                            since September 1998. He has been the chief
                            operating officer, biomedical, of Thermo Electron
                            since September 1998 and was a vice president from
                            April 1997 until his promotion. He has been the
                            president and chief executive officer of Thermedics
                            since March 1998 and December 1998, respectively,
                            and was a senior vice president of Thermedics from
                            1994 until his promotion to president. He has also
                            been the president of Thermo Electron's wholly owned
                            biomedical group, a manufacturer of medical
                            equipment and instruments, since 1994. He was
                            president of the Eberline Instrument, division of
                            Thermo Instrument Systems from 1985 to July 1994.
                            The Eberline Instrument division manufactures
                            radiation detection and counting instrumentation and
                            radiation monitoring systems. He is a director of
                            Metrika Systems Corporation, Thermedics, Thermedics
                            Detection Inc., Thermo Cardiosystems Inc.,
                            ThermoLase Corporation, Thermo Sentron Inc., and
                            Trex Medical Corporation.
--------------------------------------------------------------------------------

JOHN F. MAGEE               Mr. Magee, 73, has been a director of the company
                            since June 1999. He was chairman of the board of
                            Arthur D. Little, Inc. from 1986 until his
                            retirement in June 1998. He also served as the
                            president of Arthur D. Little from 1972 until 1986
                            and as its chief executive officer from 1974 until
                            1988.
--------------------------------------------------------------------------------
NICHOLAS T. ZERVAS          Dr. Zervas, 70, has been a director of the company
                            since 1992. He has been Chief of Neurological
                            Service at Massachusetts General Hospital since
                            1977. He is also a director of Thermedics, Thermo
                            Cardiosystems, and ThermoLase.
--------------------------------------------------------------------------------

EXECUTIVE OFFICERS

       Reference is made to Item 1(e) - Executive Officers of the Registrant for information regarding the Executive Officers of Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934, as amended, (the Exchange Act) requires the company's directors and executive officers, and beneficial owners of more than 10% of the company's common stock (Common Stock), such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the company's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1999, except in the following instances: Mr. Collins, Mr. Crisp, Mr. Ferrari, Mr. Howard, and Dr. Zervas, all directors of the company, each filed one late transaction, reporting the exempt grant of stock options. Thermo Electron filed one Form 4 late reporting a total of 15 transactions, including one open market purchase of shares of Common Stock and 14 transactions associated with the cancellation and grant of options to purchase Common Stock granted to employees under its stock option program.

Item 11.   EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    CASH COMPENSATION

       Outside directors receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the board of directors, and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Dr. Hatsopoulos and Mr. Keiser are both employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the company for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

       The board of directors established a special committee (the Special Committee) consisting solely of outside directors for the purpose of evaluating the merits and negotiating the terms of the proposed transaction with Thermo Electron pursuant to which the company would be taken private. Mr. Collins and Mr. Magee were appointed as the members of the Special Committee.

       The members of the Special Committee receive a one-time retainer of $20,000, a fee of $1,000 per day for attending regular meetings of the Special Committee, and $500 per day for participating in meetings of the Special Committee held by means of conference telephone.

   DEFERRED COMPENSATION PLAN FOR DIRECTORS

       Under the company's deferred compensation plan for directors (the Deferred Compensation Plan), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies, or retires from his principal occupation. In the event of a change in control or proposed change in control of the company that is not approved by the board of directors, deferred amounts become payable immediately. Any of the following is deemed to be a change of control: (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors," which term is defined to include directors who were members of Thermo Electron's board on July 1, 1999, or who subsequent to that date were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization, or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 22,500 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of October 2, 1999, deferred units equal to approximately 12,678 full shares of Common Stock were accumulated for current directors under the Deferred Compensation Plan.

    DIRECTORS STOCK OPTION PLAN

       The company's directors stock option plan (the Directors Plan) provides for the grant of stock options to purchase shares of Common Stock of the company and its majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of Common Stock annually. The annual grant is made at the close of business on the date of each Annual Meeting of the Stockholders of the company to each outside director then holding office. Options evidencing annual grants are immediately exercisable at any time from and after the grant date of the option and prior to the earliest to occur of (i) the expiration of the option on the third anniversary of the grant date; (ii) two years after the director ceases to serve as a director of the company; or (iii) the date of dissolution or liquidation of the company. Shares acquired upon exercise of the options are subject to repurchase by the company at the exercise price if the recipient ceases to serve as a director of the company or another Thermo Electron company prior to the first anniversary of the grant date.

       The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price paid per share by third parties in an arms-length transaction prior to the option grant. As of October 2, 1999, options to purchase 125,650 shares of Common Stock had been granted and were outstanding under the Directors Plan, 29,500 options had lapsed, options to purchase 66,450 shares of Common Stock had been exercised, and options to purchase 128,850 shares of Common Stock were reserved and available for grant.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

       The human resources committee of the board of directors (the Committee) has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level within a three-year period. The chief executive officer of the company is required to comply with a separate stock holding policy established by the Committee, which is described below.

       In addition, the Committee has adopted a policy requiring directors to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described below.

SUMMARY COMPENSATION TABLE

       The following table summarizes compensation during the last three fiscal years for services to the company in all capacities awarded to, earned by, or paid to (i) the company's former chief executive officer and (ii) its other executive officers, whose total annual salary and bonus, as determined in accordance with the rules of the Securities and Exchange Commission, was greater than $100,000, and who were employed by the company as of the end of fiscal 1999. These executive officers are together referred to as the "named executive officers."

       The company is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the company, in accordance with the Thermo Electron Corporate Charter (the Charter). The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the company's affairs is provided to the company under the Corporate Services Agreement (the Services Agreement) between the company and Thermo Electron. See
Item 13 Certain Relationships and Related Transactions. Accordingly, the compensation for these individuals is not reported in the following table.

                                                   SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------------------
                                                                                LONG TERM COMPENSATION
                                                                             ---------------------------
                                               ANNUAL COMPENSATION (1)        RESTRICTED      SECURITIES
                                 FISCAL        ------------------------         STOCK         UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR         SALARY         BONUS (2)        AWARD (3)      OPTIONS (4)        COMPENSATION (5)
---------------------------------------------------------------------------------------------------------------------------------
Gary S. Weinstein (6)             1999       $ 58,500      $           0               -           - -              $569,327 (7)
 former Chief Executive           1998       $137,375           $150,000               -      42,000 (TRCC)         $ 24,146 (7)
 Officer                          1997       $117,604           $150,000               -      30,000 (TLZ)          $163,329 (7)
---------------------------------------------------------------------------------------------------------------------------------
Kenneth Y. Tang                   1999       $182,302                N/A        $199,543      40,000 (TKN)          $  7,200
 Senior Vice President            1998       $172,750      $      54,000                      20,000 (TKN)          $  7,200
                                                                                              20,000 (TRCC)
                                  1997       $164,000      $      53,000               -           - -              $  7,125
---------------------------------------------------------------------------------------------------------------------------------
Barry M. Lyons (8)                1999       $135,850                N/A               -      40,000 (TKN)          $  1,550
 Vice President,  Finance
                                  1998        $54,167      $      33,000               -      15,000 (TKN)                 -
                                                                                               5,000 (TMO)
                                                                                              10,000 (TLZ)
                                                                                              10,000 (TRCC)
                                                                                              10,000 (TXM)

(1) Annual compensation for executive officers is reviewed and determined on a calendar year basis, even though the company's fiscal year ends in September.

(2) The bonus amount represents the bonus paid for performance during the calendar year in which the company's fiscal year-end occurred. As of the date hereof, bonuses have not yet been determined for calendar 1999. The Committee expects to determine bonuses in March 2000, when the audited financial statements of the company's parent company will be available.

(3) In fiscal 1999, Dr. Tang was awarded 10,200 shares of restricted stock of Thermo Electron with a value of $199,543, on the grant date. The restricted stock awards vest in their entirety on May 20, 2002. Any dividends paid on restricted stock are entitled to be retained by the registrant without regard to vesting. At the end of fiscal 1999, Dr. Tang held 10,200 shares of restricted stock with an aggregate value of $ 138,338.

(4) Options granted by the company are designated in the table as "TKN." In addition, the named executive officers have also been granted options to purchase common stock of Thermo Electron and its majority-owned subsidiaries from time to time as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), ThermoLase (designated in the table as TLZ), Trex Medical (designated in the table as TXM) and Trex Communications Corporation (designated in the table as TRCC). Mr. Weinstein has been granted certain options to purchase common stock of Thermo Electron and certain of its subsidiaries, other than the company and its subsidiaries, from time to time as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the company. These options are not reported in the table.

(5) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan, except as noted.

(6) Mr. Weinstein was appointed the company's chief executive officer effective as of February 26, 1996. He was also appointed a vice president of Thermo Electron effective as of February 26, 1996. Mr. Weinstein resigned as Chief Executive Officer of the company effective February 24, 1999. See Item 11 - Executive Compensation - Severance Agreement. A portion of Mr. Weinstein's annual cash compensation (salary and bonus) has been allocated to and paid by Thermo Electron since the commencement of his employment for the time he devoted to his responsibilities in that capacity. The annual cash compensation (salary and bonus) reported in the table for Mr. Weinstein represents the amount paid by the company for Mr. Weinstein's services as its chief executive officer. For each of fiscal 1999, 1998, and 1997, approximately 50% of Mr. Weinstein's aggregate salary and bonus earned in all capacities throughout the Thermo Electron organization was paid by the company for his services as chief executive officer.

(7) In addition to a $7,200, $7,200, and $5,344 matching contribution referred to in footnote (5) in fiscal 1999, 1998, and 1997, respectively, this amount includes $6,310 for fiscal 1999, $16,946 for fiscal 1998, and $18,533 for fiscal 1997 attributable to an interest-free loan provided to Mr. Weinstein pursuant to the company's Stock Holding Assistance Plan (see "Relationship with Affiliates - Stock Holding Assistance Plan"). Fiscal 1999 also includes a payment of $240,000, $239,253 loan forgiveness, $45,482 paid by the company as an adjustment to such loan forgiveness to account for taxes, $13,702 in accrued vacation, and $17,380 paid in connection with the purchase of Mr. Weinstein's automobile as part of a severance agreement. See Item 11 - Certain Relationships and Related Transactions. Fiscal 1997 also includes the reimbursement by the company of $96,407 in expenses associated with Mr. Weinstein's relocation to Waltham, Massachusetts, and an additional $43,045 paid by the company to Mr. Weinstein as an adjustment to such reimbursement to account for taxes.

(8) Mr. Lyons was appointed a vice president of the company on April 21, 1998. The salary reported for fiscal 1998 represents the amount paid for the fiscal year from the commencement of his employment through October 3, 1998.

STOCK OPTIONS GRANTED DURING FISCAL 1999

       The following table sets forth information concerning individual grants of stock options made during fiscal 1999 to the company's named executive officers. It has not been the company's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1999.

                                                  OPTION GRANTS IN FISCAL 1999
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                            POTENTIAL REALIZABLE
                                                                   PERCENT OF                                   VALUE AT ASSUMED
                                                                TOTAL OPTIONS                              ANNUAL RATES OF STOCK
                                       NUMBER OF SECURITIES        GRANTED TO   EXERCISE                  PRICE APPRECIATION FOR
                                         UNDERLYING OPTIONS      EMPLOYEES IN  PRICE PER   EXPIRATION           OPTION TERM (2)
NAME                                GRANTED AND COMPANY (1)      FISCAL YEAR       SHARE         DATE           5%           10%
---------------------------------------------------------------------------------------------------------------------------------
Gary S. Weinstein                                 - -                   - -           -             -            -             -
---------------------------------------------------------------------------------------------------------------------------------
Kenneth Y. Tang                              40,000 (TKN)          10.10%         $8.79      12/17/05     $143,140      $333,568
---------------------------------------------------------------------------------------------------------------------------------
Barry M. Lyons                               40,000 (TKN)          10.10%         $8.79      12/17/05     $143,140      $333,568
---------------------------------------------------------------------------------------------------------------------------------

(1) All of the options granted during the fiscal year are immediately exercisable at the date of grant. In all cases, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights lapse ratably over five-year period, depending on the option term, which in the present case is seven years, provided the optionee continues to be employed by the granting company or any other Thermo Electron company. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. See footnote (4) under Summary Compensation Table above for the company abbreviations used in this table.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the applicable corporation, the optionee's continued employment through the option period, and the date on which the options are exercised.

STOCK OPTIONS EXERCISED DURING FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

       The following table reports certain information regarding stock option exercises during fiscal 1999 and outstanding stock options held at the end of fiscal 1999 by the company's named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1999.

                        AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL 1999 YEAR-END OPTION VALUES
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        VALUE OF
                                                                                                   NUMBER OF         UNEXERCISED
                                                                                                 UNEXERCISED        IN-THE-MONEY
                                                                                           OPTIONS AT FISCAL   OPTIONS AT FISCAL
                                                            SHARES                                  YEAR-END            YEAR-END
                                                       ACQUIRED ON             VALUE           (EXERCISABLE/       (EXERCISABLE/
NAME                                  COMPANY (1)         EXERCISE      REALIZED (2)      UNEXERCISABLE) (1)     UNEXERCISABLE)
----------------------------------------------------------------------------------------------------------------------------------
Gary S. Weinstein                               -                -                 -              - -                   - -
----------------------------------------------------------------------------------------------------------------------------------
Kenneth Y. Tang                               TKN                -                 -         75,000 /0              $   0  /-
                                              TMO                -                 -          9,000 /0              $   0  /-
                                              TLZ                -                 -        304,000 /0            $24,000  /-
                                             TRCC                -                 -              0 /20,000           -    /$0(3)
                                              TXM                -                 -         40,000 /0              $   0  /-
----------------------------------------------------------------------------------------------------------------------------------
Barry M. Lyons                                TKN                -                 -         55,000 /0              $   0  /-
                                              TMO                -                 -          5,000 /0              $   0  /-
                                              TLZ                -                 -         10,000 /0              $   0  /-
                                             TRCC                -                 -              0 /10,000             -  /$0(3)
                                              TXM                -                 -         10,000 /0              $   0  /-
----------------------------------------------------------------------------------------------------------------------------------

(1) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase the common stock of Trex Communications, which were not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act or (ii) nine years from the grant date. As a result of the repurchases by the company of the minority shareholders' common stock of Trex Communications, the company assumed stock options maintained by Trex Communications, which became exercisable for Common Stock. These options, as well as, options under stock option plans maintained by the company relating to options to purchase shares of Trex Communications common stock became exercisable at the time of the purchase by the company of the minority shareholders' common stock. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly-traded companies, the repurchase rights generally lapse ratably over a one- to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by the granting company or another Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. See footnote (4) under Summary Compensation Table above for the company abbreviations used in this table.

(2) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the named executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(3) No public market existed for the shares underlying these options as of October 2, 1999. Accordingly, no value in excess of exercise price has been attributed to these options.

SEVERANCE AGREEMENT  (GARY WEINSTEIN)

       Gary Weinstein, former Chairman and CEO of the company, resigned in March 1999. In connection with his resignation, Thermo Electron entered into a separation agreement dated March 12, 1999, pursuant to which Thermo Electron agreed to make certain payments and provide certain benefits to Mr. Weinstein. The amounts payable to Mr. Weinstein under the separation agreement consist of the following: $300,000 as a bonus for the 1998 calendar year, $240,000 as a severance payment payable within ten days of the date of the agreement and an additional $240,000 on the first anniversary of the date of the agreement, and $27,404 for accrued but unused vacation. Fifty percent of these payments was allocated to Thermo Electron and fifty percent was allocated to the company. In addition, Mr. Weinstein agreed to sell to the company, at current market price, the 10,000 shares of company common stock he had acquired, with the proceeds, used to reduce the outstanding balance of a loan previously made to Mr. Weinstein under the company's Stock Holding Assistance Plan. The balance of the outstanding loan to Mr. Weinstein, after reduction by the amount of the sale proceeds, was $239,253. This balance was forgiven and the company paid Mr. Weinstein $45,482 to offset the tax liability resulting from the loan forgiveness. Mr. Weinstein was permitted to retain his company car, and one half of the cost of purchasing such car from the leasing company was allocated to the company. The separation agreement includes an agreement by Mr. Weinstein not to compete with Thermo Electron and its subsidiaries for the period through February 2001.

STOCK OWNERSHIP POLICIES

       The Committee established a stock holding policy for executive officers of the company that required executive officers to own a multiple of their compensation in shares of Common Stock. For the chief executive officer, the multiple is one times his base salary and reference incentive compensation for the fiscal year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy has been amended to apply only to the chief executive officer.

       In order to assist executive officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the company is authorized to make interest-free loans to executive officers to enable them to purchase shares of Common Stock in the open market. This plan was also amended to apply only to the chief executive officer. The loans are required to be repaid upon the earlier of demand or the tenth anniversary of the date of the loan, unless otherwise determined by the Committee.

       The Committee also has a policy requiring its executive officers to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

Item 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and each majority-owned subsidiary of the company, as of October 2, 1999, with respect to (i) each director, (ii) each executive officer named in the summary compensation table set forth in Item 11 - Executive Compensation (the named executive officers) and
(iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock, as of October 2, 1999, with respect to each person who was known by the company to own beneficially more than 5% of the outstanding shares of Common Stock.

       While certain directors or executive officers of the company are also directors and executive officers of Thermo Electron or its subsidiaries other than the company, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.


                                                                THERMO                               TREX
                                          THERMOTREX          ELECTRON        THERMOLASE          MEDICAL    TREX COMMUNICATIONS
NAME (1)                             CORPORATION (2)   CORPORATION (3)   CORPORATION (4)  CORPORATION (5)        CORPORATION (6)
---------------------------------------------------------------------------------------------------------------------------------
Thermo Electron Corporation (7)           18,297,700                N/A              N/A              N/A                    N/A
Nicholas Company, Inc. (8)                 1,061,800                N/A              N/A              N/A                    N/A
Morton Collins                                29,404                  0           13,754            2,164                      0
Peter O. Crisp                                40,499            105,064           22,758            4,500                      0
Paul F. Ferrari                               28,150             16,495           22,758            3,075                  5,000
George N. Hatsopoulos                         44,889          3,889,697           31,125           41,188                      0
Robert C. Howard                              44,543            149,753              250           40,000                      0
John T. Keiser                                90,000            290,487                0           20,000                      0
Barry M. Lyons                                55,000              5,000           10,000           10,000                      0
John F. Magee                                      0              5,850                0                0                      0
Kenneth Y. Tang                               89,637             10,430          350,440           51,706                 37,500
Gary S. Weinstein                                  0                337           67,824           15,000                  6,250
Nicholas T. Zervas                            10,647                  0           89,554            1,500                  5,000
All directors and current executive
officers as a group (14 persons)             441,685          4,988,307          691,980          252,133                 53,750

(1) Except as reflected in the footnotes to this table, shares of Common Stock and the common stock of Thermo Electron, ThermoLase, Trex Medical and Trex Communications beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of Common Stock beneficially owned by Mr. Collins, Mr. Crisp, Mr. Ferrari, Dr. Hatsopoulos, Mr. Howard, Mr. Keiser, Mr. Lyons, Dr. Tang, Dr. Zervas and all directors and current executive officers as a group include 6,750, 6,550, 6,550, 30,000, 30,000, 90,000, 55,000, 75,000, 5,850, and
      310,700 shares, respectively, that such person or group has the right to acquire within 60 days of October 2, 1999, through the exercise of stock options. Shares beneficially owned by Mr. Collins, Mr. Crisp, Dr. Zervas, and all directors and current executive officers as a group include 3,055, 4,825, 4,797, and 12,677 shares, respectively, that had been allocated through October 2, 1999, to their respective accounts maintained under the company's Deferred Compensation Plan for Directors. Shares beneficially owned by Mr. Howard include 7,407 shares issuable upon conversion of $200,000 in principal amount of the company's 3 1/4% convertible debenture due in 2007. Shares beneficially owned by Dr. Hatsopoulos include 160 shares held by Dr. Hatsopoulos' spouse. No director or named executive officer beneficially owned more than 1% of Common Stock as of October 2, 1999; all directors and current executive officers as a group beneficially owned 1.97% of Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Dr. Hatsopoulos, Mr. Howard, Mr. Keiser, Mr. Lyons, Dr. Tang, and all directors and current executive officers as a group include 9,673, 2,206,486, 5,737, 243,334, 5,000, 9,000, and 2,922,335 shares, respectively, that such person or group has the right to acquire within 60 days of October 2, 1999, through the exercise of stock options. Shares beneficially owned by Dr. Hatsopoulos and all directors and current executive officers as a group include 2,266 and 4,763 full shares, respectively, allocated to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets were, as of October 2, 1999, executive officers of Thermo Electron. Shares beneficially owned by Mr. Crisp and all directors and current executive officers as a group include 48,527 full shares, allocated through October 2, 1999, to Mr. Crisp's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Dr. Hatsopoulos include 144,437 shares held by his spouse, 330,747 shares held by a family trust of which his spouse is the trustee and 566,262 shares held by a family limited partnership indirectly controlled by Dr. Hatsopoulos. Shares beneficially owned by Dr. Hatsopoulos also include 50,000 shares that a family trust, of which Dr. Hatsopoulos' spouse is the trustee, has the right to acquire within 60 days of October 2, 1999, and 2,149,500 shares that a family limited partnership indirectly controlled by Dr. Hatsopoulos has the right to acquire within 60 days of October 2, 1999, through the exercise of stock options. Dr. Hatsopoulos disclaims beneficial interest in the shares owned by the family limited partnership except to the extent of his pecuniary interest therein. No director or named executive officer beneficially owned more than 1% of the common stock of Thermo Electron as of October 2, 1999, except for Dr. Hatsopoulos who beneficially owned 2.42% of such common stock; all directors and current executive officers as a group beneficially owned 3.12% of the common stock of Thermo Electron outstanding as of such date.

(4) Shares of the common stock of ThermoLase beneficially owned by Mr. Collins, Mr. Crisp, Mr. Ferrari, Dr. Hatsopoulos, Mr. Howard, Mr. Lyons, Dr. Tang, Dr. Zervas, and all directors and current executive officers as a group include 13,754, 22,758, 22,758, 28,800, 250, 10,000, 304,000,
      68,318, and 547,638 shares, respectively, that such person or group has the right to acquire within 60 days of October 2, 1999, through the exercise of stock options. Shares beneficially owned by Dr. Zervas and all directors and current executive officers as a group include 2,080 shares, allocated through October 2, 1999, to Dr. Zervas's account maintained pursuant to ThermoLase's deferred compensation plan for directors. Shares beneficially owned by Dr. Hatsopoulos include 32 shares held by his spouse. No director or named executive officer beneficially owned more than 1% of the common stock of ThermoLase as of October 2, 1999; all directors and current executive officers as a group beneficially owned 1.75% of the common stock of ThermoLase outstanding as of such date.

(5) Shares of the common stock of Trex Medical beneficially owned by Mr. Collins, Mr. Crisp, Mr. Ferrari, Dr. Hatsopoulos, Mr. Howard, Mr. Keiser, Mr. Lyons, Dr. Tang, Dr. Zervas, and all directors and current executive officers as a group include 1,500, 1,500, 1,500, 40,000, 40,000, 20,000,
      10,000, 40,000, 1,500, and 216,000 shares, respectively, that such person or group has the right to acquire within 60 days of October 2, 1999, through the exercise of stock options. Shares beneficially owned by Dr. Hatsopoulos include 16 shares held by his spouse and 40,000 shares held by a family limited partnership indirectly controlled by Dr. Hatsopoulos. Dr. Hatsopoulos disclaims beneficial interest in the shares owned by the family limited partnership except to the extent of his pecuniary interest therein. No director or named executive officer beneficially owned more than 1% of the common stock of Trex Medical as of October 2, 1999; all directors and current executive officers as a group beneficially owned less than 1% of the common stock of Trex Medical outstanding as of such date.

(6) As of October 2, 1999, no director or executive officer owned more than 1% of the outstanding common stock of Trex Communications; all directors and current executive officers as a group beneficially owned less than 1% of the Trex Communications common stock outstanding as of such date.

(7) Thermo Electron beneficially owned 80.47% of Common Stock as of October 2, 1999. Shares beneficially owned by Thermo Electron include 370,370 shares issuable upon conversion of $10,000,000 in principal amount of the company's 3 1/4% subordinated convertible debentures due in 2007. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of October 2, 1999, Thermo Electron had the power to elect all of the members of the company's board of directors.

(8) Information regarding the number of shares of Common Stock beneficially owned by Nicholas Company, Inc. is based on the most recent Schedule 13G of Nicholas Company, Inc. received by the company, which reported such ownership as of February 11, 1999. The address of Nicholas Company, Inc. is 700 N. Water Street, Suite 1010, Milwaukee, Wisconsin 53202. Shares reported as beneficially owned by Nicholas Company, Inc. consist of shares beneficially owned by advisory clients of Nicholas Company, Inc. Based on such information, Nicholas Company, Inc. beneficially owned 5.69% of Common Stock outstanding as of October 2, 1999.

Item 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Thermo Electron has, from time to time, caused its subsidiaries to sell minority interests to investors, resulting in several majority-owned, private and publicly-held subsidiaries. Thermo Electron has created the company as a majority-owned, publicly-held subsidiary. The company and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

       Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the company, have adopted the Charter to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly; (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined; (3) each company has access to the combined resources and financial, managerial and technological strengths of the others; and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

       To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies, and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the Thermo Group) to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

       The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

       As provided in the Charter, the company and Thermo Electron have entered into the Services Agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the company. The company was assessed an annual fee equal to 0.8% of the company's revenues for these services in fiscal 1999. The annual fee will remain at 0.8% of the company's revenues for fiscal 2000. The fee is reviewed annually and may be changed by mutual agreement of the company and Thermo Electron. During fiscal 1999, Thermo Electron assessed the company $2,769,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the company. In fiscal 1999, the company and its affiliates were billed an additional $259,000 by Thermo Electron for certain administrative services required by the company and its affiliates that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the company will be required to pay a termination fee equal to the fee that was paid by the company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the company or as required in order to meet the company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the company a fee equal to the market rate for comparable services if such services are provided to the company following termination.

       The company has entered into a Tax Allocation Agreement with Thermo Electron that outlines the terms under which the company will be included in Thermo Electron's consolidated federal and state income tax returns. Under current law, the company will be included in such tax returns so long as Thermo Electron owns at least 80% of Common Stock outstanding. As of July 1999, the company and ThermoLase joined the Thermo Electron consolidated federal income tax return as Thermo Electron's stock ownership in the company and the combined Thermo Electron and company ownership of ThermoLase exceeded 80%. As a result, Thermo Electron charges or pays the company and ThermoLase amounts based on their relative contribution to Thermo Electron's tax liability. If Thermo Electron's equity ownership of the company were to drop below 80%, the company would file its own tax returns. The agreement provides that Thermo Electron charges or pays the company amounts based on the company's relative contribution to Thermo Electron's tax liability at the time that Thermo Electron pays its tax liability or receives a tax benefit. Due to the tax losses incurred by the company since June 1999 when the company became part of a consolidated tax group with Thermo Electron, Thermo Electron will pay to the company with respect to fiscal 1999, an amount equal to the tax benefit received by Thermo Electron with respect to such tax losses.

       At fiscal year-end 1998, $146,534,000 of the company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the company in effect lent excess cash to Thermo Electron, which Thermo Electron collateralized with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The company's funds subject to the repurchase agreement were readily convertible into cash by the company. The repurchase agreement earned a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Effective June 1999, the company adopted a new cash management arrangement with Thermo Electron, described below, that replaces the repurchase agreement.

       As of October 2, 1999, $39,000,000 of the company's cash equivalents were invested in a cash management arrangement with Thermo Electron, which was effective June 1999. Under the cash management arrangement, the company lends its excess cash to Thermo Electron and has the contractual right to withdraw its invested funds upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents and/or immediately available bank lines of credit equal to at least 50% of all the funds invested under the arrangement by all Thermo Electron subsidiaries other than wholly-owned subsidiaries. The company's funds invested in the cash management arrangement earn a rate equal to the 30-day Dealer Commercial Paper Rate as reported in THE WALL STREET JOURNAL plus 50 basis points, set at the beginning of each month.

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the company and ThermoLase. Under this plan, the company and ThermoLase would be merged into Thermo Electron. As a result, the company and ThermoLase would become wholly owned subsidiaries of Thermo Electron. The public shareholders of the company and ThermoLase would receive common stock in Thermo Electron in exchange for their shares. In December 1999, the board of directors of the company and Thermo Electron approved a definitive agreement and plan of merger with Thermo Electron under which Thermo Electron would acquire all of the outstanding shares of Common Stock held by shareholders other than Thermo Electron in exchange for Thermo Electron common stock at a ratio of one share of Common Stock for .5503 shares of Thermo Electron common stock. In addition, the board of directors of ThermoLase and Thermo Electron approved a definitive agreement and plan of merger with Thermo Electron under which Thermo Electron would acquire all of the outstanding shares of ThermoLase held by shareholders other than the company and Thermo Electron for not less than 0.132 shares, and not more than 0.198 shares, of Thermo Electron common stock for each share of ThermoLase common stock. These proposals are subject to completion of review by the Securities and Exchange Commission of certain required filings regarding the proposed transactions and the listing on the New York Stock Exchange of Thermo Electron common stock to be issued in connection with the mergers.

MISCELLANEOUS

       From time to time, the company may transact business with other companies in the Thermo Group. In fiscal 1999, such transactions included the following:

       Trex Medical has an arrangement with the Tecomet division of Thermo Electron for the manufacture of the Trex Medical's proprietary HTC grid. Under this arrangement, Tecomet manufactures the grid for Trex Medical pursuant to written purchase orders. Trex Medical owns the intellectual property rights to the grid. During fiscal 1999, Trex Medical purchased grids for an aggregate purchase price of $1,352,000 under this arrangement.

       Under an arrangement with Thermedics Detection Inc., a majority-owned subsidiary of Thermo Electron, Trex Medical manufactures an X-ray source that is used as a component in a fill-measuring device produced by Thermedics Detection. Trex Medical manufactures these X-ray sources for Thermedics Detection pursuant to written purchase orders. During fiscal 1999, Thermedics Detection purchased X-ray source units from Trex Medical for an aggregate purchase price of $43,000 under this arrangement.

       The company developed imaging crystals for ThermoSpectra Corporation, a majority-owned subsidiary of Thermo Electron. During fiscal 1999, the company recorded revenues of $317,000 associated with this work. In addition, the company performs research for Thermo Coleman Corporation, a wholly owned subsidiary of Thermo Electron. During fiscal 1999, the company recorded $119,000 of such revenues.

       During fiscal 1999, ThermoLase purchased products totaling $169,000 from Bird Products Corporation, a wholly owned subsidiary of Thermo Electron.

       As of October 2, 1999, the company owed Thermo Electron $10,000,000 principal amount pursuant to 3 1/4% Convertible Subordinated Debentures due 2007, convertible into shares of the company's common stock at $27.00 per share.

       As of October 2, 1999, ThermoLase owed Thermo Electron $8,225,000 principal amount pursuant to 4 3/8% Convertible Subordinated Debentures due 2004, convertible into shares of ThermoLase common stock at $17.385 per share.

       As of October 2, 1999, Thermo Electron owned 1,620,127 units consisting of a share of ThermoLase common stock coupled with a right to have the ThermoLase redeem such share of common stock for $20.25 in April 2001. If all such units were redeemed in April 2001, ThermoLase would owe Thermo Electron $32,805,000. As a result of the proposed merger of ThermoLase into Thermo Electron, ThermoLase common stock included in the units will be exchanged for fractional shares of Thermo Electron common stock which will be coupled with a right to have Thermo Electron redeem each of such fractional shares for $20.25 in April 2001. If all units consisting of such fractional shares of Thermo Electron held by parties other than Thermo Electron and its affiliates were redeemed in April 2001, Thermo Electron would pay to such parties $7,695,000, which amount would then be payable to Thermo Electron by ThermoLase, or in the event that ThermoLase is unable to make such payment, by the company.

       As of October 2, 1999, the company owed Thermo Electron and its other subsidiaries an aggregate of $1,997,000 for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services, and for miscellaneous items excluding loans described above, net of amounts owed to the company by Thermo Electron and its other subsidiaries for products and services and miscellaneous items. The largest amount of net indebtedness owed by the company to Thermo Electron and its other subsidiaries since October 3, 1998, was $5,252,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

                                     PART IV

Item 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a, d) FINANCIAL STATEMENTS AND SCHEDULES

       (1) The consolidated financial statements set forth in the list below are filed as part of this Report.

       (2) The consolidated financial statement schedule set forth in the list below is filed as part of this Report.

       (3) Exhibits filed herewith or incorporated herein by reference are set forth in Item 14(c) below.

       LIST OF FINANCIAL STATEMENTS AND SCHEDULES REFERENCED IN THIS ITEM 14

       Information incorporated by reference from Exhibit 13 filed herewith:

           Consolidated Statement of Operations
           Consolidated Balance Sheet
           Consolidated Statement of Cash Flows
           Consolidated Statement of Comprehensive Income and Shareholders' Investment
           Notes to Consolidated Financial Statements
           Report of Independent Public Accountants

       Financial Statement Schedules filed herewith:

           Schedule II:  Valuation and Qualifying Accounts

       All other schedules are omitted because they are not applicable or not required, or because the required information is shown either in the financial statements or in the notes thereto.

(b)    REPORTS ON FORM 8-K

       On December 17, 1999, the Company filed a Current Report on Form 8-K dated December 17, 1999, with respect to the execution of an Agreement and Plan of Merger.

(c)    EXHIBITS

       See Exhibit Index on the page immediately preceding exhibits.

                                   SIGNATURES

       Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

Date:  December 23, 1999                      THERMOTREX CORPORATION

                                              By:  /S/ ANNE POL
                                                   -----------------------
                                                   Anne Pol
                                                   Interim President

       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated, as of December 23, 1999.

SIGNATURE                                                     TITLE

By:   /S/ ANNE POL                           Interim President
      -------------------------------
      Anne Pol

By:   /S/ THEO MELAS-KYRIAZI                 Chief Financial Officer
      -------------------------------
      Theo Melas-Kyriazi

By:   /S/ PAUL F. KELLEHER                   Chief Accounting Officer
      -------------------------------
      Paul F. Kelleher

By:   /S/ JOHN T. KEISER                     Chairman of the Board and Director
      -------------------------------
      John T. Keiser

By:   /S/ MORTON COLLINS                     Director
      -------------------------------
      Morton Collins

By:   /S/ PETER O. CRISP                     Director
      -------------------------------
      Peter O. Crisp

By:   /S/ PAUL F. FERRARI                    Director
      -------------------------------
      Paul F. Ferrari

By:   /S/ DR. GEORGE N. HATSOPOULOS          Director
      -------------------------------
      Dr. George N. Hatsopoulos

By:   /S/ ROBERT C. HOWARD                   Director
      -------------------------------
      Robert C. Howard

By:   /S/ JOHN F. MAGEE                      Director
      -------------------------------
      John F. Magee

By:   /S/ NICHOLAS T. ZERVAS                 Director
      -------------------------------
      Nicholas T. Zervas

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of ThermoTrex Corporation:

       We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements included in ThermoTrex Corporation's Annual Report to Shareholders incorporated by reference in this Form 10-K, and have issued our report thereon dated November 9, 1999 (except with respect to the matters discussed in Notes 3, 16, and 18, as to which the date is December 16, 1999). Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in Item 14 on page 26 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the consolidated financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                           Arthur Andersen LLP

Boston, Massachusetts
November 9, 1999

SCHEDULE II

                             THERMOTREX CORPORATION

                        VALUATION AND QUALIFYING ACCOUNTS

                                 (In thousands)



                                                   Balance at        Provision         Accounts                         Balance
                                                    Beginning       Charged to          Written                         at End
Description                                           of Year      Expense (a)              Off        Other (b)        of Year
---------------------------------------------- --------------- ---------------- ---------------- ---------------- ---------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS

Year Ended October 2, 1999                         $    3,671      $     4,120      $    (1,262)     $      (547)     $     5,982

Year Ended October 3, 1998                         $    1,969      $       970      $      (766)     $     1,498      $     3,671

Year Ended September 27, 1997                      $    1,586      $       279      $      (164)     $       268      $     1,969


                                                   Balance at      Established        Activity                          Balance
                                                    Beginning       as Cost of      Charged to                           at End
Description                                           of Year     Acquisitions         Reserve         Other (d)        of Year
--------------------------------------------- ---------------- ---------------- ---------------- ---------------- --------------
ACCRUED ACQUISITION EXPENSES (c)

Year Ended October 2, 1999                        $     1,393      $     2,603      $    (1,748)     $      (235)     $     2,013

Year Ended October 3, 1998                        $       302      $     1,735      $      (731)     $        87      $     1,393

Year Ended September 27, 1997                     $       680      $         -      $      (378)     $         -      $       302


                                                   Balance at        Provision         Activity                         Balance
                                                    Beginning       Charged to       Charged to         Currency         at End
Description                                           of Year      Expense (f)          Reserve      Translation        of Year
---------------------------------------------- --------------- ---------------- ---------------- ---------------- --------------
ACCRUED RESTRUCTURING COSTS (e)

Year Ended October 2, 1999                         $    5,153      $   30,319       $  (12,735)      $      (22)      $   22,715

Year Ended October 3, 1998                         $        -      $   10,155       $   (5,002)      $        -       $    5,153

(a) Includes a provision of $1.6 million in fiscal 1999, recorded in connection with certain restructuring actions, described in Note 8 to Consolidated Financial Statements in the Registrant's Fiscal 1999 Annual Report to Shareholders.

(b) Includes allowances of businesses acquired during the year as described in Note 3 to Consolidated Financial Statements in the Registrant's Fiscal 1999 Annual Report to Shareholders, bad debts recovered, and the effect of foreign currency translation.

(c) The nature of activity in this account is described in Note 3 to Consolidated Financial Statements in the Registrant's Fiscal 1999 Annual Report to Shareholders.

(d)    Primarily represents the effect of foreign currency translation.

(e) The nature of activity in this account is described in Note 8 to Consolidated Financial Statements in the Registrants Fiscal 1999 Annual Report to Shareholders.

(f) Excludes noncash charges of $2.9 million, primarily for the write-off of leasehold improvements and related spa assets and $1.3 million for the write-off of a joint venture in fiscal 1998. Excludes noncash charges of $19.9 million for the loss on the sale of the spa business and $18.1 million, primarily for the write-off of leasehold improvements and equipment in fiscal 1999.

                                 EXHIBIT INDEX

Exhibit
Number            Description of Exhibit
--------------------------------------------------------------------------------

  3.1 Restated Certificate of Incorporation, as amended (filed as Exhibit 3(i) to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 1994 [File No. 1-10791] and incorporated herein by reference).

  3.2 Certificate of Amendment of Restated Certificate of Incorporation of the Registrant (filed as Exhibit 2 to the Registrant Form 8-A filed September 30, 1999 [File No. 1-10791] and incorporated herein by reference).

  3.3 By-Laws of the Registrant, as amended and restated (filed as Exhibit 3 to the Registrant's Form 8-A filed September 30, 1999 [File No. 1-10791] and incorporated herein by reference).

  4.1 Indenture dated as of October 28, 1997, by and among the Registrant, Thermo Electron Corporation, and Bankers Trust Company, as Trustee, relating to $124.5 principal amount of the Registrant's 3 1/4% Subordinated Convertible Debentures due 2007 (filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated October 28, 1997, and filed with the Securities and Exchange Commission on October 29, 1997, and incorporated herein by reference).

  4.2 Fiscal Agency Agreement dated as of August 12, 1997, among ThermoLase Corporation, Thermo Electron Corporation, and Bankers Trust Company, as Fiscal Agent, relating to $115,000,000 principal amount of ThermoLase's 4 3/8% Subordinated Convertible Debentures due 2004 (filed as Exhibit 4.3 to ThermoLase Corporation's Annual Report on Form 10-K for the fiscal year ended September 27, 1997 [File No. 1-13104] and incorporated herein by reference).

  4.3 First Supplemental Indenture dated as of February 6, 1998, by and among the Registrant, Thermo Electron Corporation, and Bankers' Trust Company, as Trustee (filed as Exhibit 4.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended April 4, 1998 [File No. 1-10791] and incorporated herein by reference).

  10.1 Asset Transfer Agreement dated December 29, 1990, between Thermo Electron Corporation and the Registrant (filed as Exhibit 10(a) to the Registrant's Registration Statement on Form S-1 [Reg. No. 33-40972] and incorporated herein by reference).

  10.2 Amended and Restated Corporate Services Agreement dated January 3, 1993, between Thermo Electron Corporation and the Registrant (filed as
          Exhibit 10(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993 [File No. 1-10791] and incorporated herein by reference).

  10.3 Form of Indemnification Agreement between the Registrant and its officers and directors (filed as Exhibit 10(f) to the Registrant's Registration Statement on Form S-1 [Reg. No. 33-40972] and incorporated herein by reference).

  10.4 Thermo Electron Corporate Charter as amended and restated effective January 3, 1993 (filed as Exhibit 10(g) to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993 [File No. 1-10791] and incorporated herein by reference).

  10.5 Stock Option Agreement granted to Anthony J. Pellegrino dated November 16, 1992 (filed as Exhibit 10(n) to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993 [File No. 1-10791] and incorporated herein by reference).

                                 EXHIBIT INDEX

Exhibit
Number            Description of Exhibit
--------------------------------------------------------------------------------

  10.6 Stock Option Agreement granted to Hal Kirshner dated November 16, 1992 (filed as Exhibit 10(o) to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993 [File No. 1-10791] and incorporated herein by reference).

  10.7 Lease dated October 12, 1988, between CBI Laboratories, Inc., Trammell Crow Company No. 91, and Petula Associates Ltd., as amended (filed as
          Exhibit 10.18 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 1, 1994 [File No. 1-10791] and incorporated herein by reference).

  10.8 Lease dated September 1, 1993, between CBI Laboratories, Inc. and Lincoln Valwood, Ltd. (filed as Exhibit 10.19 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 1, 1994 [File No. 1-10791] and incorporated herein by reference).

  10.9 Lease executed February 9, 1995, between LMP Properties Ltd. and the Registrant (filed as Exhibit 10.22 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 [File No. 1-10791] and incorporated herein by reference).

  10.10 Stock Purchase Agreement dated as of September 15, 1995, by and among Bennett X-Ray Corporation, ThermoTrex Corporation, and Calvin Kleinman, Robert P. Coe, Walter F. Schneider, and Martin Koening (filed as Exhibit 2 to the Registrant's Current Report on Form 8-K dated September 14, 1995 [File No. 1-10791] and incorporated herein by reference).

  10.11 Lease dated as of September 15, 1995, by and among the Registrant and BK Realty Associates, L.P. and Calrob Realty Associates (filed as
          Exhibit 10.26 to the Registrant's Transition Report on Form 10-K for the transition period January 1, 1995, through September 30, 1995 [File No. 1-10791] and incorporated herein by reference).

  10.12 Incentive Stock Option Plan of the Registrant (filed as Exhibit 10(h) to the Registrant's Registration Statement on Form S-1 [Reg. No. 33-40972] and incorporated herein by reference). (Maximum number of shares issuable in the aggregate under this plan and the Registrant's Nonqualified Stock Option Plan is 1,945,000 shares, after adjustment to reflect share increases approved in 1992 and 1993 and 3-for-2 stock split effected in October 1993).

  10.13   Operating Agreement of ThermoLase Japan L.L.C. dated as of January
          22, 1996, between ThermoLase Corporation and Fox River Japan Partners, L.P. (filed as Exhibit 10.1 to ThermoLase's Quarterly Report on Form 10-Q for the quarter ended December 30, 1995 [File No. 1-13104] and incorporated herein by reference).

  10.14 License Agreement dated as of January 22, 1996, between ThermoLase Corporation and ThermoLase Japan L.L.C. (filed as Exhibit 10.2 to ThermoLase's Quarterly Report on Form 10-Q for the quarter ended December 30, 1995 [File No. 1-13104] and incorporated herein by reference).

  10.15 Option Agreement dated as of January 22, 1996, between ThermoLase Corporation and Fox River Japan Partners, L.P. (filed as Exhibit 10.3 to ThermoLase's Quarterly Report on Form 10-Q for the quarter ended December 30, 1995 [File No. 1-13104] and incorporated herein by reference).

                                 EXHIBIT INDEX

Exhibit
Number            Description of Exhibit
--------------------------------------------------------------------------------

  10.16 Amendment to Operating Agreement of ThermoLase Japan L.L.C. dated as of May 1, 1996, by and among ThermoLase Corporation, Fox River Partners L.P., and ThermoLase Japan L.L.C. (filed as Exhibit 10.29 to ThermoLase Corporation's Annual Report on Form 10-K for the fiscal year ended September 27, 1997 [File No. 1-13104] and incorporated herein by reference).

  10.17 Lease dated as of December 8, 1995, between ThermoLase Corporation and Canon Properties (filed as Exhibit 10.8 to ThermoLase's Quarterly Report on Form 10-Q for the quarter ended December 30, 1995 [File No. 1-13104] and incorporated herein by reference).

  10.18 Lease dated as of January 17, 1996, between ThermoLase Corporation and Trammell Crow Equity Partners (filed as Exhibit 10.9 to ThermoLase's Quarterly Report on Form 10-Q for the quarter ended December 30, 1995 [File No. 1-13104] and incorporated herein by reference).

  10.19 Lease dated as of December 20, 1995, between Melvyn J. Powers and Mary P. Powers D/B/A M&M Realty and Trex Medical Corporation as amended (filed as Exhibit 10.14 to Trex Medical's Registration Statement on Form S-1 [Reg. No. 333-2926] and incorporated herein by reference).

  10.20 Lease dated May 29, 1996, between John K. Grady, Trustee of Concord Associates Foster Street Trust and XRE Corporation (filed as Exhibit
          10.89 to Trex Medical's Registration Statement on Form S-1 [Reg. No. 333-2926] and incorporated herein by reference).

  10.21 Asset Purchase Agreement dated September 4, 1996, by and among CXR Acquisition Corp., Trex Medical Corporation, Continental X-Ray Corporation, Alphatek Corporation, Broadview Manufacturing Corporation, Haymarket Square Associates, Advanced Medical Imaging, Inc., Trans-Continental X-ray Corporation, and the Stockholders and Partners thereof (filed as Exhibit 10.21 to Trex Medical's Registration Statement on Form S-1 [Reg. No. 333-15381] and incorporated herein by reference).

  10.22 Promissory Note due April 30, 1997, issued by the Registrant to Thermo Electron Corporation (filed as Exhibit 10.35 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 28, 1996, and incorporated herein by reference).

  10.23 Promissory Note due October 5, 1998, issued by the Registrant to Thermo Electron Corporation (filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997, and incorporated herein by reference).

  10.24 Amended and Restated Stock Holding Assistance Plan and Form of Promissory Note (filed as Exhibit 10.38 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 27, 1997, and incorporated herein by reference).

  10.25 Promissory Note of SMK Group LLC, dated July 7, 1998, payable to the order of the company (filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 4, 1998, and incorporated herein by reference).

  10.26 Pledge and Security Agreement, dated July 7, 1998, by and between SMK Group LLC and the company (filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 4, 1998, and incorporated herein by reference).

Exhibit
Number            Description of Exhibit
--------------------------------------------------------------------------------

  10.27 Amended and Restated Nonqualified Stock Option Plan of the Registrant (filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999, and incorporated herein by reference).

  10.28 Amended and Restated Directors Stock Option Plan of the Registrant (filed as Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999, and incorporated herein by reference).

  10.29 Amended and Restated Deferred Compensation Plan for Directors of the Registrant (filed as Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999, and incorporated herein by reference).

  10.30 Amended and Restated ThermoTrex Corporation - ThermoLase Corporation Nonqualified Stock Option Plan (filed as Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999, and incorporated herein by reference).

  10.31 Amended and Restated ThermoTrex Corporation - Trex Medical Corporation Nonqualified Stock Option Plan (filed as Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999, and incorporated herein by reference).

  10.32 Amended and Restated ThermoTrex Corporation - Trex Communications Corporation Nonqualified Stock Option Plan (filed as Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999, and incorporated herein by reference). (As a result of the assumption of this plan by ThermoTrex Corporation, the maximum number of ThermoTrex shares issuable under this plan is 20,596 shares).

          In addition to the stock-based compensation plans of the Registrant, the executive officers of the Registrant may be granted awards under stock-based compensation plans of Thermo Electron for services rendered to the Registrant. The terms of such plans are substantially the same as those of the Registrant's Equity Incentive Plan.

  10.33 Master Cash Management, Guarantee Reimbursement and Loan Agreement dated as of June 1, 1999, by and between the Registrant and Thermo Electron Corporation (filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999, and incorporated herein by reference).

  10.34 Master Cash Management, Guarantee Reimbursement and Loan Agreement dated as of June 1, 1999, by and between Trex Medical Corporation and Thermo Electron Corporation (filed as Exhibit 10.1 to Trex Medical Corporation's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 [File No. 1-11827] and incorporated herein by reference).

  10.35 Master Cash Management, Guarantee Reimbursement and Loan Agreement dated as of June 1, 1999, by and between ThermoLase Corporation and Thermo Electron Corporation (filed as Exhibit 10.1 to ThermoLase Corporation's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 [File No. 1-13104] and incorporated herein by reference).

Exhibit
Number            Description of Exhibit
--------------------------------------------------------------------------------

  10.36 Agreement for Sale of Shares dated June 4, 1999, between the Registrant and Thermo Electron Corporation (filed as Exhibit 10.10 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999, and incorporated herein by reference).

  10.37 Stock Purchase Agreement between ThermoLase Corporation and TGH, LLC, dated June 27, 1999 (filed as Exhibit 2.1 to ThermoLase Corporation's Current Report on Form 8-K filed July 12, 1999 [File No. 1-13104] and incorporated herein by reference).

  10.38 Asset Purchase Agreement between ThermoLase Corporation and GH Day Spas, Inc., dated June 27, 1999 (filed as Exhibit 2.2 to ThermoLase Corporation's Current Report on Form 8-K filed July 12, 1999 [File No. 1-13104] and incorporated herein by reference).

  10.39 Agreement by and between Trex Medical Corporation and William J. Webb dated as of January 4, 1999 (filed as Exhibit 10.2 to Trex Medical's Quarterly Report on Form 10-Q for the quarter ended January 2, 1999 [File No. 1-11827] and incorporated herein by reference).

  10.40 Agreement by and between Trex Medical Corporation and Hal Kirshner dated as of February 2, 1999 (filed as Exhibit 10.3 to Trex Medical's Quarterly Report on Form 10-Q for the quarter ended January 2, 1999 [File No. 1-11827] and incorporated herein by reference).

  10.41 Agreement and Plan of Merger by and among the Registrant, Thermo Electron Corporation, and ThermoTrex Acquisition Corporation dated as of December 14, 1999 (filed as Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed December 17, 1999 [File No. 1-10791] and incorporated herein by reference).

  10.42 Agreement and Plan of Merger by and among ThermoLase Corporation, Thermo Electron Corporation, and ThermoLase Acquisition Corporation dated as of December 14, 1999 (filed as Exhibit 2.1 to ThermoLase Corporation's Current Report on Form 8-K filed December 17, 1999 [File No. 1-13104] and incorporated herein by reference).

  13 Annual Report to Shareholders for the fiscal year ended October 2, 1999 (only those portions incorporated herein by reference).

  21      Subsidiaries of the Registrant.

  23      Consent of Arthur Andersen LLP.

  27      Financial Data Schedule.

  99.1 Form of ThermoLase Corporation Unit Certificate (filed as Exhibit 4.1 to ThermoLase's Registration Statement on Form S-4 [Reg. No. 333-19633] and incorporated herein by reference).

                                                                      EXHIBIT 13


                             ThermoTrex Corporation

                        Consolidated Financial Statements

                                Fiscal Year 1999

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                                  Year Ended
                                                                               -------------------------------------------------
                                                                                October 2,         October 3,    September 27,
(In thousands except per share amounts)                                               1999               1998             1997
------------------------------------------------------------------------ ------------------ ------------------ -----------------
REVENUES (Notes 7 and 13)
 Product revenues                                                              $   303,909        $   294,310        $   237,629
 Other revenues                                                                     42,238             47,548             44,492
                                                                               -----------        -----------        -----------

                                                                                   346,147            341,858            282,121
                                                                               -----------        -----------        -----------

Costs and Operating Expenses:
 Cost of product revenues (Note 8)                                                 213,452            165,688            141,556
 Cost of other revenues                                                             46,598             44,628             38,580
 Selling, general, and administrative expenses (Notes 7 and 8)                     103,236             91,028             69,043
 Research and development expenses                                                  39,702             39,826             32,067
 Restructuring and nonrecurring costs (Notes 3 and 8)                               76,620             10,155              1,400
                                                                               -----------        -----------        -----------

                                                                                   479,608            351,325            282,646
                                                                               -----------        -----------        -----------

Operating Loss                                                                    (133,461)            (9,467)              (525)

Interest Income                                                                      5,799             12,942              4,752
Interest Expense (includes $604, $511, and $197 to parent
 company; Note 7)                                                                   (8,662)            (9,479)              (835)
Gain on Issuance of Stock by Subsidiaries (Note 11)                                      -             23,798              7,926
Equity in Loss of Joint Ventures (Note 3)                                             (200)            (1,203)              (700)
Other Expense (Note 8)                                                              (5,897)                 -                  -
                                                                               -----------        -----------        -----------

Income (Loss) Before Income Taxes, Minority Interest, and
 Extraordinary Item                                                               (142,421)            16,591             10,618
Income Tax (Provision) Benefit (Note 6)                                             10,687            (17,463)            (3,474)
Minority Interest (Expense) Income                                                   7,906             (4,750)             1,297
                                                                               -----------        -----------        -----------

Income (Loss) Before Extraordinary Item                                           (123,828)            (5,622)             8,441
Extraordinary Item, Net of Income Taxes of $1,692 (Note 9)                               -              3,009                  -
                                                                               -----------        -----------        -----------

NET INCOME (LOSS)                                                              $  (123,828)       $    (2,613)       $     8,441
                                                                               ===========        ===========        ===========

EARNINGS (LOSS) PER SHARE (Note 15)
 Basic                                                                         $    (6.24)        $       (.14)      $       .44
                                                                               ==========         ============       ===========

 Diluted                                                                       $    (6.24)        $       (.14)      $       .43
                                                                               ==========         ============       ===========

WEIGHTED AVERAGE SHARES (Note 15)
 Basic                                                                              19,851             18,704             19,210
                                                                               ===========        ===========        ===========

 Diluted                                                                            19,851             18,704             19,599
                                                                               ===========        ===========        ===========


The accompanying notes are an integral part of these consolidated financial statements.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                           CONSOLIDATED BALANCE SHEET

                                                                                                     October 2,       October 3,
(In thousands)                                                                                             1999             1998
----------------------------------------------------------------------------------------------- ---------------- ----------------
ASSETS
Current Assets:
 Cash and cash equivalents (includes $146,534 under repurchase
 agreement with parent company in fiscal 1998)                                                       $   19,558       $  157,107
 Advance to affiliate                                                                                    39,000                -
 Available-for-sale investments, at quoted market value (amortized cost
    of $64,169 and $8,086; Note 2)                                                                       64,174            8,076
 Accounts receivable, less allowances of $5,982 and $3,671 (Note 8)                                      63,061           85,790
 Unbilled contract costs and fees                                                                        15,863            7,409
 Inventories (Note 8)                                                                                    70,475           86,223
 Prepaid expenses and other assets                                                                       15,634            5,890
 Prepaid income taxes (Note 6)                                                                           16,777           13,988
                                                                                                     ----------       ----------

                                                                                                        304,542          364,483
                                                                                                     ----------       ----------

Property, Plant, and Equipment, at Cost, Net (Note 8)                                                    24,909           60,511
                                                                                                     ----------       ----------

Other Assets                                                                                             11,405           15,867
                                                                                                     ----------       ----------

Cost in Excess of Net Assets of Acquired Companies (Notes 3 and 8)                                      142,499          154,845
                                                                                                     ----------       ----------

                                                                                                     $  483,355       $  595,706
                                                                                                     ==========       ==========

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS


                                                                                                     October 2,       October 3,
(In thousands except share amounts)                                                                        1999             1998
----------------------------------------------------------------------------------------------- ---------------- ----------------
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
 Current maturities of long-term obligations (Note 9)                                                $    1,825       $      435
 Accounts payable                                                                                        22,076           30,871
 Accrued payroll and employee benefits                                                                   10,781           12,147
 Accrued warranty costs                                                                                   7,981            9,233
 Customer deposits                                                                                        5,807            5,476
 Accrued commissions                                                                                      5,614            7,629
 Accrued restructuring costs (Note 8)                                                                    22,715            5,153
 Other accrued expenses (Notes 3 and 8)                                                                  33,283           26,610
 Due to parent company and affiliated companies                                                           1,997            5,252
                                                                                                     ----------       ----------

                                                                                                        112,079          102,806
                                                                                                     ----------       ----------

Deferred Income Taxes                                                                                     3,060            6,418
                                                                                                     ----------       ----------

Deferred Lease Liability                                                                                    233            1,172
                                                                                                     ----------       ----------
Long-term Obligations:

 Subordinated convertible debentures (includes $18,225 and
   $14,500 of related-party debt; Note 9)                                                               203,948          203,948
 Other                                                                                                      222              697
                                                                                                     ----------       ----------

                                                                                                        204,170          204,645
                                                                                                     ----------       ----------

Common Stock of Subsidiary Subject to Redemption (Note 1)                                                40,500           40,500
                                                                                                     ----------       ----------

Minority Interest                                                                                        65,856           90,578
                                                                                                     ----------       ----------

Commitments and Contingencies (Notes 3, 7, 8, and 10)

Shareholders' Investment (Notes 4 and 5):

 Common stock, $.01 par value, 50,000,000 shares authorized;
    23,302,518 and 19,590,446 shares issued                                                                 233              196
 Capital in excess of par value                                                                         109,043           73,293
 Retained earnings (accumulated deficit)                                                                (28,844)          94,984
 Treasury stock at cost, 933,421 and 929,100 shares                                                     (20,877)         (20,944)
 Deferred compensation                                                                                     (579)               -
 Accumulated other comprehensive items (Note 14)                                                         (1,519)           2,058
                                                                                                     ----------       ----------

                                                                                                         57,457          149,587
                                                                                                     ----------       ----------

                                                                                                     $  483,355       $  595,706
                                                                                                     ==========       ==========



The accompanying notes are an integral part of these consolidated financial statements.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                  Year Ended

                                                                               -------------------------------------------------
                                                                                October 2,         October 3,     September 27,

(In thousands)                                                                        1999               1998              1997
------------------------------------------------------------------------ ------------------ ------------------ -----------------
OPERATING ACTIVITIES

 Net income (loss)                                                             $  (123,828)       $    (2,613)       $     8,441
 Adjustments to reconcile net income (loss) to net cash used in operating activities:
      Depreciation and amortization                                                 16,808             15,111             10,964
      Provision for losses on accounts receivable (Note 8)                           4,120                970                279
      Gain on issuance of stock by subsidiaries (Note 11)                                -            (23,798)            (7,926)
      Gain on repurchase of subordinated convertible
        debentures (Note 9)                                                              -             (4,701)                 -
      Minority interest expense (income)                                            (7,906)             4,750             (1,297)
      Increase (decrease) in deferred income taxes                                  (3,358)            10,080             (4,308)
      Noncash restructuring costs (Note 8)                                          46,241              4,193                  -
      Equity in loss of joint ventures (Note 3)                                        200              1,203                700
      Other noncash items (Note 8)                                                  18,596              1,823                640
      Changes in current accounts, excluding the effects of
        acquisitions and disposition:
          Accounts receivable                                                       20,477            (13,605)           (19,694)
          Inventories and unbilled contract costs and fees                           2,427            (27,310)           (11,290)
          Other current assets                                                      (9,972)            (2,334)            (3,311)
          Accounts payable                                                          (8,344)            (4,777)             1,522
          Other current liabilities (Note 8)                                        14,313              2,958             11,208
                                                                               -----------        -----------        -----------

            Net cash used in operating activities                                  (30,226)           (38,050)           (14,072)
                                                                               -----------        -----------        -----------

INVESTING ACTIVITIES

 Acquisitions, net of cash acquired (Note 3)                                       (18,759)           (45,002)           (10,712)
 Advances to affiliate, net                                                        (39,000)                 -                  -
 Purchases of available-for-sale investments                                       (65,000)            (4,000)           (10,400)
 Proceeds from sale and maturities of available-for-sale
    investments                                                                      8,000             13,400             44,000
 Purchases of property, plant, and equipment                                       (14,633)           (10,612)           (26,853)
 Advances under notes receivable to related parties (Note 7)                             -             (4,667)                 -
 Reduction (investment) in other assets                                                907                701             (1,200)
 Other                                                                               1,978                756                  -
                                                                               -----------        -----------        -----------

            Net cash used in investing activities                              $  (126,507)       $   (49,424)       $    (5,165)
                                                                               -----------        -----------        -----------

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS


                                                                                                   Year Ended
                                                                               --------------------------------------------------
                                                                                October 2,         October 3,      September 27,
(In thousands)                                                                        1999               1998               1997
------------------------------------------------------------------------ ------------------ ------------------ ------------------
FINANCING ACTIVITIES

 Net proceeds from issuance of subordinated convertible
    debentures (Note 9)                                                        $         -        $   121,814        $   112,551
 Purchase of subordinated convertible debentures (Note 9)                                -            (30,486)                 -
 Net proceeds from issuance of Company and subsidiaries' common stock
    and sale of subsidiary put options (Note 11)                                    41,884             71,530             16,370
 Net proceeds from subsidiary stock exchange offer (Note 11)                             -                  -                502
 Purchases of Company and subsidiaries common stock                                (24,112)           (38,966)           (26,072)
 Proceeds from issuance of notes payable to parent company                               -                  -             11,000
 Repayment of notes payable to parent company                                            -            (11,000)            (2,000)
 Repayment of note receivable from related party                                     1,300                  -                  -
 Payment of withholding taxes related to stock option exercises                        (25)            (3,415)            (1,334)
 Other                                                                                  12                  -                  -
                                                                               -----------        -----------        -----------

            Net cash provided by financing activities                               19,059            109,477            111,017
                                                                               -----------        -----------        -----------

Exchange Rate Effect on Cash                                                           125               (616)                 -
                                                                               -----------        -----------        -----------

Increase (Decrease) in Cash and Cash Equivalents                                  (137,549)            21,387             91,780
Cash and Cash Equivalents at Beginning of Year                                     157,107            135,720             43,940
                                                                               -----------        -----------        -----------

Cash and Cash Equivalents at End of Year                                       $    19,558        $   157,107        $   135,720
                                                                               ===========        ===========        ===========

CASH PAID FOR

 Interest                                                                      $     8,643        $     8,255        $       197
 Income taxes                                                                  $     1,898        $    16,858        $     6,622

NONCASH ACTIVITIES

 Fair value of assets of acquired companies                                    $    35,877        $    96,509        $    14,677
 Cash paid for acquired companies                                                  (27,273)           (47,757)           (11,150)
 Amount payable for acquired company                                                (5,358)                 -                  -
 Issuance of subsidiaries' common stock for acquired companies                           -            (11,175)                 -
                                                                               -----------        -----------        -----------

    Liabilities assumed of acquired companies                                  $     3,246        $    37,577        $     3,527
                                                                               ===========        ===========        ===========

 Exchange of subsidiary common stock for common
 stock of subsidiary subject to redemption (Note 1)                            $         -        $         -        $    40,500
                                                                               ===========        ===========        ===========








The accompanying notes are an integral part of these consolidated financial statements.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

   CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND SHAREHOLDERS' INVESTMENT

                                                                                                 Year Ended
                                                                               -------------------------------------------------
                                                                               October 2,         October 3,    September 27,
(In thousands)                                                                       1999               1998             1997
----------------------------------------------------------------------- ------------------ ------------------ -----------------
COMPREHENSIVE INCOME

Net Income (Loss)                                                             $  (123,828)       $    (2,613)       $     8,441
                                                                              -----------        -----------        -----------

Other Comprehensive Items (Note 14):
 Foreign currency translation adjustment                                           (3,586)             2,064                  -
 Unrealized gains on available-for-sale investments                                     9                  7                 34
                                                                              -----------        -----------        -----------

                                                                                   (3,577)             2,071                 34
 Minority Interest                                                                  1,008               (684)               (13)
                                                                              -----------        -----------        -----------

                                                                              $  (126,397)       $    (1,226)       $     8,462
                                                                              ===========        ===========        ===========

SHAREHOLDERS' INVESTMENT
Common Stock, $.01 Par Value:
 Balance at beginning of year                                                 $       196        $       193        $       192
 Net proceeds from issuance of Company common
 stock (Note 4)                                                                        37                  -                  -
 Issuance of stock under employees' and directors'
 stock plans                                                                            -                  3                  1
                                                                              -----------        -----------        -----------

 Balance at end of year                                                               233                196                193
                                                                              -----------        -----------        -----------

Capital in Excess of Par Value:

 Balance at beginning of year                                                      73,293             78,601            116,753
 Net proceeds from issuance of Company common stock (Note 4)                       41,724                  -                  -
 Activity under employees' and directors' stock plans                                 (72)             1,147               (103)
 Tax benefit related to employees' and directors' stock
    plans                                                                               -                670              3,017
 Effect of majority-owned subsidiaries' equity transactions                        (5,902)            (7,125)           (41,066)
                                                                              -----------        -----------        -----------

 Balance at end of year                                                           109,043             73,293             78,601
                                                                              -----------        -----------        -----------

Retained Earnings (Accumulated Deficit):
 Balance at beginning of year                                                      94,984             97,597             89,156
 Net income (loss)                                                               (123,828)            (2,613)             8,441
                                                                              -----------        -----------        -----------

 Balance at end of year                                                       $   (28,844)       $    94,984        $    97,597
                                                                              -----------        -----------        -----------

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND SHAREHOLDERS' INVESTMENT (CONTINUED)


                                                                                                   Year Ended
                                                                               --------------------------------------------------
                                                                                October 2,         October 3,     September 27,
(In thousands)                                                                        1999               1998              1997
------------------------------------------------------------------------ ------------------ ------------------ ------------------
Treasury Stock:
 Balance at beginning of year                                                  $   (20,944)       $      (243)       $      (975)
 Activity under employees' and directors' stock plans                                  128               (537)               732
 Purchases of Company common stock                                                     (61)           (20,164)                 -
                                                                               -----------        -----------        -----------

 Balance at end of year                                                            (20,877)           (20,944)              (243)
                                                                               -----------        -----------        -----------

Deferred Compensation (Note 5):
 Balance at beginning of year                                                            -                  -                  -
 Subsidiary issuance of restricted stock under
 employees' stock plans, net of forfeitures                                           (615)
 Amortization of deferred compensation                                                  36                  -                  -
                                                                               -----------        -----------        -----------

 Balance at end of year                                                               (579)                 -                  -
                                                                               -----------        -----------        -----------

Accumulated Other Comprehensive Items (Note 14):
 Balance at beginning of year                                                        2,058                (13)               (47)
 Other comprehensive items                                                          (3,577)             2,071                 34
                                                                               -----------        -----------        -----------

 Balance at end of year                                                             (1,519)             2,058                (13)
                                                                               -----------        -----------        -----------

                                                                               $    57,457        $   149,587        $   176,135
                                                                               ===========        ===========        ===========









The accompanying notes are an integral part of these consolidated financial statements.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

       ThermoTrex Corporation (the Company) develops and markets medical products and personal-care products and services, and also performs advanced technology research. The Company's 71%-owned Trex Medical Corporation subsidiary designs, manufactures, and markets mammography equipment and minimally invasive digital breast-biopsy systems; general-purpose and specialized medical X-ray equipment, including imaging systems used during interventional vascular and cardiac procedures such as balloon angioplasty; and dental X-ray systems. The Company's 71%-owned ThermoLase Corporation subsidiary developed laser-based hair-removal and skin-resurfacing systems and offered related services to customers through retail spas through June 1999. ThermoLase also manufactures and markets skin-care and bath and body products and markets dietary supplements through its wholly owned Creative Beauty Innovations, Inc. (CBI) subsidiary. During fiscal 1999, ThermoLase began the process of terminating its physician-licensing program, and terminated or renegotiated the terms of its licensing arrangements in various countries following a decision to exit the hair-removal business (Note 8). The Company's 100%-owned Trex Communications Corporation subsidiary manufactures ground-based satellite communication systems, and develops and integrates telemetry systems. In November 1999, the Company purchased all of the outstanding shares of Trex Communications that it did not previously own (Note 18). In addition, the Company performs advanced technology research primarily in the areas of avionics, X-ray detection, signal processing, and lasers. The Company has developed its expertise in these core technologies in connection with government-sponsored research and development.

RELATIONSHIP WITH THERMO ELECTRON CORPORATION

       The Company was incorporated in January 1991 as a wholly owned subsidiary of Thermo Electron Corporation. As of October 2, 1999, Thermo Electron owned 17,927,330 shares of the Company's common stock, representing 80% of such stock outstanding.

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company and ThermoLase. Under this plan, the Company and ThermoLase would be merged into Thermo Electron. As a result, the Company and ThermoLase would become wholly owned subsidiaries of Thermo Electron (Note 16).

PRINCIPLES OF CONSOLIDATION

       The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries and its publicly held ThermoLase and Trex Medical subsidiaries. All material intercompany accounts and transactions have been eliminated.

       The Company accounts for investments in joint ventures in which it owns between 20% and 50% using the equity method. Under the equity method, the Company records its initial investment in each joint venture at cost, and adjusts the carrying value of the investment to recognize its proportionate share of the joint venture's earnings or losses. In instances where the Company has no obligation to provide additional funding to a joint venture, the Company discontinues applying the equity method when its investment has been reduced to zero.

FISCAL YEAR

       The Company has adopted a fiscal year ending the Saturday nearest September 30. References to fiscal 1999, 1998, and 1997 are for the years ended October 2, 1999, October 3, 1998, and September 27, 1997, respectively. Fiscal 1999 and 1997 each included 52 weeks; 1998 included 53 weeks.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       (CONTINUED)

REVENUE RECOGNITION

       The Company generally recognizes product revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment. Prior to ThermoLase's exiting the spa business in June 1999, ThermoLase offered a variety of treatment plans for its spa-based services, which included one-time services and multiple treatment plans that provided varying numbers of treatments or treatment periods. ThermoLase recognized revenue from the one-time treatment plan upon performance of the related service. Revenues from multiple treatment plans were recognized over the anticipated treatment period, which was six months in each period based upon the average service pattern for customers treated. ThermoLase earned an initial technology licensing fee and ongoing royalties from licensing its SoftLight technology to a network of independent physicians. Initial nonrefundable technology licensing fees were recorded as revenue at the time the technology was transferred to the practitioner. Royalties arising from hair-removal and skin-resurfacing procedures performed by these physicians were recognized when such procedures were performed. During fiscal 1998, ThermoLase initiated the process of modifying the terms of its physician-licensing program under which per-procedure royalties were reduced or eliminated and a minimum royalty and/or flat periodic fee was required. Minimum royalties and flat fees were recognized monthly. During fiscal 1999, ThermoLase began to terminate its physician-licensing program and by the end of calendar 1999 will no longer be earning monthly royalties from licensees. ThermoLase earned an initial technology licensing fee and ongoing technology licensing royalties from its international arrangements. Initial nonrefundable technology licensing fees were recorded as revenue at the time the technology was transferred. Ongoing technology licensing royalties were recorded when earned in accordance with contractual terms. The accompanying statement of operations includes international licensing fees of $724,000, $2,760,000, and $4,195,000 in fiscal 1999, 1998, and 1997, respectively. During fiscal 1999, ThermoLase terminated or renegotiated the terms of its licensing arrangements in various countries (Note
8).

       The Company recognizes contract revenues and profits using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $32,022,000, $23,642,000, and $16,174,000 in fiscal 1999, 1998, and 1997, respectively. The percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts are generally cost-plus-fixed-fee, and customers are billed monthly as costs are incurred. Revenues earned on contracts in process in excess of billings are classified as "Unbilled contract costs and fees" in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year.

RESEARCH AND DEVELOPMENT EXPENSES

       Costs classified as research and development expenses in the accompanying statement of operations are costs incurred in connection with internally funded programs, including independent research and development as defined by U.S. government procurement regulations. Included in other cost of revenues in the accompanying statement of operations are research and development costs incurred under U.S. government-funded contracts.

GAIN ON ISSUANCE OF STOCK BY SUBSIDIARIES

       At the time a subsidiary sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that subsidiary increases. If at that time the subsidiary is an operating entity and not engaged principally in research and development, the Company records the increase as a gain. See Note 11 for a description of gains recorded.

       If gains have been recognized on the issuance of a subsidiary's stock and shares of the subsidiary are subsequently repurchased either by the subsidiary, the Company, or Thermo Electron, gain recognition does not occur on issuances subsequent to the date of a repurchase until such time as shares have been issued in an amount equivalent to the number of repurchased shares. Such transactions are reflected as equity transactions, and the net effect of these transactions is reflected in the accompanying statement of comprehensive income and shareholders' investment as effect of majority-owned subsidiaries' equity transactions.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       (CONTINUED)

CONCENTRATION OF CREDIT RISK

       Trex Medical sells its products primarily to customers in the healthcare industry. Trex Medical does not normally require collateral or other security to support its accounts receivable. Management does not believe that this concentration of credit risk has, or will have, a significant negative impact on the Company.

STOCK-BASED COMPENSATION PLANS

       The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans (Note 5). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

INCOME TAXES

       The Company was required to file its own federal income tax returns for fiscal 1998 and 1997 because Thermo Electron's equity ownership in the Company was below 80%. Effective in the third quarter of fiscal 1999, Thermo Electron's equity ownership of the Company exceeded 80% as a result of the sale of stock by the Company to Thermo Electron (Note 4). As a result, the Company will be included in Thermo Electron's consolidated tax return as provided for under a tax allocation agreement between the Company and Thermo Electron. This agreement provides that Thermo Electron charges or pays the Company amounts based on the Company's relative contribution to Thermo Electron's tax liability.

       In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return, subject to determination of the need for a valuation allowance for any deferred tax assets (Note 6).

EARNINGS (LOSS) PER SHARE

       Basic earnings (loss) per share have been computed by dividing net income
(loss) by the weighted average number of shares outstanding during the period. Except where the result would be antidilutive, diluted earnings (loss) per share have been computed assuming conversion of the Company's subordinated convertible debentures and the elimination of the related interest expense, and the exercise of stock options and their related income tax effect.

CASH AND CASH EQUIVALENTS

       At fiscal year-end 1998, $146,534,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lent excess cash to Thermo Electron, which Thermo Electron collateralized with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement were readily convertible into cash by the Company. The repurchase agreement earned a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Effective June 1999, the Company adopted a new cash management arrangement with Thermo Electron, described below, that replaces the repurchase agreement. At fiscal year-end 1999 and 1998, the Company's cash and cash equivalents also include cash held in accounts in the United States and foreign countries.

ADVANCE TO AFFILIATE

       Effective June 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate (DCP Rate) plus 50 basis points, set

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       (CONTINUED)

at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Amounts invested in this arrangement are included in "advance to affiliate" in the accompanying balance sheet.

       In addition, under this arrangement, amounts may be borrowed from Thermo Electron by the Company or its majority-owned subsidiaries for domestic cash management purposes, and bear interest at the 30-day DCP Rate plus 150 basis points, set at the beginning of each month. Such rate shall be reduced to the DCP Rate plus 50 points to the extent of any funds invested by the Company or its majority-owned subsidiaries in the cash management arrangement. The Company had no borrowings under this arrangement at October 2, 1999.

INVENTORIES

       Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

(In thousands)                                           1999             1998
--------------------------------------------- ---------------- ----------------

Raw Materials and Supplies                          $  35,039        $  38,788
Work in Process                                        18,896           20,134
Finished Goods                                         16,540           27,301
                                                    ---------        ---------

                                                    $  70,475        $  86,223
                                                    =========        =========

       The Company periodically reviews the quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records as a charge to cost of product revenues any amounts required to reduce the carrying value of inventories to net realizable value.

PROPERTY, PLANT, AND EQUIPMENT

       The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization principally using the straight-line method over the estimated useful lives of the property as follows: buildings, 20 to
31.5 years; machinery and equipment, 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

(In thousands)                                                1999             1998
-------------------------------------------------- ---------------- ----------------

Land                                                     $   2,799        $   2,029
Buildings                                                    6,052           11,707
Machinery and Equipment                                     25,075           47,420
Leasehold Improvements                                       8,449           21,350
                                                         ---------        ---------

                                                            42,375           82,506
Less:  Accumulated Depreciation and Amortization            17,466           21,995
                                                         ---------        ---------

                                                         $  24,909        $  60,511
                                                         =========        =========

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       (CONTINUED)

OTHER ASSETS

       Other assets includes the long-term portion of a note receivable recorded at its estimated fair value (Note 8). Other assets also includes a cost method investment in a private company that was written down to its estimated realizable value in fiscal 1999 (Note 8), and deferred debt expense, which is amortized over the term of the debt.

       Other assets in the accompanying balance sheet also includes the cost of specifically identifiable intangible assets. The intangible assets are amortized using the straight-line method over their estimated useful lives, which range from one to five years. At fiscal year-end 1999 and 1998, these assets were $702,000 and $1,240,000, respectively, net of accumulated amortization of $820,000 and $384,000, respectively.

COST IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES

       The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over periods of 10 to 40 years. Accumulated amortization was $18,210,000 and $12,484,000 at fiscal year-end 1999 and 1998, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired businesses in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

DEFERRED LEASE LIABILITY

       Deferred lease liability in the accompanying balance sheet represents facilities' rent that is being recognized ratably over the respective lease terms.

COMMON STOCK OF SUBSIDIARY SUBJECT TO REDEMPTION

       On April 2, 1997, ThermoLase completed an exchange offer whereby its shareholders had the opportunity to exchange one share of existing ThermoLase common stock and $3.00 (in cash or ThermoLase common stock) for a new unit consisting of one share of ThermoLase common stock and one redemption right. The redemption right entitles the holder to sell the related share of common stock to ThermoLase for $20.25 during the period from April 3, 2001, through April 30, 2001. The redemption right will expire and become worthless if the closing price of ThermoLase common stock is at least $26.00 for 20 of any 30 consecutive trading days. The redemption rights are guaranteed on a subordinated basis by Thermo Electron. The Company and Thermo Electron are parties to an Amended and Restated Master Guarantee Reimbursement and Loan Agreement whereby the Company would be required to reimburse Thermo Electron for any and all payments made by Thermo Electron under the guarantee. In connection with this offer, in April 1997, ThermoLase issued 2,000,000 units in exchange for 2,261,706 shares of its common stock and $502,000 in cash, net of expenses. As a result of these transactions, $40,500,000 was reclassified from "Shareholders' investment" and "Minority interest" to "Common stock of subsidiary subject to redemption," based on the issuance of 2,000,000 redemption rights, each carrying a maximum liability to ThermoLase of $20.25. During fiscal 1999, Thermo Electron purchased 1,620,127 of ThermoLase's units in the open market. In connection with the proposed merger of ThermoLase with Thermo Electron, which was approved by the ThermoLase and Thermo Electron boards of directors in December 1999, the ThermoLase common stock included in the units would be replaced with fractional shares of Thermo Electron common stock (Note 16).

FOREIGN CURRENCY

       All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment. Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for the three years presented.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       (CONTINUED)

USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       As discussed in Note 8, during fiscal 1999, ThermoLase recorded significant restructuring and related costs associated with its hair removal business. These amounts include management's best estimate of the exit costs associated with this business. In addition, the Company recorded a charge related to its planned disposition of its Trex Communications subsidiary. This charge was determined using management's best estimate of the selling price of Trex Communications. It is reasonably possible that the amounts that ThermoLase will ultimately expend and the amount that the Company will realize from the sale of Trex Communications could differ materially in the near term from the amounts estimated in the accompanying financial statements. ThermoLase's estimates will be affected principally by the amount of future sublease income from the leased facilities and the result of any negotiations to settle the lease obligations. The amount that will be realized from the sale of Trex Communications will depend on the terms of any final agreement.

PRESENTATION

       Certain amounts in fiscal 1998 and 1997 have been reclassified to conform to the presentation in the fiscal 1999 financial statements.

2.     AVAILABLE-FOR-SALE INVESTMENTS

       The Company's debt securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment.

       Available-for-sale investments in the accompanying balance sheet represents investments in government-agency securities. The difference between the market value and the cost basis of available-for-sale investments was $5,000 and $10,000 at fiscal year-end 1999 and 1998, respectively, which represent gross unrealized gains of $10,000 and losses of $5,000 in fiscal 1999 and gross unrealized losses of $10,000 in fiscal 1998, on those investments. Available-for-sale investments in the accompanying 1999 balance sheet have contractual maturities of one year or less.

3.     ACQUISITIONS, DISPOSITION, AND JOINT VENTURES

ACQUISITIONS

       In November 1998, Trex Communications acquired LNR Communications, Inc.
(LNR) for $18,759,000 in cash and the right to receive 1,250,000 shares of Trex Communications common stock valued at approximately $5,000,000, net of cash acquired. Of the cash portion of the purchase price, $358,000 had not been paid as of October 2, 1999, and was included in other accrued expenses in the accompanying fiscal 1999 balance sheet. The arrangement with the former owners of LNR permits them to receive shares of Trex Communications or up to $5,000,000 in cash in lieu of the shares following the first anniversary of the acquisition and ending no later than August 2000. Accordingly, the maximum potential obligation of $5,000,000 associated with this arrangement is included in other accrued expenses in the accompanying balance sheet. The cost of this acquisition exceeded the fair value of the acquired net assets by $9,629,000, which is being amortized over 15 years. LNR is a manufacturer of electronic subsystems and turnkey earth stations for the satellite communication market. In November 1999, the Company offered to pay to the former shareholders of LNR $3.80 in cash by November 30, 1999 (or $4.00 in cash by April 1, 2000) in lieu of each share of Trex Communications common stock to which such persons are entitled under the agreement by which LNR

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.     ACQUISITIONS, DISPOSITION, AND JOINT VENTURES (CONTINUED)

was acquired. As of December 16, 1999, holders of rights to receive approximately 72% of the 1,250,000 shares of Trex Communications common stock to be issued under the LNR acquisition agreement had agreed to accept the Company's offer to pay them cash in lieu of Trex Communications common stock.

       In June 1998, a wholly owned subsidiary of ThermoLase merged with The Greenhouse Spa, Inc., exchanging 1,000,000 shares of ThermoLase common stock, valued at $7,975,000 at the time of the transaction, and the repayment of $4,180,000 of debt for all of the outstanding stock of The Greenhouse Spa. The Greenhouse Spa operates a luxury destination spa in Arlington, Texas. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $7,686,000, which was being amortized over 40 years. In connection with certain restructuring activities, ThermoLase sold The Greenhouse Spa in June 1999 (Note 8).

       In May 1998, Trex Communications acquired Electro-Magnetic Processes, Inc. (EMP) for 800,000 shares of Trex Communications common stock valued at $3,200,000, $2,500,000 in cash, and the repayment of $675,000 of debt. The cost of this acquisition exceeded the fair value of the acquired net assets by $5,641,000, which is being amortized over 15 years. EMP designs, develops, and manufactures ground-based satellite communication systems and develops and integrates telemetry systems used on military aircraft.

       In April 1998, Trex Medical acquired the outstanding stock of Trophy Radiologie S.A., a French manufacturer of dental and medical X-ray systems, specializing in digital dental technology. The purchase price consisted of $23,979,000 in cash and the repayment of $8,707,000 of debt. The cost of this acquisition exceeded the fair value of the acquired net assets by $33,044,000, which is being amortized over 40 years.

       In October 1997, Trex Medical's XRE division acquired substantially all of the assets of Digitec Corporation for $7,176,000 in cash, subject to certain liabilities. The cost of this acquisition exceeded the fair value of the acquired net assets by $7,531,000, which is being amortized over 15 years. Digitec manufactures physiological-monitoring equipment and digital-image archiving and networking systems used in cardiac catheterization procedures.

       In July 1997, Trex Communications acquired all of the outstanding common stock of Computer Communications Specialists, Inc. (CCS) for approximately $10,100,000 in cash and repaid approximately $1,000,000 of pre-acquisition liabilities immediately after closing. The cost of this acquisition exceeded the fair value of the acquired net assets by $7,437,000, which is being amortized over 10 years. CCS develops and markets interactive information and voice-response systems, as well as call-automation systems. The acquired assets of CCS included certain technologies for which technological feasibility had not been established at the acquisition date and that had no alternative future use. In connection with the acquisition, Trex Communications wrote off such technology in the amount of $1,400,000, which represents the portion of the purchase price allocated to the fair value of technology in development at the acquired business.

       These acquisitions have been accounted for using the purchase method of accounting, and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired.

       Based on unaudited data, the following table presents selected financial information of the Company and LNR on a pro forma basis, assuming the companies had been combined since the beginning of fiscal 1998. The effect of the acquisitions not included in the pro forma data was not material to the Company's results of operations.


(In thousands except per share amounts)                             1999             1998
-------------------------------------------------------- ---------------- ----------------
Revenues                                                     $   348,931      $   361,229
Net Loss                                                        (124,116)          (2,442)
Basic and Diluted Loss per Share                                   (6.25)            (.13)

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.     ACQUISITIONS, DISPOSITION, AND JOINT VENTURES (CONTINUED)

       The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of LNR been made at the beginning of fiscal 1998.

       In connection with these acquisitions, the Company has undertaken restructuring activities at the acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging Issues Task Force Pronouncement (EITF) 95-3, primarily have included reductions in staffing levels and abandoned-facility payments. In connection with these restructuring activities, as part of the cost of the acquisitions, the Company established reserves as detailed below, primarily for severance and excess facilities. In accordance with EITF 95-3, the Company finalizes its restructuring plans no later than one year from the dates of the acquisitions.

       The reserves established in fiscal 1998 and 1999 primarily related to severance across all functions at Trophy's operations in France and the U.S., abandonment of sales offices in the U.S., Japan, and Europe, and abandonment of manufacturing facilities in Europe. Trex Medical expects to pay the severance costs during the first half of fiscal 2000 and the abandoned-facility costs over the term of facility leases, which expire primarily through fiscal 2001. In addition, the restructuring actions undertaken by Trex Communications at LNR principally included a reduction in staffing levels across all functions.

       A summary of the changes in accrued acquisition expenses for severance follows:

(In thousands)                                           Trophy          LNR        Other        Total
-------------------------------------------------- ------------- ------------ ------------- ----------
BALANCE AT SEPTEMBER 28, 1996                          $     -       $     -      $   680       $   680
 Usage                                                       -             -         (378)         (378)
                                                       -------       -------      -------       -------

BALANCE AT SEPTEMBER 27, 1997                                -             -          302           302
 Reserves established                                    1,014             -          100         1,114
 Usage                                                    (429)            -         (302)         (731)
 Currency translation                                       42             -            -            42
                                                       -------       -------      -------       -------

BALANCE AT OCTOBER 3, 1998                                 627             -          100           727
 Reserves established                                    1,352           879            -         2,231
 Usage                                                    (375)         (700)        (100)       (1,175)
 Currency translation                                     (174)            -            -          (174)
                                                       -------       -------      -------       -------

BALANCE AT OCTOBER 2, 1999                             $ 1,430       $   179      $     -       $ 1,609
                                                       =======       =======      =======       =======

       A summary of the changes in accrued acquisition expenses for abandonment of excess facilities follows:

(In thousands)                                                                                  Trophy
------------------------------------------------------------------------------------------ ------------

BALANCE AT SEPTEMBER 27, 1997                                                                  $     -
 Reserves established                                                                              621
 Currency translation                                                                               45
                                                                                               -------

BALANCE AT OCTOBER 3, 1998                                                                         666
 Reserves established                                                                              372
 Usage                                                                                            (573)
 Currency translation                                                                              (61)
                                                                                               -------

BALANCE AT OCTOBER 2, 1999                                                                     $   404
                                                                                               =======

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



3.     ACQUISITIONS, DISPOSITION, AND JOINT VENTURES (CONTINUED)

       The Company established a reserve in 1992 as part of the cost of the acquisition of Lorad for legal fees and other costs associated with a patent infringement suit that existed prior to the Company's 1992 acquisition of Lorad. The balance of this reserve was approximately $1,100,000 at fiscal year-end 1999 and 1998 and is included in other accrued expenses in the accompanying balance sheet. This suit was brought by Fischer Imaging Corporation, alleging that Lorad infringes a Fischer patent on a precision mammographic needle-biopsy system. A second patent infringement lawsuit with respect to Lorad's breast-biopsy system was filed by Fischer in April 1998. These lawsuits have been consolidated into a single lawsuit. An unsuccessful resolution of this matter could have a material adverse effect on Trex Medical's future results of operations and financial position.

DISPOSITION

       In June 1999, ThermoLase sold the stock of its destination spa, The Greenhouse Spa, and the assets, subject to certain liabilities, of its domestic day spas to companies in which the former president of its day spa division has a controlling interest. The aggregate sales price of $12.5 million consists of two promissory notes that bear interest at 10% and are due in June 2000, subject to a six-month extension period that is contingent upon, among other conditions, payment of $4.0 million of the outstanding balance on the promissory note relating to the sale of The Greenhouse Spa. Accordingly, in the accompanying fiscal 1999 balance sheet, the $4.0 million current portion of the notes receivable is included in prepaid expenses and other assets, and the balance, which has been recorded at its estimated fair value, is classified as long-term and is included in prepaid income taxes and other assets. ThermoLase recorded a loss in fiscal 1999 of $19.9 million on the sale of the spa business during 1999. Unaudited revenues and operating losses before restructuring costs of the spa business through the date of sale were $9.0 million and $19.3 million, respectively, in fiscal 1999.

JOINT VENTURES

       ThermoLase entered into joint venture arrangements to market its SoftLight system internationally. ThermoLase currently has two joint venture arrangements in which it holds a 46% and 50% stake. Amounts advanced under such arrangements totaled $2,650,000 in fiscal 1998 and $1,144,000 in fiscal 1997. No amounts were advanced in fiscal 1999. As of October 2, 1999, ThermoLase had no material obligation for further funding of such arrangements. The accompanying fiscal 1999, 1998, and 1997 statement of operations includes $200,000, $1,203,000, and $700,000, respectively, of equity in loss of joint ventures, reflecting the Company's share of losses from joint venture operations. During fiscal 1998, ThermoLase liquidated its joint venture relating to the SoftLight system in France and in fiscal 1999 terminated or renegotiated the terms of its remaining joint venture arrangements (Note 8). The costs associated with these actions are included in restructuring and nonrecurring costs in the accompanying statement of operations.

4.     COMMON STOCK

SALE OF COMMON STOCK

       In June 1999, the Company sold 3,712,072 of its common stock to Thermo Electron for proceeds of $41,761,000 million. Following this transaction, Thermo Electron owned 80% of the Company's common stock.

RESERVED SHARES

       As of October 2, 1999, the Company had reserved 5,094,635 unissued shares of its common stock for possible issuance under stock-based compensation plans and possible issuance upon conversion of its subordinated convertible debentures.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.     EMPLOYEE BENEFIT PLANS

STOCK-BASED COMPENSATION PLANS

STOCK OPTION PLANS

       The Company has stock-based compensation plans for its key employees, directors, and others. Two of these plans permit the grant of nonqualified and incentive stock options. The option recipients and the terms of options granted under these plans are determined by the human resources committee of the Company's Board of Directors (the Board Committee). Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which generally ranges from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, with the exception of options granted in connection with the 1992 acquisition of Lorad, all options have been granted at fair market value. The Company also has a directors' stock option plan, which provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three to seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also be granted options under the stock-based compensation plans of Thermo Electron.

       In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 222,600 shares at a weighted average exercise price of $23.00 per share elected to participate in this exchange and, as a result, received options to purchase 111,300 shares of Company common stock at $11.39 per share, which are included in the fiscal 1999 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.

       In June 1999, Trex Medical awarded 112,900 shares of restricted common stock to certain key employees. The shares had an aggregate value of $635,000 and vest three years from the date of award, assuming continued employment, with certain exceptions. The Company has recorded the fair value of the restricted stock as deferred compensation in the accompanying balance sheet and is amortizing such amount over the vesting period. At fiscal year-end 1999, 3,500 of these shares have been forfeited.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.     EMPLOYEE BENEFIT PLANS (CONTINUED)

       A summary of the Company's stock option activity is as follows:


                                                                  1999                    1998                      1997
                                                          -----------------------  -----------------------  ---------------------
                                                                       Weighted              Weighted                 Weighted
                                                            Number      Average   Number      Average      Number      Average
                                                                of     Exercise       of     Exercise          of     Exercise
(Shares in thousands)                                       Shares        Price   Shares        Price      Shares        Price
------------------------------------------------------- ----------- ------------ ----------- ------------ ---------- ------------

Options Outstanding, Beginning of Year                        984       $ 19.51      1,368       $ 15.93      1,412     $  15.21
 Granted                                                      530          8.71        367         21.35         81        26.83
 Exercised                                                     (6)          .30       (414)         6.91        (77)        5.98
 Forfeited                                                   (267)        23.05       (337)        22.47        (48)       29.43
 Canceled due to exchange                                    (223)        23.00          -             -          -            -
                                                           ------                   ------                   ------

Options Outstanding, End of Year                            1,018       $ 12.31        984       $ 19.51      1,368     $  15.93
                                                           ======       =======     ======       =======     ======     ========

Options Exercisable                                         1,018       $ 12.31        984       $ 19.51      1,368     $  15.93
                                                           ======       =======     ======       =======     ======     ========

Options Available for Grant                                   714                      604                      485
                                                           ======                   ======                   ======

       A summary of the status of the Company's stock options at October 2, 1999, is as follows:


                                                                              Options Outstanding and Exercisable

                                                                -----------------------------------------------------------------
                                                                         Number                 Weighted                Weighted
                                                                             of                  Average                 Average
                                                                         Shares                Remaining                Exercise
Range of Exercise Prices                                         (In thousands)         Contractual Life                   Price
---------------------------------------------------------- --------------------- ------------------------ -----------------------
$  0.30 - $  7.01                                                           129                6.2 years                  $  6.27
    7.02 -  13.72                                                           423                5.0 years                     9.65
  13.73 -   20.42                                                           435                5.2 years                    15.94
  20.43 -   27.13                                                            31                4.5 years                    22.84
                                                                         ------

$  0.30 - $27.13                                                          1,018                5.2 years                  $ 12.31
                                                                         ======


EMPLOYEE STOCK PURCHASE PROGRAM

       Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo Electron's common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased are subject to a one year resale restriction. Prior to November 1, 1998, the applicable shares of common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During fiscal 1998 and 1997, the Company issued 1,990 shares and 17,068 shares of its common stock, respectively, under this plan. No shares were issued by the Company in fiscal 1999. The Company's employee stock purchase program was terminated effective October 31, 1999. Employees are eligible to participate in Thermo Electron's employee stock purchase program beginning November 1, 1999.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



5.     EMPLOYEE BENEFIT PLANS (CONTINUED)

PRO FORMA STOCK-BASED COMPENSATION EXPENSE

       In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted after fiscal 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income (loss) and earnings (loss) per share would have been as follows:

(In thousands except per share amounts)                               1999           1998           1997
----------------------------------------------------------- --------------- -------------- --------------
Net Income (Loss):
 As reported                                                  $   (123,828)   $    (2,613)   $      8,441
 Pro forma                                                        (125,680)        (4,229)          7,346

Basic Earnings (Loss) per Share:
 As reported                                                        (6.24)           (.14)            .44
 Pro forma                                                          (6.33)           (.23)            .38

Diluted Earnings (Loss) per Share:
 As reported                                                        (6.24)           (.14)            .43
 Pro forma                                                          (6.33)           (.23)            .37

       Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

       The weighted average fair value per share of options granted was $4.19, $9.42, and $12.17 in fiscal 1999, 1998, and 1997, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                      1999            1998           1997
----------------------------------------------------------- --------------- --------------- --------------

Volatility                                                             43%             41%             37%
Risk-free Interest Rate                                               4.7%            5.6%            6.1%
Expected Life of Options                                         4.8 years       4.9 years       5.8 years

       The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.     EMPLOYEE BENEFIT PLANS (CONTINUED)

401(k) SAVINGS PLAN

       The majority of the Company's full-time employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $2,252,000, $1,954,000, and $1,558,000 in fiscal 1999, 1998, and 1997, respectively.

6.     INCOME TAXES

       The components of income (loss) before income taxes, minority interest, and extraordinary item are as follows:

(In thousands)                                                                           1999              1998             1997
----------------------------------------------------------------------------- ----------------- ---------------- ----------------

Domestic                                                                          $  (142,601)      $    16,624      $    10,618
Foreign                                                                                   180               (33)               -
                                                                                  -----------       -----------      -----------

                                                                                  $  (142,421)      $    16,591      $    10,618
                                                                                  ===========       ===========      ===========

       The components of the income tax (provision) benefit are as follows:

(In thousands)                                                                            1999             1998             1997
----------------------------------------------------------------------------- ----------------- ---------------- ----------------

Currently Refundable (Payable):

 Federal                                                                           $    7,131        $   (7,003)      $   (8,146)
 State                                                                                   (609)           (2,051)          (2,861)
 Foreign                                                                                 (681)             (132)               -
                                                                                   ----------        ----------       ----------

                                                                                        5,841            (9,186)         (11,007)
                                                                                   ----------        ----------       ----------

(Deferred) Prepaid, Net:

 Federal                                                                                4,639            (7,797)           7,333
 State                                                                                    207              (480)             200
                                                                                   ----------        ----------       ----------

                                                                                        4,846            (8,277)           7,533
                                                                                   ----------        ----------       ----------

                                                                                   $   10,687        $  (17,463)      $   (3,474)
                                                                                   ==========        ==========       ==========

       The Company receives a tax deduction upon exercise of nonqualified stock options by its employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $1,000,000 and $3,999,000 of such benefits of the Company and its majority-owned subsidiaries from employee exercises of stock options that have been allocated to capital in excess of par value, directly or through the effect of majority-owned subsidiaries' equity transactions, in fiscal 1998 and 1997, respectively.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.     INCOME TAXES (CONTINUED)

       The income tax (provision) benefit in the accompanying statement of operations differs from the (provision) benefit calculated by applying the statutory federal income tax rate of 35% to income (loss) before income taxes, minority interest, and extraordinary item due to the following:

(In thousands)                                                                           1999             1998              1997
----------------------------------------------------------------------------- ----------------- ---------------- ----------------

Income Tax (Provision) Benefit at Statutory Rate                                   $   49,847        $   (5,807)      $   (3,716)
(Increases) Decreases Resulting from:
 Increase in valuation allowance                                                      (40,196)          (17,764)               -
 Gain on issuance of stock by subsidiaries                                                  -             8,329            2,774
 State income taxes, net of federal tax                                                 1,529            (1,645)          (1,730)
 Amortization of cost in excess of net assets of acquired companies                    (1,352)           (1,024)            (730)
 Write-off of acquired technology                                                           -                 -             (490)
 Research and development tax credits                                                     750               972                -
 Other                                                                                    109              (524)             418
                                                                                   ----------        ----------       ----------

                                                                                   $   10,687        $  (17,463)      $   (3,474)
                                                                                   ==========        ==========       ==========

       Prepaid and deferred income taxes in the accompanying balance sheet consist of the following:

(In thousands)                                                                                             1999             1998
----------------------------------------------------------------------------------------------- ---------------- ----------------
Prepaid (Deferred) Income Taxes:
 Inventory basis differences                                                                          $   7,932        $   2,875
 Accruals and other reserves                                                                             15,205            7,308
 Net operating loss carryforwards                                                                        50,887           22,462
 Accrued compensation                                                                                     1,376              827
 Other, net                                                                                               2,646           (1,769)
                                                                                                      ---------        ---------

                                                                                                         78,046           31,703
 Less:  Valuation allowance                                                                              64,329           24,133
                                                                                                      ---------        ---------

                                                                                                      $  13,717        $   7,570
                                                                                                      =========        =========

       The valuation allowance relates primarily to loss carryforwards at ThermoLase and increased in fiscal 1999 due to operating losses at ThermoLase and, to a lesser extent, at Trex Medical. During fiscal 1998, ThermoLase established a valuation allowance totaling $5,879,000 for previously benefited loss carryforwards. ThermoLase took this action as a result of increased operating losses, uncertainty concerning its ability to successfully convert its existing spas to Greenhouse day spas (Note 8), and resulting uncertainty concerning realization of the tax asset. Based on these factors, the Company concluded in fiscal 1998 that it was more likely than not that the tax benefit from ThermoLase's loss carryforwards would not be realized. As of October 2, 1999, the Company and its subsidiaries had approximately $134,000,000 of federal tax net operating loss carryforwards that will begin to expire in fiscal 2005 and $35,000,000 of state loss carryforwards.

       In June 1999, Thermo Electron's equity ownership of the Company increased to in excess of 80%, and as a result, the Company will be included in Thermo Electron's consolidated federal income tax return for periods thereafter. The majority of the existing tax loss carryforwards of the Company and its subsidiaries were generated at a

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



6.     INCOME TAXES (CONTINUED)

time when they were not in a consolidated tax group with Thermo Electron. The Company's ability to obtain a benefit for such tax loss carryforwards is dependent on the level of future taxable income of the Company and its subsidiaries. Tax losses incurred by the Company and its subsidiaries after they became part of a consolidated tax group with Thermo Electron in June 1999 may be usable by Thermo Electron under certain circumstances, and the Company and its subsidiaries will be paid by Thermo Electron for the use of such tax losses pursuant to tax allocation agreements with Thermo Electron. Such payments are reflected as contributions to shareholders' investment. ThermoLase has recorded a receivable of $720,000 from Thermo Electron as of October 2, 1999, for the tax benefit resulting from approximately $2,000,000 of losses generated by ThermoLase subsequent to being included in the Thermo Electron consolidated tax group.

       The Company has not recognized a deferred tax liability for the difference between the book basis and tax basis of the common stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings and gains on issuance of stock by subsidiaries) because the Company does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its subsidiaries tax-free.

       As of July 1999, the Company and ThermoLase joined the Thermo Electron consolidated federal income tax return as Thermo Electron's stock ownership in the Company and the combined Thermo Electron and Company ownership of ThermoLase exceeded 80%. As a result, Thermo Electron charges or pays the Company and ThermoLase amounts based on their relative contribution to Thermo Electron's tax liability.

7.     RELATED-PARTY TRANSACTIONS

CORPORATE SERVICES AGREEMENT

       The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company currently pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. In calendar 1997 and 1996, the Company paid an amount equal to 1.0% of the Company's revenues. For these services, the Company was charged $2,769,000, $2,906,000, and $2,821,000 in fiscal 1999, 1998, and 1997, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationships among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

NOTES PAYABLE TO PARENT COMPANY

       In September 1996, the Company borrowed $2,000,000 from Thermo Electron pursuant to a promissory note, which was repaid in April 1997. In addition, to finance the acquisition of CCS, Trex Communications borrowed $11,000,000 from Thermo Electron in July 1997, which was repaid in January 1998. Each borrowing from Thermo Electron bore interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

LONG-TERM OBLIGATIONS

       Thermo Electron purchased $3,725,000 principal amount of ThermoLase debentures in fiscal 1999, and $10,000,000 and $4,500,000 principal amount of Company and ThermoLase debentures in fiscal 1998, respectively (Note 9).

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.     RELATED-PARTY TRANSACTIONS (CONTINUED)

RELATED-PARTY REVENUES

       Under an arrangement with Thermedics Detection Inc., a majority-owned subsidiary of Thermo Electron, Trex Medical manufactures an X-ray source, pursuant to written purchase orders, that is used as a component in a fill-measuring device produced by Thermedics Detection. During fiscal 1999, 1998, and 1997, Trex Medical recorded $43,000, $406,000, and $37,000, respectively, of revenues under this arrangement.

       ThermoTrex developed imaging crystals for ThermoSpectra Corporation, a majority-owned subsidiary of Thermo Electron. During fiscal 1999 and 1998, ThermoTrex recorded revenues of $317,000 and $17,000, respectively, associated with this work. In addition, ThermoTrex performs research for Thermo Coleman Corporation, a majority-owned subsidiary of Thermo Electron. During fiscal 1999, ThermoTrex recorded $119,000 of such revenues.

RELATED-PARTY PURCHASES

       During 1995, Trex Medical placed an order for $2,500,000 for the design and production of high-transmission cellular grids from Thermo Electron's wholly owned Tecomet division, which were received through fiscal 1999. During fiscal 1999, 1998, and 1997, Trex Medical purchased high-transmission cellular grids valued at $1,352,000, $486,000, and $678,000, respectively, from Tecomet under this arrangement. During fiscal 1998, Trex Medical purchased additional grids from Tecomet for $311,000 under separate arrangements.

       During fiscal 1998, ThermoLase purchased products totaling $241,000 from Bird Products Corporation, a wholly owned subsidiary of Thermo Electron.

CASH MANAGEMENT

       The Company invests excess cash in arrangements with Thermo Electron as discussed in Note 1.

8.     RESTRUCTURING AND RELATED COSTS

       During fiscal 1999, the Company announced broad-scale restructuring actions. In connection with these actions, described below, the Company recorded restructuring and related costs of $100.2 million in fiscal 1999, including restructuring and nonrecurring costs of $76.6 million, inventory and warranty provisions of $16.2 million, provisions for uncollectible accounts receivable of $1.6 million, and other nonoperating expenses of $5.7 million. The inventory and warranty provisions are included in cost of product revenues and the provisions for uncollectible accounts receivable are included in selling, general, and administrative expenses in the accompanying fiscal 1999 statement of operations.

       The following table summarizes the restructuring and related costs by segment:

                                                                Personal-care         Advanced
FISCAL 1999                                          Medical     Products and       Technology
(In thousands)                                      Products         Services         Research         Corporate           Total
------------------------------------------- ----------------- ---------------- ---------------- ----------------- ---------------
Cost of Product Revenues                         $   13,905        $    2,323       $        -       $        -        $   16,228
Selling, General, and Administrative
 Expenses                                                 -             1,649                -                -             1,649
Restructuring and Other Nonrecurring Costs            9,890            62,790            3,400              540            76,620
Other Expense                                             -             3,399                -            2,267             5,666
                                                 ----------        ----------       ----------       ----------        ----------
                                                 $   23,795        $   70,161       $    3,400       $    2,807        $  100,163
                                                 ==========        ==========       ==========       ==========        ==========

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.     RESTRUCTURING AND RELATED COSTS (CONTINUED)

TREX MEDICAL

       During fiscal 1999, Trex Medical recorded $23.8 million of restructuring and related costs, including restructuring costs of $9.9 million and inventory and warranty provisions of $13.9 million. The restructuring costs are primarily in connection with the consolidation of Trex Medical's Bennett X-Ray Corporation and Continental X-Ray Corporation facilities into its Danbury, Connecticut, and Littleton, Massachusetts, sites and, to a lesser extent, actions to reduce costs in other operations. Restructuring costs include $2.3 million for facility-closing costs, net of assumed sublease income; $2.0 million to write off leasehold improvements at facilities to be closed and to write down fixed assets to their estimated disposal value; $2.9 million for severance for 348 employees across all functions, 169 of whom were terminated in fiscal 1999; $1.3 million of costs relating to the consolidation and relocation of facilities, which were recorded in the period in which they were incurred; $1.1 million for retention bonuses that were earned; and $0.3 million for the loss on the sale of a business.

       In connection with these actions, Trex Medical expects to record approximately $2.2 million of additional costs as they are incurred over the first half of fiscal 2000 for costs not permitted currently as charges, pursuant to EITF 94-3. These additional costs primarily include costs for certain employee and business relocation and related costs.

       The inventory and warranty charge of $13.9 million includes $10.2 million to establish inventory provisions and $1.1 million to terminate purchase commitments for products that have become obsolete due to planned product changes or excess as a result of the recent decline in demand. The largest component of the inventory charge was recorded as a result of the August 1999 decision by the United States Food and Drug Administration (FDA) to deny Trex Medical's 510(k) filing for its digital mammography systems and resulting design changes expected to be made to the system. Provisions resulting from other planned product and technology changes, as well as decreased sales of certain products at Trex Medical's Lorad division, are also principal components of the inventory charge. The warranty charge of $2.6 million represents estimated costs to address certain product warranty issues including costs associated with corrective actions to be taken with respect to certain previously sold mammography products.

       The Company's Medical Products segment recorded restructuring charges for its restructuring plans as follows:

                                                                                    Facility-
                                                                                      closing
(In thousands)                                                   Severance              Costs         Other (b)            Total
--------------------------------------------------------- ------------------ ----------------- ----------------- ----------------
BALANCE AT OCTOBER 3, 1998                                       $       -          $       -         $       -         $       -
 Provision charged to expense in fiscal 1999 (a)                     2,947              2,250             2,358             7,555
 Usage in fiscal 1999                                               (1,952)                 -            (1,879)           (3,831)
 Currency translation                                                  (22)                 -                 -               (22)
                                                                 ---------          ---------         ---------         ---------
BALANCE AT OCTOBER 2, 1999                                       $     973          $   2,250         $     479         $   3,702
                                                                 =========          =========         =========         =========

(a) Excludes warranty provisions of $2.6 million, noncash inventory provisions of $10.2 million, and $1.1 million for termination of purchase commitments, all of which were included in cost of revenues, and other noncash charges of $2.0 million for an asset write-down and $0.3 million for the loss on the sale of a business.

(b) Includes provisions in fiscal 1999 of $1.3 million for facilities-consolidation costs incurred during the period and $1.1 million for retention bonuses.

       Trex Medical intends to complete implementation of its restructuring plan in the first half of fiscal 2000. The aggregate future cash expenditures for restructuring will include amounts accrued at October 2, 1999, as well as future costs that will be incurred in fiscal 2000. These amounts totaled $5.9 million, of which $4.4 million will be paid during fiscal 2000, and the balance will be paid over the term of facility leases expiring through 2005.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.     RESTRUCTURING AND RELATED COSTS (CONTINUED)

THERMOLASE

       During fiscal 1998, ThermoLase initiated certain restructuring activities, including the announced closure of three domestic spas and the termination of a joint venture that operated its spa in France following unsuccessful efforts to reduce significant operating losses at these facilities. Two of the domestic spas were closed during the first quarter of fiscal 1999. ThermoLase closed the third spa, as well as two additional spas, in the third quarter of fiscal 1999. Also during fiscal 1999, ThermoLase sold its remaining nine day spas, as well as the stock in its destination spa, The Greenhouse Spa, as a result of concluding that ThermoLase would be unable to operate these facilities profitably. In connection with the sale and closures announced in fiscal 1999, as well as other actions, ThermoLase recorded restructuring and related costs of $67.7 million during fiscal 1999, including restructuring costs of $60.3 million, an investment write-down of $3.4 million, inventory provisions of $2.3 million, and provisions for uncollectible accounts receivable of $1.6 million. The restructuring costs include a $19.9 million loss on the sale of the spa business, discussed below; $17.4 million for the write-off of leasehold improvements and equipment pertaining to the hair-removal business; $11.7 million for ongoing lease obligations, net of assumed sublease income; $10.0 million of estimated costs to terminate certain other obligations related to ThermoLase's hair-removal business (primarily payments to licensees and joint venture partners to sever relationships and terminate all existing arrangements); $0.4 million for losses on laser purchase commitments; $0.3 million for the write-downs of investments in international joint ventures; and $0.4 million for other related costs. The fiscal 1999 restructuring charges are net of a reduction of $1.2 million in the cost of the fiscal 1998 restructuring plan, principally due to the favorable resolution of certain lease obligations. In addition, fiscal 1999 restructuring costs include $0.2 million of severance costs for 26 employees across all functions, 23 of whom were terminated during fiscal 1999. The fiscal 1999 restructuring actions commenced in June 1999, and are expected to be substantially completed by the middle of calendar 2000.

       Provisions for severance and leases were accounted for in accordance with EITF 94-3. The inventory provisions were for certain branded product lines at ThermoLase's Creative Beauty Innovations, Inc. subsidiary that have been discontinued, and the investment write-down was to reduce the carrying value of ThermoLase's investment in a privately held company to its estimated realizable value. The accounts receivable write-down resulted principally from certain international receivables that the Company deems uncollectible due to the decision to cease certain international operations and, to a lesser extent, from the bankruptcy of a retail chain customer of CBI. The fiscal 1999 restructuring actions commenced in June 1999 and are expected to be completed by the middle of calendar 2000.

       During fiscal 1998, restructuring costs recorded by ThermoLase totaled $10.2 million. These costs consist of $4.6 million related to the closure of three domestic Spa Thira locations, including $2.4 million for the write-off of leasehold improvements and related spa assets and $2.2 million primarily for abandoned-facility payments, net of assumed sublease income. In addition, in connection with the closure of its spa in France, which operated under a joint venture agreement, ThermoLase recorded costs of $3.6 million, including payments of $2.3 million to third parties to liquidate the joint venture and $1.3 million to write off its remaining investment. Restructuring costs also include $1.9 million related to certain actions including the relocation of ThermoLase's corporate office to its CBI subsidiary in Carrollton, Texas. This amount primarily represents severance of $1.1 million for 40 terminated employees and the write-off of fixed assets no longer of use. The fiscal 1998 restructuring actions commenced in June 1998, and were completed during the first quarter of fiscal 2000. The fiscal 1998 restructuring plan was completed for $1.2 million less than had been accrued, primarily as a result of a favorable settlement of certain lease obligations. These charges recorded by ThermoLase in fiscal 1999 and 1998 were substantially noncash except for amounts recorded as accrued restructuring costs.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.     RESTRUCTURING AND RELATED COSTS (CONTINUED)

       A summary of the Company's Personal-care Products and Services segment accrued restructuring costs is as follows:

                                                                                  Abandonment             Other
                                                                                    of Excess              Exit
(In thousands)                                                    Severance        Facilities       Obligations            Total
-------------------------------------------------------------- ------------- ----------------- ----------------- ----------------
FISCAL 1998 RESTRUCTURING PLAN
 Provision charged to expense in fiscal 1998 (a)                  $   1,169         $   2,399         $   2,394         $   5,962
 Fiscal 1998 usage                                                     (757)                -               (52)             (809)
                                                                  ---------         ---------         ---------         ---------
BALANCE AT OCTOBER 3, 1998                                              412             2,399             2,342             5,153
 Fiscal 1999 usage                                                     (412)           (1,258)           (2,216)           (3,886)
 Transfer to fiscal 1999 restructuring plan
    principally due to favorable resolution of lease
    obligations                                                           -            (1,141)              (76)           (1,217)
                                                                  ---------         ---------         ---------         ---------
BALANCE AT OCTOBER 2, 1999                                        $       -         $       -         $      50         $      50
                                                                  =========         =========         =========         =========
FISCAL 1999 RESTRUCTURING PLAN
 Transfer from fiscal 1998 restructuring plan
    principally due to favorable resolution of lease
    obligations                                                   $       -         $   1,141         $      76         $   1,217
 Provision charged to expense in fiscal 1999 (b)                        157            11,728            10,400            22,285
 Fiscal 1999 usage                                                      (58)           (1,870)           (2,783)           (4,711)
                                                                  ---------         ---------         ---------         ---------
BALANCE AT OCTOBER 2, 1999                                        $      99         $  10,999         $   7,693         $  18,791
                                                                  =========         =========         =========         =========

(a) Excludes noncash restructuring charges of $2.9 million, primarily for the write-off of leasehold improvements and related spa assets and $1.3 million for the write-off of an investment in a joint venture.

(b) Excludes noncash charges of $19.9 million for the loss on the sale of the spa business, $17.3 million for the write-off of leasehold improvements and equipment, and $0.3 million for the write-downs of investments in international joint ventures. Excludes noncash charges of $0.4 million for other related costs and $0.1 million for the write-off of equipment no longer of use.

       Of the total restructuring costs accrued as of October 2, 1999, ThermoLase expects to pay $10.0 million in fiscal 2000, and $8.8 million in fiscal 2001 and thereafter through the expiration of various leases in fiscal 2014. The timing of these cash payments will be affected by the terms of any subleases or settlement arrangements with landlords.

OTHER

       During fiscal 1999, the Company recorded restructuring and nonrecurring costs of $5.9 million, representing a write-off of cost in excess of net assets of acquired companies. Of the total write-off, $3.4 million was recorded by the Advanced Technology segment and results from a decision to hold for sale its Trex Communications subsidiary and represents a reduction in the carrying value of Trex Communications to the amount of expected proceeds from its sale. Trex Communications had unaudited revenues and operating income before restructuring costs of $49.6 million and $1.6 million, respectively, in fiscal 1999. Trex Communications will require significant investment to grow its

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.     RESTRUCTURING AND RELATED COSTS (CONTINUED)

business. The Company has decided not to pursue such growth and to focus on its remaining businesses. The balance of the write-off was recorded by the Personal-care Products and Services segment and represents cost in excess of net assets of acquired companies that arose from repurchases of ThermoLase common stock by the Company. This asset has become impaired as a result of continuing losses at ThermoLase's spa business which it exited in June 1999.

       Also in fiscal 1999, the Company provided a reserve of $2.3 million for impairment of a note receivable from an unaffiliated company. This amount is included in other expense in the accompanying statement of operations. In fiscal 1999, the Company also incurred $0.5 million of restructuring costs at its corporate office.

9.     LONG-TERM OBLIGATIONS

       In November 1997, the Company issued and sold at par value $124,500,000 principal amount of 3 1/4% subordinated convertible debentures due 2007, including $10,000,000 principal amount of such debentures to Thermo Electron, for net proceeds of $121,814,000. The debentures are convertible into shares of the Company's common stock at a conversion price of $27.00 per share and are guaranteed on a subordinated basis by Thermo Electron. In January 1998, the Company used a portion of the proceeds to repay an $11,000,000 note payable to Thermo Electron. In fiscal 1998, the Company repurchased $35,552,000 principal amount of these debentures for $30,486,000 in cash, resulting in an extraordinary gain of $3,009,000, net of taxes of $1,692,000. As of October 2, 1999, $88,948,000 principal amount of these debentures remained outstanding.

       In August 1997, ThermoLase issued and sold at par value $115,000,000 principal amount of 4 3/8% subordinated convertible debentures due 2004 (Note
16). The debentures are convertible into shares of ThermoLase's common stock at a conversion price of $17.385 per share and are guaranteed on a subordinated basis by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee.

       In addition, at fiscal year-end 1999 and 1998, Trex Medical had other borrowings of $554,000 and $1,066,000, respectively.

       The annual requirements for long-term obligations as of October 2, 1999, are $397,000 in fiscal 2000; $46,000 in fiscal 2001; $47,000 in fiscal 2002;
$26,000 in fiscal 2003; $115,028,000 in fiscal 2004; and $89,024,000 in fiscal
2005 and thereafter. Total requirements of long-term obligations are $204,568,000.

       See Note 12 for fair value information pertaining to the Company's long-term obligations.

10.    COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

       The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of operations includes expenses from these operating leases of $9,053,000, $9,923,000, and $6,288,000 in fiscal 1999, 1998, and 1997, respectively. Future minimum payments due under noncancellable operating leases as of October 2, 1999, are $6,616,000 in fiscal 2000; $6,471,000 in fiscal 2001; $6,466,000 in fiscal 2002; $6,488,000 in fiscal 2003; $5,661,000 in fiscal 2004; and $20,550,000 in fiscal 2005 and thereafter. Total future minimum lease payments are $52,252,000, of which $21,798,000 relates to lease payments for the spas that have been closed and sold, for which ThermoLase will be responsible in the event that the buyer of the Greenhouse day spas does not continue to sublease these facilities. This amount, net of assumed sublease receipts, is included in other accrued expenses in the accompanying fiscal 1998 balance sheet (Note 8).

TECHNOLOGY LICENSE AGREEMENT

       In February 1993, the Company entered into an irrevocable exclusive technology license agreement for the use of the laser-based hair-removal system technology. Under the terms of the agreement, the Company will pay a royalty equal to 0.25% of the revenues recorded from the sale or use of the laser-based hair-removal system through February 10, 2010. No material amounts have been incurred under this agreement.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.    COMMITMENTS AND CONTINGENCIES (CONTINUED)

PURCHASE COMMITMENTS

       During fiscal 1999, Trex Medical entered into certain purchase commitments aggregating $5,535,000, of which $820,000 is payable in calendar 1999, $3,080,000 in calendar 2000, and $1,635,000 in calendar 2001.

CONTINGENCIES

       ThermoLase has from time to time received allegations that its SoftLight laser-based hair-removal system infringes the intellectual property rights of others, and ThermoLase may continue to receive such allegations in the future. In general, an owner of intellectual property can prevent others from using such property and is entitled to damages for unauthorized past usage. The Company has investigated the bases of the allegations ThermoLase has received to date and, based on opinions of its counsel, believes that if ThermoLase were sued on these bases it would have meritorious defenses. ThermoLase is contingently liable with respect to lawsuits and other matters that arose in the ordinary course of business. In the opinion of management, these contingencies will not have a material adverse effect upon the financial position of the Company or its operations.

       In October 1998, a former employee of Trex Medical filed a lawsuit against the Company and Trex Medical, alleging theft of trade secrets related to the high-transmission cellular (HTC)(TM) grid, a component for some of Trex Medical's mammography systems.

       Trex Medical's Trophy division has filed a lawsuit against Schick Technologies, Inc. alleging infringement of a Trophy patent relating to dental X-ray apparatus. Schick has filed a counterclaim against Trophy alleging infringement of a Schick patent that also relates to dental X-ray apparatus. Each of the parties is seeking a declaration that the opposing party's patent is invalid, a permanent injunction, treble damages, and attorneys' fees and expenses.

       See Note 3 for a discussion of certain other litigation.

       The Company intends to vigorously defend itself against these lawsuits and counterclaims. However, given the inherent uncertainties of dispute resolutions, management cannot predict the outcome of these matters. An unfavorable outcome of one or more of these matters could have a material adverse effect on the Company's future results of operations and financial position.

11.    TRANSACTIONS IN STOCK OF SUBSIDIARIES

       In February 1998, Trex Medical sold 5,175,000 shares of its common stock in a public offering at $13.75 per share for net proceeds of $66,944,000, resulting in a gain of $23,798,000.

       In September 1997, Trex Communications sold 1,133,000 shares of its common stock in a private placement at $10.00 per share for net proceeds of $10,550,000, resulting in a gain of $5,929,000.

       In April 1997, ThermoLase completed an exchange offer whereby ThermoLase received 2,261,706 shares of its common stock and $502,000 in cash, net of expenses, from its shareholders in exchange for 2,000,000 units of common stock subject to redemption (Note 1).

       In December 1996, Trex Medical sold 300,000 shares of its common stock in a public offering at $14.50 per share for net proceeds of $4,119,000, resulting in a gain of $1,997,000.

       The Company's percentage ownership of its majority-owned subsidiaries at fiscal year-end was as follows:

                               1999     1998    1997
----------------------------- ------- -------- -------
ThermoLase                       71%      71%      67%
Trex Medical                     71%      67%      79%
Trex Communications              69%      73%      78%

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.    FAIR VALUE OF FINANCIAL INSTRUMENTS

       The Company's financial instruments consist primarily of cash and cash equivalents, advance to affiliate, available-for-sale investments, accounts receivable, current maturities of long-term obligations, accounts payable, due to parent company and affiliated companies, long-term obligations, and common stock of subsidiary subject to redemption. The carrying amounts of these financial instruments, with the exception of available-for-sale investments, long-term obligations, and common stock of subsidiary subject to redemption, approximate fair value due to their short-term nature.

       Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for information pertaining to the fair value of available-for-sale investments.

       The fair value of the Company's and ThermoLase's subordinated convertible debentures, based on quoted market prices, was $148,666,000 and $162,870,000 at fiscal year-end 1999 and 1998, respectively. The fair value is less than the carrying amount in both periods, primarily due to a decrease in the market price of the Company's and ThermoLase's common stock relative to the conversion price of the debentures.

       The fair value of common stock of subsidiary subject to redemption, based on quoted market prices, was $34,750,000 and $30,750,000 at fiscal year-end 1999 and 1998, respectively.

13.    BUSINESS SEGMENTS, GEOGRAPHICAL INFORMATION, AND SIGNIFICANT CUSTOMER

       The Company's businesses operate in three business segments: Medical Products, Personal-care Products and Services, and Advanced Technology Research. The Medical Products segment includes Trex Medical, which develops and manufactures mammography equipment, minimally invasive digital breast-biopsy equipment, general-purpose and specialized medical X-ray equipment, and dental X-ray systems. The Personal-care Products and Services segment includes ThermoLase, which manufactures and markets skin-care and other personal-care products, and has marketed hair-removal services and skin-resurfacing services, and licensed the SoftLight hair-removal system to physicians in the U.S. and to international licensees. Prior to the sale of the Greenhouse spas in June 1999, ThermoLase provided hair-removal and skin resurfacing, as well as more traditional day spa services, through its spa locations (Note 3). During fiscal 1999, ThermoLase began the process of terminating its physician-licensing program, and terminated or renegotiated the terms of its joint ventures and licensing arrangements in various countries. The Advanced Technology Research segment, which includes Trex Communications and the Company's wholly owned subsidiary, performs advanced technology research, focusing on the areas of avionics, X-ray detection, signal processing, and lasers. Trex Communications develops and manufactures ground-based satellite communications systems and telemetry systems. Prior to the sale of CCS in December 1999, CCS provided interactive information, voice-response systems, and call-automation systems (Note 18).

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13. BUSINESS SEGMENTS, GEOGRAPHICAL INFORMATION, AND SIGNIFICANT CUSTOMER (CONTINUED)

(In thousands)                                                          1999           1998            1997
--------------------------------------------------------------       ---------       ---------       ---------
BUSINESS SEGMENT INFORMATION

Revenues:
    Medical Products                                               $ 241,604       $ 266,964       $ 229,294
    Personal-care Products and Services                               36,255          40,091          45,233
    Advanced Technology Research                                      72,294          41,351          21,250
    Intersegment sales elimination (a)                                (4,006)         (6,548)        (13,656)
                                                                   ---------       ---------       ---------
                                                                   $ 346,147       $ 341,858       $ 282,121
                                                                   =========       =========       =========
Income (Loss) Before Income Taxes, Minority Interest,
 and Extraordinary Item:
    Medical Products (b)                                           $ (37,792)      $  29,153       $  24,147
    Personal-care Products and Services (c)                          (87,400)        (31,770)        (18,402)
    Advanced Technology Research (d)                                  (1,417)         (1,488)         (1,345)
    Corporate (e)                                                     (6,852)         (5,362)         (4,925)
                                                                   ---------       ---------       ---------
    Total operating loss                                            (133,461)         (9,467)           (525)
    Interest and other income (expense), net (f)                      (8,960)         26,058          11,143
                                                                   ---------       ---------       ---------
                                                                   $(142,421)      $  16,591       $  10,618
                                                                   =========       =========       =========

Total Assets:
    Medical Products                                               $ 277,027       $ 342,521       $ 229,437
    Personal-care Products and Services                               39,750         127,460         167,339
    Advanced Technology Research                                      77,574          47,712          34,168
    Corporate and eliminations (g)                                    89,004          78,013          19,173
                                                                   ---------       ---------       ---------
                                                                   $ 483,355       $ 595,706       $ 450,117
                                                                   =========       =========       =========
Depreciation and Amortization:
    Medical Products                                               $   8,531       $   7,323       $   6,292
    Personal-care Products and Services                                4,632           5,759           3,799
    Advanced Technology Research                                       3,580           1,964             873
    Corporate                                                             65              65              --
                                                                   ---------       ---------       ---------
                                                                   $  16,808       $  15,111       $  10,964
                                                                   =========       =========       =========
Capital Expenditures:
    Medical Products                                               $   4,074       $   4,503       $   5,461
    Personal-care Products and Services                                5,095           4,033          20,285
    Advanced Technology Research                                       5,464           2,076           1,107
                                                                   ---------       ---------       ---------
                                                                   $  14,633       $  10,612       $  26,853
                                                                   =========       =========       =========

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. BUSINESS SEGMENTS, GEOGRAPHICAL INFORMATION, AND SIGNIFICANT CUSTOMER (CONTINUED)

(In thousands)                                                     1999           1998         1997
------------------------------------------------------------- -------------- -------------- ------------
GEOGRAPHICAL INFORMATION

Revenues (h):
    United States                                               $   282,998    $   319,684    $   282,121
    France                                                           36,294         19,163              -
    Other                                                            26,855          3,011              -
                                                                -----------    -----------    -----------
                                                                $   346,147    $   341,858    $   282,121
                                                                ===========    ===========    ===========
Long-lived Assets (i):
    United States                                               $    23,485    $    62,000    $    57,357
    France                                                            1,650          1,821              -
    Other                                                               774            687              -
                                                                -----------    -----------    -----------
                                                                $    25,909    $    64,508    $    57,357
                                                                ===========    ===========    ===========

Export Revenues Included in United States Revenues Above (j)    $    39,793    $    52,678    $    43,208
                                                                ===========    ===========    ===========

(a) Intersegment sales are accounted for at prices that are representative of transactions with unaffiliated parties.

(b)  Reflects restructuring and related costs of $23.8 million in fiscal 1999.

(c) Reflects restructuring and related costs of $66.8 million and $10.2 million in fiscal 1999 and 1998, respectively (Note 8).

(d) Reflects restructuring costs of $3.4 million at Trex Communications in fiscal 1999 and the write-off in fiscal 1997 of $1.4 million of acquired technology related to the acquisition of CCS.

(e) Primarily general and administrative expenses, and in fiscal 1999 reflects restructuring costs of $0.5 million.

(f)  Reflects nonrecurring costs of $5.7 million.

(g)  Primarily cash and cash equivalents and available-for-sale investments.

(h)  Revenues are attributable to countries based on selling location.

(i) Includes property, plant, and equipment, net and other long-term tangible assets.

(j) In general, export sales are denominated in U.S. dollars. Includes revenues from ThermoLase's international licensing agreements.

       In the Medical Products segment, sales to one customer in fiscal 1998 and 1997 accounted for 11% and 14%, respectively, of the Company's total revenues. This customer was acquired by another corporation in September 1998 and, in the fourth quarter of fiscal 1998, agreed to pay Trex Medical a one-time fee of $4.7 million in lieu of purchasing products for which it was contractually obligated, which was recorded as product revenue in the accompanying fiscal 1998 statement of operations. Trex Medical did not have sales to the customer after fiscal 1998.

14.    COMPREHENSIVE INCOME

       During the first quarter of fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This pronouncement sets forth requirements for disclosure of the Company's comprehensive income and accumulated other comprehensive items. In general, comprehensive income combines net income and "other comprehensive items," which represents certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net of tax gains and losses on available-for-sale investments.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.    COMPREHENSIVE INCOME (CONTINUED)

       Accumulated other comprehensive items in the accompanying balance sheet consists of:

(In thousands)                                                                                           1999            1998
-------------------------------------------------------------------------------------------- -------------------- ---------------
Cumulative Translation Adjustment                                                                      $  (1,522)        $  2,064
Net Unrealized Gains (Losses) on Available-for-sale Investments                                                3               (6)
                                                                                                       ---------         --------
                                                                                                       $  (1,519)        $  2,058
                                                                                                       =========         ========

15.    EARNINGS (LOSS) PER SHARE

       Basic and diluted earnings (loss) per share were calculated as follows:

(In thousands except per share amounts)                                               1999             1998             1997
------------------------------------------------------------------------------ ---------------- ----------------- ---------------
BASIC
Net Income (Loss)                                                                  $  (123,828)     $    (2,613)      $     8,441
                                                                                   -----------      -----------       -----------
Weighted Average Shares                                                                 19,851           18,704            19,210
                                                                                   -----------      -----------       -----------
Basic Earnings (Loss) per Share                                                    $     (6.24)     $      (.14)      $       .44
                                                                                   ===========      ===========       ===========
DILUTED
Net Income (Loss)                                                                  $  (123,828)     $    (2,613)      $     8,441
Effect of Majority-owned Subsidiaries' Dilutive Securities                                   -              (96)              (73)
                                                                                   -----------      -----------       -----------
Income (Loss) Available to Common Shareholders, as Adjusted                        $  (123,828)     $    (2,709)      $     8,368
                                                                                   -----------      -----------       -----------
Weighted Average Shares                                                                 19,851           18,704            19,210
Effect of Stock Options                                                                      -                -               389
                                                                                   -----------      -----------       -----------

Weighted Average Shares, as Adjusted                                                    19,851           18,704            19,599
                                                                                   -----------      -----------       -----------

Diluted Earnings (Loss) per Share                                                  $     (6.24)     $      (.14)      $       .43
                                                                                   ===========      ===========       ===========

       Options to purchase 1,099,000, 1,135,000, and 69,000 shares of common stock were not included in the computation of diluted earnings (loss) per share for fiscal 1999, 1998, and 1997, respectively, because their effect would have been antidilutive due to the options' exercise prices exceeding the average market price for the common stock and, in fiscal 1999 and 1998, due to the Company's net loss position in certain quarters. In addition, the computation of diluted earnings per share for all periods excludes the effect of assuming the conversion of the Company's $88,948,000 principal amount 3 1/4% subordinated convertible debentures, convertible at $27.00 per share, because the effect would be antidilutive.

       An extraordinary gain recorded by the Company reduced basic and diluted loss per share by $.16 in fiscal 1998 (Note 9).

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.    PROPOSED REORGANIZATION

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company and ThermoLase. Under this plan, the Company and ThermoLase would be merged into Thermo Electron. As a result, the Company and ThermoLase would become wholly owned subsidiaries of Thermo Electron. The public shareholders of the Company and ThermoLase would receive common stock in Thermo Electron in exchange for their shares. In December 1999, the board of directors of the Company and Thermo Electron approved a definitive agreement and plan of merger with Thermo Electron under which Thermo Electron would acquire all of the outstanding shares of Company common stock held by shareholders other than Thermo Electron in exchange for Thermo Electron common stock at a ratio of one share of Company common stock for
 .5503 shares of Thermo Electron common stock. In addition, the board of directors of ThermoLase and Thermo Electron approved a definitive agreement and plan of merger with Thermo Electron under which Thermo Electron would acquire all of the outstanding shares of ThermoLase held by shareholders other than the Company and Thermo Electron for not less than 0.132, and not more than 0.198 shares of Thermo Electron common stock. These proposals are subject to certain conditions including the completion of review by the Securities and Exchange Commission of certain required filings regarding the proposed transactions and listing on the New York Stock Exchange of Thermo Electron common stock to be issued in connection with the mergers.

       In October 1999, the American Stock Exchange (the Exchange) notified ThermoLase that if ThermoLase did not have a definitive agreement to merge with Thermo Electron by December 15, 1999, the Exchange would request a meeting to discuss its intent to proceed with delisting ThermoLase's shares from the Exchange due to a possible failure to meet listing requirements. Holders of ThermoLase's subordinated convertible debentures would be entitled to have their debentures redeemed by ThermoLase if ThermoLase's shares are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. As a result of the agreement to merge with Thermo Electron, described above, ThermoLase expects that its shares will continue to be listed through the completion of the merger transaction. Accordingly, the Company has classified the debentures as long-term in the accompanying fiscal 1999 balance sheet.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


17.    UNAUDITED QUARTERLY INFORMATION

(In thousands except per share amounts)

1999                                                                        First (a)     Second (b)     Third (c)    Fourth (d)
------------------------------------------------------------------------ -------------- ------------- ------------- -------------
Revenues                                                                    $  87,144      $  86,388     $  91,868     $  80,747
Gross Profit                                                                   27,761         23,724        12,320        22,292
Net Loss                                                                      (10,204)       (11,375)      (95,111)       (7,138)
Basic and Diluted Loss per Share:                                                (.55)          (.61)        (4.82)         (.32)

1998                                                                            First     Second (e)     Third (f)    Fourth (g)
------------------------------------------------------------------------ -------------- ------------- ------------- -------------
Revenues                                                                    $  85,555      $  82,563     $  88,889     $  84,851
Gross Profit                                                                   33,690         29,656        34,790        33,406
Income (Loss) Before Extraordinary Item                                         1,357         18,859        (4,843)      (20,995)
Net Income (Loss)                                                               1,357         18,859        (4,843)      (17,986)
Earnings (Loss) per Share:
 Basic                                                                            .07           1.02          (.26)         (.96)
 Diluted                                                                          .07            .83          (.26)         (.96)

(a)  Reflects the November 1998 acquisition of LNR.

(b)  Reflects restructuring costs of $1.1 million.

(c)  Reflects restructuring and nonrecurring costs of $93.9 million.

(d)  Reflects restructuring and nonrecurring costs of $5.2 million.

(e) Results include a nontaxable gain of $23.8 million from the issuance of stock by a subsidiary.

(f)  Reflects the April 1998 acquisition of Trophy.

(g) Reflects restructuring costs of $10.2 million, the establishment of a tax valuation allowance, and the effect of an extraordinary gain of $3.0 million, which reduced basic and diluted loss per share by $.16.

18.    SUBSEQUENT EVENTS

PURCHASE OF MINORITY INTEREST

       In November 1999, the Company agreed to purchase the outstanding shares of Trex Communications that it did not already own for $4.00 per share. The Company expects that the total cash outlay for purchasing the minority interest in Trex Communications as well as settling an obligation to deliver cash or shares of Trex Communications in connection with a fiscal 1999 acquisition (Note
3) will be approximately $18 million.

SALE OF SUBSIDIARY

       In December 1999, the Company sold the CCS subsidiary of Trex Communications for approximately $8,000,000 in cash and a $2,000,000 note receivable due in December 2004, with an interest rate equal to the prime lending rate, payable quarterly. The sale is subject to a post-closing adjustment based on a determination of net working capital of CCS at the date of sale.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of ThermoTrex Corporation:

       We have audited the accompanying consolidated balance sheet of ThermoTrex Corporation (a Delaware corporation and 80%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of October 2, 1999, and October 3, 1998, the related consolidated statements of operations, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended October 2, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ThermoTrex Corporation and its subsidiaries as of October 2, 1999, and October 3, 1998, and the results of their operations and their cash flows for each of the three years in the period ended October 2, 1999, in conformity with generally accepted accounting principles.

                                        Arthur Andersen LLP

Boston, Massachusetts
November 9, 1999 (except with
respect to the matters discussed
in Notes 3, 16, and 18, as to which
the date is December 16, 1999)

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Forward-looking Statements."

OVERVIEW

       The Company operates in three business segments: Medical Products manufactured by the Company's Trex Medical Corporation subsidiary, Personal-care Products and Services offered by the Company's ThermoLase Corporation subsidiary, and Advanced Technology Research, including the Company's Trex Communications Corporation subsidiary.

       Trex Medical designs, manufactures, and markets mammography equipment and minimally invasive digital breast-biopsy systems; general-purpose and specialized X-ray equipment; and dental X-ray systems. Trex Medical, through its Trophy Radiologie subsidiary, which was acquired in fiscal 1998, manufactures digital and conventional dental X-ray systems. Trophy is based just outside Paris.

       During fiscal 1999, Trex Medical experienced a decline in business due to the loss of an original equipment manufacturer (OEM) customer and lower demand for its products resulting from a decline in the radiographic market, and a decline in sales of cardiac catheterization systems. In response, Trex Medical initiated certain restructuring activities in fiscal 1999, including consolidation of manufacturing facilities and headcount reductions to achieve material cost improvements and focus on cost efficiencies (Note 8). In connection with these actions, Trex Medical expects to record approximately $2.2 million of additional costs as they are incurred over the first half of fiscal 2000 for costs not permitted as charges currently, pursuant to the requirements of Emerging Issues Task Force Pronouncement No. 94-3. These additional costs primarily include costs for certain employee and business relocation and related costs. Trex Medical plans to complete implementation of its restructuring plans in the first half of fiscal 2000. Trex Medical estimates that it will achieve operating savings of approximately $9 to $10 million in fiscal 2000 as a result of the cost reductions. In addition to undertaking restructuring actions, Trex Medical is in the process of reorganizing its product distribution channels by consolidating and reassigning certain dealer relationships.

       In August 1999, Trex Medical received notification from the United States Food and Drug Administration (FDA) denying its 510(k) filing for its digital mammography system. In September, Trex Medical received a letter from the FDA indicating that the FDA believes that a pre-market approval (PMA) application, followed by significant post-approval screening trials, may be the more viable option for obtaining market clearance for digital mammography systems. A PMA is generally more burdensome than a 510(k), because it applies to devices considered to be of higher risk. In light of the FDA's letter, Trex Medical continues to evaluate its options relating to marketing authorization. For example, Trex Medical may incorporate the data that formed the basis of its 510(k) application into a PMA application for submission to the FDA. After such submission, Trex Medical may implement various design and engineering changes that may require additional preapproval clinical trials, but there can be no assurance regarding the timing or results of the submission of a new filing to the FDA or such clinical trials.

       ThermoLase developed a laser-based system called SoftLight(R) for the removal of unwanted hair. The SoftLight system uses a low-energy, dermatology laser in combination with a lotion that absorbs the laser's energy to disable hair follicles. In April 1995, the Company received clearance from the FDA to commercially market hair-removal services using the SoftLight system. ThermoLase began earning revenue from the SoftLight system in the first quarter of fiscal 1996 as a result of opening its first commercial location (Spa Thira) in November 1995. ThermoLase opened a total of four spas during fiscal 1996, opened nine additional spas during fiscal 1997, and opened

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW (CONTINUED)

its fourteenth spa in October 1997. In May 1998, ThermoLase received clearance from the FDA to market cosmetic skin-resurfacing services, known as the SoftLight Laser Peel, using the same laser as ThermoLase's hair-removal system.

       In June 1996, ThermoLase commenced a program to license to physicians and others the right to perform ThermoLase's patented SoftLight hair-removal procedure. ThermoLase also provides the licensees with the lasers and lotion that are necessary to perform the service. In June 1998, ThermoLase began to offer the SoftLight Laser Peel procedure through its spas and other licensees.

       During the second quarter of fiscal 1998, ThermoLase began to experience a decrease in revenues from its hair-removal services. In response to this trend and in an attempt to establish price points and other conditions designed to increase demand and revenues, in April 1998 ThermoLase significantly reduced treatment prices at its spa locations and modified the terms and conditions offered to licensees. Under the terms of the modified licenses, per-procedure royalties were reduced or eliminated and a minimum royalty and/or flat periodic fee requirement was introduced. In fiscal 1999, ThermoLase began offering licensees the opportunity to purchase or lease SoftLight lasers in lieu of paying ongoing license fees.

       Beginning in January 1996, ThermoLase sought to market the SoftLight system internationally through joint ventures and other licensing arrangements.

       In connection with its June 1998 acquisition of The Greenhouse Spa, Inc., a full-service, luxury, destination spa (Note 3), ThermoLase converted 11 domestic Spa Thiras to Greenhouse day spas, which, in addition to hair-removal and skin-resurfacing services, offered more traditional day-spa services, such as massages and facials. Following conversion of the facilities to Greenhouse day spas, significant losses continued and, during fiscal 1998, ThermoLase initiated certain restructuring actions, including the announced closure of three of its domestic day spas and the termination of a joint venture that operated its spa in France. ThermoLase closed two of the domestic day spas in November 1998 and the third spa, as well as two additional spas, were closed in the third quarter of fiscal 1999. In May 1999, ThermoLase announced additional plans to undertake a broad-scale restructuring of its business. As part of the restructuring plan, ThermoLase decided to exit the spa business and, as a result, sold The Greenhouse Spa, located in Arlington, Texas, and the remaining nine Greenhouse day spas. In addition, ThermoLase has begun the process of terminating the physician-licensing program, has terminated or renegotiated the terms of its international joint ventures and licensing arrangements, and is discontinuing certain branded product lines at ThermoLase's Creative Beauty Innovations, Inc. (CBI) subsidiary (Note 8). ThermoLase expects to complete its restructuring plan by the middle of calendar 2000.

       ThermoLase manufactures and markets skin-care, bath and body products, and markets dietary supplements through CBI. This business represents ThermoLase's principal operations following the sale of the spas and the termination of various licensing agreements.

       The Company's Advanced Technology Research segment performs research primarily in the fields of avionics, X-ray detection, signal processing, and lasers. The Company has developed its expertise in these core technologies in connection with government-sponsored research and development. The Advanced Technology Research segment includes the Company's Trex Communications subsidiary. In May 1998, Trex Communications acquired Electro-Magnetic Processes, Inc. (EMP), which designs, develops, and manufactures ground-based satellite communication systems and develops and integrates telemetry systems used on military aircraft. In November 1998, Trex Communications acquired LNR Communications, Inc. (LNR), which manufactures electronic subsystems and turnkey earth stations for the satellite communication market. As part of the restructuring plans announced in May 1999, the Company has decided to hold its Trex Communications subsidiary for sale (Note 8).

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



OVERVIEW (CONTINUED)

       The Company conducts all of its manufacturing operations, other than those of Trophy, in the United States and sells its products worldwide. The Company anticipates that an increasing amount of its revenues will be from sales to customers outside the United States. Although the Company seeks to charge its customers in the same currency as its operating costs, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations affecting the relationship between the U.S. dollar and foreign currencies. The Company may use forward contracts to reduce its exposure to currency fluctuations.

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company and ThermoLase. Under this plan, the Company and ThermoLase would be merged into and become wholly owned subsidiaries of Thermo Electron (Note 16).

RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998

       Total revenues increased to $346.1 million in fiscal 1999 from $341.9 million in fiscal 1998. Medical Products segment revenues, excluding intersegment sales, decreased to $238.2 million in fiscal 1999 from $264.1 million in fiscal 1998. Revenues increased $44.8 million as a result of the inclusion for the full fiscal 1999 year of revenues from Trophy, which was acquired in April 1998. Excluding Trophy, Medical Products segment revenues decreased $70.7 million. Revenues primarily decreased due to the termination of an OEM contract with U.S. Surgical, which accounted for $38.0 million of revenues in fiscal 1998; due to lower demand for general purpose X-ray systems, radiographic/fluoroscopic systems, and X-ray imaging systems; and the inclusion in fiscal 1998 of an $9.0 million cardiac catheterization system sale to a Russian customer. This decrease was offset in part by higher demand for mammography systems and mammography system upgrade components. Trex Medical's backlog at October 2, 1999, excluding intersegment orders, decreased to $45.6 million from $58.7 million at October 3, 1998, primarily due to an overall decline in orders of its medical imaging products. As a result of the decline in backlog and based on the volume of bookings in October and November 1999, Trex Medical expects to report lower comparative sales and operating results in the first quarter of fiscal 2000. Trex Medical believes that this decline in business is due in part to the consolidation of facilities and a reorganization of its distribution system; however, there can be no assurance that this trend will not continue.

       Personal-care Products and Services segment revenues were $36.3 million and $40.1 million in fiscal 1999 and 1998, respectively. ThermoLase earned service revenues of $10.2 million in fiscal 1999, compared with $17.3 million in fiscal 1998. Spa revenues decreased primarily due to the sale and closure of ThermoLase's Greenhouse day spas during fiscal 1999 (Note 8), as well as lower demand and price reductions at ThermoLase's spas while they were in operation. Revenues from ThermoLase's licensing program decreased in fiscal 1999, compared with fiscal 1998, due to a reduction in the number of participating licensees, a reduction in royalty rates and other changes to the financial terms of the licenses, and a decrease in the number of one-time fees from new licensees. During fiscal 1999, ThermoLase began to terminate its licensing program, and by the end of calendar 1999 will no longer earn monthly royalties from licensees. International revenues decreased due to a decline in minimum guaranteed payments recorded upon granting technology rights under international licensing arrangements. During fiscal 1999, ThermoLase terminated or renegotiated the terms of its international licensing arrangements. These decreases in revenues were offset in part by an increase in revenues of $2.2 million from The Greenhouse Spa, acquired in June 1998, primarily due to increased demand for its custom products. In June 1999, ThermoLase sold The Greenhouse Spa (Note 3). ThermoLase earned product revenues of $26.1 million in fiscal 1999, compared with $22.8 million in fiscal 1998. Product revenues include beauty product sales at ThermoLase's spas and lasers sold in international and domestic markets. Product revenues increased due to the introduction of sales of SoftLight lasers in fiscal 1999, as well as an increase in sales of beauty products at the spas. As a result of the sale of the spa business in June 1999, ThermoLase no longer sells its beauty products at the spas. Product revenues increased, to a lesser extent, due to increased demand for its custom products.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



FISCAL 1999 COMPARED WITH FISCAL 1998 (CONTINUED)

       Advanced Technology Research segment revenues, excluding intersegment sales, increased to $71.7 million in fiscal 1999 from $37.7 million in fiscal 1998. Revenues increased $32.3 million due to the inclusion of revenues from EMP, which was acquired in May 1998, and LNR, which was acquired in November 1998. Revenues also increased due to an increase in government contracts.

       The gross profit margin was 25% in fiscal 1999, compared with 38% in fiscal 1998. The Medical Products segment gross profit margin, excluding intersegment sales, decreased to 30% in fiscal 1999 from 43% in fiscal 1998. Excluding inventory and warranty provisions of $13.9 million (Note 8) the gross profit margin was 35% at the Medical Products segment in fiscal 1999. The gross profit margin decreased primarily due to a lower contribution toward fixed costs as a result of lower sales. The Personal-care Products and Services segment gross profit margin, excluding intersegment sales, was negative 20% in fiscal 1999 compared with a gross profit margin of 9% in fiscal 1998. ThermoLase's service revenues had a negative gross profit of $13.8 million in fiscal 1999, compared with a negative gross profit of $5.0 million in fiscal 1998. This decrease in gross profit was primarily due to increased overhead costs as a result of the assembly of a management team to oversee the spa operations prior to ThermoLase's decision to sell the spa business and increased spa-specific marketing and advertising expenses related to ThermoLase's conversion of its existing spas to Greenhouse day spas prior to their sale. To a lesser extent, the gross profit margin decreased due to a reduction in higher-margin minimum guaranteed payments relating to international licensing arrangements and initial sign-up fees relating to the licensing program. ThermoLase's product revenues had a gross profit margin of 21% in fiscal 1999, compared with 32% in fiscal 1998, primarily due to the write-off of inventory related to exiting certain branded product lines (Note 8) and, to a lesser extent, changes in product mix. The gross profit margin from the Advanced Technology Research segment, excluding intersegment sales, decreased to 30% in fiscal 1999 from 37% in fiscal 1998. The decrease was primarily due to the inclusion of lower-margin revenues at EMP and LNR.

       Selling, general, and administrative expenses as a percentage of revenues increased to 30% in fiscal 1999 from 27% in fiscal 1998. The Medical Products segment selling, general, and administrative expenses as a percentage of revenues, excluding intersegment sales, increased to 29% in fiscal 1999 from 21% in fiscal 1998, primarily due to the decrease in revenues from existing businesses and the inclusion of a full year of expenses at Trophy, which has higher costs as a percentage of revenues. The Personal-care Products and Services segment selling, general, and administrative expenses decreased to $16.1 million in fiscal 1999 from $22.3 million in fiscal 1998, primarily due the ongoing cost-reduction efforts implemented by ThermoLase during the second half of fiscal 1998. These efforts primarily included reductions in personnel. This decrease was offset in part by a $1.6 million provision for uncollectible accounts receivable (Note 8), principally for accounts receivable from parties with whom ThermoLase is terminating business relationships.

       Research and development expenses remained flat at $39.7 million in fiscal 1999 and $39.8 million in fiscal 1998. Research and development spending increased primarily due to the inclusion of $5.2 million of expenses at acquired companies, offset in part by reduced spending at Trex Medical primarily for costs associated with full-field digital mammography while Trex Medical evaluated the FDA's latest guidelines for product approval, and a $1.5 million decrease at ThermoLase primarily due to a reduction in the number of outside testing facilities and consultants used, as well as a reduction in payroll costs.

       During fiscal 1999, the Company undertook broad-scale restructuring actions. As a result, the Company recorded restructuring and nonrecurring costs of $76.6 million (Note 8). The Company expects to complete its restructuring actions by the middle of fiscal 2000.

       Interest income decreased to $5.8 million in fiscal 1999 from $12.9 million in fiscal 1998, primarily as a result of lower average invested balances due in part to purchases of Company and subsidiary common stock and due to the funding of losses at ThermoLase. Interest expense decreased to $8.7 million in fiscal 1999 from $9.5 million in fiscal 1998, primarily due to the purchase by the Company of a portion of its subordinated convertible debentures in the fourth quarter of fiscal 1998.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FISCAL 1999 COMPARED WITH FISCAL 1998 (CONTINUED)

       The Company adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. As a result of the sale of stock by subsidiaries, the Company recorded a gain of $23.8 million in fiscal 1998 (Note 11). This gain represents an increase in the Company's net investment in the subsidiaries and is classified as "Gain on issuance of stock by subsidiaries" in the accompanying statement of operations. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to realize gains from such transactions in the future.

       Equity in loss of joint ventures in the accompanying statement of operations represents ThermoLase's proportionate share of losses from its international joint ventures.

       Other expense in fiscal 1999 represents the write-down of an investment held by ThermoLase to its net realizable value and a charge for impairment of a note receivable (Note 8).

       The effective tax rates reflect the establishment of a valuation allowance for the tax benefit associated with losses arising primarily at ThermoLase and to a lesser extent, Trex Medical, during fiscal 1999 and at ThermoLase during fiscal 1998. The Company establishes valuation allowances in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company believes that it is more likely than not that tax benefits that arose during these periods will not be used prior to their expiration. The effective tax rate in fiscal 1998 exceeded the statutory federal income tax rate primarily due to the ThermoLase valuation allowance and the effect of state income taxes and certain nondeductible expenses, including amortization of cost in excess of net assets of acquired companies, offset in part by the impact of a nontaxable gain on issuance of subsidiary stock.

       The Company recorded minority interest income of $7.9 million in fiscal 1999, compared with minority interest expense of $4.8 million in fiscal 1998, primarily due to losses at Trex Medical in fiscal 1999. The Company is unable to record minority interest income in ThermoLase's net loss because the Company's minority interest related to ThermoLase has been reduced to zero.

       The Company is a defendant in two patent infringement lawsuits (Note 3) and a lawsuit alleging the Company misappropriated certain other technology owned by a third party (Note 10). An unsuccessful resolution of one or more of these matters could have a material adverse effect on the Company's future results of operations and financial position.

FISCAL 1998 COMPARED WITH FISCAL 1997

       Total revenues increased 21% to $341.9 million in fiscal 1998 from $282.1 million in fiscal 1997. Medical Products segment revenues, excluding intersegment sales, increased 21% to $264.1 million in fiscal 1998 from $217.9 million in fiscal 1997. Revenues increased $28.3 million as a result of the acquisitions of Trophy in April 1998 and Digitec in October 1997 (Note 3). Excluding the impact of revenues from acquisitions, Medical Products segment revenues increased 8% in fiscal 1998, primarily due to a $9.0 million shipment to a customer in Russia and, to a lesser extent, an increase in direct and dealer sales of cardiac catheterization laboratories due to higher demand, offset in part by a decrease in international sales of cardiac catheterization laboratories to OEM customers due to shifting from OEM to direct and dealer sales. In addition, increased sales occurred due to higher demand for mammography systems and upgrade components and an agreement to receive a onetime payment of $4.7 million from an OEM customer in lieu of purchasing products for which it had been contractually obligated (Note 13). These increases were offset in part by a decline in sales of general-purpose X-ray systems to international customers, due in part to the strengthening of the U.S. dollar relative to foreign currencies in countries in which Trex Medical operates and an economic crisis in the Far East and a decrease in sales of electrophysiology equipment.

       Personal-care Products and Services segment revenues decreased to $40.1 million in fiscal 1998 from $45.2 million in fiscal 1997. ThermoLase earned revenues from hair-removal services and related activities of $17.3 million in fiscal 1998, compared with $21.0 million in fiscal 1997. The decrease in revenues resulted in part from reduced

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



FISCAL 1998 COMPARED WITH FISCAL 1997 (CONTINUED)

demand and price reductions at ThermoLase's Spa Thira locations in fiscal 1998 compared with fiscal 1997, offset in part by an increase in the number of U.S. spas to 14, compared with 13 spas in fiscal 1997. Revenues from ThermoLase's physician-licensing program decreased in fiscal 1998 compared with fiscal 1997, due to a reduction in royalty rates and other changes to the financial terms of the licenses and the termination of two significant licensing contracts, described in the preceding Overview, as well as a decrease in one-time fees due to a decline in the number of new physician licensees. Service revenues included $2.8 million in fiscal 1998 and $4.2 million in fiscal 1997 for minimum guaranteed payments recorded upon granting technology rights under ThermoLase's international licensing arrangements. Revenues at CBI decreased to $22.8 million in fiscal 1998 from $24.2 million in fiscal 1997, primarily due to a shift by certain of its retail customers away from health- and beauty-aid sales. These decreases were offset in part by the inclusion of $0.8 million of revenues from The Greenhouse Spa, acquired in June 1998 (Note 3).

       Advanced Technology Research segment revenues, excluding intersegment sales, increased to $37.7 million in fiscal 1998 from $19.0 million in fiscal 1997. Revenues increased $14.3 million due to the inclusion of revenues for the full period from CCS, acquired in July 1997, and revenues from EMP, acquired in May 1998. In addition, revenues increased due to expanded efforts on certain research and development contracts.

       The gross profit margin was 38% in fiscal 1998, compared with 36% in fiscal 1997. The Medical Products segment gross profit margin, excluding intersegment sales, increased to 43% in fiscal 1998 from 40% in fiscal 1997, primarily due to increased sales of higher-margin products at a majority of Trex Medical's operating units, as well as the effect on gross profit of $4.7 million due from an OEM described above. To a lesser extent, the gross profit margin at Trex Medical increased due to manufacturing efficiencies. The Personal-care Products and Services segment gross profit margin, excluding intersegment eliminations, was 9% in fiscal 1998, compared with 20% in fiscal 1997. ThermoLase's service revenues had negative gross profit of $5.0 million in fiscal 1998, compared with gross profit of $1.4 million in fiscal 1997. Each period was impacted by the operations of the Spa Thira business, which has been operating below maximum capacity as ThermoLase attempted to develop its client base, expand its product lines, and refine its operating procedures. The gross profit decreased in fiscal 1998, primarily due to the decrease in revenues at ThermoLase's Spa Thira locations and the physician-licensing program, as well as increased fixed costs associated with operating more spas in fiscal 1998. This decrease in gross profit was offset in part by the effect of licensing fees and minimum guaranteed payments relating to international licensing arrangements, which have a relatively high gross profit margin. In addition, fiscal 1997 was negatively impacted by pre-opening costs incurred in connection with new spa openings. The gross profit margin at CBI was 32% in both periods. The gross profit margin from the Advanced Technology Research segment, excluding intersegment eliminations, was 37% in fiscal 1998, compared with 32% in fiscal 1997. This increase was primarily due to the inclusion of higher-margin revenues at CCS.

       Selling, general, and administrative expenses as a percentage of revenues increased to 27% in fiscal 1998 from 24% in fiscal 1997. The increase was primarily in the Medical Products segment, as a result of the acquisition of Trophy, as well as the effect of the acquisition of CCS in the Advanced Technology Research segment, both of which have higher costs as a percentage of revenues.

       Research and development expenses increased to $39.8 million in fiscal 1998 from $32.1 million in fiscal 1997, primarily due to increased spending of $7.7 million at Trex Medical, offset in part by decreased spending at ThermoLase. Trex Medical's increases reflect spending to develop and commercialize new products, including the full-field digital mammography system and direct-detection X-ray sensor, enhancing existing systems, and, to a lesser extent, the inclusion of expenses at Trophy. ThermoLase's decrease in spending related primarily to a reduction in the number of outside testing facilities and consultants used, as well as a reduction in payroll costs (Note 8). In addition, research and development expenses at the Company's other businesses increased due to the inclusion of expenses of acquired businesses.

       During fiscal 1998, ThermoLase recorded restructuring costs of $10.2 million, primarily related to closing three of its domestic spas, closing its spa in France, and liquidating the related French joint venture, and relocating its corporate office to its CBI subsidiary in Carrollton, Texas (Note 8).

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



FISCAL 1998 COMPARED WITH FISCAL 1997 (CONTINUED)

       During fiscal 1997, Trex Communication wrote off $1.4 million of acquired technology in development in connection with the acquisition of CCS (Note 3).

       Interest income increased to $12.9 million in fiscal 1998 from $4.8 million in fiscal 1997, primarily due to interest income earned on the invested proceeds from the Company's November 1997 issuance of $124.5 million principal amount of 3 1/4% subordinated convertible debentures and ThermoLase's August 1997 issuance of $115.0 million principal amount of 4 3/8% subordinated convertible debentures (Note 8), offset in part by cash used to fund the loss at ThermoLase. Interest expense increased to $9.5 million in fiscal 1998 from $0.8 million in fiscal 1997, primarily due to the issuance of subordinated convertible debentures.

       As a result of the sale of stock by subsidiaries, the Company recorded a gain of $23.8 million in fiscal 1998 (Note 11). This gain represents an increase in the Company's net investment in the subsidiaries and is classified as "Gain on issuance of stock by subsidiaries" in the accompanying statement of operations.

       Equity in loss of joint ventures in the accompanying statement of operations represents ThermoLase's proportionate share of losses from its international joint ventures, beginning in the third quarter of fiscal 1997 (Note 3).

       The effective tax rate exceeded the statutory federal income tax rate in fiscal 1998 primarily due to losses at ThermoLase, which may not be used to offset taxable income at Trex Medical. In addition, the effective tax rate was affected by a nontaxable gain on the issuance of stock by subsidiary, offset in part by the impact of state income taxes and certain nondeductible expenses, including amortization of cost in excess of net assets of acquired companies. The effective tax rate in fiscal 1998 also reflects the establishment of a valuation allowance for the tax asset associated with previously benefited loss carryforwards and the tax loss arising in fiscal 1998 at ThermoLase. The Company establishes valuation allowances in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." The increase in the valuation allowance in fiscal 1998 is a result of ThermoLase's increased operating losses, uncertainty concerning ThermoLase's ability to successfully convert its existing spas to Greenhouse spas (Note 1), and resulting uncertainty concerning realization of the tax asset (Note 6). The effective tax rate in fiscal 1997 was below the statutory federal income tax rate primarily due to nontaxable gains on issuances of subsidiary stock, offset in part by the impact of a nondeductible write-off of acquired technology at CCS (Note 3) and the impact of state income taxes and nondeductible amortization of cost in excess of net assets of acquired companies.

       Minority interest expense was $4.8 million in fiscal 1998, compared with minority interest income of $1.3 million in fiscal 1997, primarily due to the Company's inability to record minority interest income in ThermoLase's net loss, because the Company's minority interest liability related to ThermoLase has been reduced to zero. In addition, minority interest expense increased in fiscal 1998 due to an increase in Trex Medical's net income and its higher minority ownership percentage following its February 1998 stock offering.

LIQUIDITY AND CAPITAL RESOURCES

       Consolidated working capital was $192.5 million at October 2, 1999, compared with $261.7 million at October 3, 1998. Included in working capital are cash, cash equivalents, and available-for-sale investments of $83.7 million at October 2, 1999, compared with $165.2 million at October 3, 1998. Of the $83.7 million balance at October 2, 1999, $9.5 million was held by the Company's majority-owned subsidiaries, and the remainder was held by the Company and its wholly owned subsidiary. In addition, as of October 2, 1999, the Company had $39.0 million invested in an advance to Thermo Electron. Of the $39.0 million balance, $28.9 million was advanced by the Company's majority-owned subsidiaries and the remainder by the Company and its wholly owned subsidiaries. Prior to the use of a new domestic cash management arrangement between the Company and Thermo Electron Corporation, which became effective June 1999, amounts invested with Thermo Electron were included in cash and cash equivalents.

       Net cash used in operating activities during fiscal 1999 was $30.2 million. Cash was primarily used to fund the Company's loss, excluding noncash items. A decrease in accounts receivable provided $20.5 million of cash during the year, due primarily to lower revenues at Trex Medical and, to a lesser extent, improved collections at the Advanced

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

Technology segment. Cash of $10.0 million was used by an increase in other assets primarily as a result of an increase in prepaid and refundable income taxes resulting from the tax benefit for the period. Cash of $14.3 million was provided by an increase in other current liabilities, primarily due to restructuring costs recorded during fiscal 1999, which were not paid as of October 2, 1999 (Note 8). Of the total restructuring costs accrued as of October 2, 1999, as well as future costs that will be incurred in fiscal 2000, the Company expects to pay $14.4 million in fiscal 2000 and $10.3 million in fiscal 2001 and thereafter through the expiration of various leases in fiscal 2014. The timing of these cash payments will be affected by the terms of any subleases or settlement arrangements with landlords. The Company expects to expend $2.0 million in the future for accrued acquisition expenses, including $1.6 million in the first half of fiscal 2000 and the remainder over the term of leases expiring primarily through fiscal 2001.

       In connection with the acquisition of U.S. Surgical by Tyco International, Ltd., and U.S. Surgical's decision to focus on other areas of its business, Trex Medical has committed to purchase inventories that had been sold to U.S. Surgical in prior periods. Estimated payments under the purchase obligation, which aggregates approximately $5.5 million, are as follows: $3.9 million in fiscal 2000 and $1.6 million in fiscal 2001.

       Excluding available-for-sale investments and advance to affiliate activity, the Company's primary investing activities consisted of an acquisition and capital expenditures. The Company expended $18.8 million, net of cash acquired, for an acquisition (Note 3). The Company expended $14.6 million for property, plant, and equipment during fiscal 1999. The Company expects to make capital expenditures of approximately $6.0 million during fiscal 2000.

       In November 1999, the Company agreed to purchase the outstanding shares of Trex Communications that it did not already own for $4.00 per share. The Company expects that the total cash outlay for purchasing the minority interest in Trex Communications as well as settling an obligation to deliver cash or shares of Trex Communications in connection with a fiscal 1999 acquisition (Note
3) will be approximately $18 million. In December 1999, the Company sold the CCS subsidiary of Trex Communications for $8.0 million in cash and a $2.0 million note receivable due in December 2004 (Note 18). The sale is subject to a post-closing adjustment based on a determination of net working capital of CCS at the date of sale. Also, subsequent to year end, Trex Medical sold a building for $3.3 million in cash and a small operating division for $0.4 million in cash.

       The Company's financing activities provided $19.1 million of cash during fiscal 1999. In June 1999, the Company sold shares of its common stock to Thermo Electron for proceeds of $41.8 million. During this period, two of the Company's majority-owned subsidiaries expended $24.1 million to purchase their own securities. These purchases were funded from working capital. As of October 2, 1999, an additional $2.4 million may be purchased through December 1999 under a subsidiary's authorization from its Board of Directors.

       In October 1999, the American Stock Exchange (the Exchange) notified ThermoLase that if ThermoLase did not have a definitive agreement to merge with Thermo Electron by December 15, 1999, the Exchange would request a meeting to discuss its intent to proceed with delisting ThermoLase's shares from the Exchange due to a possible failure to meet listing requirements. Holders of ThermoLase's subordinated convertible debentures would be entitled to have their debentures redeemed by ThermoLase if ThermoLase's shares are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. As a result of the agreement to merge with Thermo Electron, described in
Note 16, ThermoLase expects that its shares will continue to be listed through the completion of the merger transaction. Accordingly, the Company has classified the debentures as long-term in the accompanying fiscal 1999 balance sheet.

       The Company believes its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future. Thermo Electron has expressed its willingness to lend Trex Medical up to $10 million for short-term liquidity should the need arise. ThermoLase has an obligation to pay $40.5 million, in the aggregate, to the holders of redemption rights if all of the holders thereof exercise their redemption rights in April 2001

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

when such rights become exercisable. ThermoLase does not have sufficient funds to satisfy these obligations. The Company has agreed to reimburse Thermo Electron, the guarantor of this obligation, in the event that Thermo Electron needs to make a payment on such guaranty. The exercise of the redemption rights would adversely affect the Company's liquidity in fiscal 2001.

       Although the Company does not presently intend to actively seek to acquire additional businesses in the near future, it may consider acquiring one or more complementary businesses if they are presented to the Company on terms the Company believes to be attractive. Such acquisitions may require significant amounts of cash. The Company expects that it will finance acquisitions of businesses, if any, at its majority-owned and wholly owned subsidiaries through a combination of internal funds and/or short-term borrowings from Thermo Electron, although it has no agreement to ensure that funds will be available from Thermo Electron on acceptable terms or at all.

MARKET RISK

       The Company is exposed to market risk from changes in equity prices, interest rates, and foreign currency exchange rates, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.

EQUITY PRICES

       The Company's convertible obligations are sensitive to fluctuations in the price of Company or subsidiary common stock into which the obligations are convertible. In addition, common stock of subsidiary subject to redemption is sensitive to fluctuations in the price of ThermoLase units. Changes in equity prices would result in changes in the fair value of the Company's convertible obligations and common stock of subsidiary subject to redemption due to the difference between the current market price and the market price at the date of issuance of the financial instrument. A 10% increase in the fiscal year-end 1999 and 1998 market equity prices would result in a negative impact of $4.3 million and $24.4 million, respectively, on the net fair value of the Company's price-sensitive equity financial instruments. The change in the net fair value from fiscal 1998 to 1999 is primarily due to a decrease in the market price of the Company's and ThermoLase's common stock relative to the conversion price of the debentures.

INTEREST RATES

       The Company's available-for-sale investments and long-term obligations are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase or issuance of the financial instrument. A 10% decrease in fiscal year-end 1999 and 1998 market interest rates would result in a negative impact of $1.6 million and $1.7 million, respectively, on the net fair value of the Company's interest sensitive financial instruments.

FOREIGN CURRENCY EXCHANGE RATES

       The Company views its investment in its foreign subsidiaries as long-term. The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in French francs. The effect of a change in foreign exchange rates on the Company's net investment in its foreign subsidiaries is recorded as a separate component of shareholders' investment. A 10% depreciation in fiscal year-end 1999 and 1998 functional currencies, relative to the U.S. dollar, would result in a reduction of the Company's shareholders' investment of $3.4 million and $4.2 million, respectively.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



YEAR 2000

       The following information constitutes a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act. The Company continues to assess the potential impact of the year 2000 date recognition issue on the Company's internal business systems, products, and operations. The Company's year 2000 initiatives include (i) testing and upgrading significant information technology systems and facilities; (ii) testing and developing upgrades, if necessary, for the Company's current products and certain discontinued products; (iii) assessing the year 2000 readiness of its key suppliers and vendors; and (iv) developing a contingency plan.

THE COMPANY'S STATE OF READINESS

       The Company has implemented a compliance program to ensure that its critical information technology systems and non-information technology systems will be ready for the year 2000. The first phase of the program, testing and evaluating the Company's critical information technology systems and non-information technology systems for year 2000 compliance, has been substantially completed. During phase one, the Company tested and evaluated its significant computer systems, software applications, and related equipment for year 2000 compliance. The Company also evaluated the potential year 2000 impact on its critical non-information technology systems, which efforts included testing the year 2000 readiness of its manufacturing, utility, and telecommunications systems at its critical facilities. During phase two of its program, the Company remediated any material noncompliant systems or non-information technology systems identified during phase one. The Company has upgraded or replaced its material noncompliant information technology systems. In many cases, such upgrades or replacements were made in the ordinary course of business, without accelerating previously scheduled upgrades or replacements. There can be no assurance that the Company has identified all of the year 2000 problems with its critical information technology systems and facilities.

       The Company has also tested and evaluated the year 2000 readiness of the material products that it currently manufactures and sells. The Company believes that all such material products are year 2000 compliant or not date sensitive. However, as many of the Company's products are complex, interact with or incorporate third-party products, and operate on computer systems that are not under the Company's control, there can be no assurance that the Company has identified all of the year 2000 problems with its current products. Certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant nor capable of being upgraded to make them year 2000 compliant. The Company has made upgrades and/or has potential solutions for all currently supplied products available to customers or dealers.

       The Company has assessed the year 2000 readiness of key suppliers and vendors that are believed to be significant to the Company's business operations. As part of this effort, the Company developed and distributed questionnaires relating to year 2000 compliance to its significant suppliers and vendors. No significant supplier or vendor has indicated that it believes its business operations will be materially disrupted by the year 2000 issue.

CONTINGENCY PLAN

       The Company has developed a contingency plan that will allow its primary business operations to continue despite disruptions due to year 2000 problems. The plan identifies and secures alternate suppliers. As the Company continues to evaluate the year 2000 readiness of its business systems and facilities, products, and significant suppliers and vendors, it will modify and adjust its contingency plan as may be required.

ESTIMATED COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES

       To date, costs incurred in connection with the year 2000 issue have not been material. Year 2000 costs relating to products and facilities were funded from working capital. All internal costs and related external costs, other than capital additions, related to year 2000 remediation have been expensed as incurred. The Company does not track internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information systems group.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



YEAR 2000

REASONABLY LIKELY WORST CASE SCENARIO

       At this point in time, the Company is not able to determine the most reasonably likely worst case scenario to result from the year 2000 issue. One possible worst case scenario would be that certain of the Company's material suppliers or vendors experience business disruptions due to the year 2000 issue and are unable to provide materials and services to the Company on time. The Company's operations could be delayed or temporarily shut down, and it could be unable to meet its obligations to customers in a timely fashion. The Company's business, operations, and financial condition could be adversely affected in amounts that cannot be reasonably estimated at this time. If the Company believes that any of its key suppliers or vendors may not be year 2000 compliant, it will seek to identify and secure other suppliers or vendors as part of its contingency plan.

RISKS OF THE COMPANY'S YEAR 2000 ISSUES

       While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third-party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. As discussed above, if any of the Company's material suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue, and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a material adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

       In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important risk factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 2000 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

       NEED FOR CONTINUED PRODUCT DEVELOPMENT; NO ASSURANCE OF COMMERCIALIZATION OF PRODUCTS UNDER DEVELOPMENT. Many of the industries the Company competes in are subject to rapid and significant technological change and evolving industry standards necessitating ongoing product development. The development and commercialization of new technologies and the introduction of new products and services can render existing products and services obsolete or unmarketable. There can be no assurance that the Company will be successful in selecting, developing, manufacturing, and marketing new products or enhancing its existing products or that developments by other companies will not render its existing products or technologies obsolete or noncompetitive.

       A number of the Company's potential products are currently under development. There are a number of technological challenges that the Company must successfully address to complete any of its development efforts on these products. Some of these products will require significant additional research and development, as well as successful efforts to commercialize such products. There can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future by the Company, will be technologically feasible or accepted by the marketplace, or that any such development will be completed in any particular time frame.

       The Company has developed several of its core technologies in connection with government-sponsored research and development. The Company is seeking government funding for further applications of these core technologies, but there can be no assurance that such funding can be obtained on favorable terms, if at all. In addition, the Company does not expect that government funding will be sufficient to complete the development of the Company's proposed commercial products based on these core technologies.

       DIFFICULTY IN RETAINING QUALIFIED MANAGEMENT AND PERSONNEL. ThermoLase has had difficulty in retaining management, technical, marketing, and sales personnel, due in part to the relocation of ThermoLase headquarters to Carrollton, Texas. ThermoLase's future success depends in part on whether ThermoLase can attract and retain highly qualified management, technical, marketing, and sales personnel. ThermoLase faces significant competition for the services of such personnel. There can be no assurance that ThermoLase will attract and retain personnel with the background and expertise necessary to support the development of ThermoLase's continuing business. The failure to hire and retain such personnel could materially adversely affect the financial position and results of operations of ThermoLase.

       DEPENDENCE ON CAPITAL SPENDING POLICIES. Trex Medical's customers include large institutions such as hospitals and medical research centers. The capital spending policies of these customers can have a significant effect on the demand for Trex Medical's products and the timing of Trex Medical's sales. Such policies are based on a wide variety of factors, including the resources available to make such purchases, the spending priorities assigned to various types of medical equipment or techniques, and policies regarding capital expenditures. Any decrease in capital spending by these customers could have a material adverse effect on Trex Medical's business and results of operations. In addition, sales are dependent in part on completion of construction and upgrade projects undertaken at healthcare facilities in preparation for delivery of Trex Medical's products. A delay in construction could cause a delay in delivery and the timing of sales, which can lead to volatility in Trex Medical's earnings.

       RISKS ASSOCIATED WITH GOVERNMENT CONTRACTS. Funding for the Company's federal contracts is appropriated by Congress annually, and there can be no assurance that the Company's existing contracts will be renewed or that funding for programs under which the Company's contracts are funded will continue at present levels or at all. Decreases in appropriations may result in delay, reduction, or termination of the Company's government contracts. Decreases or uncertainties in appropriations for programs under which the Company's government contracts are funded could have a material adverse effect on the results of operations, financial condition, and business of the Company.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS


The Company's federal government contracts may be terminated, in whole or in part, at the discretion of the government. In addition, the Company's federal government contract costs and fees are subject to adjustment based on audits by the Defense Contract Audit Agency. Furthermore, the Company's eligibility to perform under its federal government contracts requires the Company to maintain adequate security measures. The termination of a federal government contract or the reduction of fees under such a contract could have a material adverse effect on the results of operations, financial condition, and business of the Company.

       The Company sometimes participates in government contracting programs as a subcontractor. The Company's subcontracts are conditioned on the continuation of the prime contract. The Company assumes the risk that the prime contractor will default and that the federal government will terminate the prime contract.

       RISK OF DECREASES IN MILITARY WEAPONS SPENDING. The U.S. government's expenditures on military weapons have decreased over the past decade. Historically, a portion of the Company's revenues have been generated from contracts relating to military weapons, including ballistic missile defense. Further reductions in military weapons spending could have a material adverse effect on the results of operations, financial condition, and business of the Company.

       GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVALS. The Company's products are subject to regulation by the United States Food and Drug Administration (FDA) regulations governing the use and marketing of medical devices and equivalent regulations in foreign countries. The use or sale of certain of the Company's commercial products under development will require approvals by other government agencies, such as the Federal Aviation Administration. Failure to comply with applicable regulatory requirements can result in, among other things, civil and criminal fines, suspensions of approvals, recalls or seizures of products, injunctions, and criminal prosecutions. Obtaining regulatory approvals is a lengthy, expensive, and uncertain process. There can be no assurance that foreign regulatory agencies will grant the necessary clearances or that the process to obtain such clearances will not be excessively expensive or lengthy.

       Most of Trex Medical's products have been classified by the FDA as Class II medical devices and have been eligible for FDA marketing clearance pursuant to the FDA's 510(k) premarket notification process, which is generally shorter than the more involved premarket approval (PMA) process. The 510(k) premarket notification process analyzes whether a product is substantially equivalent to (or as safe and effective as) a device marketed before May 28, 1976, the enactment date of the Medical Device Amendments that govern the marketing of medical devices. Trex Medical believes that most of its currently anticipated future products and substantial modifications to existing products will be eligible for the 510(k) premarket notification process. However, the FDA has not yet classified full-field digital mammography systems such as the one being developed by Trex Medical. In December 1997, Trex Medical submitted a 510(k) application with clinical data for its full-field digital mammography system. In August 1999, Trex Medical received a letter from the FDA notifying Trex Medical that based on the data provided, Trex Medical's full-field digital mammography system was not substantially equivalent to analog, or "film screen," mammography. In September, Trex Medical received a letter from the FDA indicating that the FDA believes that a PMA application, followed by significant post-approval screening trials, may be a more viable option for obtaining clearance to market a full-field digital mammography system. Trex Medical is reevaluating its strategy based on this new information from the FDA. For example, Trex Medical may incorporate the data that formed the basis of its 510(k) submission into a PMA submission. After submission, Trex Medical may implement various design and engineering changes that may require additional preapproval clinical trials. However, there can be no assurance that Trex Medical will be able to provide the FDA with the data it is seeking or that such data will be sufficient to permit the FDA to clear Trex Medical's full-field digital mammography system for marketing. Regardless of whether a 510(k) or a PMA is finally accepted by the FDA, there can be no assurance that the product will ultimately receive FDA marketing clearance or approval. Further, there can be no assurance that the necessary regulatory clearances for any of Trex Medical's other products currently under development or developed in the future will be obtained on a timely basis, if at all.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS


       In addition, full-field digital mammography systems will be subject to alternative quality assurance standards under the Mammography Quality Standards Act. These alternate standards will be submitted by Trex Medical to the FDA for review. Trex Medical can make no prediction as to when the FDA will approve such standards, if at all.

       FDA regulations also require manufacturers of medical devices to adhere to current good manufacturing practices as set forth in the Quality System Regulation (QSR). These include testing, quality control, and documentation procedures. Enforcement of QSRs has increased significantly in the last several years and is generally stricter for facilities where PMA products are manufactured. If Trex Medical or any of its facilities was determined to be in noncompliance, and it was not possible to convince the FDA of the adequacy of compliance, the FDA could impose penalties or other remedies, including a recall or temporary suspension of product shipments or withholding of marketing clearances or approvals until compliance was achieved. These penalties or remedies could have a material adverse effect on Trex Medical's business and results of operations. No assurances can be given that the FDA will not in the future find Trex Medical to be in violation of the QSRs or that equivalent agencies in foreign countries will not in the future find Trex Medical to be in violation of such equivalent regulations.

       Trex Medical's manufacturing facilities are subject to periodic inspection by the FDA. The FDA also imposes various requirements on manufacturers and sellers of products under its jurisdiction, such as labeling, manufacturing practices, record keeping, and reporting. The FDA may also require post-market testing and surveillance programs of drugs or devices to monitor a product's effects. Failure to comply with applicable regulatory requirements can result in, among other things, civil and criminal fines, suspensions of approvals, recalls of products, seizures, injunctions, and/or criminal prosecutions.

       The laser used in the SoftLight hair-removal and skin-resurfacing process must comply with FDA regulations governing the use and marketing of medical devices. ThermoLase's hair-removal system received FDA clearance in April 1995 and its SoftLight Laser Peel skin-resurfacing procedure received FDA clearance in May 1998. In addition, ThermoLase is subject to regulatory requirements in foreign countries where ThermoLase conducts its business or advertises its services and products. Obtaining regulatory approvals is a lengthy, expensive, and an uncertain process. There can be no assurance that foreign regulatory agencies will grant the necessary clearances or that the process to obtain such clearances will not be excessively expensive or lengthy. For example, in 1996, ThermoLase established a joint venture to commercialize the SoftLight laser hair-removal process in Japan and, in 1999, withdrew its application seeking the approval of the Japanese Ministry of Health to commercialize the SoftLight process in Japan.

       Most of CBI's products are classified as cosmetics, which are regulated by the FDA, and are subject to inspection by the FDA. Furthermore, CBI manufactures a few preparations, principally sunscreens and skin-bleaching agents, that are classified as over-the-counter drugs, and CBI has an FDA license for this purpose. This license requires, among other things, that CBI adheres to the FDA's Good Manufacturing Practices procedures for finished pharmaceuticals, and subjects CBI's facility to inspection by the FDA. CBI also markets nutritional supplements that are also subject to FDA regulations.

       The FDA also imposes various requirements on manufacturers and sellers of products under its jurisdiction such as labeling, manufacturing practices, record keeping, and reporting. The FDA may also require post-market testing and surveillance programs of drugs or devices to monitor a product's effects. Failure to comply with applicable regulatory requirements can result in, among other things, civil and criminal fines, suspensions of approvals, recalls of products, seizures, injunctions, and/or criminal prosecutions.

       HEALTHCARE REFORM; UNCERTAINTY OF PATIENT REIMBURSEMENT. The federal government has in the past and may in the future consider, and certain state and local as well as a number of foreign governments are considering or have adopted, healthcare policies intended to curb rising healthcare costs. Such policies include rationing of government-funded reimbursement for healthcare services and imposing price controls upon providers of medical products and services. The Company cannot predict what healthcare reform legislation or regulation, if any, will be enacted in the United States or elsewhere. Significant changes in the healthcare systems in the United States or elsewhere are likely to have a significant impact over time on the manner in which the Company conducts its business. In addition, the federal government regulates reimbursement of fees for certain diagnostic examinations and capital equipment

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS


acquisition costs connected with services to Medicare beneficiaries. Cost containment policies may have the effect of reducing reimbursement for certain procedures, and as a result may inhibit or reduce demand by healthcare providers for products in the markets in which the Company competes. While the Company cannot predict what effect the policies of government entities and other third-party payors will have on future sales of the Company's products, there can be no assurance that such policies would not have an adverse impact on the operations of the Company.

       INTENSE COMPETITION. ThermoLase faces intense competition in the market for personal-care products and services. Competition limits the prices ThermoLase is able to charge for its products.

       Trex Medical encounters and expects to continue to encounter intense competition. Trex Medical believes that its products compete on the basis of product features, product performance and reputation, price, and service. Trex Medical's competitors include large multinational corporations and their operating units, including GE Medical Systems, the Philips Medical Systems subsidiary of Philips N.V., Siemens AG, Toshiba, Shimadzu Corporation, Picker International, Inc., and United States Surgical Corporation. These companies and certain of Trex Medical's other competitors have substantially greater financial, marketing, and other resources than Trex Medical. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than Trex Medical. In addition, Trex Medical competes outside the U.S. with Planmeca OY, Sirona Dental Systems, and the Soredex division of Orion Corporation. In the U.S., the Dental Imaging segment's competitors include Schick Technologies, Inc., Dexis, the Gendex and New Image divisions of DENTSPLY International, Inc., Sygnus Imaging, and the Dent-X subsidiary of AFP Imaging Corporation.

       Trex Communications is engaged in segments of the telecommunications industry that are extremely competitive. Its EMP and LNR units serve the infrastructure segment of the global space industry by providing satellite ground stations and related components. They compete with a number of companies that have greater financial, technical, marketing, and other resources than Trex Communications. EMP's major competitors include Datron/Transco Inc. and the Communications and Tracking Systems division of Scientific Atlanta Inc. LNR's primary competitors include SSE Telecom, Inc., Advent Communications Limited, Wahlberg-Selin AB, Miteq, Inc., Comtech Telecommunications Corporation, and RSI Anghel Laboratories, a subsidiary of TBG Industries, Inc. EMP and LNR both compete primarily on the basis of product features, product performance, and price.

       INTELLECTUAL PROPERTY RIGHTS, UNCERTAINTIES, AND LITIGATION. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through development and the regulatory approval process to the marketplace. Proprietary rights relating to the Company's products will be protected from unauthorized use by third parties only to the extent that they are covered by enforceable patents or are maintained in confidence as trade secrets. Certain technology that may be used in the Company's products is not covered by any patent or patent application and, therefore, may be the subject of ownership disputes. The Company generally relies on trade secrecy agreements to protect such technology, but there can be no assurance that such agreements will provide meaningful protection or that others will not independently develop substantially equivalent technology. There can be no assurance that patent applications covering the Company's products will be successfully filed or that patents will ultimately issue. Further, even if patents are issued, the protection afforded by such patents and the Company's existing patents will depend upon their scope and validity. In addition, there can be no assurance that the Company's patents will not be challenged. There may be patents or other intellectual property rights owned by others, which if infringed by the Company would permit the owner to prevent the Company from making, selling, or using the affected product or process and to be entitled to damages for past infringement. ThermoLase has from time to time received allegations that the SoftLight process infringes the intellectual property rights of others, and may receive similar allegations in the future. Protection and defense of intellectual property rights may involve the commitment of large amounts of time and financial resources. Furthermore, the government retains a non-exclusive, royalty-free license to use technology developed under government contracts, for government purposes. If the Company decides not to pursue further development of government-sponsored technology, the government could, in certain circumstances, transfer that technology to a third party.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS


       In April 1992, Fischer Imaging Corporation commenced a lawsuit in the United States District Court, District of Colorado, against Trex Medical's Lorad division, alleging that Lorad's prone breast-biopsy system infringes a Fischer patent on a precision mammographic needle-biopsy system. In April 1998, Fischer filed a second lawsuit in the same court against Lorad, alleging that its manufacture of breast-imaging equipment and breast-biopsy systems incorporating a digital-imaging system, which includes Lorad's prone breast-biopsy system, infringes a second Fischer patent on a motorized mammographic biopsy apparatus, which was issued April 7, 1998. Each of these suits requests a permanent injunction, treble damages, and attorneys' fees and expenses. These two lawsuits have been consolidated into a single lawsuit. If Trex Medical is unsuccessful in defending this lawsuit, it may be enjoined from manufacturing and selling its Trex Universal Breast Biopsy System (formerly called the StereoGuide) without a license from Fischer. No assurance can be given that Trex Medical will be able to obtain such a license, if required, on commercially reasonable terms, if at all. In addition, Trex Medical may be subject to damages for past infringement. No assurance can be given as to whether Trex Medical will be subject to such damages or the amount of damages that Trex Medical may be required to pay.

       On October 20, 1998, a former employee of Trex Medical filed a lawsuit against the Company and Trex Medical alleging theft of trade secrets related to the high-transmission cellular (HTC)(TM) grid, a component for some of Trex Medical's mammography systems.

       Trex Medical's Trophy division is party to a lawsuit in the United States District Court for the Eastern District of New York against Schick Technologies, Inc., alleging infringement of a Trophy patent relating to dental X-ray apparatus. Schick has filed a counterclaim against Trophy alleging infringement of a Schick patent that also relates to dental X-ray apparatus. Each of the parties is seeking a declaration that the opposing party's patent is invalid, a permanent injunction, treble damages, and attorneys' fees and expenses.

       The unfavorable outcome of any one or more of the above described matters could have a material adverse effect on the Company's business, results of operations, and financial position. The Company's competitors and other parties hold other various patents and patent applications in the fields in which the Company operates. There can be no assurance that the Company will not be found to have infringed third-party patents and, in the event of such infringement, the Company may be required to alter its products or processes, pay licensing fees, or cease making and selling any infringing products and pay damages for past infringement.

       OPERATING LOSSES AT THERMOLASE. ThermoLase incurred losses of $93.3 million, $41.2 million, $12.4 million, $1.4 million, and $1.7 million in fiscal 1999, 1998, 1997, 1996, and 1995, respectively. There can be no assurance that ThermoLase will achieve profitable operations in any future period.

       POTENTIAL FOR CUSTOMER CLAIMS; PRODUCT LIABILITY. ThermoLase has received complaints from several of its physician licensees, joint venture partners, and consumers stating that the SoftLight hair-removal process has not met their expectations. Some of these parties have filed lawsuits with respect to such complaints. ThermoLase may receive similar allegations and/or become subject to similar lawsuits in the future. There can be no assurance that additional litigation relating to such claims will not be brought against ThermoLase, or that ThermoLase would prevail in any or all such cases, if brought. Neither the Company nor ThermoLase has insurance coverage for such claims. In addition, the laser hair-removal and skin-resurfacing market involves the treatment of persons who could be harmed by or have an adverse reaction to the SoftLight laser resulting in liability claims against ThermoLase. Such claims could result in damages against ThermoLase and negative publicity. ThermoLase currently carries general liability, product liability, and other insurance coverage. There can be no assurance that such coverage will be adequate to cover all losses arising from such claims or that in the future such insurance will be available to ThermoLase at reasonable cost or at all.

       Trex Medical's business exposes it to potential product liability claims, which are inherent in the manufacturing, marketing, and sale of medical devices, and as such Trex Medical may face substantial liability to patients for damages resulting from the faulty design or manufacture of products. Trex Medical currently maintains product liability insurance, but there can be no assurance that this insurance will provide sufficient coverage in the event of a claim, that Trex Medical will be able to maintain such coverage on acceptable terms, if at all, or that a product-liability claim would not materially adversely affect the business or financial condition of Trex Medical.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS


       RISKS ASSOCIATED WITH ACQUISITION STRATEGY. The Company's strategy has included the acquisition of businesses that complement or augment the Company's existing products and services. There can be no assurance that the Company will be able to successfully integrate any acquired businesses.

       POTENTIAL IMPACT OF YEAR 2000 ON PROCESSING OF DATE-SENSITIVE INFORMATION. While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third-party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. As discussed above, if any of the Company's material suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue, and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a material adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.

       RISKS ASSOCIATED WITH CASH MANAGEMENT ARRANGEMENT WITH THERMO ELECTRON. The Company participates in a cash management arrangement with Thermo Electron. Under this cash management arrangement, the Company lends its excess cash to Thermo Electron on an unsecured basis. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents and/or immediately available bank lines of credit equal to at least 50% of all funds invested under the cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The funds are held on an unsecured basis and therefore are subject to the credit risk of Thermo Electron. The Company's ability to receive its cash upon notice of withdrawal could be adversely affected if participants in the cash management arrangement demand withdrawal of their funds in an aggregate amount in excess of the 50% reserve required to be maintained by Thermo Electron. In the event of a bankruptcy of Thermo Electron, the Company would be treated as an unsecured creditor and its right to receive funds from the bankruptcy estate would be subordinated to secured creditors and would be treated on a pari passu basis with all other unsecured creditors. Further, all cash withdrawn by the Company from the cash management arrangement within one year before the bankruptcy would be subject to rescission. The inability of Thermo Electron to return the Company's cash on a timely basis or at all could have a material adverse effect on the Company's results of operations and financial position.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                         SELECTED FINANCIAL INFORMATION

                                                                                                                          Nine
                                                                                                                        Months
                                                                           Year Ended                                  Ended (e)
                                              -----------------------------------------------------------------------------------
                                                  Oct. 2,       Oct. 3,      Sept. 27,     Sept. 28,      Sept. 30,    Sept. 30,
(In thousands except per share amounts)         1999 (a)       1998 (b)      1997 (c)       1996 (d)           1995         1995
--------------------------------------------- ------------ -------------- ------------- -------------- ------------- ------------
                                                                                                   (Unaudited)
STATEMENT OF OPERATIONS DATA
Revenues                                      $   346,147   $   341,858    $   282,121   $   182,029    $   111,610   $    86,531
Income (Loss) Before Provision for
 Income  Taxes, Minority Interest, and
 Extraordinary Item                              (142,421)       16,591         10,618        48,292         38,895        37,891
Net Income (Loss)                                (123,828)       (2,613)         8,441        42,575         36,658        36,341
Earnings (Loss) per Share:
 Basic                                             (6.24)         (.14)            .44          2.23           2.66          1.92
 Diluted                                           (6.24)         (.14)            .43          2.16           2.60          1.87

BALANCE SHEET DATA
Working Capital                               $   192,463   $   261,677    $   202,276   $   127,863                  $   103,297
Total Assets                                      483,355       595,706        450,117       320,222                      230,781
Long-term Obligations                             204,170       204,645        115,000             -                            -
Common Stock of Subsidiary Subject to
 Redemption                                        40,500        40,500         40,500             -                            -
Shareholders' Investment                           57,457       149,587        176,135       205,079                      162,388

(a) Reflects restructuring and related costs of $100.2 million and the November 1998 acquisition of LNR.

(b) Reflects the April 1998 acquisition of Trophy, issuance of stock by subsidiaries, which resulted in nontaxable gains of $23.8 million; reflects restructuring costs of $10.2 million; and $5.9 million for the establishment of a tax valuation allowance. Also reflects the Company's issuance of $124.5 million principal amount of 3 1/4% subordinated convertible debentures and an extraordinary gain of $3.0 million, net of taxes.

(c) Reflects the July 1997 acquisition of CCS and the issuance of stock by a subsidiary, which resulted in nontaxable gains of $7.9 million. Also reflects the issuance by ThermoLase of $115.0 million principal amount of 4 3/8% subordinated convertible debentures, the issuance of an $11.0 million promissory note to Thermo Electron, and the reclassification of $40.5 million to "Common stock of subsidiary subject to redemption" from "Shareholders' investment" and "Minority interest" due to ThermoLase's stock exchange transaction.

(d) Reflects the May 1996 and September 1996 acquisitions of XRE and Continental, respectively, and the issuance of stock by subsidiaries, which resulted in nontaxable gains of $39.1 million.

(e) In September 1995, the Company changed its fiscal year end from the Saturday nearest December 31 to the Saturday nearest September 30. Accordingly, the Company's 39-week transition period ended September 30, 1995, is presented.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                         SELECTED FINANCIAL INFORMATION

COMMON STOCK MARKET INFORMATION

       The Company's common stock is traded on the American Stock Exchange under the symbol TKN. The following table sets forth the high and low sales prices of the Company's common stock for fiscal 1999 and 1998, as reported in the consolidated transaction reporting system.

                                              FISCAL 1999                FISCAL 1998
                                     ---------------------------- -------------------------
Quarter                                      High           Low           High         Low
------------------------------------ ------------- -------------- ------------- -----------
First                                $13 7/8        $  8 1/8        $28 1/8      $21 3/4
Second                                 8 13/16         5 5/16        23 1/4       17
Third                                  8 11/16         5 1/4         21 7/8       17 1/8
Fourth                                 9               6 1/4         18 15/16     12 1/2


       As of October 29, 1999, the Company had 441 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on October 29, 1999, was $7 1/16 per share.

       Common stock of the Company's majority-owned public subsidiaries is traded on the American Stock Exchange: ThermoLase Corporation (TLZ) and Trex Medical Corporation (TXM).

DIVIDEND POLICY

       The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.

                                                                      APPENDIX D

        AMENDMENT NO. 1 ON FORM 10-K/A TO ANNUAL REPORT ON FORM 10-K OF THERMOTREX CORPORATION FOR THE FISCAL YEAR ENDED OCTOBER 2, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

              ----------------------------------------------------

                   AMENDMENT NO. 1 ON FORM 10-K/A TO FORM 10-K

(mark one)

[ X ] Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange
      Act of 1934 for the fiscal year ended October 2, 1999.

[   ] Transition Report Pursuant to Section 13 or 15(d) of the Securities
      Exchange Act of 1934.

                         Commission file number 1-10791

                             THERMOTREX CORPORATION
             (Exact name of Registrant as specified in its charter)

Delaware                                                              52-1711436
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

10455 Pacific Center Count
San Diego, California                                                 92121-4339
(Address of principal executive offices)                              (Zip Code)

       Registrant's telephone number, including area code: (781) 622-1000

           Securities registered pursuant to Section 12(b) of the Act:

      Title of each class             Name of exchange on which registered
--------------------------------      ------------------------------------
   Common Stock, $.10 par value             American Stock Exchange
 3 1/4% Subordinated Convertible
       Debentures due 2007                  American Stock Exchange

           Securities registered pursuant to Section 12(g) of the Act:
                                      None

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to the filing requirements for at least the past 90 days. Yes [ X ] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference into Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the voting stock held by nonaffiliates of the Registrant as of October 29, 1999, was approximately $30,579,000.

As of October 29, 1999, the Registrant had 22,370,012 shares of Common Stock outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Registrant's Annual Report to Shareholders for the fiscal year ended October 2, 1999, are incorporated by reference into Parts I and II.

                                                                     FORM 10-K/A

                                     PART IV

Item 14.   Exhibits, Financial Statement Schedules, and Reports on Form 8-K


(c)        Exhibits
           --------

               13   Annual Report to Shareholders for the fiscal year ended
                    October 2, 1999 (only those portions incorporated herein by reference).

               23   Consent of Arthur Andersen LLP.

               27   Restated Financial Data Schedule for the fiscal year ended
                    October 2, 1999.

               27.1 Restated Financial Data Schedule for the fiscal year ended
                    October 3, 1998.

               27.2 Restated Financial Data Schedule for the fiscal year ended
                    September 27, 1997.

                    Attached is Exhibit 13 of the Registrant's Form 10-K for the year ended October 2, 1999. The Registrant's financial statements have been restated to reflect a decision by the Registrant's parent company, Thermo Electron Corporation, to sell the Registrant's Trex Medical Corporation subsidiary, which has been classified as discontinued operations. This amended information replaces the corresponding information filed originally in the Exhibit 13 to Form 10-K.

                                                                     FORM 10-K/A

                             THERMOTREX CORPORATION

                                   SIGNATURES

       Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 on Form 10-K/A to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  May 9, 2000

                                THERMOTREX CORPORATION



                                By:  /s/ Theo Melas-Kyriazi
                                     -------------------------------------------
                                     Theo Melas-Kyriazi
                                     Vice President and Chief Financial Officer
                                     Principal Financial and Accounting Officer)

                                                                      Exhibit 13




                             ThermoTrex Corporation

                        Consolidated Financial Statements

                                Fiscal Year 1999

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                                  Year Ended
                                                                               -------------------------------------------------
                                                                                October 2,         October 3,    September 27,
(In thousands except per share amounts)                                               1999               1998             1997
------------------------------------------------------------------------ ------------------ ------------------ -----------------
REVENUES (Notes 7 and 13)
 Product revenues                                                              $    65,759        $    30,248        $    19,725
 Contract revenues                                                                  22,423             24,219             17,788
 Service revenues                                                                   19,815             23,329             26,704
                                                                               -----------         ----------         ----------
                                                                                   107,997             77,796             64,217
                                                                               -----------         ----------         ----------
Costs and Operating Expenses:
 Cost of product revenues (Note 8)                                                  47,054             15,909              9,710
 Cost of contract revenues                                                          19,705             19,598             13,960
 Cost of service revenues                                                           26,893             25,030             24,620
 Selling, general, and administrative expenses (Notes 7 and 8)                      34,074             36,022             29,421
 Research and development expenses                                                   7,311              7,409              7,362
 Restructuring and nonrecurring costs (Notes 3 and 8)                               66,730             10,155              1,400
                                                                               -----------         ----------         ----------
                                                                                   201,767            114,123             86,473
                                                                               -----------         ----------         ----------
Operating Loss                                                                     (93,770)           (36,327)           (22,256)
Interest Income                                                                      5,237             10,352              2,857
Interest Expense (includes $604, $511, and $197 to parent company;
 Note 7)                                                                            (8,449)            (9,479)              (835)
Gain on Issuance of Stock by Subsidiary (Note 11)                                        -                  -              5,929
Equity in Loss of Joint Ventures (Note 3)                                             (200)            (1,203)              (700)
Other Expense (Note 8)                                                              (5,666)                 -                  -
                                                                               -----------         ----------         ----------
Loss from Continuing Operations Before Income Taxes, Minority
 Interest, and Extraordinary Item                                                 (102,848)           (36,657)           (15,005)
Income Tax (Provision) Benefit (Note 6)                                             (1,474)            (5,610)             6,596
Minority Interest (Expense) Income                                                     (90)               278              3,915
                                                                               -----------         ----------         ----------
Loss from Continuing Operations Before Extraordinary Item                         (104,412)           (41,989)            (4,494)
Income (Loss) from Discontinued Operations (net of income tax
 (provision) benefit of $11,978, $(11,636), and $(12,790); Note 18)                (19,416)            36,367             12,935
                                                                               -----------         ----------         ----------
Income (Loss) Before Extraordinary Item                                           (123,828)            (5,622)             8,441
Extraordinary Item, Net of Income Taxes of $1,692 (Note 9)                               -              3,009                  -
                                                                               -----------         ----------         ----------
NET INCOME (LOSS)                                                              $  (123,828)        $   (2,613)        $    8,441
                                                                               ===========         ==========         ==========

BASIC AND DILUTED LOSS PER SHARE FROM CONTINUING OPERATIONS                    $     (5.26)        $    (2.24)        $     (.23)
                                                                               ===========         ==========         ==========
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (Note 15)                          $     (6.24)        $     (.14)        $      .44
                                                                               ===========         ==========         ==========
BASIC AND DILUTED WEIGHTED AVERAGE SHARES (Note 15)                                 19,851             18,704             19,210
                                                                               ===========         ==========         ==========



The accompanying notes are an integral part of these consolidated financial statements.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                           CONSOLIDATED BALANCE SHEET


                                                                                                     October 2,       October 3,
(In thousands)                                                                                             1999             1998
----------------------------------------------------------------------------------------------- ---------------- ----------------
ASSETS
Current Assets:
 Cash and cash equivalents (includes $112,480 under repurchase agreement with
    parent company in fiscal 1998)                                                                   $   11,483       $  114,398
 Advance to affiliate                                                                                    30,199                -
 Available-for-sale investments, at quoted market value (amortized cost
    of $64,169 and $8,086; Note 2)                                                                       64,174            8,076
 Accounts receivable, less allowances of $2,444 and $1,004 (Note 8)                                      15,181           14,744
 Unbilled contract costs and fees                                                                        14,606            5,833
 Inventories (Note 8)                                                                                    12,363            9,955
 Deferred tax asset                                                                                       4,310            7,509
 Prepaid expenses and other assets                                                                        6,059            2,736
 Net assets of discontinued operations (Note 18)                                                         65,349          121,644
                                                                                                     ----------       ----------
                                                                                                        223,724          284,895
                                                                                                     ----------       ----------
Property, Plant, and Equipment, at Cost, Net (Note 8)                                                    14,759           41,412
                                                                                                     ----------       ----------
Other Assets                                                                                             10,703           14,929
                                                                                                     ----------       ----------
Cost in Excess of Net Assets of Acquired Companies (Notes 3 and 8)                                       28,233           33,593
                                                                                                     ----------       ----------
Long-term Net Assets of Discontinued Operations (Note 18)                                                92,159           62,300
                                                                                                     ----------       ----------
                                                                                                     $  369,578       $  437,129
                                                                                                     ==========       ==========

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS


                                                                                                     October 2,       October 3,

(In thousands except share amounts)                                                                        1999             1998
----------------------------------------------------------------------------------------------- ---------------- ----------------
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
 Current maturities of long-term obligations (Note 9)                                                $    1,448       $        -
 Accounts payable                                                                                         7,011            7,062
 Accrued payroll and employee benefits                                                                    4,294            3,541
 Accrued warranty costs                                                                                     285            2,350
 Accrued restructuring costs (Note 8)                                                                    19,013            5,153
 Payable for acquired company                                                                             5,000                -
 Other accrued expenses (Notes 3 and 8)                                                                  17,047            9,266
 Due to parent company and affiliated companies                                                             763            4,438
                                                                                                     ----------       ----------

                                                                                                         54,861           31,810
                                                                                                     ----------       ----------

Deferred Income Taxes                                                                                     2,096            5,983
                                                                                                     ----------       ----------

Deferred Lease Liability                                                                                    233            1,172
                                                                                                     ----------       ----------
Long-term Obligations:

 Subordinated convertible debentures (includes $18,225 and $14,500 of
    related-party debt; Note 9)                                                                         203,948          203,948
 Other                                                                                                       45               66
                                                                                                     ----------       ----------

                                                                                                        203,993          204,014
                                                                                                     ----------       ----------

Common Stock of Subsidiary Subject to Redemption (Note 1)                                                40,500           40,500
                                                                                                     ----------       ----------

Minority Interest                                                                                         8,337            6,127
                                                                                                     ----------       ----------
Commitments and Contingencies (Notes 3, 7, 8, and 10)

Shareholders' Investment (Notes 4 and 5):
 Common stock, $.01 par value, 50,000,000 shares authorized; 23,302,518 and
    19,590,446 shares issued                                                                                233              196
 Capital in excess of par value                                                                         109,043           73,293
 Retained earnings (accumulated deficit)                                                                (28,844)          94,984
 Treasury stock at cost, 933,421 and 929,100 shares                                                     (20,877)         (20,944)
 Accumulated other comprehensive items (Note 14)                                                              3               (6)
                                                                                                     ----------       ----------

                                                                                                         59,558          147,523
                                                                                                     ----------       ----------
                                                                                                     $  369,578       $  437,129
                                                                                                     ==========       ==========



The accompanying notes are an integral part of these consolidated financial statements.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                                  Year Ended
                                                                                ------------------------------------------------
                                                                                October 2,         October 3,     September 27,
(In thousands)                                                                      1999               1998              1997
------------------------------------------------------------------------ ------------------ ------------------ -----------------
OPERATING ACTIVITIES
 Net income (loss)                                                             $  (123,828)       $    (2,613)       $     8,441
 Adjustments to reconcile net loss to loss from continuing
    operations:
      (Income) loss from discontinued operations (Note 18)                          19,416            (36,367)           (12,935)
                                                                               -----------        -----------        -----------
 Loss from continuing operations                                                  (104,412)           (38,980)            (4,494)
 Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
      Depreciation and amortization                                                  8,278              7,790              4,672
      Provision for losses on accounts receivable (Note 8)                           1,900                273                 81
      Gain on issuance of stock by subsidiaries (Note 11)                                -                  -             (5,929)
      Gain on repurchase of subordinated convertible debentures
        (Note 9)                                                                         -             (4,701)                 -
      Minority interest expense (income)                                                90               (278)            (3,915)
      Increase (decrease) in deferred income taxes                                  (3,887)             9,647             (4,308)
      Noncash restructuring costs (Note 8)                                          43,906              4,193                  -
      Equity in loss of joint ventures (Note 3)                                        200              1,203                700
      Other noncash items (Note 8)                                                   8,257                930              2,505
      Changes in current accounts, excluding the effects of acquisitions and disposition:
          Accounts receivable                                                          613               (319)            (3,803)
          Inventories and unbilled contract costs and fees                          (4,245)            (4,827)              (982)
          Other current assets                                                       2,610               (651)            (4,400)
          Accounts payable                                                             143             (3,558)               329
          Other current liabilities (Note 8)                                        11,996              9,217              7,310
                                                                               -----------        -----------        -----------
            Net cash used in continuing operations                                 (34,551)           (20,061)           (12,234)
            Net cash provided by (used in) discontinued
               operations                                                            4,325            (17,989)            (1,838)
                                                                               -----------        -----------        -----------
            Net cash used in operating activities                              $   (30,226)       $   (38,050)       $   (14,072)
                                                                               -----------        -----------        -----------

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS


                                                                                                   Year Ended
                                                                              --------------------------------------------------
                                                                                October 2,         October 3,      September 27,
(In thousands)                                                                        1999               1998               1997
------------------------------------------------------------------------ ------------------ ------------------ ------------------
INVESTING ACTIVITIES
 Acquisitions, net of cash acquired (Note 3)                                   $   (18,759)       $    (7,207)       $   (10,712)
 Advances to affiliate, net                                                        (30,199)                 -                  -
 Purchases of available-for-sale investments                                       (65,000)            (4,000)           (10,400)
 Proceeds from sale and maturities of available-for-sale
    investments                                                                      8,000             13,400             44,000
 Purchases of property, plant, and equipment                                       (10,559)            (6,108)           (21,427)
 Advances under notes receivable to related parties (Note 7)                             -             (4,667)                 -
 Reduction (investment) in other assets                                                907               (675)            (1,200)
 Other                                                                               1,638               (827)               595
                                                                               -----------        -----------        -----------
            Net cash provided by (used in) continuing
               operations                                                         (113,972)           (10,084)               856
            Net cash used in discontinued operations                               (12,535)           (39,340)            (6,021)
                                                                               -----------        -----------        -----------
            Net cash used in investing activities                                 (126,507)           (49,424)            (5,165)
                                                                               -----------        -----------        -----------
FINANCING ACTIVITIES
 Net proceeds from issuance of subordinated convertible debentures
    (Note 9)                                                                             -            121,814            112,551
 Purchase of subordinated convertible debentures (Note 9)                                -            (30,486)                 -
 Net proceeds from issuance of Company and subsidiaries' common stock
    and sale of subsidiary put options (Note 11)                                    41,884              3,773             12,229
 Net proceeds from subsidiary stock exchange offer (Note 11)                             -                  -                502
 Purchases of Company and subsidiaries common stock                                 (1,465)           (38,966)           (26,072)
 Proceeds from issuance of notes payable to parent company                               -                  -             11,000
 Repayment of notes payable to parent company                                            -            (11,000)            (2,000)
 Repayment of note receivable from related party                                     1,300                  -                  -
 Payment of withholding taxes related to stock option exercises                        (25)            (3,342)            (1,334)
 Other                                                                                  82                  -                  -
                                                                               -----------        -----------        -----------

            Net cash provided by continuing operations                              41,776             41,793            106,876
            Net cash provided by (used in) discontinued
               operations                                                          (22,717)            67,684              4,141
                                                                               -----------        -----------        -----------

            Net cash provided by financing activities                               19,059            109,477            111,017
                                                                               -----------        -----------        -----------

Exchange Rate Effect on Cash                                                           125               (616)                 -
                                                                               -----------        -----------        -----------
Increase (Decrease) in Cash and Cash Equivalents                                  (137,549)            21,387             91,780
Cash and Cash Equivalents at Beginning of Year                                     157,107            135,720             43,940
                                                                               -----------        -----------        -----------

                                                                                    19,558            157,107            135,720
Cash and Cash Equivalents of Discontinued Operations at End of
 Period                                                                             (8,075)           (42,709)           (36,490)
                                                                               -----------        -----------        -----------
Cash and Cash Equivalents at End of Year                                       $    11,483        $   114,398        $    99,230
                                                                               ===========        ===========        ===========

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS


                                                                                                   Year Ended
                                                                               --------------------------------------------------
                                                                                October 2,         October 3,      September 27,
(In thousands)                                                                        1999               1998               1997
------------------------------------------------------------------------ ------------------ ------------------ ------------------
CASH PAID FOR
 Interest                                                                      $     8,114        $     7,919        $        15
 Income taxes                                                                  $         -        $         -        $         -

NONCASH ACTIVITIES
 Fair value of assets of acquired companies                                    $    35,877        $    22,687        $    14,677
 Cash paid for acquired companies                                                  (27,273)            (7,548)           (11,150)
 Amount payable for acquired company                                                (5,358)                 -                  -
 Issuance of subsidiaries' common stock for acquired companies                           -            (11,175)                 -
                                                                               -----------        -----------        -----------

    Liabilities assumed of acquired companies                                  $     3,246        $     3,964        $     3,527
                                                                               ===========        ===========         ===========
 Exchange of subsidiary common stock for common stock of
    subsidiary subject to redemption (Note 1)                                  $         -        $         -        $    40,500
                                                                               ===========        ===========         ===========




The accompanying notes are an integral part of these consolidated financial statements.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

   CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND SHAREHOLDERS' INVESTMENT


                                                                                                 Year Ended
                                                                               -------------------------------------------------
                                                                               October 2,         October 3,    September 27,
(In thousands)                                                                    1999               1998             1997
----------------------------------------------------------------------- ------------------ ------------------ -----------------
COMPREHENSIVE INCOME
Net Income (Loss)                                                             $  (123,828)       $    (2,613)       $     8,441
                                                                              -----------        -----------        -----------

Other Comprehensive Items (Note 14):
 Unrealized gains on available-for-sale investments                                     9                  7                 34
                                                                              -----------        -----------        -----------

                                                                                        9                  7                 34
 Minority Interest                                                                      -                 (3)               (13)
                                                                              -----------        -----------        -----------

                                                                              $  (123,819)       $    (2,609)       $     8,462
                                                                              ===========        ===========        ===========

SHAREHOLDERS' INVESTMENT
Common Stock, $.01 Par Value:
 Balance at beginning of year                                                 $       196        $       193        $       192
 Net proceeds from issuance of Company common stock (Note 4)                           37                  -                  -
 Issuance of stock under employees' and directors' stock
    plans                                                                               -                  3                  1
                                                                              -----------        -----------        -----------
 Balance at end of year                                                               233                196                193
                                                                              -----------        -----------        -----------
Capital in Excess of Par Value:
 Balance at beginning of year                                                      73,293             78,601            116,753
 Net proceeds from issuance of Company common stock (Note 4)                       41,724                  -                  -
 Activity under employees' and directors' stock plans                                 (72)             1,147               (103)
 Tax benefit related to employees' and directors' stock
    plans                                                                               -                670              3,017
 Effect of majority-owned subsidiaries' equity transactions                        (5,902)            (7,125)           (41,066)
                                                                              -----------        -----------        -----------

 Balance at end of year                                                           109,043             73,293             78,601
                                                                              -----------        -----------        -----------
Retained Earnings (Accumulated Deficit):

 Balance at beginning of year                                                      94,984             97,597             89,156
 Net income (loss)                                                               (123,828)            (2,613)             8,441
                                                                              -----------        -----------        -----------

 Balance at end of year                                                       $   (28,844)       $    94,984        $    97,597
                                                                              -----------        -----------        -----------

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

   CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND SHAREHOLDERS' INVESTMENT
                                  (CONTINUED)


                                                                                                   Year Ended
                                                                                --------------------------------------------------
                                                                                October 2,         October 3,     September 27,
(In thousands)                                                                     1999               1998              1997
------------------------------------------------------------------------ ------------------ ------------------ ------------------
Treasury Stock:
 Balance at beginning of year                                                  $   (20,944)       $      (243)       $      (975)
 Activity under employees' and directors' stock plans                                  128               (537)               732
 Purchases of Company common stock                                                     (61)           (20,164)                 -
                                                                               -----------        -----------        -----------

 Balance at end of year                                                            (20,877)           (20,944)              (243)
                                                                               -----------        -----------        -----------
Accumulated Other Comprehensive Items (Note 14):
 Balance at beginning of year                                                           (6)               (13)               (47)
 Other comprehensive items                                                               9                  7                 34
                                                                               -----------        -----------        -----------

 Balance at end of year                                                                  3                 (6)               (13)
                                                                               -----------        -----------        -----------

                                                                               $    59,558        $   147,523        $   176,135
                                                                               ===========        ===========        ===========





The accompanying notes are an integral part of these consolidated financial statements.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of Operations and Summary of Significant Accounting Policies
--------------------------------------------------------------------------------

NATURE OF OPERATIONS

       ThermoTrex Corporation (the Company) develops and markets personal-care products and services and performs advanced technology research. The Company's 71%-owned ThermoLase Corporation subsidiary developed laser-based hair-removal and skin-resurfacing systems and offered related services to customers through retail spas through June 1999. ThermoLase also manufactures and markets skin-care and bath and body products and markets dietary supplements through its wholly owned Creative Beauty Innovations, Inc. (CBI) subsidiary. During fiscal 1999, ThermoLase began the process of terminating its physician-licensing program, and terminated or renegotiated the terms of its licensing arrangements in various countries following a decision to exit the hair-removal business (Note 8). The Company's 100%-owned Trex Communications Corporation subsidiary manufactures ground-based satellite communication systems, and develops and integrates telemetry systems. In November 1999, the Company purchased all of the outstanding shares of Trex Communications that it did not previously own (Note
18). The Company's 71%-owned Trex Medical Corporation subsidiary designs, manufactures, and markets mammography equipment and minimally invasive digital breast-biopsy systems; general-purpose and specialized medical X-ray equipment, including imaging systems used during interventional vascular and cardiac procedures such as balloon angioplasty; and dental X-ray systems (Note 18). In addition, the Company performs advanced technology research primarily in the areas of avionics, X-ray detection, signal processing, and lasers. The Company has developed its expertise in these core technologies in connection with government-sponsored research and development.

RELATIONSHIP WITH THERMO ELECTRON CORPORATION

       The Company was incorporated in January 1991 as a wholly owned subsidiary of Thermo Electron Corporation. As of October 2, 1999, Thermo Electron owned 17,927,330 shares of the Company's common stock, representing 80% of such stock outstanding.

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company and ThermoLase. Under this plan, the Company and ThermoLase would be merged into Thermo Electron. As a result, the Company and ThermoLase would become wholly owned subsidiaries of Thermo Electron (Note 16). On January 31, 2000, Thermo Electron announced its revised reorganization plan, including a plan to seek a buyer for the Company's Trex Medical Corporation subsidiary (Note 18).

PRINCIPLES OF CONSOLIDATION AND PRESENTATION

       The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries and its publicly held ThermoLase subsidiary. All material intercompany accounts and transactions have been eliminated. The results of operations of the Company's Trex Medical subsidiary, which represents the Medical Products segment, have been classified as discontinued operations as a result of a decision to divest this business. In addition, certain amounts in fiscal 1998 and 1997 have been reclassified to conform to the presentation in the fiscal 1999 financial statements.

       The Company accounts for investments in joint ventures in which it owns between 20% and 50% using the equity method. Under the equity method, the Company records its initial investment in each joint venture at cost, and adjusts the carrying value of the investment to recognize its proportionate share of the joint venture's earnings or losses. In instances where the Company has no obligation to provide additional funding to a joint venture, the Company discontinues applying the equity method when its investment has been reduced to zero.

FISCAL YEAR

       The Company has adopted a fiscal year ending the Saturday nearest September 30. References to fiscal 1999, 1998, and 1997 are for the years ended October 2, 1999, October 3, 1998, and September 27, 1997, respectively. Fiscal 1999 and 1997 each included 52 weeks; 1998 included 53 weeks.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     Nature of Operations and Summary of Significant Accounting Policies
       (continued)
--------------------------------------------------------------------------------

REVENUE RECOGNITION

       The Company generally recognizes product revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment. Prior to ThermoLase's exiting the spa business in June 1999, ThermoLase offered a variety of treatment plans for its spa-based services, which included one-time services and multiple treatment plans that provided varying numbers of treatments or treatment periods. ThermoLase recognized revenue from the one-time treatment plan upon performance of the related service. Revenues from multiple treatment plans were recognized over the anticipated treatment period, which was six months in each period based upon the average service pattern for customers treated. ThermoLase earned an initial technology licensing fee and ongoing royalties from licensing its SoftLight technology to a network of independent physicians. Initial nonrefundable technology licensing fees were recorded as revenue at the time the technology was transferred to the practitioner. Royalties arising from hair-removal and skin-resurfacing procedures performed by these physicians were recognized when such procedures were performed. During fiscal 1998, ThermoLase initiated the process of modifying the terms of its physician-licensing program under which per-procedure royalties were reduced or eliminated and a minimum royalty and/or flat periodic fee was required. Minimum royalties and flat fees were recognized monthly. During fiscal 1999, ThermoLase began to terminate its physician-licensing program and by the end of calendar 1999 will no longer be earning monthly royalties from licensees. ThermoLase earned an initial technology licensing fee and ongoing technology licensing royalties from its international arrangements. Initial nonrefundable technology licensing fees were recorded as revenue at the time the technology was transferred. Ongoing technology licensing royalties were recorded when earned in accordance with contractual terms. The accompanying statement of operations includes international licensing fees of $724,000, $2,760,000, and $4,195,000 in fiscal 1999, 1998, and 1997, respectively.
During fiscal 1999, ThermoLase terminated or renegotiated the terms of its licensing arrangements in various countries (NOTE 8).

       The Company recognizes contract revenues and profits using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $32,022,000, $23,642,000, and $16,174,000 in fiscal 1999, 1998, and 1997, respectively. The percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts are generally cost-plus-fixed-fee, and customers are billed monthly as costs are incurred. Revenues earned on contracts in process in excess of billings are classified as "Unbilled contract costs and fees" in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year.

RESEARCH AND DEVELOPMENT EXPENSES

       Costs classified as research and development expenses in the accompanying statement of operations are costs incurred in connection with internally funded programs, including independent research and development as defined by U.S. government procurement regulations. Included in other cost of revenues in the accompanying statement of operations are research and development costs incurred under U.S. government-funded contracts.

GAIN ON ISSUANCE OF STOCK BY SUBSIDIARY

       At the time a subsidiary sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that subsidiary increases. If at that time the subsidiary is an operating entity and not engaged principally in research and development, the Company records the increase as a gain. See Note 11 for a description of gains recorded.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     Nature of Operations and Summary of Significant Accounting Policies
       (continued)
--------------------------------------------------------------------------------

       If gains have been recognized on the issuance of a subsidiary's stock and shares of the subsidiary are subsequently repurchased either by the subsidiary, the Company, or Thermo Electron, gain recognition does not occur on issuances subsequent to the date of a repurchase until such time as shares have been issued in an amount equivalent to the number of repurchased shares. Such transactions are reflected as equity transactions, and the net effect of these transactions is reflected in the accompanying statement of comprehensive income and shareholders' investment as effect of majority-owned subsidiaries' equity transactions.

STOCK-BASED COMPENSATION PLANS

       The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans (Note 5). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

INCOME TAXES

       The Company was required to file its own federal income tax returns for fiscal 1998 and 1997 because Thermo Electron's equity ownership in the Company was below 80%. Effective in the third quarter of fiscal 1999, Thermo Electron's equity ownership of the Company exceeded 80% as a result of the sale of stock by the Company to Thermo Electron (Note 4). As a result, the Company will be included in Thermo Electron's consolidated tax return as provided for under a tax allocation agreement between the Company and Thermo Electron. This agreement provides that Thermo Electron charges or pays the Company amounts based on the Company's relative contribution to Thermo Electron's tax liability.

       In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return, subject to determination of the need for a valuation allowance for any deferred tax assets (Note 6).

EARNINGS (LOSS) PER SHARE

       Basic earnings (loss) per share has been computed by dividing net income
(loss) by the weighted average number of shares outstanding during the period. Except where the result would be antidilutive, diluted earnings (loss) per share have been computed assuming conversion of the Company's subordinated convertible debentures and the elimination of the related interest expense, and the exercise of stock options and their related income tax effect.

CASH AND CASH EQUIVALENTS

       At fiscal year-end 1998, $112,480,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lent excess cash to Thermo Electron, which Thermo Electron collateralized with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement were readily convertible into cash by the Company. The repurchase agreement earned a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Effective June 1999, the Company adopted a new cash management arrangement with Thermo Electron, described below, that replaces the repurchase agreement. At fiscal year-end 1999 and 1998, the Company's cash and cash equivalents also include cash held in accounts in the United States and foreign countries.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     Nature of Operations and Summary of Significant Accounting Policies
       (continued)
--------------------------------------------------------------------------------

ADVANCE TO AFFILIATE

       Effective June 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate (DCP Rate) plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Amounts invested in this arrangement are included in "advance to affiliate" in the accompanying balance sheet.

       In addition, under this arrangement, amounts may be borrowed from Thermo Electron by the Company or its majority-owned subsidiaries for domestic cash management purposes, and bear interest at the 30-day DCP Rate plus 150 basis points, set at the beginning of each month. Such rate shall be reduced to the DCP Rate plus 50 points to the extent of any funds invested by the Company or its majority-owned subsidiaries in the cash management arrangement. The Company had no borrowings under this arrangement at October 2, 1999.

INVENTORIES

       Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:


(In thousands)                                                                                             1999             1998
----------------------------------------------------------------------------------------------- ---------------- ----------------
Raw Materials and Supplies                                                                            $   7,727        $   4,472
Work in Process                                                                                           3,826            1,939
Finished Goods                                                                                              810            3,544
                                                                                                      ---------        ---------
                                                                                                      $  12,363        $   9,955
                                                                                                      =========        =========


       The Company periodically reviews the quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records as a charge to cost of product revenues any amounts required to reduce the carrying value of inventories to net realizable value.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     Nature of Operations and Summary of Significant Accounting Policies
       (continued)
--------------------------------------------------------------------------------

PROPERTY, PLANT, AND EQUIPMENT

       The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization principally using the straight-line method over the estimated useful lives of the property as follows: buildings, 40 years; machinery and equipment, 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:


(In thousands)                                                                                             1999             1998
----------------------------------------------------------------------------------------------- ---------------- ----------------
Land                                                                                                  $   1,500        $     730
Buildings                                                                                                 1,421            7,494
Machinery and Equipment                                                                                  12,494           26,944
Leasehold Improvements                                                                                    6,685           17,929
                                                                                                      ---------        ---------

                                                                                                         22,100           53,097
Less:  Accumulated Depreciation and Amortization                                                          7,341           11,685
                                                                                                      ---------        ---------

                                                                                                      $  14,759        $  41,412
                                                                                                      =========        =========

OTHER ASSETS

       Other assets includes the long-term portion of a note receivable recorded at its estimated fair value (Note 8). Other assets also includes a cost method investment in a private company that was written down to its estimated realizable value in fiscal 1999 (Note 8), and deferred debt expense, which is amortized over the term of the debt.

COST IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES

       The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over periods of 10 to 40 years. Accumulated amortization was $5,900,000 and $3,667,000 at fiscal year-end 1999 and 1998, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired businesses in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

DEFERRED LEASE LIABILITY

       Deferred lease liability in the accompanying balance sheet represents facilities' rent that is being recognized ratably over the respective lease terms.

COMMON STOCK OF SUBSIDIARY SUBJECT TO REDEMPTION

       On April 2, 1997, ThermoLase completed an exchange offer whereby its shareholders had the opportunity to exchange one share of existing ThermoLase common stock and $3.00 (in cash or ThermoLase common stock) for a new unit consisting of one share of ThermoLase common stock and one redemption right. The redemption right entitles the holder to sell the related share of common stock to ThermoLase for $20.25 during the period from April 3, 2001, through April 30, 2001. The redemption right will expire and become worthless if the closing price of ThermoLase common stock is at least $26.00 for 20 of any 30 consecutive trading days. The redemption rights are guaranteed on a subordinated basis by Thermo Electron. The Company and Thermo Electron are parties to an Amended and Restated Master Guarantee Reimbursement and Loan Agreement whereby the Company would be required to reimburse Thermo Electron for any and all payments made by Thermo Electron under the guarantee. In

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     Nature of Operations and Summary of Significant Accounting Policies
       (continued)
--------------------------------------------------------------------------------

connection with this offer, in April 1997, ThermoLase issued 2,000,000 units in exchange for 2,261,706 shares of its common stock and $502,000 in cash, net of expenses. As a result of these transactions, $40,500,000 was reclassified from "Shareholders' investment" and "Minority interest" to "Common stock of subsidiary subject to redemption," based on the issuance of 2,000,000 redemption rights, each carrying a maximum liability to ThermoLase of $20.25. During fiscal 1999, Thermo Electron purchased 1,620,127 of ThermoLase's units in the open market. In connection with the proposed merger of ThermoLase with Thermo Electron, which was approved by the ThermoLase and Thermo Electron boards of directors in December 1999, the ThermoLase common stock included in the units would be replaced with fractional shares of Thermo Electron common stock (NOTE 16).

USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       As discussed in Note 8, during fiscal 1999, ThermoLase recorded significant restructuring and related costs associated with its hair removal business. These amounts include management's best estimate of the exit costs associated with this business. In addition, the Company recorded a charge related to its planned disposition of its Trex Communications subsidiary. This charge was determined using management's best estimate of the selling price of Trex Communications. It is reasonably possible that the amounts that ThermoLase will ultimately expend and the amount that the Company will realize from the sale of Trex Communications could differ materially in the near term from the amounts estimated in the accompanying financial statements. ThermoLase's estimates will be affected principally by the amount of future sublease income from the leased facilities and the result of any negotiations to settle the lease obligations. The amount that will be realized from the sale of Trex Communications will depend on the terms of any final agreement.

2.     Available-for-sale Investments
--------------------------------------------------------------------------------

       The Company's debt securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment.

       Available-for-sale investments in the accompanying balance sheet represents investments in government-agency securities. The difference between the market value and the cost basis of available-for-sale investments was $5,000 and $10,000 at fiscal year-end 1999 and 1998, respectively, which represent gross unrealized gains of $10,000 and losses of $5,000 in fiscal 1999 and gross unrealized losses of $10,000 in fiscal 1998, on those investments. Available-for-sale investments in the accompanying 1999 balance sheet have contractual maturities of one year or less.

3.     Acquisitions, Disposition, and Joint Ventures
--------------------------------------------------------------------------------

ACQUISITIONS

       In November 1998, Trex Communications acquired LNR Communications, Inc.
(LNR) for $18,759,000 in cash and the right to receive 1,250,000 shares of Trex Communications common stock valued at approximately $5,000,000, net of cash acquired. Of the cash portion of the purchase price, $358,000 had not been paid as of October 2, 1999, and was included in other accrued expenses in the accompanying fiscal 1999 balance sheet. The arrangement with the former owners of LNR permits them to receive shares of Trex Communications or up to $5,000,000 in cash in lieu of the shares following the first anniversary of the acquisition and ending no later than August 2000. Accordingly, the maximum potential obligation of $5,000,000 associated with this arrangement is included in other accrued expenses in the

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.     Acquisitions, Disposition, and Joint Ventures (continued)
--------------------------------------------------------------------------------

accompanying balance sheet. The cost of this acquisition exceeded the fair value of the acquired net assets by $9,629,000, which is being amortized over 15 years. LNR is a manufacturer of electronic subsystems and turnkey earth stations for the satellite communication market. In November 1999, the Company offered to pay to the former shareholders of LNR $3.80 in cash by November 30, 1999 (or $4.00 in cash by April 1, 2000) in lieu of each share of Trex Communications common stock to which such persons are entitled under the agreement by which LNR was acquired. As of December 16, 1999, holders of rights to receive approximately 72% of the 1,250,000 shares of Trex Communications common stock to be issued under the LNR acquisition agreement had agreed to accept the Company's offer to pay them cash in lieu of Trex Communications common stock.

       In June 1998, a wholly owned subsidiary of ThermoLase merged with The Greenhouse Spa, Inc., exchanging 1,000,000 shares of ThermoLase common stock, valued at $7,975,000 at the time of the transaction, and the repayment of $4,180,000 of debt for all of the outstanding stock of The Greenhouse Spa. The Greenhouse Spa operates a luxury destination spa in Arlington, Texas. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $7,686,000, which was being amortized over 40 years. In connection with certain restructuring activities, ThermoLase sold The Greenhouse Spa in June 1999 (Note 8).

       In May 1998, Trex Communications acquired Electro-Magnetic Processes, Inc. (EMP) for 800,000 shares of Trex Communications common stock valued at $3,200,000, $2,500,000 in cash, and the repayment of $675,000 of debt. The cost of this acquisition exceeded the fair value of the acquired net assets by $5,641,000, which is being amortized over 15 years. EMP designs, develops, and manufactures ground-based satellite communication systems and develops and integrates telemetry systems used on military aircraft.

       In July 1997, Trex Communications acquired all of the outstanding common stock of Computer Communications Specialists, Inc. (CCS) for approximately $10,100,000 in cash and repaid approximately $1,000,000 of pre-acquisition liabilities immediately after closing. The cost of this acquisition exceeded the fair value of the acquired net assets by $7,437,000, which is being amortized over 10 years. CCS develops and markets interactive information and voice-response systems, as well as call-automation systems. The acquired assets of CCS included certain technologies for which technological feasibility had not been established at the acquisition date and that had no alternative future use. In connection with the acquisition, Trex Communications wrote off such technology in the amount of $1,400,000, which represents the portion of the purchase price allocated to the fair value of technology in development at the acquired business.

       These acquisitions have been accounted for using the purchase method of accounting, and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired.

       Based on unaudited data, the following table presents selected financial information of the Company and LNR on a pro forma basis, assuming the companies had been combined since the beginning of fiscal 1998. The effect of the acquisitions not included in the pro forma data was not material to the Company's results of operations.


(In thousands except per share amounts)                                                                  1999             1998
----------------------------------------------------------------------------------------------- ---------------- ----------------
Revenues                                                                                            $   110,781      $    97,167
Loss from Continuing Operations Before Extraordinary Item                                              (104,700)         (41,818)
Net Loss                                                                                               (124,116)          (2,442)
Basic and Diluted Loss per Share from Continuing Operations                                              (5.27)            (2.24)
Basic and Diluted Loss per Share                                                                         (6.25)             (.13)


       The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of LNR been made at the beginning of fiscal 1998.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.     Acquisitions, Disposition, and Joint Ventures (continued)
--------------------------------------------------------------------------------

       In connection with these acquisitions, the Company has undertaken restructuring activities at the acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging Issues Task Force Pronouncement (EITF) 95-3, primarily have included reductions in staffing levels and abandoned-facility payments. In connection with these restructuring activities, as part of the cost of the acquisitions, the Company established reserves as detailed below, primarily for severance and excess facilities. In accordance with EITF 95-3, the Company finalizes its restructuring plans no later than one year from the dates of the acquisitions.

       A summary of the changes in accrued acquisition expenses for severance follows:


(In thousands)                                                                                      LNR        Other        Total
----------------------------------------------------------------------------- ------------- ------------ ------------- ----------

BALANCE AT SEPTEMBER 28, 1996                                                                  $      -     $    680      $    680
 Usage                                                                                                -         (378)         (378)
                                                                                               --------     ---------      --------

BALANCE AT SEPTEMBER 27, 1997                                                                         -          302           302
 Reserves established                                                                                 -          100           100
 Usage                                                                                                -         (302)         (302)
                                                                                               --------     ---------     --------

BALANCE AT OCTOBER 3, 1998                                                                            -          100           100
 Reserves established                                                                               879            -           879
 Usage                                                                                             (700)        (100)         (800)
                                                                                               --------     ---------     --------

BALANCE AT OCTOBER 2, 1999                                                                     $    179     $      -      $    179
                                                                                               ========     =========     ========


DISPOSITION

       In June 1999, ThermoLase sold the stock of its destination spa, The Greenhouse Spa, and the assets, subject to certain liabilities, of its domestic day spas to companies in which the former president of its day spa division has a controlling interest. The aggregate sales price of $12.5 million consists of two promissory notes that bear interest at 10% and are due in June 2000, subject to a six-month extension period that is contingent upon, among other conditions, payment of $4.0 million of the outstanding balance on the promissory note relating to the sale of The Greenhouse Spa. Accordingly, in the accompanying fiscal 1999 balance sheet, the $4.0 million current portion of the notes receivable is included in prepaid expenses and other assets, and the balance, which has been recorded at its estimated fair value, is classified as long-term and is included in prepaid income taxes and other assets. ThermoLase recorded a loss in fiscal 1999 of $19.9 million on the sale of the spa business during 1999. Unaudited revenues and operating losses before restructuring costs of the spa business through the date of sale were $9.0 million and $19.3 million, respectively, in fiscal 1999.

JOINT VENTURES

       ThermoLase entered into joint venture arrangements to market its SoftLight system internationally. ThermoLase currently has two joint venture arrangements in which it holds a 46% and 50% stake. Amounts advanced under such arrangements totaled $2,650,000 in fiscal 1998 and $1,144,000 in fiscal 1997. No amounts were advanced in fiscal 1999. As of October 2, 1999, ThermoLase had no material obligation for further funding of such arrangements. The accompanying fiscal 1999, 1998, and 1997 statement of operations includes $200,000, $1,203,000, and $700,000, respectively, of equity in loss of joint ventures, reflecting the Company's share of losses from joint venture operations. During fiscal 1998, ThermoLase liquidated its joint venture relating to the SoftLight system in France and in fiscal 1999 terminated or renegotiated the terms of its remaining joint venture arrangements (Note 8). The costs associated with these actions are included in restructuring and nonrecurring costs in the accompanying statement of operations.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.     Common Stock
--------------------------------------------------------------------------------

SALE OF COMMON STOCK

       In June 1999, the Company sold 3,712,072 of its common stock to Thermo Electron for proceeds of $41,761,000 million. Following this transaction, Thermo Electron owned 80% of the Company's common stock.

RESERVED SHARES

       As of October 2, 1999, the Company had reserved 5,094,635 unissued shares of its common stock for possible issuance under stock-based compensation plans and possible issuance upon conversion of its subordinated convertible debentures.

5.     Employee Benefit Plans
--------------------------------------------------------------------------------

STOCK-BASED COMPENSATION PLANS

STOCK OPTION PLANS

       The Company has stock-based compensation plans for its key employees, directors, and others. Two of these plans permit the grant of nonqualified and incentive stock options. The option recipients and the terms of options granted under these plans are determined by the human resources committee of the Company's Board of Directors (the Board Committee). Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which generally ranges from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, with the exception of options granted in connection with the 1992 acquisition of Lorad, all options have been granted at fair market value. The Company also has a directors' stock option plan, which provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three to seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also be granted options under the stock-based compensation plans of Thermo Electron.

       In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 222,600 shares at a weighted average exercise price of $23.00 per share elected to participate in this exchange and, as a result, received options to purchase 111,300 shares of Company common stock at $11.39 per share, which are included in the fiscal 1999 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.     Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

       A summary of the Company's stock option activity is as follows:


                                                                  1999                    1998                      1997
                                                            -------------------     --------------------   ----------------------
                                                                       Weighted                 Weighted                Weighted
                                                            Number     Average       Number     Average      Number     Average
                                                              of       Exercise        of       Exercise       of       Exercise
(Shares in thousands)                                       Shares       Price       Shares       Price      Shares       Price
------------------------------------------------------- ----------- ------------ ----------- ------------ ---------- ------------
Options Outstanding, Beginning of Year                        984       $ 19.51      1,368       $ 15.93      1,412     $  15.21
 Granted                                                      530          8.71        367         21.35         81        26.83
 Exercised                                                     (6)          .30       (414)         6.91        (77)        5.98
 Forfeited                                                   (267)        23.05       (337)        22.47        (48)       29.43
 Canceled due to exchange                                    (223)        23.00          -             -          -            -
                                                            -----                      ---                    -----
Options Outstanding, End of Year                            1,018       $ 12.31        984       $ 19.51      1,368     $  15.93
                                                            =====       =======        ===       =======      =====     ========

Options Exercisable                                         1,018       $ 12.31        984       $ 19.51      1,368     $  15.93
                                                            =====       =======        ===       =======      =====     ========

Options Available for Grant                                   714                      604                      485
                                                            =====                      ===                    =====


       A summary of the status of the Company's stock options at October 2, 1999, is as follows:


                                                                              Options Outstanding and Exercisable
                                                                -----------------------------------------------------------------
                                                                         Number                 Weighted                Weighted
                                                                             of                  Average                 Average
                                                                         Shares                Remaining                Exercise
Range of Exercise Prices                                          (In thousands)        Contractual Life                   Price
---------------------------------------------------------- --------------------- ------------------------ -----------------------
$  0.30 - $  7.01                                                           129                6.2 years                  $  6.27
   7.02 -   13.72                                                           423                5.0 years                     9.65
  13.73 -   20.42                                                           435                5.2 years                    15.94
  20.43 -   27.13                                                            31                4.5 years                    22.84
                                                                          -----
$  0.30 - $27.13                                                          1,018                5.2 years                  $ 12.31
                                                                          =====


EMPLOYEE STOCK PURCHASE PROGRAM

       Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo Electron's common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased are subject to a one year resale restriction. Prior to November 1, 1998, the applicable shares of common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During fiscal 1998 and 1997, the Company issued 1,990 shares and 17,068 shares of its common stock, respectively, under this plan. No shares were issued by the Company in fiscal 1999. The Company's employee stock purchase program was terminated effective October 31, 1999. Employees are eligible to participate in Thermo Electron's employee stock purchase program beginning November 1, 1999.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                        CONSOLIDATED STATEMENT OF INCOME


5.     Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

PRO FORMA STOCK-BASED COMPENSATION EXPENSE

       In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted after fiscal 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on certain financial information would have been as follows:


(In thousands except per share amounts)                                                       1999           1998           1997
----------------------------------------------------------------------------------- --------------- -------------- ---------------
Loss from Continuing Operations Before Extraordinary Item:
    As reported                                                                       $   (104,412)   $   (41,989)   $     (4,494)
    Pro forma                                                                             (105,114)       (42,993)         (4,986)
Basic and Diluted Loss per Share from Continuing Operations Before
 Extraordinary Item:
    As reported                                                                              (5.26)         (2.24)           (.23)
    Pro forma                                                                                (5.30)         (2.30)           (.26)

Net Income (Loss):
    As reported                                                                           (123,828)        (2,613)          8,441
    Pro forma                                                                             (125,680)        (4,229)          7,346
Basic Earnings (Loss) per Share:
    As reported                                                                              (6.24)          (.14)            .44
    Pro forma                                                                                (6.33)          (.23)            .38
Diluted Earnings (Loss) per Share:
    As reported                                                                              (6.24)          (.14)            .44
    Pro forma                                                                                (6.33)          (.23)            .37


       Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

       The weighted average fair value per share of options granted was $4.19, $9.42, and $12.17 in fiscal 1999, 1998, and 1997, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                                                                             1999            1998           1997
---------------------------------------------------------------------------------- --------------- --------------- --------------
Volatility                                                                                    43%             41%             37%
Risk-free Interest Rate                                                                      4.7%            5.6%            6.1%
Expected Life of Options                                                                4.8 years       4.9 years       5.8 years

       The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                        CONSOLIDATED STATEMENT OF INCOME


5.     Employee Benefit Plans (continued)
--------------------------------------------------------------------------------

401(K) SAVINGS PLAN

       The majority of the Company's full-time employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $783,000, $614,000, and $478,000 in fiscal 1999, 1998, and 1997, respectively.

6.     Income Taxes
--------------------------------------------------------------------------------

       The components of the income tax (provision) benefit are as follows:


(In thousands)                                                                            1999             1998             1997
----------------------------------------------------------------------------- ----------------- ---------------- ----------------
Currently Refundable (Payable):
 Federal                                                                           $   (1,502)       $    2,634       $     (720)
 State                                                                                    640               152             (417)
                                                                                   ----------        ----------       ----------

                                                                                         (862)            2,786           (1,137)
                                                                                   ----------        ----------       ----------
(Deferred) Prepaid, Net:

 Federal                                                                                 (472)           (7,889)           7,505
 State                                                                                   (140)             (507)             228
                                                                                   ----------        ----------       ----------

                                                                                         (612)           (8,396)           7,733
                                                                                   ----------        ----------       ----------

                                                                                   $   (1,474)       $   (5,610)      $    6,596
                                                                                   ==========        ==========       ==========


       The Company receives a tax deduction upon exercise of nonqualified stock options by its employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $3,017,000 of such benefits of the Company and its majority-owned subsidiaries from employee exercises of stock options that have been allocated to capital in excess of par value, directly or through the effect of majority-owned subsidiaries' equity transactions, in fiscal 1997.

       The income tax (provision) benefit in the accompanying statement of operations differs from the benefit calculated by applying the statutory federal income tax rate of 35% to income (loss) before income taxes, minority interest, and extraordinary item due to the following:


(In thousands)                                                                           1999             1998              1997
----------------------------------------------------------------------------- ----------------- ---------------- ----------------
Income Tax Benefit at Statutory Rate                                               $   35,997        $   12,830       $    5,252
(Increases) Decreases Resulting from:
 Increase in valuation allowance                                                      (36,190)          (17,908)               -
 Gain on issuance of stock by subsidiary                                                    -                 -            2,075
 State income taxes, net of federal tax                                                  (325)              231              123
 Amortization of cost in excess of net assets of acquired companies                      (794)             (457)            (191)
 Write-off of acquired technology                                                           -                 -             (490)
 Other                                                                                   (162)             (306)            (173)
                                                                                   ----------        ----------       ----------

                                                                                   $   (1,474)       $   (5,610)      $    6,596
                                                                                   ==========        ==========       ==========

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                        CONSOLIDATED STATEMENT OF INCOME


6.     Income Taxes (continued)
--------------------------------------------------------------------------------
       Prepaid and deferred income taxes in the accompanying balance sheet consist of the following:


(In thousands)                                                                                             1999             1998
----------------------------------------------------------------------------------------------- ---------------- ----------------

Prepaid (Deferred) Income Taxes:
 Inventory basis differences                                                                          $   1,738        $     660
 Accruals and other reserves                                                                              9,412            3,317
 Net operating loss carryforwards                                                                        45,161           20,778
 Accrued compensation                                                                                       896              554
 Other, net                                                                                               4,028             (916)
                                                                                                      ---------        ---------

                                                                                                         61,235           24,393
 Less:  Valuation allowance                                                                              59,021           22,867
                                                                                                      ---------        ---------

                                                                                                      $   2,214        $   1,526
                                                                                                      =========        =========


       The valuation allowance relates primarily to loss carryforwards at ThermoLase and increased in fiscal 1999 due to operating losses at ThermoLase. During fiscal 1998, ThermoLase established a valuation allowance totaling $5,879,000 for previously benefited loss carryforwards. ThermoLase took this action as a result of increased operating losses, uncertainty concerning its ability to successfully convert its existing spas to Greenhouse day spas (Note 8), and resulting uncertainty concerning realization of the tax asset. Based on these factors, the Company concluded in fiscal 1998 that it was more likely than not that the tax benefit from ThermoLase's loss carryforwards would not be realized. As of October 2, 1999, the Company and its subsidiaries had approximately $125,000,000 of federal tax net operating loss carryforwards that will begin to expire in fiscal 2005.

       In June 1999, Thermo Electron's equity ownership of the Company increased to in excess of 80%, and as a result, the Company will be included in Thermo Electron's consolidated federal income tax return for periods thereafter. The majority of the existing tax loss carryforwards of the Company and its subsidiaries were generated at a time when they were not in a consolidated tax group with Thermo Electron. The Company's ability to obtain a benefit for such tax loss carryforwards is dependent on the level of future taxable income of the Company and its subsidiaries. Tax losses incurred by the Company and its subsidiaries after they became part of a consolidated tax group with Thermo Electron in June 1999 may be usable by Thermo Electron under certain circumstances, and the Company and its subsidiaries will be paid by Thermo Electron for the use of such tax losses pursuant to tax allocation agreements with Thermo Electron. Such payments are reflected as contributions to shareholders' investment. ThermoLase has recorded a receivable of $720,000 from Thermo Electron as of October 2, 1999, for the tax benefit resulting from approximately $2,000,000 of losses generated by ThermoLase subsequent to being included in the Thermo Electron consolidated tax group.

       As of July 1999, the Company and ThermoLase joined the Thermo Electron consolidated federal income tax return as Thermo Electron's stock ownership in the Company and the combined Thermo Electron and Company ownership of ThermoLase exceeded 80%. As a result, Thermo Electron charges or pays the Company and ThermoLase amounts based on their relative contribution to Thermo Electron's tax liability.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                        CONSOLIDATED STATEMENT OF INCOME


7.     Related-party Transactions
--------------------------------------------------------------------------------

CORPORATE SERVICES AGREEMENT

       The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company currently pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. In calendar 1997 and 1996, the Company paid an amount equal to 1.0% of the Company's revenues. For these services, the Company was charged $864,000, $666,000, and $642,000 in fiscal 1999, 1998, and 1997, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationships among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

NOTES PAYABLE TO PARENT COMPANY

       In September 1996, the Company borrowed $2,000,000 from Thermo Electron pursuant to a promissory note, which was repaid in April 1997. In addition, to finance the acquisition of CCS, Trex Communications borrowed $11,000,000 from Thermo Electron in July 1997, which was repaid in January 1998. Each borrowing from Thermo Electron bore interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

LONG-TERM OBLIGATIONS

       Thermo Electron purchased $3,725,000 principal amount of ThermoLase debentures in fiscal 1999, and $10,000,000 and $4,500,000 principal amount of Company and ThermoLase debentures in fiscal 1998, respectively (Note 9).

RELATED-PARTY REVENUES

       ThermoTrex developed imaging crystals for ThermoSpectra Corporation, a majority-owned subsidiary of Thermo Electron. During fiscal 1999 and 1998, ThermoTrex recorded revenues of $317,000 and $17,000, respectively, associated with this work. In addition, ThermoTrex performs research for Thermo Coleman Corporation, a majority-owned subsidiary of Thermo Electron. During fiscal 1999, ThermoTrex recorded $119,000 of such revenues.

RELATED-PARTY PURCHASES

       During fiscal 1998, ThermoLase purchased products totaling $241,000 from Bird Products Corporation, a wholly owned subsidiary of Thermo Electron.

CASH MANAGEMENT

       The Company invests excess cash in arrangements with Thermo Electron as discussed in Note 1.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                        CONSOLIDATED STATEMENT OF INCOME


8.     Restructuring and Related Costs
--------------------------------------------------------------------------------

       During fiscal 1999, the Company announced broad-scale restructuring actions. In connection with these actions, described below, the Company's continuing operations recorded restructuring and related costs of $76.4 million in fiscal 1999, including restructuring and nonrecurring costs of $66.7 million, inventory and warranty provisions of $2.3 million, provisions for uncollectible accounts receivable of $1.6 million, and other nonoperating expenses of $5.7 million. The inventory and warranty provisions are included in cost of product revenues and the provisions for uncollectible accounts receivable are included in selling, general, and administrative expenses in the accompanying fiscal 1999 statement of operations.

       The Company's continuing operations recorded charges by segment as follows:


                                                                Personal-care         Advanced
Fiscal 1999                                                      Products and       Technology
(In thousands)                                                       Services         Research         Corporate           Total
------------------------------------------- ----------------- ---------------- ---------------- ----------------- ---------------
Cost of Product Revenues                                           $    2,323       $        -       $        -        $    2,323
Selling, General, and Administrative
 Expenses                                                               1,649                -                -             1,649
Restructuring and Other Nonrecurring Costs                             62,790            3,400              540            66,730
Other Expense                                                           3,399                -            2,267             5,666
                                                                   ----------       ----------       ----------        ----------

                                                                   $   70,161       $    3,400       $    2,807        $   76,368
                                                                   ==========       ==========       ==========        ==========


CONTINUING OPERATIONS

    THERMOLASE

       During fiscal 1998, ThermoLase initiated certain restructuring activities, including the announced closure of three domestic spas and the termination of a joint venture that operated its spa in France following unsuccessful efforts to reduce significant operating losses at these facilities. Two of the domestic spas were closed during the first quarter of fiscal 1999. ThermoLase closed the third spa, as well as two additional spas, in the third quarter of fiscal 1999. Also during fiscal 1999, ThermoLase sold its remaining nine day spas, as well as the stock in its destination spa, The Greenhouse Spa, as a result of concluding that ThermoLase would be unable to operate these facilities profitably. In connection with the sale and closures announced in fiscal 1999, as well as other actions, ThermoLase recorded restructuring and related costs of $67.7 million during fiscal 1999, including restructuring costs of $60.3 million, an investment write-down of $3.4 million, inventory provisions of $2.3 million, and provisions for uncollectible accounts receivable of $1.6 million. The restructuring costs include a $19.9 million loss on the sale of the spa business, discussed below; $17.4 million for the write-off of leasehold improvements and equipment pertaining to the hair-removal business; $11.7 million for ongoing lease obligations, net of assumed sublease income; $10.0 million of estimated costs to terminate certain other obligations related to ThermoLase's hair-removal business (primarily payments to licensees and joint venture partners to sever relationships and terminate all existing arrangements); $0.4 million for losses on laser purchase commitments; $0.3 million for the write-downs of investments in international joint ventures; and $0.4 million for other related costs. The fiscal 1999 restructuring charges are net of a reduction of $1.2 million in the cost of the fiscal 1998 restructuring plan, principally due to the favorable resolution of certain lease obligations. In addition, fiscal 1999 restructuring costs include $0.2 million of severance costs for 26 employees across all functions, 23 of whom were terminated during fiscal 1999. The fiscal 1999 restructuring actions commenced in June 1999, and are expected to be substantially completed by the middle of calendar 2000.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     RESTRUCTURING AND RELATED COSTS (CONTINUED)

       Provisions for severance and leases were accounted for in accordance with EITF 94-3. The inventory provisions were for certain branded product lines at ThermoLase's Creative Beauty Innovations, Inc. subsidiary that have been discontinued, and the investment write-down was to reduce the carrying value of ThermoLase's investment in a privately held company to its estimated realizable value. The accounts receivable write-down resulted principally from certain international receivables that the Company deems uncollectible due to the decision to cease certain international operations and, to a lesser extent, from the bankruptcy of a retail chain customer of CBI. The fiscal 1999 restructuring actions commenced in June 1999 and are expected to be completed by the middle of calendar 2000.

       During fiscal 1998, restructuring costs recorded by ThermoLase totaled $10.2 million. These costs consist of $4.6 million related to the closure of three domestic Spa Thira locations, including $2.4 million for the write-off of leasehold improvements and related spa assets and $2.2 million primarily for abandoned-facility payments, net of assumed sublease income. In addition, in connection with the closure of its spa in France, which operated under a joint venture agreement, ThermoLase recorded costs of $3.6 million, including payments of $2.3 million to third parties to liquidate the joint venture and $1.3 million to write off its remaining investment. Restructuring costs also include $1.9 million related to certain actions including the relocation of ThermoLase's corporate office to its CBI subsidiary in Carrollton, Texas. This amount primarily represents severance of $1.1 million for 40 terminated employees and the write-off of fixed assets no longer of use. The fiscal 1998 restructuring actions commenced in June 1998, and were completed during the first quarter of fiscal 2000. The fiscal 1998 restructuring plan was completed for $1.2 million less than had been accrued, primarily as a result of a favorable settlement of certain lease obligations. These charges recorded by ThermoLase in fiscal 1999 and 1998 were substantially noncash except for amounts recorded as accrued restructuring costs.

       A summary of the Company's Personal-care Products and Services segment accrued restructuring costs is as follows:


                                                                                  Abandonment             Other
                                                                                    of Excess              Exit
(In thousands)                                                    Severance        Facilities       Obligations            Total
-------------------------------------------------------------- ------------- ----------------- ----------------- ----------------
FISCAL 1998 RESTRUCTURING PLAN
 Provision charged to expense in fiscal 1998 (a)                  $   1,169         $   2,399         $   2,394         $   5,962
 Fiscal 1998 usage                                                     (757)                -               (52)             (809)
                                                                  ---------         ---------         ---------         ---------

BALANCE AT OCTOBER 3, 1998                                              412             2,399             2,342             5,153
 Fiscal 1999 usage                                                     (412)           (1,258)           (2,216)           (3,886)
 Transfer to fiscal 1999 restructuring plan
    principally due to favorable resolution of lease
    obligations                                                           -            (1,141)              (76)           (1,217)
                                                                  ---------         ---------         ---------         ---------

BALANCE AT OCTOBER 2, 1999                                        $       -         $       -         $      50         $      50
                                                                  =========         =========         =========         =========

FISCAL 1999 RESTRUCTURING PLAN

 Transfer from fiscal 1998 restructuring plan
    principally due to favorable resolution of lease
    obligations                                                   $       -         $   1,141         $      76         $   1,217
 Provision charged to expense in fiscal 1999 (b)                        157            11,728            10,400            22,285
 Fiscal 1999 usage                                                      (58)           (1,870)           (2,783)           (4,711)
                                                                  ---------         ---------         ---------         ---------

BALANCE AT OCTOBER 2, 1999                                        $      99         $  10,999         $   7,693         $  18,791
                                                                  =========         =========         =========         =========

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     RESTRUCTURING AND RELATED COSTS (CONTINUED)

(a) Excludes noncash restructuring charges of $2.9 million, primarily for the write-off of leasehold improvements and related spa assets and $1.3 million for the write-off of an investment in a joint venture.
(b) Excludes noncash charges of $19.9 million for the loss on the sale of the spa business, $17.3 million for the write-off of leasehold improvements and equipment, and $0.3 million for the write-downs of investments in international joint ventures. Excludes noncash charges of $0.4 million for other related costs and $0.1 million for the write-off of equipment no longer of use.

       Of the total restructuring costs accrued as of October 2, 1999, ThermoLase expects to pay $10.0 million in fiscal 2000, and $8.8 million in fiscal 2001 and thereafter through the expiration of various leases in fiscal 2014. The timing of these cash payments will be affected by the terms of any subleases or settlement arrangements with landlords.

    OTHER

       During fiscal 1999, the Company recorded restructuring and nonrecurring costs of $5.9 million, representing a write-off of cost in excess of net assets of acquired companies. Of the total write-off, $3.4 million was recorded by the Advanced Technology segment and results from a decision to hold for sale its Trex Communications subsidiary and represents a reduction in the carrying value of Trex Communications to the amount of expected proceeds from its sale. Trex Communications had unaudited revenues and operating income before restructuring costs of $49.6 million and $1.6 million, respectively, in fiscal 1999. Trex Communications will require significant investment to grow its business. The Company has decided not to pursue such growth and to focus on its remaining businesses. In February 2000, the Company sold its Trex Communications subsidiary (Note 18). The balance of the write-off was recorded by the Personal-care Products and Services segment and represents cost in excess of net assets of acquired companies that arose from repurchases of ThermoLase common stock by the Company. This asset has become impaired as a result of continuing losses at ThermoLase's spa business which it exited in June 1999.

       Also in fiscal 1999, the Company provided a reserve of $2.3 million for impairment of a note receivable from an unaffiliated company. This amount is included in other expense in the accompanying statement of operations. In fiscal 1999, the Company also incurred $0.5 million of restructuring costs at its corporate office.

DISCONTINUED OPERATIONS

    TREX MEDICAL

       During fiscal 1999, Trex Medical recorded $23.8 million of restructuring and related costs, including restructuring costs of $9.9 million and inventory and warranty provisions of $13.9 million. The restructuring costs are primarily in connection with the consolidation of Trex Medical's Bennett X-Ray Corporation and Continental X-Ray Corporation facilities into its Danbury, Connecticut, and Littleton, Massachusetts, sites and, to a lesser extent, actions to reduce costs in other operations. Restructuring costs include $2.3 million for facility-closing costs, net of assumed sublease income; $2.0 million to write off leasehold improvements at facilities to be closed and to write down fixed assets to their estimated disposal value; $2.9 million for severance for 348 employees across all functions, 169 of whom were terminated in fiscal 1999; $1.3 million of costs relating to the consolidation and relocation of facilities, which were recorded in the period in which they were incurred; $1.1 million for retention bonuses that were earned; and $0.3 million for the loss on the sale of a business.

       In connection with these actions, Trex Medical expects to record approximately $2.2 million of additional costs as they are incurred over the first half of fiscal 2000 for costs not permitted currently as charges, pursuant to EITF 94-3. These additional costs primarily include costs for certain employee and business relocation and related costs.

       The inventory and warranty charge of $13.9 million includes $10.2 million to establish inventory provisions and $1.1 million to terminate purchase commitments for products that have become obsolete due to planned product changes or excess as a result of the recent decline in demand. The largest component of the inventory charge was recorded as a result of the August 1999 decision by the United States Food and Drug Administration (FDA) to deny

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     RESTRUCTURING AND RELATED COSTS (CONTINUED)

Trex Medical's 510(k) filing for its digital mammography systems and resulting design changes expected to be made to the system. Provisions resulting from other planned product and technology changes, as well as decreased sales of certain products at Trex Medical's Lorad division, are also principal components of the inventory charge. The warranty charge of $2.6 million represents estimated costs to address certain product warranty issues including costs associated with corrective actions to be taken with respect to certain previously sold mammography products.

       The Company's Medical Products segment recorded restructuring charges for its restructuring plans as follows:


                                                                                    Facility-
                                                                                      closing
(In thousands)                                                   Severance              Costs         Other (b)            Total
--------------------------------------------------------- ------------------ ----------------- ----------------- ----------------

BALANCE AT OCTOBER 3, 1998                                       $       -          $       -         $       -         $       -
 Provision charged to expense in fiscal 1999 (a)                     2,947              2,250             2,358             7,555
 Usage in fiscal 1999                                               (1,952)                 -            (1,879)           (3,831)
 Currency translation                                                  (22)                 -                 -               (22)
                                                                 ---------          ---------         ---------         ---------

BALANCE AT OCTOBER 2, 1999                                       $     973          $   2,250         $     479         $   3,702
                                                                 =========          =========         =========         =========

(a) Excludes warranty provisions of $2.6 million, noncash inventory provisions of $10.2 million, and $1.1 million for termination of purchase commitments, all of which were included in cost of revenues, and other noncash charges of $2.0 million for an asset write-down and $0.3 million for the loss on the sale of a business.

(b) Includes provisions in fiscal 1999 of $1.3 million for facilities-consolidation costs incurred during the period and $1.1 million for retention bonuses.

       Trex Medical intends to complete implementation of its restructuring plan in the first half of fiscal 2000. The aggregate future cash expenditures for restructuring will include amounts accrued at October 2, 1999, as well as future costs that will be incurred in fiscal 2000. These amounts totaled $5.9 million, of which $4.4 million will be paid during fiscal 2000, and the balance will be paid over the term of facility leases expiring through 2005.

9.     LONG-TERM OBLIGATIONS

       In November 1997, the Company issued and sold at par value $124,500,000 principal amount of 3 1/4% subordinated convertible debentures due 2007, including $10,000,000 principal amount of such debentures to Thermo Electron, for net proceeds of $121,814,000. The debentures are convertible into shares of the Company's common stock at a conversion price of $27.00 per share and are guaranteed on a subordinated basis by Thermo Electron. In January 1998, the Company used a portion of the proceeds to repay an $11,000,000 note payable to Thermo Electron. In fiscal 1998, the Company repurchased $35,552,000 principal amount of these debentures for $30,486,000 in cash, resulting in an extraordinary gain of $3,009,000, net of taxes of $1,692,000. As of October 2, 1999, $88,948,000 principal amount of these debentures remained outstanding.

       In August 1997, ThermoLase issued and sold at par value $115,000,000 principal amount of 4 3/8% subordinated convertible debentures due 2004 (Note
16). The debentures are convertible into shares of ThermoLase's common stock at a conversion price of $17.385 per share and are guaranteed on a subordinated basis by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.     LONG-TERM OBLIGATIONS (CONTINUED)

       The annual requirements for long-term obligations as of October 2, 1999, are $20,000 in fiscal 2000; $23,000 in fiscal 2001; $23,000 in fiscal 2002;
$115,000,000 in fiscal 2004; and $88,948,000 in fiscal 2005 and thereafter.
Total requirements of long-term obligations are $204,014,000. No interest costs of continuing operations have been allocated to discontinued operations in the accompanying statement of operations.

       See Note 12 for fair value information pertaining to the Company's long-term obligations.

10.    COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

       The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of operations includes expenses from these operating leases of $5,668,000, $6,416,000, and $3,394,000 in fiscal 1999, 1998, and 1997, respectively. Future minimum payments due under noncancellable operating leases as of October 2, 1999, are $4,231,000 in fiscal 2000; $4,101,000 in fiscal 2001; $4,089,000 in fiscal 2002; $4,174,000 in fiscal 2003; $3,877,000 in fiscal 2004; and $11,664,000 in fiscal 2005 and thereafter. Total future minimum lease payments are $32,136,000, of which $21,798,000 relates to lease payments for the spas that have been closed and sold, for which ThermoLase will be responsible in the event that the buyer of the Greenhouse day spas does not continue to sublease these facilities. This amount, net of assumed sublease receipts, is included in other accrued expenses in the accompanying fiscal 1998 balance sheet (Note 8).

TECHNOLOGY LICENSE AGREEMENT

       In February 1993, the Company entered into an irrevocable exclusive technology license agreement for the use of the laser-based hair-removal system technology. Under the terms of the agreement, the Company will pay a royalty equal to 0.25% of the revenues recorded from the sale or use of the laser-based hair-removal system through February 10, 2010. No material amounts have been incurred under this agreement.

CONTINGENCIES

     CONTINUING OPERATIONS

       ThermoLase has from time to time received allegations that its SoftLight laser-based hair-removal system infringes the intellectual property rights of others, and ThermoLase may continue to receive such allegations in the future. In general, an owner of intellectual property can prevent others from using such property and is entitled to damages for unauthorized past usage. The Company has investigated the bases of the allegations ThermoLase has received to date and, based on opinions of its counsel, believes that if ThermoLase were sued on these bases it would have meritorious defenses. ThermoLase is contingently liable with respect to lawsuits and other matters that arose in the ordinary course of business. In the opinion of management, these contingencies will not have a material adverse effect upon the financial position of the Company or its operations.

    DISCONTINUED OPERATIONS

       In October 1998, a former employee of Trex Medical filed a lawsuit against the Company and Trex Medical, alleging theft of trade secrets related to the high-transmission cellular (HTC)(TM) grid, a component for some of Trex Medical's mammography systems.

       Trex Medical's Trophy division has filed a lawsuit against Schick Technologies, Inc. alleging infringement of a Trophy patent relating to dental X-ray apparatus. Schick has filed a counterclaim against Trophy alleging infringement of a Schick patent that also relates to dental X-ray apparatus. Each of the parties is seeking a declaration that the opposing party's patent is invalid, a permanent injunction, treble damages, and attorneys' fees and expenses.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.    COMMITMENTS AND CONTINGENCIES (CONTINUED)

       The Company established a reserve in 1992 as part of the cost of the acquisition of Lorad for legal fees and other costs associated with a patent infringement suit that existed prior to the Company's 1992 acquisition of Lorad. The balance of this reserve was approximately $1,100,000 at fiscal year-end 1999 and 1998 and is included in other accrued expenses in the accompanying balance sheet. This suit was brought by Fischer Imaging Corporation, alleging that Lorad infringes a Fischer patent on a precision mammographic needle-biopsy system. A second patent infringement lawsuit with respect to Lorad's breast-biopsy system was filed by Fischer in April 1998. These lawsuits have been consolidated into a single lawsuit. An unsuccessful resolution of this matter could have a material adverse effect on Trex Medical's future results of operations and financial position.

       The Company intends to vigorously defend itself against these lawsuits and counterclaims. However, given the inherent uncertainties of dispute resolutions, management cannot predict the outcome of these matters. An unfavorable outcome of one or more of these matters could have a material adverse effect on the Company's future results of operations and financial position.

11.    TRANSACTIONS IN STOCK OF SUBSIDIARIES

       In September 1997, Trex Communications sold 1,133,000 shares of its common stock in a private placement at $10.00 per share for net proceeds of $10,550,000, resulting in a gain of $5,929,000.

       In April 1997, ThermoLase completed an exchange offer whereby ThermoLase received 2,261,706 shares of its common stock and $502,000 in cash, net of expenses, from its shareholders in exchange for 2,000,000 units of common stock subject to redemption (Note 1).

       The Company's percentage ownership of its majority-owned subsidiaries at fiscal year-end was as follows:


                                                                        1999     1998    1997
--------------------------------------------------------------------- ------- -------- -------

ThermoLase                                                               71%      71%      67%
Trex Medical                                                             71%      67%      79%
Trex Communications                                                      69%      73%      78%

12.    FAIR VALUE OF FINANCIAL INSTRUMENTS

       The Company's financial instruments consist primarily of cash and cash equivalents, advance to affiliate, available-for-sale investments, accounts receivable, current maturities of long-term obligations, accounts payable, due to parent company and affiliated companies, long-term obligations, and common stock of subsidiary subject to redemption. The carrying amounts of these financial instruments, with the exception of available-for-sale investments, long-term obligations, and common stock of subsidiary subject to redemption, approximate fair value due to their short-term nature.

       Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for information pertaining to the fair value of available-for-sale investments.

       The fair value of the Company's and ThermoLase's subordinated convertible debentures, based on quoted market prices, was $148,666,000 and $162,870,000 at fiscal year-end 1999 and 1998, respectively. The fair value is less than the carrying amount in both periods, primarily due to a decrease in the market price of the Company's and ThermoLase's common stock relative to the conversion price of the debentures.

       The fair value of common stock of subsidiary subject to redemption, based on quoted market prices, was $34,750,000 and $30,750,000 at fiscal year-end 1999 and 1998, respectively.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    BUSINESS SEGMENT INFORMATION

       The Company's businesses operate in two business segments: Personal-care Products and Services and Advanced Technology Research. The Personal-care Products and Services segment includes ThermoLase, which manufactures and markets skin-care and other personal-care products, and has marketed hair-removal services and skin-resurfacing services, and licensed the SoftLight hair-removal system to physicians in the U.S. and to international licensees. Prior to the sale of the Greenhouse spas in June 1999, ThermoLase provided hair-removal and skin resurfacing, as well as more traditional day spa services, through its spa locations (Note 3). During fiscal 1999, ThermoLase began the process of terminating its physician-licensing program, and terminated or renegotiated the terms of its joint ventures and licensing arrangements in various countries. The Advanced Technology Research segment, which includes Trex Communications and the Company's wholly owned subsidiary, performs advanced technology research, focusing on the areas of avionics, X-ray detection, signal processing, and lasers. Trex Communications develops and manufactures ground-based satellite communications systems and telemetry systems. Prior to the sale of CCS in December 1999, CCS provided interactive information, voice-response systems, and call-automation systems (Note 18).

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



13.    BUSINESS SEGMENT INFORMATION (CONTINUED)

(In thousands)                                                                                 1999          1998           1997
------------------------------------------------------------------------------------- -------------- -------------- ------------
BUSINESS SEGMENT INFORMATION

Revenues:
    Personal-care Products and Services                                                 $    36,255    $    40,110    $   45,233
    Advanced Technology Research                                                             72,294         41,351        21,250
    Intersegment sales elimination (a)                                                         (552)        (3,665)       (2,266)
                                                                                        -----------    -----------    ----------

                                                                                        $   107,997    $    77,796    $   64,217
                                                                                        ===========    ===========    ==========

Loss Before Income Taxes, Minority Interest, and Extraordinary
  Item:
    Personal-care Products and Services (b)                                             $   (87,400)   $   (31,770)   $  (18,402)
    Advanced Technology Research (c)                                                         (1,417)        (1,488)       (1,345)
    Corporate (d)                                                                            (4,953)        (3,069)       (2,509)
                                                                                        -----------    -----------    ----------

    Total operating loss                                                                    (93,770)       (36,327)      (22,256)
    Interest and other income (expense), net (e)                                             (9,078)          (330)        7,251
                                                                                        -----------    -----------    ----------

                                                                                        $  (102,848)   $   (36,657)   $  (15,005)
                                                                                       ============    ===========    ==========



Total Assets:
    Personal-care Products and Services                                                 $    39,750    $   127,460    $  167,339
    Advanced Technology Research                                                             77,574         47,712        34,168
    Corporate and eliminations (f)                                                          252,254        261,957       169,997
                                                                                        -----------    -----------    ----------

                                                                                        $   369,578    $   437,129    $  371,504
                                                                                        ===========    ===========    ==========

Depreciation and Amortization:
    Personal-care Products and Services                                                 $     4,632    $     5,761    $    3,799
    Advanced Technology Research                                                              3,580          1,964           873
    Corporate                                                                                    66             65             -
                                                                                        -----------    -----------    ----------

                                                                                        $     8,278    $     7,790    $    4,672
                                                                                        ===========    ===========    ==========

Capital Expenditures:
    Personal-care Products and Services                                                 $     5,095    $     4,033    $   20,285
    Advanced Technology Research                                                              5,464          2,075         1,142
                                                                                        -----------    -----------    ----------

                                                                                        $    10,559    $     6,108    $   21,427
                                                                                        ===========    ===========    ==========

Export Revenues Included in United States Revenues Above (g)                            $    11,796    $     6,510    $    4,173
                                                                                        ===========    ===========    ==========

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.    BUSINESS SEGMENT INFORMATION (CONTINUED)

(a) Intersegment sales are accounted for at prices that are representative of transactions with unaffiliated parties.
(b) Reflects restructuring and related costs of $66.7 million and $10.2 million in fiscal 1999 and 1998, respectively (Note 8).
(c) Reflects restructuring costs of $3.4 million at Trex Communications in fiscal 1999 and the write-off in fiscal 1997 of $1.4 million of acquired technology related to the acquisition of CCS.
(d) Primarily general and administrative expenses, and in fiscal 1999 reflects restructuring costs of $0.5 million.
(e)  Reflects nonrecurring costs of $5.7 million.
(f) Primarily cash and cash equivalents, available-for-sale investments, and net assets of discontinued operations.
(g) In general, export sales are denominated in U.S. dollars. Includes revenues from ThermoLase's international licensing agreements.

14.    COMPREHENSIVE INCOME

       During the first quarter of fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This pronouncement sets forth requirements for disclosure of the Company's comprehensive income and accumulated other comprehensive items. In general, comprehensive income combines net income and "other comprehensive items," which represents certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including unrealized net of tax gains and losses on available-for-sale investments.

15.    EARNINGS (LOSS) PER SHARE

       Basic and diluted earnings (loss) per share were calculated as follows:

(In thousands except per share amounts)                                                   1999             1998             1997
------------------------------------------------------------------------------ ---------------- ----------------- ---------------
BASIC
Loss from Continuing Operations                                                    $  (104,412)     $   (41,989)      $    (4,494)
Income (Loss) from Discontinued Operations                                             (19,416)          36,367            12,935
Extraordinary Item                                                                           -            3,009                 -
                                                                                   -----------      -----------       -----------

Net Income (Loss)                                                                  $  (123,828)     $    (2,613)      $     8,441
                                                                                   -----------      -----------       -----------

Weighted Average Shares                                                                 19,851           18,704            19,210
                                                                                   -----------      -----------       -----------

Basic Earnings (Loss) per Share:
 Continuing operations                                                             $    (5.26)      $     (2.24)      $     (.23)
 Discontinued operations                                                                 (.98)             1.94               .67
 Extraordinary item                                                                          -              .16                 -
                                                                                   -----------      -----------       -----------

                                                                                   $    (6.24)      $      (.14)      $       .44
                                                                                   ==========       ===========       ===========

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    EARNINGS (LOSS) PER SHARE (CONTINUED)

(In thousands except per share amounts)                                                   1999             1998             1997
------------------------------------------------------------------------------ ---------------- ----------------- ---------------
DILUTED
Loss from Continuing Operations                                                    $  (104,412)     $   (41,989)      $    (4,494)
Income (Loss) from Discontinued Operations                                             (19,416)          36,367            12,935
Extraordinary Item                                                                           -            3,009                 -
                                                                                   -----------      -----------       -----------

Net Income (Loss)                                                                     (123,828)          (2,613)            8,441
Effect of Majority-owned subsidiaries' dilutive securities -
 discontinued operations                                                                     -              (96)              (73)
                                                                                   -----------      -----------       -----------

Income (Loss) Available to Common Shareholders, as
 Adjusted                                                                          $  (123,828)     $    (2,709)      $     8,368
                                                                                   -----------      -----------       -----------

Weighted Average Shares                                                                 19,851           18,704            19,210
                                                                                   -----------      -----------       -----------

Diluted Earnings (Loss) per Share:
 Continuing operations                                                             $    (5.26)      $     (2.24)      $     (.24)
 Discontinued operations                                                                 (.98)             1.94               .67
 Extraordinary item                                                                          -              .16                 -
                                                                                   -----------      -----------       -----------

                                                                                   $    (6.24)      $      (.14)      $       .44
                                                                                   ==========       ===========       ===========

       Options to purchase 1,099,000, 1,135,000, and 1,374,000 shares of common stock were not included in the computation of diluted earnings (loss) per share for fiscal 1999, 1998, and 1997, respectively, because their effect would have been antidilutive due to the Company's loss position from continuing operations in each period. In addition, the computation of diluted earnings per share for all periods excludes the effect of assuming the conversion of the Company's $88,948,000 principal amount 3 1/4% subordinated convertible debentures, convertible at $27.00 per share, due to the Company's loss position from continuing operations.

       An extraordinary gain recorded by the Company reduced basic and diluted loss per share by $.16 in fiscal 1998 (Note 9).

16.    PROPOSED REORGANIZATION

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company and ThermoLase. Under this plan, the Company and ThermoLase would be merged into Thermo Electron. As a result, the Company and ThermoLase would become wholly owned subsidiaries of Thermo Electron. The public shareholders of the Company and ThermoLase would receive common stock in Thermo Electron in exchange for their shares. In December 1999, the board of directors of the Company and Thermo Electron approved a definitive agreement and plan of merger with Thermo Electron under which Thermo Electron would acquire all of the outstanding shares of Company common stock held by shareholders other than Thermo Electron in exchange for Thermo Electron common stock at a ratio of one share of Company common stock for
 .5503 shares of Thermo Electron common stock. In addition, the board of directors of ThermoLase and Thermo Electron approved a definitive agreement and plan of merger with Thermo Electron under which Thermo Electron would acquire all of the outstanding shares of ThermoLase held by shareholders other than the Company and Thermo Electron for not less than 0.132, and not more than 0.198, shares of Thermo Electron common stock. The exchanges of common stock under

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    PROPOSED REORGANIZATION (CONTINUED)

both mergers will be taxable transactions to the shareholders. These proposals are subject to certain conditions including filing with and review by the Securities and Exchange Commission of certain required filings regarding the proposed transactions and listing on the New York Stock Exchange of Thermo Electron common stock to be issued in connection with the mergers.

       In October 1999, the American Stock Exchange (the Exchange) notified ThermoLase that if ThermoLase did not have a definitive agreement to merge with Thermo Electron by December 15, 1999, the Exchange would request a meeting to discuss its intent to proceed with delisting ThermoLase's shares from the Exchange due to a possible failure to meet listing requirements. Holders of ThermoLase's subordinated convertible debentures would be entitled to have their debentures redeemed by ThermoLase if ThermoLase's shares are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. As a result of the agreement to merge with Thermo Electron, ThermoLase expects that its shares will continue to be listed through the completion of the merger transaction. Accordingly, the Company has classified the debentures as long-term in the accompanying fiscal 1999 balance sheet.

17.    UNAUDITED QUARTERLY INFORMATION

(In thousands except per share amounts)

1999                                                                        First (a)     Second (b)     Third (c)       Fourth
------------------------------------------------------------------------ -------------- ------------- ------------- -------------
Revenues                                                                    $  22,848      $  27,232     $  29,683     $  28,234
Gross Profit                                                                    2,225          3,687           910         7,523
Loss from Continuing Operations                                                (9,294)        (8,509)      (85,001)       (1,608)
Net Loss                                                                      (10,204)       (11,375)      (95,111)       (7,138)
Basic and Diluted Loss per Share from Continuing Operations                      (.50)         (.46)        (4.31)          (.07)
Basic and Diluted Loss per Share:                                                (.55)         (.61)        (4.82)          (.32)

1998                                                                            First         Second         Third    Fourth (d)
------------------------------------------------------------------------ -------------- ------------- ------------- -------------

Revenues                                                                    $  21,875      $  16,443     $  17,711     $  21,767
Gross Profit                                                                    6,925          1,969         4,098         4,267
Loss from Continuing Operations Before Extraordinary Item                      (1,964)        (8,669)       (8,508)      (22,848)
Net Income (Loss)                                                               1,357         18,859        (4,843)      (17,986)
Basic and Diluted Loss per Share from Continuing Operations
 Before Extraordinary Item                                                       (.10)         (.47)         (.46)         (1.22)
Basic and Diluted Earnings (Loss) per Share                                       .07           1.02         (.26)          (.96)

(a)  Reflects the November 1998 acquisition of LNR.
(b)  Reflects restructuring costs of $0.5 million.
(c)  Reflects restructuring and nonrecurring costs of $75.9 million.
(d) Reflects restructuring costs of $10.2 million, the establishment of a tax valuation allowance, and the effect of an extraordinary gain of $3.0 million, which reduced basic and diluted loss per share by $.16.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


18.    SUBSEQUENT EVENTS

PURCHASE OF MINORITY INTEREST

       In November 1999, the Company agreed to purchase the outstanding shares of Trex Communications that it did not already own for $4.00 per share. The Company expects that the total cash outlay for purchasing the minority interest in Trex Communications as well as settling an obligation to deliver cash or shares of Trex Communications in connection with a fiscal 1999 acquisition (Note
3) will be approximately $18 million.

SALE OF SUBSIDIARIES

       In December 1999, the Company sold the CCS subsidiary of Trex Communications for approximately $8,000,000 in cash and a $2,000,000 note receivable due in December 2004, with an interest rate equal to the prime lending rate, payable quarterly. CCS was sold for approximately book value. The sale is subject to a post-closing adjustment based on a determination of net working capital of CCS at the date of sale.

       In February 2000, the Company sold all of the stock of Trex Communications for $48.7 million, subject to a post-closing adjustment based upon a determination of the net book value of Trex Communications at the date of the sale.

DISCONTINUED OPERATIONS

       In January 2000, Thermo Electron announced a plan under which it will focus on its core measurement and detection business. As part of the plan, the Company will sell its Trex Medical subsidiary, which represents its Medical Products segment. In accordance with the provisions of APB No. 30 concerning reporting the effect of disposal of a segment of a business, the Company classified the fiscal 1999, 1998, and 1997 results of operations of the Medical Products segment as discontinued in the accompanying statement of operations.

       Summary operating results of the Medical Products segment were as follows:

(In thousands except per share amounts)                                                        1999           1998           1997
------------------------------------------------------------------------------------- -------------- -------------- --------------
Revenues                                                                                 $  238,150     $  264,062     $  217,904
Costs and Expenses                                                                          277,723        210,814        192,281
                                                                                         ----------     ----------     ----------

Income (Loss) from Discontinued Operations Before Income Tax
 (Provision) Benefit and Minority Interest                                                  (39,573)        53,248         25,623
Income Tax (Provision) Benefit                                                               12,161        (11,853)       (10,070)
Minority Interest Income (Expense)                                                            7,996         (5,028)        (2,618)
                                                                                         ----------     ----------     ----------

Income (Loss) from Discontinued Operations                                               $  (19,416)    $   36,367     $   12,935
                                                                                         ==========     ==========     ==========

       In addition, the net assets of the Medical Products segment were classified as net assets of discontinued operations in the accompanying balance sheet, and primarily consisted of inventories, accounts receivable, machinery and equipment, and cost in excess of net assets of acquired companies, net of certain current liabilities, principally accounts payable. The net assets of the Medical Products segment at October 2, 1999 and October 3, 1998, totaled $157.5 million and $183.9 million, respectively. In fiscal 2000, the Company provided $60.0 million for the estimated loss on disposal of Trex Medical. The Company expects to complete the sale of Trex Medical during calendar 2000.

       In October 1995, the Company and Trex Medical entered into a license agreement under which Trex Medical undertook to fund approximately $6.0 million of the Company's research and development efforts related to direct-detection digital imaging technology in certain medical imaging fields. In fiscal 1998 and 1997, the Company's continuing operations recorded $2,200,000 and $2,000,000, respectively, of revenue under this agreement, which concluded in fiscal 1998. In fiscal 1999, Trex Medical paid $500,000 to the Company for certain research and development efforts related to digital mammography technology, which has also been recorded as revenue by the Company's continuing operations.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS




                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of ThermoTrex Corporation:

       We have audited the accompanying consolidated balance sheet of ThermoTrex Corporation (a Delaware corporation and 80%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of October 2, 1999, and October 3, 1998, the related consolidated statements of operations, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended October 2, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ThermoTrex Corporation and its subsidiaries as of October 2, 1999, and October 3, 1998, and the results of their operations and their cash flows for each of the three years in the period ended October 2, 1999, in conformity with generally accepted accounting principles.

                                                      Arthur Andersen LLP

Boston, Massachusetts
November 9, 1999 (except with
respect to the matters discussed
in Notes 3, 16, and 18, as to which
the date is February 11, 2000)

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


       Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Forward-looking Statements."

OVERVIEW

       The Company operates in two business segments: Personal-care Products and Services offered by the Company's ThermoLase Corporation subsidiary and Advanced Technology Research, including the Company's Trex Communications Corporation subsidiary. Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company and ThermoLase. Under this plan, the Company and ThermoLase would be merged into and become wholly owned subsidiaries of Thermo Electron (Note 16) and the Company plans to seek a buyer for Trex Medical Corporation (Note 18). Trex Medical previously represented the Company's Medical Products segment.

       ThermoLase developed a laser-based system called SoftLight(R) for the removal of unwanted hair. The SoftLight system uses a low-energy, dermatology laser in combination with a lotion that absorbs the laser's energy to disable hair follicles. In April 1995, the Company received clearance from the FDA to commercially market hair-removal services using the SoftLight system. ThermoLase began earning revenue from the SoftLight system in the first quarter of fiscal 1996 as a result of opening its first commercial location (Spa Thira) in November 1995. ThermoLase opened a total of four spas during fiscal 1996, opened nine additional spas during fiscal 1997, and opened its fourteenth spa in October 1997. In May 1998, ThermoLase received clearance from the FDA to market cosmetic skin-resurfacing services, known as the SoftLight Laser Peel, using the same laser as ThermoLase's hair-removal system.

       In June 1996, ThermoLase commenced a program to license to physicians and others the right to perform ThermoLase's patented SoftLight hair-removal procedure. ThermoLase also provides the licensees with the lasers and lotion that are necessary to perform the service. In June 1998, ThermoLase began to offer the SoftLight Laser Peel procedure through its spas and other licensees.

       During the second quarter of fiscal 1998, ThermoLase began to experience a decrease in revenues from its hair-removal services. In response to this trend and in an attempt to establish price points and other conditions designed to increase demand and revenues, in April 1998 ThermoLase significantly reduced treatment prices at its spa locations and modified the terms and conditions offered to licensees. Under the terms of the modified licenses, per-procedure royalties were reduced or eliminated and a minimum royalty and/or flat periodic fee requirement was introduced. In fiscal 1999, ThermoLase began offering licensees the opportunity to purchase or lease SoftLight lasers in lieu of paying ongoing license fees.

       Beginning in January 1996, ThermoLase sought to market the SoftLight system internationally through joint ventures and other licensing arrangements.

       In connection with its June 1998 acquisition of The Greenhouse Spa, Inc., a full-service, luxury, destination spa (Note 3), ThermoLase converted 11 domestic Spa Thiras to Greenhouse day spas, which, in addition to hair-removal and skin-resurfacing services, offered more traditional day-spa services, such as massages and facials. Following conversion of the facilities to Greenhouse day spas, significant losses continued and, during fiscal 1998, ThermoLase initiated certain restructuring actions, including the announced closure of three of its domestic day spas and the termination of a joint venture that operated its spa in France. ThermoLase closed two of the domestic day spas in November 1998 and the third spa, as well as two additional spas, were closed in the third quarter of fiscal 1999. In

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW (CONTINUED)

May 1999, ThermoLase announced additional plans to undertake a broad-scale restructuring of its business. As part of the restructuring plan, ThermoLase decided to exit the spa business and, as a result, sold The Greenhouse Spa, located in Arlington, Texas, and the remaining nine Greenhouse day spas. In addition, ThermoLase has begun the process of terminating the physician-licensing program, has terminated or renegotiated the terms of its international joint ventures and licensing arrangements, and is discontinuing certain branded product lines at ThermoLase's Creative Beauty Innovations, Inc.
(CBI) subsidiary (Note 8). ThermoLase expects to complete its restructuring plan by the middle of calendar 2000.

       ThermoLase manufactures and markets skin-care, bath and body products, and markets dietary supplements through CBI. This business represents ThermoLase's principal operations following the sale of the spas and the termination of various licensing agreements.

       The Company's Advanced Technology Research segment performs research primarily in the fields of avionics, X-ray detection, signal processing, and lasers. The Company has developed its expertise in these core technologies in connection with government-sponsored research and development. The Advanced Technology Research segment includes the Company's Trex Communications subsidiary. In May 1998, Trex Communications acquired Electro-Magnetic Processes, Inc. (EMP), which designs, develops, and manufactures ground-based satellite communication systems and develops and integrates telemetry systems used on military aircraft. In November 1998, Trex Communications acquired LNR Communications, Inc. (LNR), which manufactures electronic subsystems and turnkey earth stations for the satellite communication market. In February 2000, the Company sold its Trex Communications subsidiary (Note 18).

RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998

CONTINUING OPERATIONS

       Total revenues increased to $108.0 million in fiscal 1999 from $77.8 million in fiscal 1998. Personal-care Products and Services segment revenues were $36.3 million and $40.1 million in fiscal 1999 and 1998, respectively. ThermoLase earned service revenues of $10.2 million in fiscal 1999, compared with $17.3 million in fiscal 1998. Spa revenues decreased primarily due to the sale and closure of ThermoLase's Greenhouse day spas during fiscal 1999 (Note
8), as well as lower demand and price reductions at ThermoLase's spas while they were in operation. Revenues from ThermoLase's licensing program decreased in fiscal 1999, compared with fiscal 1998, due to a reduction in the number of participating licensees, a reduction in royalty rates and other changes to the financial terms of the licenses, and a decrease in the number of one-time fees from new licensees. During fiscal 1999, ThermoLase began to terminate its licensing program, and by the end of calendar 1999 will no longer earn monthly royalties from licensees. International revenues decreased due to a decline in minimum guaranteed payments recorded upon granting technology rights under international licensing arrangements. During fiscal 1999, ThermoLase terminated or renegotiated the terms of its international licensing arrangements. These decreases in revenues were offset in part by an increase in revenues of $2.2 million from The Greenhouse Spa, acquired in June 1998, primarily due to increased demand for its custom products. In June 1999, ThermoLase sold The Greenhouse Spa (Note 3). ThermoLase earned product revenues of $26.1 million in fiscal 1999, compared with $22.8 million in fiscal 1998. Product revenues include beauty product sales at ThermoLase's spas and lasers sold in international and domestic markets. Product revenues increased due to the introduction of sales of SoftLight lasers in fiscal 1999, as well as an increase in sales of beauty products at the spas. As a result of the sale of the spa business in June 1999, ThermoLase no longer sells its beauty products at the spas. Product revenues increased, to a lesser extent, due to increased demand for its custom products.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998 (CONTINUED)

       Advanced Technology Research segment revenues, excluding intersegment sales, increased to $71.7 million in fiscal 1999 from $37.7 million in fiscal 1998. Revenues increased $32.3 million due to the inclusion of revenues from EMP, which was acquired in May 1998, and LNR, which was acquired in November 1998. Revenues also increased due to an increase in government contracts.

       The gross profit margin was 13% in fiscal 1999, compared with 22% in fiscal 1998. The Personal-care Products and Services segment gross profit margin, excluding intersegment sales, was negative 20% in fiscal 1999 compared with a gross profit margin of 9% in fiscal 1998. ThermoLase's service revenues had a negative gross profit of $13.8 million in fiscal 1999, compared with a negative gross profit of $5.0 million in fiscal 1998. This decrease in gross profit was primarily due to increased overhead costs as a result of the assembly of a management team to oversee the spa operations prior to ThermoLase's decision to sell the spa business and increased spa-specific marketing and advertising expenses related to ThermoLase's conversion of its existing spas to Greenhouse day spas prior to their sale. To a lesser extent, the gross profit margin decreased due to a reduction in higher-margin minimum guaranteed payments relating to international licensing arrangements and initial sign-up fees relating to the licensing program. ThermoLase's product revenues had a gross profit margin of 21% in fiscal 1999, compared with 32% in fiscal 1998, primarily due to the write-off of inventory related to exiting certain branded product lines (Note 8) and, to a lesser extent, changes in product mix. The gross profit margin from the Advanced Technology Research segment, excluding intersegment sales, decreased to 30% in fiscal 1999 from 37% in fiscal 1998. The decrease was primarily due to the inclusion of lower-margin revenues at EMP and LNR.

       Selling, general, and administrative expenses as a percentage of revenues decreased to 32% in fiscal 1999 from 46% in fiscal 1998. The Personal-care Products and Services segment selling, general, and administrative expenses decreased to $16.1 million in fiscal 1999 from $22.3 million in fiscal 1998, primarily due to the ongoing cost-reduction efforts implemented by ThermoLase during the second half of fiscal 1998. These efforts primarily included reductions in personnel. This decrease was offset in part by a $1.6 million provision for uncollectible accounts receivable (Note 8), principally for accounts receivable from parties with whom ThermoLase is terminating business relationships.

       Research and development expenses remained flat at $7.3 million in fiscal 1999 and $7.4 million in fiscal 1998. Research and development spending decreased primarily due to a $1.5 million decrease at ThermoLase primarily due to a reduction in the number of outside testing facilities and consultants used, as well as a reduction in payroll costs, offset in part by the inclusion of $0.6 million of expenses at acquired companies.

       During fiscal 1999, the Company undertook broad-scale restructuring actions. As a result, the Company recorded restructuring and nonrecurring costs of $66.7 million (Note 8). The Company expects to complete its restructuring actions by the middle of fiscal 2000.

       Interest income decreased to $5.2 million in fiscal 1999 from $10.4 million in fiscal 1998, primarily as a result of lower average invested balances due in part to purchases of Company and subsidiary common stock and due to the funding of losses at ThermoLase. Interest expense decreased to $8.4 million in fiscal 1999 from $9.5 million in fiscal 1998, primarily due to the purchase by the Company of a portion of its subordinated convertible debentures in the fourth quarter of fiscal 1998.

       Equity in loss of joint ventures in the accompanying statement of operations represents ThermoLase's proportionate share of losses from its international joint ventures.

       Other expense in fiscal 1999 represents the write-down of an investment held by ThermoLase to its net realizable value and a charge for impairment of a note receivable (Note 8).

       The effective tax rates reflect the establishment of a valuation allowance for the tax benefit associated with losses arising primarily at ThermoLase during fiscal 1999 and 1998. The Company establishes valuation allowances in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company believes that it is more likely than not that tax benefits that arose during these periods will not be used prior to their expiration. The effective tax rate in fiscal 1998 exceeded the statutory federal income tax rate primarily due to the ThermoLase valuation allowance and the effect of state income taxes and certain nondeductible expenses, including amortization of cost in excess of net assets of acquired companies, offset in part by the impact of a nontaxable gain on issuance of subsidiary stock.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998 (CONTINUED)

       The Company recorded minority interest expense of $0.1 million in fiscal 1999, compared with minority interest income of $0.3 million in fiscal 1998. The Company is unable to record minority interest income in ThermoLase's net loss because the Company's minority interest related to ThermoLase has been reduced to zero.

       The Company is a defendant in two patent infringement lawsuits (Note 3) and a lawsuit alleging the Company misappropriated certain other technology owned by a third party (Note 10). An unsuccessful resolution of one or more of these matters could have a material adverse effect on the Company's future results of operations and financial position.

DISCONTINUED OPERATIONS

       The Company's discontinued operations incurred a loss of $19.4 million in fiscal 1999 and had income of $36.4 million in fiscal 1998. The amounts in both periods are net of taxes and minority interest. The decrease resulted primarily from a decrease in gain on issuance of stock by subsidiary in fiscal 1999. In addition, Trex Medical incurred losses in fiscal 1999, compared with profitable operations in fiscal 1998. Trex Medical lost a significant customer in the fourth quarter of fiscal 1998 and had lower demand for general purpose X-ray and radiographic/fluoroscopic systems.

FISCAL 1998 COMPARED WITH FISCAL 1997

CONTINUING OPERATIONS

       The Company's 21% to $77.8 million in fiscal 1998 from $64.2 million in fiscal 1997. Personal-care Products and Services segment revenues decreased to $40.1 million in fiscal 1998 from $45.2 million in fiscal 1997. ThermoLase earned revenues from hair-removal services and related activities of $17.3 million in fiscal 1998, compared with $21.0 million in fiscal 1997. The decrease in revenues resulted in part from reduced demand and price reductions at ThermoLase's Spa Thira locations in fiscal 1998 compared with fiscal 1997, offset in part by an increase in the number of U.S. spas to 14, compared with 13 spas in fiscal 1997. Revenues from ThermoLase's physician-licensing program decreased in fiscal 1998 compared with fiscal 1997, due to a reduction in royalty rates and other changes to the financial terms of the licenses and the termination of two significant licensing contracts, described in the preceding Overview, as well as a decrease in one-time fees due to a decline in the number of new physician licensees. Service revenues included $2.8 million in fiscal 1998 and $4.2 million in fiscal 1997 for minimum guaranteed payments recorded upon granting technology rights under ThermoLase's international licensing arrangements. Revenues at CBI decreased to $22.8 million in fiscal 1998 from $24.2 million in fiscal 1997, primarily due to a shift by certain of its retail customers away from health- and beauty-aid sales. These decreases were offset in part by the inclusion of $0.8 million of revenues from The Greenhouse Spa, acquired in June 1998 (Note 3).

       Advanced Technology Research segment revenues, excluding intersegment sales, increased to $37.7 million in fiscal 1998 from $19.0 million in fiscal 1997. Revenues increased $14.3 million due to the inclusion of revenues for the full period from CCS, acquired in July 1997, and revenues from EMP, acquired in May 1998. In addition, revenues increased due to expanded efforts on certain research and development contracts.

       The gross profit margin was 22% in fiscal 1998, compared with 25% in fiscal 1997. The Personal-care Products and Services segment gross profit margin, excluding intersegment eliminations, was 9% in fiscal 1998, compared with 20% in fiscal 1997. ThermoLase's service revenues had negative gross profit of $5.0 million in fiscal 1998, compared with gross profit of $1.4 million in fiscal 1997. Each period was impacted by the operations of the Spa Thira business, which has been operating below maximum capacity as ThermoLase attempted to develop its client base, expand its product lines, and refine its operating procedures. The gross profit decreased in fiscal 1998, primarily due to the decrease in revenues at ThermoLase's Spa Thira locations and the physician-licensing program, as well as increased fixed costs associated with operating more spas in fiscal 1998. This decrease in gross profit was offset in part by the effect of licensing fees and minimum guaranteed payments relating to international licensing arrangements, which have a relatively high gross profit margin. In addition, fiscal 1997 was negatively impacted by pre-opening costs incurred in connection with new spa openings. The gross profit margin at CBI was 32% in both periods. The gross

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FISCAL 1998 COMPARED WITH FISCAL 1997 (CONTINUED)

profit margin from the Advanced Technology Research segment, excluding intersegment eliminations, was 37% in fiscal 1998, compared with 32% in fiscal 1997. This increase was primarily due to the inclusion of higher-margin revenues at CCS.

       Selling, general, and administrative expenses as a percentage of revenues was 46% in fiscal 1998 and 1997.

       Research and development expenses were $7.4 million in fiscal 1998 and 1997. Research and development costs increased primarily due to the inclusion of $2.5 million of expenses at acquired companies offset by decreased spending at ThermoLase. ThermoLase's decrease in spending related primarily to a reduction in the number of outside testing facilities and consultants used, as well as a reduction in payroll costs (Note 8).

       During fiscal 1998, ThermoLase recorded restructuring costs of $10.2 million, primarily related to closing three of its domestic spas, closing its spa in France, and liquidating the related French joint venture, and relocating its corporate office to its CBI subsidiary in Carrollton, Texas (Note 8).

       During fiscal 1997, Trex Communication wrote off $1.4 million of acquired technology in development in connection with the acquisition of CCS (Note 3).

       Interest income increased to $10.4 million in fiscal 1998 from $2.9 million in fiscal 1997, primarily due to interest income earned on the invested proceeds from the Company's November 1997 issuance of $124.5 million principal amount of 3 1/4% subordinated convertible debentures and ThermoLase's August 1997 issuance of $115.0 million principal amount of 4 3/8% subordinated convertible debentures (Note 8), offset in part by cash used to fund the loss at ThermoLase. Interest expense increased to $9.5 million in fiscal 1998 from $0.8 million in fiscal 1997, primarily due to the issuance of subordinated convertible debentures.

       The Company adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. As a result of the sale of stock by a subsidiary, the Company recorded a gain of $5.9 million in fiscal 1997 (Note 11). This gain represents an increase in the Company's net investment in the subsidiary and is classified as "Gain on issuance of stock by subsidiary" in the accompanying statement of operations. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to realize gains from such transactions in the future.

       Equity in loss of joint ventures in the accompanying statement of operations represents ThermoLase's proportionate share of losses from its international joint ventures, beginning in the third quarter of fiscal 1997 (Note 3).

       The effective tax rate exceeded the statutory federal income tax rate in fiscal 1998 primarily due to losses at ThermoLase. The effective tax rate in fiscal 1998 also reflects the establishment of a valuation allowance for the tax asset associated with previously benefited loss carryforwards and the tax loss arising in fiscal 1998 at ThermoLase. The Company establishes valuation allowances in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." The increase in the valuation allowance in fiscal 1998 is a result of ThermoLase's increased operating losses, uncertainty concerning ThermoLase's ability to successfully convert its existing spas to Greenhouse spas (Note 1), and resulting uncertainty concerning realization of the tax asset (Note 6). The effective tax rate in fiscal 1997 was below the statutory federal income tax rate primarily due to nontaxable gains on issuances of subsidiary stock, offset in part by the impact of a nondeductible write-off of acquired technology at CCS (Note 3) and the impact of state income taxes and nondeductible amortization of cost in excess of net assets of acquired companies.

       Minority interest income was $0.3 million in fiscal 1998, compared with minority interest income of $3.9 million in fiscal 1997, primarily due to the Company's inability to record minority interest income in ThermoLase's net loss, because the Company's minority interest liability related to ThermoLase has been reduced to zero.

DISCONTINUED OPERATIONS

       The Company's discontinued operations had income of $36.4 million and $12.9 million in fiscal 1998 and 1997, respectively, net of taxes and minority interest. The increase resulted primarily from an increase in gain on issuance of stock by subsidiary in fiscal 1998.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



LIQUIDITY AND CAPITAL RESOURCES

       Consolidated working capital was $168.9 million at October 2, 1999, compared with $253.1 million at October 3, 1998. Included in working capital are cash, cash equivalents, and available-for-sale investments of $75.7 million at October 2, 1999, compared with $122.5 million at October 3, 1998. Of the $75.7 million balance at October 2, 1999, $1.4 million was held by the Company's majority-owned subsidiaries, and the remainder was held by the Company and its wholly owned subsidiary. In addition, as of October 2, 1999, the Company had $30.2 million invested in an advance to Thermo Electron. Of the $30.2 million balance, $20.1 million was advanced by the Company's majority-owned subsidiaries and the remainder by the Company and its wholly owned subsidiaries. Prior to the use of a new domestic cash management arrangement between the Company and Thermo Electron Corporation, which became effective June 1999, amounts invested with Thermo Electron were included in cash and cash equivalents.

       Net cash used in operating activities during fiscal 1999 was $30.2 million, which consisted of $34.5 million used by continuing operations and $4.3 million provided by discontinued operations. Cash was primarily used to fund the Company's loss, excluding noncash items. Cash of $12.0 million was provided by an increase in other current liabilities, primarily due to restructuring costs recorded during fiscal 1999, which were not paid as of October 2, 1999 (Note 8). Of the total restructuring costs accrued as of October 2, 1999, as well as future costs that will be incurred in fiscal 2000, the Company expects to pay $10.0 million in fiscal 2000 and $8.8 million in fiscal 2001 and thereafter through the expiration of various leases in fiscal 2014. The timing of these cash payments will be affected by the terms of any subleases or settlement arrangements with landlords.

       Excluding available-for-sale investments and advance to affiliate activity, the Company's primary investing activities consisted of an acquisition and capital expenditures. The Company expended $18.8 million, net of cash acquired, for an acquisition (Note 3). The Company expended $10.6 million for property, plant, and equipment during fiscal 1999. The Company expects to make capital expenditures of approximately $2.4 million during fiscal 2000.

       In November 1999, the Company agreed to purchase the outstanding shares of Trex Communications that it did not already own for $4.00 per share. The Company expects that the total cash outlay for purchasing the minority interest in Trex Communications as well as settling an obligation to deliver cash or shares of Trex Communications in connection with a fiscal 1999 acquisition (Note
3) will be approximately $18 million. In December 1999, the Company sold the CCS subsidiary of Trex Communications for $8.0 million in cash and a $2.0 million note receivable due in December 2004 (Note 18). The sale is subject to a post-closing adjustment based on a determination of net working capital of CCS at the date of sale. In February 2000, the Company sold its Trex Communications subsidiary for $48.7 million, subject to a post-closing adjustment based upon a determination of the net book value of Trex Communications at the date of the sale (Note 18). Also, subsequent to year end, Trex Medical sold a building for $3.3 million in cash and a small operating division for $0.4 million in cash.

       The Company's financing activities of continuing operations provided $41.8 million of cash during fiscal 1999. In June 1999, the Company sold shares of its common stock to Thermo Electron for proceeds of $41.8 million. During this period, two of the Company's majority-owned subsidiaries expended $24.1 million to purchase their own securities. These purchases were funded from working capital. As of October 2, 1999, an additional $2.4 million may be purchased through December 1999 under a subsidiary's authorization from its Board of Directors.

       In October 1999, the American Stock Exchange (the Exchange) notified ThermoLase that if ThermoLase did not have a definitive agreement to merge with Thermo Electron by December 15, 1999, the Exchange would request a meeting to discuss its intent to proceed with delisting ThermoLase's shares from the Exchange due to a possible failure to meet listing requirements. Holders of ThermoLase's subordinated convertible debentures would be entitled to have their debentures redeemed by ThermoLase if ThermoLase's shares are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. As a result of the agreement to merge with Thermo Electron, described in
Note 16, ThermoLase expects that its shares will continue to be listed through the completion of the merger transaction. Accordingly, the Company has classified the debentures as long-term in the accompanying fiscal 1999 balance sheet.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

       The Company believes its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future. Thermo Electron has expressed its willingness to lend Trex Medical up to $10 million for short-term liquidity should the need arise. ThermoLase has an obligation to pay $40.5 million, in the aggregate, to the holders of redemption rights if all of the holders thereof exercise their redemption rights in April 2001 when such rights become exercisable. ThermoLase does not have sufficient funds to satisfy these obligations. The Company has agreed to reimburse Thermo Electron, the guarantor of this obligation, in the event that Thermo Electron needs to make a payment on such guaranty. The exercise of the redemption rights would adversely affect the Company's liquidity in fiscal 2001.

       Although the Company does not presently intend to actively seek to acquire additional businesses in the near future, it may consider acquiring one or more complementary businesses if they are presented to the Company on terms the Company believes to be attractive. Such acquisitions may require significant amounts of cash. The Company expects that it will finance acquisitions of businesses, if any, at its majority-owned and wholly owned subsidiaries through a combination of internal funds and/or short-term borrowings from Thermo Electron, although it has no agreement that funds will be available from Thermo Electron on acceptable terms or at all.

MARKET RISK

       The Company is exposed to market risk from changes in equity prices and interest rates which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.

EQUITY PRICES

       The Company's convertible obligations are sensitive to fluctuations in the price of Company or subsidiary common stock into which the obligations are convertible. In addition, common stock of subsidiary subject to redemption is sensitive to fluctuations in the price of ThermoLase units. Changes in equity prices would result in changes in the fair value of the Company's convertible obligations and common stock of subsidiary subject to redemption due to the difference between the current market price and the market price at the date of issuance of the financial instrument. A 10% increase in the fiscal year-end 1999 and 1998 market equity prices would result in a negative impact of $4.3 million and $24.4 million, respectively, on the net fair value of the Company's price-sensitive equity financial instruments. The change in the net fair value from fiscal 1998 to 1999 is primarily due to a decrease in the market price of the Company's and ThermoLase's common stock relative to the conversion price of the debentures.

INTEREST RATES

       The Company's available-for-sale investments and long-term obligations are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase or issuance of the financial instrument. A 10% decrease in fiscal year-end 1999 and 1998 market interest rates would result in a negative impact of $1.6 million and $1.7 million, respectively, on the net fair value of the Company's interest sensitive financial instruments.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



YEAR 2000

       The following information constitutes a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act. The Company continues to assess the potential impact of the year 2000 date recognition issue on the Company's internal business systems, products, and operations. The Company's year 2000 initiatives include (i) testing and upgrading significant information technology systems and facilities; (ii) testing and developing upgrades, if necessary, for the Company's current products and certain discontinued products; (iii) assessing the year 2000 readiness of its key suppliers and vendors; and (iv) developing a contingency plan.

THE COMPANY'S STATE OF READINESS

       The Company has implemented a compliance program to ensure that its critical information technology systems and non-information technology systems will be ready for the year 2000. The first phase of the program, testing and evaluating the Company's critical information technology systems and non-information technology systems for year 2000 compliance, has been substantially completed. During phase one, the Company tested and evaluated its significant computer systems, software applications, and related equipment for year 2000 compliance. The Company also evaluated the potential year 2000 impact on its critical non-information technology systems, which efforts included testing the year 2000 readiness of its manufacturing, utility, and telecommunications systems at its critical facilities. During phase two of its program, the Company remediated any material noncompliant systems or non-information technology systems identified during phase one. The Company has upgraded or replaced its material noncompliant information technology systems. In many cases, such upgrades or replacements were made in the ordinary course of business, without accelerating previously scheduled upgrades or replacements. There can be no assurance that the Company has identified all of the year 2000 problems with its critical information technology systems and facilities.

       The Company has also tested and evaluated the year 2000 readiness of the material products that it currently manufactures and sells. The Company believes that all such material products are year 2000 compliant or not date sensitive. However, as many of the Company's products are complex, interact with or incorporate third-party products, and operate on computer systems that are not under the Company's control, there can be no assurance that the Company has identified all of the year 2000 problems with its current products. Certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant nor capable of being upgraded to make them year 2000 compliant. The Company has made upgrades and/or has potential solutions for all currently supplied products available to customers or dealers.

       The Company has assessed the year 2000 readiness of key suppliers and vendors that are believed to be significant to the Company's business operations. As part of this effort, the Company developed and distributed questionnaires relating to year 2000 compliance to its significant suppliers and vendors. No significant supplier or vendor has indicated that it believes its business operations will be materially disrupted by the year 2000 issue.

CONTINGENCY PLAN

       The Company has developed a contingency plan that will allow its primary business operations to continue despite disruptions due to year 2000 problems. The plan identifies and secures alternate suppliers. As the Company continues to evaluate the year 2000 readiness of its business systems and facilities, products, and significant suppliers and vendors, it will modify and adjust its contingency plan as may be required.

ESTIMATED COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES

       To date, costs incurred in connection with the year 2000 issue have not been material. Year 2000 costs relating to products and facilities were funded from working capital. All internal costs and related external costs, other than capital additions, related to year 2000 remediation have been expensed as incurred. The Company does not track internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information systems group.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


YEAR 2000 (CONTINUED)

REASONABLY LIKELY WORST CASE SCENARIO

       At this point in time, the Company is not able to determine the most reasonably likely worst case scenario to result from the year 2000 issue. One possible worst case scenario would be that certain of the Company's material suppliers or vendors experience business disruptions due to the year 2000 issue and are unable to provide materials and services to the Company on time. The Company's operations could be delayed or temporarily shut down, and it could be unable to meet its obligations to customers in a timely fashion. The Company's business, operations, and financial condition could be adversely affected in amounts that cannot be reasonably estimated at this time. If the Company believes that any of its key suppliers or vendors may not be year 2000 compliant, it will seek to identify and secure other suppliers or vendors as part of its contingency plan.

RISKS OF THE COMPANY'S YEAR 2000 ISSUES

       While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third-party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. As discussed above, if any of the Company's material suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue, and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a material adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS


       In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important risk factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 2000 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

       NEED FOR CONTINUED PRODUCT DEVELOPMENT; NO ASSURANCE OF COMMERCIALIZATION OF PRODUCTS UNDER DEVELOPMENT. Many of the industries the Company competes in are subject to rapid and significant technological change and evolving industry standards necessitating ongoing product development. The development and commercialization of new technologies and the introduction of new products and services can render existing products and services obsolete or unmarketable. There can be no assurance that the Company will be successful in selecting, developing, manufacturing, and marketing new products or enhancing its existing products or that developments by other companies will not render its existing products or technologies obsolete or noncompetitive.

       A number of the Company's potential products are currently under development. There are a number of technological challenges that the Company must successfully address to complete any of its development efforts on these products. Some of these products will require significant additional research and development, as well as successful efforts to commercialize such products. There can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future by the Company, will be technologically feasible or accepted by the marketplace, or that any such development will be completed in any particular time frame.

       The Company has developed several of its core technologies in connection with government-sponsored research and development. The Company is seeking government funding for further applications of these core technologies, but there can be no assurance that such funding can be obtained on favorable terms, if at all. In addition, the Company does not expect that government funding will be sufficient to complete the development of the Company's proposed commercial products based on these core technologies.

       DIFFICULTY IN RETAINING QUALIFIED MANAGEMENT AND PERSONNEL. The Company and ThermoLase have had difficulty in retaining personnel, due in part to uncertainties relating to their businesses, and with respect to ThermoLase, the relocation of ThermoLase headquarters to Carrollton, Texas. The future success of the Company and ThermoLase depend in part on whether they can attract and retain highly qualified personnel. The Company and ThermoLase face significant competition for the services of such personnel. There can be no assurance that they will attract and retain personnel with the background and expertise necessary to support continuing businesses. The failure to hire and retain such personnel could materially adversely affect the financial position and results of operations of the Company and ThermoLase.

       RISKS ASSOCIATED WITH GOVERNMENT CONTRACTS. Funding for the Company's federal contracts is appropriated by Congress annually, and there can be no assurance that the Company's existing contracts will be renewed or that funding for programs under which the Company's contracts are funded will continue at present levels or at all. Decreases in appropriations may result in delay, reduction, or termination of the Company's government contracts. Decreases or uncertainties in appropriations for programs under which the Company's government contracts are funded could have a material adverse effect on the results of operations, financial condition, and business of the Company. The Company's federal government contracts may be terminated, in whole or in part, at the discretion of the government. In addition, the Company's federal government contract costs and fees are subject to adjustment based on audits by the Defense Contract Audit Agency. Furthermore, the Company's eligibility to perform under its federal government contracts requires the Company to maintain adequate security measures. The termination of a federal government contract or the reduction of fees under such a contract could have a material adverse effect on the results of operations, financial condition, and business of the Company.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

       The Company sometimes participates in government contracting programs as a subcontractor. The Company's subcontracts are conditioned on the continuation of the prime contract. The Company assumes the risk that the prime contractor will default and that the federal government will terminate the prime contract.

       RISK OF DECREASES IN MILITARY WEAPONS SPENDING. The U.S. government's expenditures on military weapons have decreased over the past decade. Historically, a portion of the Company's revenues have been generated from contracts relating to military weapons, including ballistic missile defense. Further reductions in military weapons spending could have a material adverse effect on the results of operations, financial condition, and business of the Company.

       GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVALS. Certain of the Company's products are subject to regulation by the United States Food and Drug Administration (FDA). Most of CBI's products are classified as cosmetics, which are regulated by the FDA, and are subject to inspection by the FDA. Furthermore, CBI manufactures a few preparations, principally sunscreens and skin-bleaching agents, that are classified as over-the-counter drugs, and CBI has an FDA license for this purpose. This license requires, among other things, that CBI adheres to the FDA's Good Manufacturing Practices procedures for finished pharmaceuticals, and subjects CBI's facility to inspection by the FDA. CBI also markets nutritional supplements that are also subject to FDA regulations. The FDA imposes various requirements on manufacturers and sellers of products under its jurisdiction such as labeling, manufacturing practices, record keeping, and reporting, and may also require post-market testing and surveillance programs of drugs or devices to monitor a product's effects. Obtaining regulatory approvals is a lengthy, expensive, and uncertain process. There can be no assurance that regulatory agencies will grant the necessary clearances or that the process to obtain such clearances will not be excessively expensive or lengthy. Failure to comply with applicable regulatory requirements can result in, among other things, civil and criminal fines, suspensions of approvals, recalls of products, seizures, injunctions, and/or criminal prosecutions.

       INTENSE COMPETITION. ThermoLase faces intense competition in the market for personal-care products and services. Competition limits the prices ThermoLase is able to charge for its products.

       INTELLECTUAL PROPERTY RIGHTS, UNCERTAINTIES, AND LITIGATION. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through development and the regulatory approval process to the marketplace. Proprietary rights relating to the Company's products will be protected from unauthorized use by third parties only to the extent that they are covered by enforceable patents or are maintained in confidence as trade secrets. Certain technology that may be used in the Company's products is not covered by any patent or patent application and, therefore, may be the subject of ownership disputes. The Company generally relies on trade secrecy agreements to protect such technology, but there can be no assurance that such agreements will provide meaningful protection or that others will not independently develop substantially equivalent technology. There can be no assurance that patent applications covering the Company's products will be successfully filed or that patents will ultimately issue. Further, even if patents are issued, the protection afforded by such patents and the Company's existing patents will depend upon their scope and validity. In addition, there can be no assurance that the Company's patents will not be challenged. There may be patents or other intellectual property rights owned by others, which if infringed by the Company would permit the owner to prevent the Company from making, selling, or using the affected product or process and to be entitled to damages for past infringement. ThermoLase has from time to time received allegations that the SoftLight process infringes the intellectual property rights of others, and may receive similar allegations in the future. Protection and defense of intellectual property rights may involve the commitment of large amounts of time and financial resources. Furthermore, the government retains a non-exclusive, royalty-free license to use technology developed under government contracts, for government purposes. If the Company decides not to pursue further development of government-sponsored technology, the government could, in certain circumstances, transfer that technology to a third party.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS


       In April 1992, Fischer Imaging Corporation commenced a lawsuit in the United States District Court, District of Colorado, against Trex Medical's Lorad division, alleging that Lorad's prone breast-biopsy system infringes a Fischer patent on a precision mammographic needle-biopsy system. In April 1998, Fischer filed a second lawsuit in the same court against Lorad, alleging that its manufacture of breast-imaging equipment and breast-biopsy systems incorporating a digital-imaging system, which includes Lorad's prone breast-biopsy system, infringes a second Fischer patent on a motorized mammographic biopsy apparatus, which was issued April 7, 1998. Each of these suits requests a permanent injunction, treble damages, and attorneys' fees and expenses. These two lawsuits have been consolidated into a single lawsuit. If Trex Medical is unsuccessful in defending this lawsuit, it may be enjoined from manufacturing and selling its Trex Universal Breast Biopsy System (formerly called the StereoGuide) without a license from Fischer. No assurance can be given that Trex Medical will be able to obtain such a license, if required, on commercially reasonable terms, if at all. In addition, Trex Medical may be subject to damages for past infringement. No assurance can be given as to whether Trex Medical will be subject to such damages or the amount of damages that Trex Medical may be required to pay.

       On October 20, 1998, a former employee of Trex Medical filed a lawsuit against the Company and Trex Medical alleging theft of trade secrets related to the high-transmission cellular (HTC)(TM) grid, a component for some of Trex Medical's mammography systems.

       Trex Medical's Trophy division is party to a lawsuit in the United States District Court for the Eastern District of New York against Schick Technologies, Inc., alleging infringement of a Trophy patent relating to dental X-ray apparatus. Schick has filed a counterclaim against Trophy alleging infringement of a Schick patent that also relates to dental X-ray apparatus. Each of the parties is seeking a declaration that the opposing party's patent is invalid, a permanent injunction, treble damages, and attorneys' fees and expenses.

       The unfavorable outcome of any one or more of the above described matters could have a material adverse effect on the Company's business, results of operations, and financial position. The Company's competitors and other parties hold other various patents and patent applications in the fields in which the Company operates. There can be no assurance that the Company will not be found to have infringed third-party patents and, in the event of such infringement, the Company may be required to alter its products or processes, pay licensing fees, or cease making and selling any infringing products and pay damages for past infringement.

       OPERATING LOSSES AT THERMOLASE. ThermoLase incurred losses of $93.3 million, $41.2 million, $12.4 million, $1.4 million, and $1.7 million in fiscal 1999, 1998, 1997, 1996, and 1995, respectively. There can be no assurance that ThermoLase will achieve profitable operations in any future period.

       POTENTIAL FOR CUSTOMER CLAIMS; PRODUCT LIABILITY. ThermoLase has received complaints from several of its physician licensees, joint venture partners, and consumers stating that the SoftLight hair-removal process has not met their expectations. Some of these parties have filed lawsuits with respect to such complaints. ThermoLase may receive similar allegations and/or become subject to similar lawsuits in the future. There can be no assurance that additional litigation relating to such claims will not be brought against ThermoLase, or that ThermoLase would prevail in any or all such cases, if brought. Neither the Company nor ThermoLase has insurance coverage for such claims. In addition, the laser hair-removal and skin-resurfacing market involves the treatment of persons who could be harmed by or have an adverse reaction to the SoftLight laser resulting in liability claims against ThermoLase. Such claims could result in damages against ThermoLase and negative publicity. ThermoLase currently carries general liability, product liability, and other insurance coverage. There can be no assurance that such coverage will be adequate to cover all losses arising from such claims or that in the future such insurance will be available to ThermoLase at reasonable cost or at all.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS


       RISKS ASSOCIATED WITH CASH MANAGEMENT ARRANGEMENT WITH THERMO ELECTRON. The Company participates in a cash management arrangement with Thermo Electron. Under this cash management arrangement, the Company lends its excess cash to Thermo Electron on an unsecured basis. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents and/or immediately available bank lines of credit equal to at least 50% of all funds invested under the cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The funds are held on an unsecured basis and therefore are subject to the credit risk of Thermo Electron. The Company's ability to receive its cash upon notice of withdrawal could be adversely affected if participants in the cash management arrangement demand withdrawal of their funds in an aggregate amount in excess of the 50% reserve required to be maintained by Thermo Electron. In the event of a bankruptcy of Thermo Electron, the Company would be treated as an unsecured creditor and its right to receive funds from the bankruptcy estate would be subordinated to secured creditors and would be treated on a pari passu basis with all other unsecured creditors. Further, all cash withdrawn by the Company from the cash management arrangement within one year before the bankruptcy would be subject to rescission. The inability of Thermo Electron to return the Company's cash on a timely basis or at all could have a material adverse effect on the Company's results of operations and financial position.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

                         SELECTED FINANCIAL INFORMATION


                                                                                                                          Nine
                                                                                                                        Months
                                                                           Year Ended                                 Ended (d)
                                              ---------------------------------------------------------------------  ------------
                                                  Oct. 2,       Oct. 3,      Sept. 27,     Sept. 28,      Sept. 30,    Sept. 30,
(In thousands except per share amounts)         1999 (a)       1998 (b)      1997 (c)           1996           1995         1995
--------------------------------------------- ------------ -------------- ------------- -------------- ------------- ------------
                                                                                                   (Unaudited)
STATEMENT OF OPERATIONS DATA
Revenues                                      $   107,997   $    77,796    $    64,217   $    40,383    $    41,455   $    31,589
Income (Loss) from Continuing
 Operations Before Extraordinary Item            (104,412)      (41,989)        (4,494)       (2,240)        29,307        30,216
Net Income (Loss)                                (123,828)       (2,613)         8,441        42,575         36,658        36,341
Earnings (Loss) per Share from
 Continuing Operations Before
 Extraordinary Item:
    Basic                                          (5.26)         (2.24)         (.23)          (.12)          1.55          1.60
    Diluted                                        (5.26)         (2.24)         (.23)          (.12)          1.52          1.56
Earnings (Loss) per Share:
    Basic                                          (6.24)          (.14)           .44          2.23           1.94          1.92
    Diluted                                        (6.24)          (.14)           .44          2.23           1.90          1.87

BALANCE SHEET DATA
Working Capital                               $   168,863   $   253,085    $   186,362   $   121,331                  $   100,707
Total Assets                                      369,578       437,129        371,504       250,511                      210,228
Long-term Obligations                             203,993       204,014        115,000             -                            -
Common Stock of Subsidiary Subject to
 Redemption                                        40,500        40,500         40,500             -                            -
Shareholders' Investment                           59,558       147,523        176,135       205,079                      162,388

(a) Reflects restructuring and related costs of $76.4 million and the November 1998 acquisition of LNR.

(b) Reflects restructuring costs of $10.2 million; and $5.9 million for the establishment of a tax valuation allowance. Also reflects the Company's issuance of $124.5 million principal amount of 3 1/4% subordinated convertible debentures and an extraordinary gain of $3.0 million, net of taxes.

(c) Reflects the July 1997 acquisition of CCS and the issuance of stock by a subsidiary, which resulted in nontaxable gains of $5.9 million. Also reflects the issuance by ThermoLase of $115.0 million principal amount of 4 3/8% subordinated convertible debentures, the issuance of an $11.0 million promissory note to Thermo Electron, and the reclassification of $40.5 million to "Common stock of subsidiary subject to redemption" from "Shareholders' investment" and "Minority interest" due to ThermoLase's stock exchange transaction.

(d) In September 1995, the Company changed its fiscal year end from the Saturday nearest December 31 to the Saturday nearest September 30. Accordingly, the Company's 39-week transition period ended September 30, 1995, is presented.

THERMOTREX CORPORATION                                 1999 FINANCIAL STATEMENTS

COMMON STOCK MARKET INFORMATION

       The Company's common stock is traded on the American Stock Exchange under the symbol TKN. The following table sets forth the high and low sales prices of the Company's common stock for fiscal 1999 and 1998, as reported in the consolidated transaction reporting system.


                                                                                   Fiscal 1999              Fiscal 1998
                                                                          -------------------------    --------------------
Quarter                                                                        High          Low            High         Low
------------------------------------------------------------------------- ------------- -------------- ------------- -----------

First                                                                     $13 7/8        $   8 1/8     $28  1/8          $21 3/4
Second                                                                      8 13/16          5 5/16     23  1/4           17
Third                                                                       8 11/16          5 1/4      21  7/8           17 1/8
Fourth                                                                      9                6 1/4      18 15/16          12 1/2


       As of October 29, 1999, the Company had 441 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on October 29, 1999, was $7 1/16 per share.

       Common stock of the Company's majority-owned public subsidiaries is traded on the American Stock Exchange: ThermoLase Corporation (TLZ) and Trex Medical Corporation (TXM).

DIVIDEND POLICY

       The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.

                                                                      APPENDIX E

            QUARTERLY REPORT ON FORM 10-Q OF THERMOTREX CORPORATION
                      FOR THE QUARTER ENDED APRIL 1, 2000

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

              ----------------------------------------------------

                                    FORM 10-Q

(mark one)

[X] Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Quarter Ended April 1, 2000

[ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 1-10791

                             THERMOTREX CORPORATION

             (Exact name of Registrant as specified in its charter)

Delaware                                                              52-1711436
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

10455 Pacific Center Court
San Diego, California                                                 92121-4339
(Address of principal executive offices)                              (Zip Code)

       Registrant's telephone number, including area code: (781) 622-1000

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days. Yes [ X ] No [ ]

Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date.

              CLASS                         OUTSTANDING AT APRIL 28, 2000
   ----------------------------             -----------------------------
   Common Stock, $.01 par value                       22,990,687

PART I - FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS

                             THERMOTREX CORPORATION

                           Consolidated Balance Sheet
                                   (Unaudited)

                                     Assets



                                                                     April 1,   October 2,
(In thousands)                                                           2000        1999
------------------------------------------------------------------------------ ----------
Current Assets:
 Cash and cash equivalents                                           $ 57,144   $ 11,483
 Advance to affiliate                                                  78,225     30,199
 Available-for-sale investments, at quoted market value (amortized
    cost of $64,169)                                                       --     64,174
 Accounts receivable, less allowances of $813 and $2,444                7,397     15,181
 Unbilled contract costs and fees                                       7,565     14,606
 Inventories:
    Raw materials and supplies                                          4,250      7,727
    Work in process                                                       556      3,826
    Finished goods                                                        369        810
 Deferred tax asset                                                     3,662      4,310
 Prepaid expenses and other assets                                      4,419      6,059
 Net assets from discontinued operations (Note 10)                     58,106     65,349
                                                                     --------   --------

                                                                      221,693    223,724
                                                                     --------   --------

Property, Plant, and Equipment, at Cost                                12,294     22,100
 Less:  Accumulated depreciation and amortization                       5,531      7,341
                                                                     --------   --------

                                                                        6,763     14,759
                                                                     --------   --------

Prepaid Income Taxes and Other Assets                                   9,704     10,703
                                                                     --------   --------

Cost in Excess of Net Assets of Acquired Companies                     11,149     28,233
                                                                     --------   --------

Long-term Net Assets from Discontinued Operations (Note 10)            35,250     92,159
                                                                     --------   --------

                                                                     $284,559   $369,578
                                                                     ========   ========


                             THERMOTREX CORPORATION

                                   (Unaudited)

                    Liabilities and Shareholders' Investment



                                                                         April 1,   October 2,
(In thousands except share amounts)                                          2000         1999
-----------------------------------------------------------------------------------------------
Current Liabilities:
 Current maturities of long-term obligations                            $      --    $   1,448
 Accounts payable                                                           3,530        7,011
 Accrued payroll and employee benefits                                      2,051        4,294
 Accrued restructuring costs (Note 6)                                      16,423       19,013
 Payable for acquired company (Note 7)                                      1,436        5,000
 Other accrued expenses (Note 7)                                           19,574       17,332
 Due to parent company and affiliated companies                               562          763
                                                                        ---------    ---------

                                                                           43,576       54,861

Deferred Income Taxes                                                       1,818        2,096
                                                                        ---------    ---------

Deferred Lease Liability                                                      194          233
                                                                        ---------    ---------

Long-term Obligations:
 Subordinated convertible debentures (includes $27,590 and $18,225 of
    related-party debt)                                                   203,948      203,948
 Other                                                                         --           45
                                                                        ---------    ---------

                                                                          203,948      203,993
                                                                        ---------    ---------

Common Stock of Subsidiary Subject to Redemption                           40,500       40,500
                                                                        ---------    ---------

Minority Interest                                                              --        8,337
                                                                        ---------    ---------

Shareholders' Investment:
   Common stock, $.01 par value, 50,000,000 shares authorized;
    23,338,377 and 23,302,518 shares issued                                   233          233
 Capital in excess of par value                                           110,557      109,043
 Accumulated deficit                                                      (95,685)     (28,844)
 Treasury stock at cost, 920,628 and 933,421 shares                       (20,582)     (20,877)
 Accumulated other comprehensive items (Note 2)                                --            3
                                                                        ---------    ---------

                                                                           (5,477)      59,558

                                                                        $ 284,559    $ 369,578
                                                                        =========    =========


The accompanying notes are an integral part of these consolidated financial statements.

                             THERMOTREX CORPORATION

                      Consolidated Statement of Operations
                                   (Unaudited)



                                                                                             THREE MONTHS ENDED
                                                                                            --------------------
                                                                                            April 1,    April 3,
(In thousands except per share amounts)                                                     2000          1999
----------------------------------------------------------------------------------------------------- -------------
Revenues:
 Product revenues                                                                           $  8,315    $ 17,215
 Contract revenues                                                                             6,071       4,649
 Service revenues                                                                                 23       5,368
                                                                                            --------    --------

                                                                                              14,409      27,232
                                                                                            --------    --------

Costs and Operating Expenses:
 Cost of product revenues                                                                      7,399      11,316
 Cost of contract revenues                                                                     4,990       3,773
 Cost of service revenues                                                                         30       8,456
 Selling, general, and administrative expenses                                                 4,293       8,329
 Research and development expenses                                                             1,609       1,919
 Restructuring and unusual costs (income), net (Notes 6 and 8)                                (3,301)        540
                                                                                            --------    --------

                                                                                              15,020      34,333
                                                                                            --------    --------

Operating Loss                                                                                  (611)     (7,101)

Interest Income                                                                                1,775       1,159
Interest Expense (includes $272 and $132 to related party)                                    (2,144)     (2,113)
Other Income, Net (Note 6)                                                                     1,554          --
                                                                                            --------    --------

Income (Loss) from Continuing Operations Before Income Taxes                                     574      (8,055)
Income Tax (Provision) Benefit                                                                   311        (454)
                                                                                            --------    --------

Income (Loss) from Continuing Operations                                                         885      (8,509)
Loss from Discontinued Operations (net of income tax benefit and minority
 interest income of $3,597 in 1999; Note 10)                                                      --      (2,866)
                                                                                            --------    --------

Net Income (Loss)                                                                           $    885    $(11,375)
                                                                                            ========    ========

Basic and Diluted Earnings (Loss) per Share from Continuing Operations (Note 3)             $    .04    $   (.46)
                                                                                            ========    ========

Basic and Diluted Earnings (Loss) per Share (Note 3)                                        $    .04    $   (.61)
                                                                                            ========    ========

Weighted Average Shares (Note 3):

 Basic                                                                                        22,383      18,658
                                                                                            ========    ========

 Diluted                                                                                      22,457      18,658
                                                                                            ========    ========


The accompanying notes are an integral part of these consolidated financial statements.

                             THERMOTREX CORPORATION

                      Consolidated Statement of Operations
                                   (Unaudited)



                                                                                             SIX MONTHS ENDED
                                                                                           ------------------------
                                                                                            April 1,       April 3,
(In thousands except per share amounts)                                                     2000           1999
----------------------------------------------------------------------------------------------------- -------------
Revenues:
 Product revenues                                                                           $ 23,963    $ 31,068
 Contract revenues                                                                            10,575       9,424
 Service revenues                                                                                900       9,588
                                                                                            --------    --------

                                                                                              35,438      50,080
Costs and Operating Expenses:
 Cost of product revenues                                                                     18,765      20,272
 Cost of contract revenues                                                                     8,821       7,982
 Cost of service revenues                                                                        617      15,914
 Selling, general, and administrative expenses                                                 9,585      16,949
 Research and development expenses                                                             3,221       3,813
 Restructuring and unusual costs (income), net (Notes 6 and 8)                                (3,015)        540
                                                                                            --------    --------

                                                                                              37,994      65,470
                                                                                            --------    --------

Operating Loss                                                                                (2,556)    (15,390)

Interest Income                                                                                3,171       2,643
Interest Expense (includes $443 and $262 to related party)                                    (4,258)     (4,225)
Equity in Loss of Joint Ventures                                                                  --        (200)
Other Income, Net (Note 6)                                                                     1,554          --
                                                                                            --------    --------

Loss from Continuing Operations Before Income Taxes and Minority Interest                     (2,089)    (17,172)
Income Tax (Provision) Benefit                                                                   126        (652)
Minority Interest Income                                                                          --          21
                                                                                            --------    --------

Loss from Continuing Operations                                                               (1,963)    (17,803)
Loss from Discontinued Operations (net of income tax benefit and minority interest income
 of $5,056 and $5,310; Note 10)                                                               (4,878)     (3,776)
Provision for Loss on Disposal of Discontinued Operations (Note 10)                          (60,000)         --
                                                                                            --------    --------

Net Loss                                                                                    $(66,841)   $(21,579)
                                                                                            ========    ========

Basic and Diluted Loss per Share from Continuing Operations (Note 3)                        $   (.09)   $   (.95)
                                                                                            ========    ========

Basic and Diluted Loss per Share (Note 3)                                                   $  (2.99)   $  (1.16)
                                                                                            ========    ========

Basic and Diluted Weighted Average Shares (Note 3)                                            22,377      18,660
                                                                                            ========    ========


The accompanying notes are an integral part of these consolidated financial statements.

                             THERMOTREX CORPORATION

                      Consolidated Statement of Cash Flows
                                   (Unaudited)



                                                                                 SIX MONTHS ENDED
                                                                             -------------------------
                                                                               April 1,      April 3,
(In thousands)                                                                 2000          1999
---------------------------------------------------------------------------  ------------- -----------
Operating Activities:
 Net loss                                                                       $(66,841)   $(21,579)
 Adjustments to reconcile net loss to loss from continuing operations:
    Loss from discontinued operations (Note 10)                                    4,878       3,776
    Provision for loss on disposal of discontinued operations (Note 10)           60,000          --
                                                                                --------    --------

 Loss from continuing operations                                                  (1,963)    (17,803)
 Adjustments to reconcile loss from continuing operations to net cash used in operating activities of continuing operations:
      Depreciation and amortization                                                1,983       4,740
      Provision for losses on accounts receivable                                    150         110
      Gain on sale of business (Note 8)                                           (3,400)         --
      Minority interest income                                                        --         (21)
      Other noncash items                                                         (1,838)        419
      Changes in current accounts, excluding the effects of acquisitions, dispositions, and discontinued operations:

          Accounts receivable                                                        719      (1,017)
          Inventories and unbilled contract costs and fees                        (3,425)     (6,529)
          Other current assets                                                       693        (125)
          Accounts payable                                                           731      (1,327)
          Other current liabilities                                               (9,182)      1,663
                                                                                --------    --------

            Net cash used in continuing operations                               (15,532)    (19,890)
            Net cash used in discontinued operations                             (13,854)     (2,135)
                                                                                --------    --------

            Net cash used in operating activities                                (29,386)    (22,025)
                                                                                --------    --------

Investing Activities:

 Advances to affiliate, net                                                      (48,026)         --
 Purchases of available-for-sale investments                                     (30,535)         --
 Proceeds from maturities of available-for-sale investments                       95,535       8,000
 Acquisition, net of cash acquired                                                    --     (20,112)
 Refund of acquisition purchase price                                                970          --
 Proceeds from sale of businesses, net of cash divested (Note 8)                  54,914          --
 Purchase of Trex Communications common stock (Note 7)                            (9,965)         --
 Payments for fiscal 1999 acquisition (Note 7)                                    (3,396)         --
 Collection of notes receivable (Note 6)                                           2,555          --
 Purchases of property, plant, and equipment                                      (1,120)     (2,812)
 Other                                                                              (836)        272
                                                                                --------    --------

            Net cash provided by (used in) continuing operations                  60,096     (14,652)
            Net cash provided by (used in) discontinued operations                10,557      (2,331)
                                                                                --------    --------

            Net cash provided by (used in) investing activities                 $ 70,653    $(16,983)
                                                                                --------    --------


                             THERMOTREX CORPORATION

                                   (Unaudited)


                                                                                                           SIX MONTHS ENDED
                                                                                                      --------------------------
                                                                                                          April 1,      April 3,
(In thousands)                                                                                            2000          1999
----------------------------------------------------------------------------------------------------- ------------- ------------
Financing Activities:
 Net proceeds from issuance of Company and subsidiaries common stock                                    $      594    $      123
 Payment of withholding taxes related to stock option exercises                                               (104)          (25)
 Repayment of notes receivable from related party                                                                -         1,300
 Other                                                                                                          17             -
                                                                                                        ----------    ----------

            Net cash provided by continuing operations                                                         507         1,398
            Net cash provided by (used in) discontinued operations                                             330       (23,975)
                                                                                                        ----------    ----------

            Net cash provided by (used in) financing activities                                                837       (22,577)
                                                                                                        ----------    ----------

Exchange Rate Effect on Cash of Discontinued Operations                                                        416          (806)
                                                                                                        ----------    ----------

Increase (Decrease) in Cash and Cash Equivalents                                                            42,520       (62,391)
Cash and Cash Equivalents at Beginning of Period                                                            19,558       157,107
                                                                                                        ----------    ----------

                                                                                                            62,078        94,716

Cash and Cash Equivalents of Discontinued Operations at End of Period                                       (4,934)       (8,629)
                                                                                                        ----------    ----------

Cash and Cash Equivalents at End of Period                                                              $   57,144    $   86,087
                                                                                                        ==========    ==========

Noncash Activities:

 Fair value of assets of acquired companies                                                             $        -    $   35,491
 Cash paid for acquired companies                                                                                -       (22,161)
 Amount payable for acquired company                                                                             -        (5,464)
 Issuance of subsidiary common stock for acquired company                                                        -        (5,000)
                                                                                                        ----------    ----------

    Liabilities assumed of acquired companies                                                           $        -    $    2,866
                                                                                                        ==========    ==========


The accompanying notes are an integral part of these consolidated financial statements.

                             THERMOTREX CORPORATION

                   Notes to Consolidated Financial Statements

1.   General

     The interim consolidated financial statements presented have been prepared by ThermoTrex Corporation (the Company) without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the financial position at April 1, 2000, the results of operations for the three- and six-month periods ended April 1, 2000, and April 3, 1999, and the cash flows for the six-month periods ended April 1, 2000, and April 3, 1999. Interim results are not necessarily indicative of results for a full year.

     Historical financial results have been restated to reflect a decision to sell the Company's majority-owned Trex Medical Corporation subsidiary, which has been presented as discontinued operations in the accompanying financial statements (Note 10). The consolidated financial statements and notes are presented as permitted by Form 10-Q and do not contain certain information included in the annual financial statements and notes of the Company. The consolidated financial statements and notes included herein should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K, for the fiscal year ended October 2, 1999, as amended, filed with the Securities and Exchange Commission.

2.   Comprehensive Income

     Comprehensive income combines net income and "other comprehensive items," which represents certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net-of-tax gains and losses on available-for-sale investments. During the second quarter of fiscal 2000 and 1999, the Company had comprehensive income of $0.9 million and a comprehensive loss of $11.4 million, respectively. During the first six months of fiscal 2000 and 1999, the Company had comprehensive losses of $66.8 million and $21.6 million, respectively.

3.   Earnings (Loss) per Share

     Basic and diluted earnings (loss) per share were calculated as follows:



                                                                              THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                           -------------------------- ---------------------------
                                                                              April 1,      April 3,      April 1,      April 3,
(In thousands except per share amounts)                                         2000         1999           2000         1999
-------------------------------------------------------------------------- ------------- ------------ -------------- ------------
BASIC
Income (Loss) from Continuing Operations                                     $      885    $   (8,509)   $   (1,963)   $  (17,803)
Loss from Discontinued Operations                                                     -        (2,866)       (4,878)       (3,776)
Provision for Loss on Disposal of Discontinued Operations                             -             -       (60,000)            -
                                                                             ----------    ----------    ----------    ----------

Net Income (Loss)                                                            $      885    $  (11,375)   $  (66,841)   $  (21,579)
                                                                             ----------    ----------    ----------    ----------

Weighted Average Shares                                                          22,383        18,658        22,377        18,660
                                                                             ----------    ----------    ----------    ----------

Basic Earnings (Loss) per Share:

 Continuing operations                                                       $      .04    $    (.46)    $    (.09)    $    (.95)
 Discontinued operations                                                              -         (.15)        (2.90)         (.20)
                                                                             ----------    ---------     ---------     ---------

                                                                             $      .04    $    (.61)    $   (2.99)    $   (1.16)
                                                                             ==========    =========     =========     =========


                             THERMOTREX CORPORATION



                                                                                THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                           -------------------------- ---------------------------
                                                                               April 1,      April 3,      April 1,      April 3,
(In thousands except per share amounts)                                         2000           1999          2000          1999
-------------------------------------------------------------------------- ------------- ------------ -------------- ------------
DILUTED
Income (Loss) from Continuing Operations                                     $      885    $   (8,509)   $   (1,963)   $  (17,803)
Loss from Discontinued Operations                                                     -        (2,866)       (4,878)       (3,776)
Provision for Loss on Disposal of Discontinued Operations                             -             -       (60,000)            -
                                                                             ----------    ----------    ----------    ----------

Net Income (Loss)                                                            $      885    $  (11,375)   $  (66,841)   $  (21,579)
                                                                             ----------    ----------    ----------    ----------

Weighted Average Shares                                                          22,383        18,658        22,377        18,660
Effect of Stock Options                                                              74             -             -             -
                                                                             ----------    ----------    ----------    ----------

Weighted Average Shares, as Adjusted                                             22,457        18,658        22,377        18,660
                                                                             ----------    ----------    ----------    ----------

Diluted Earnings (Loss) per Share:

 Continuing operations                                                       $      .04    $    (.46)    $    (.09)    $    (.95)
 Discontinued operations                                                              -         (.15)        (2.90)         (.20)
                                                                             ----------    ---------     ---------     ---------

                                                                             $      .04    $    (.61)    $   (2.99)    $   (1.16)
                                                                             ==========    =========     =========     =========


     Options to purchase 486,000 and 1,172,000 shares of stock for the second quarter of fiscal 2000 and 1999, respectively, and 1,239,000 and 1,131,000 shares of common stock for the first six months of fiscal 2000 and 1999, respectively, were not included in the computation of diluted loss per share because the effect would be antidilutive. The computation of diluted earnings
(loss) per share for all periods excludes the effect of assuming the conversion of $88.9 million principal amount of 3 1/4% subordinated convertible debentures, convertible at $27.00 per share, and the elimination of the related interest expense, because the effects would be antidilutive.

                             THERMOTREX CORPORATION

4.   Business Segment Information



                                                                            THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                       ---------------------------- -----------------------------
                                                                           April 1,       April 3,     April 1,       April 3,
(In thousands)                                                              2000           1999          2000           1999
---------------------------------------------------------------------- -------------- ------------- --------------- -------------
Revenues:
    Personal-care Products and Services                                   $    4,819     $    9,815     $    9,745     $   19,361
    Advanced Technology Research                                               9,590         17,417         25,693         30,719
                                                                          ----------     ----------     ----------     ----------

                                                                          $   14,409     $   27,232     $   35,438     $   50,080
                                                                          ==========     ==========     ==========     ==========

Income (Loss) from Continuing Operations Before Income Taxes and
 Minority Interest:
    Personal-care Products and Services (a)                               $   (1,734)    $   (6,531)    $   (3,161)    $  (13,404)
    Advanced Technology Research (b)                                           1,584            165          1,559           (131)
    Corporate (c)                                                               (461)          (735)          (954)        (1,855)
                                                                          ----------     ----------     ----------     ----------

    Total operating loss                                                        (611)        (7,101)        (2,556)       (15,390)
    Interest and other income (expense), net                                   1,185           (954)           467         (1,782)
                                                                          ----------     ----------     ----------     ----------

                                                                          $      574     $   (8,055)    $   (2,089)    $  (17,172)
                                                                          ==========     ==========     ==========     ==========


(a) Reflects restructuring and unusual costs of $0.1 million and $0.4 million in the second quarter and first six months of fiscal 2000, respectively.
(b) Includes gain on sale of business of $3.4 million in the fiscal 2000 periods.
(c)  Primarily includes general and administrative expenses.

     The results of operations of the Medical Products segment have been classified as discontinued operations as a result of a plan to sell this business (Note 10).

5.   Accrued Acquisition Expenses

     The Company has undertaken restructuring activities at certain acquired businesses. The Company's restructuring activities, which were accounted for in accordance with the requirements of Emerging Issues Task Force Pronouncement
(EITF) No. 95-3, primarily have included reductions in staffing levels and the abandonment of excess facilities. In connection with these restructuring activities, as part of the cost of the acquisitions, the Company established reserves, primarily for severance at LNR Communications, Inc. In accordance with the requirements of EITF 95-3, the Company finalizes its restructuring plans no later than one year from the date of acquisition.

     A summary of the changes in accrued acquisition expenses for severance, which are included in other accrued expenses in the accompanying 1999 balance sheet, is as follows:



(In thousands)                                                            LNR
------------------------------------ ------------- -------------- -----------
BALANCE AT OCTOBER 2, 1999                                            $   179
 Usage                                                                    (54)
 Sale of business                                                        (125)
                                                                      -------

BALANCE AT APRIL 1, 2000                                              $     -
                                                                      =======


                             THERMOTREX CORPORATION

6.   Restructuring and Unusual Costs (Income)

CONTINUING OPERATIONS

THERMOLASE

     During fiscal 1999 and 1998, ThermoLase Corporation recorded restructuring and unusual costs, primarily in connection with ThermoLase's decision to exit the spa business and, to a lesser extent, to terminate certain obligations related to the hair-removal business. The restructuring and unusual costs at ThermoLase were primarily for the sale and closure of ThermoLase's spas; the write-off of leasehold improvements and equipment; costs for ongoing lease obligations, net of assumed sublease income; and payments to licensees and joint venture partners to sever relationships and terminate arrangements. The fiscal 1999 restructuring costs included severance for 26 employees across all functions, 23 of whom were terminated during fiscal 1999. One additional employee was terminated during the first six months of fiscal 2000.

     During the first quarter of fiscal 2000, in connection with ThermoLase's proposed reorganization (Note 9), ThermoLase incurred and recorded costs of $0.3 million, primarily for investment banking and legal fees. During the second quarter of fiscal 2000, ThermoLase recorded $0.1 million of these costs.

     A summary of activity in ThermoLase's accrued restructuring costs is as follows:



                                                                                 Abandonment
                                                                                   of Excess
(In thousands)                                                   Severance        Facilities             Other             Total
--------------------------------------------------------- ----------------- ----------------- ----------------- -----------------
FISCAL 1998 RESTRUCTURING PLAN
 BALANCE AT OCTOBER 2, 1999                                      $       -         $       -         $      50         $      50
 Fiscal 2000 usage                                                       -                 -               (50)              (50)
                                                                 ---------         ---------         ---------         ---------

 BALANCE AT APRIL 1, 2000                                        $       -         $       -         $       -         $       -
                                                                 =========         =========         =========         =========

FISCAL 1999 RESTRUCTURING PLAN

 BALANCE AT OCTOBER 2, 1999                                      $      99         $  10,999         $   7,693         $  18,791
 Provision charged to expense in fiscal 2000                             -                 -               385               385
 Fiscal 2000 usage                                                     (74)             (174)           (2,511)           (2,759)
                                                                 ---------         ---------         ---------         ---------

 BALANCE AT APRIL 1, 2000                                        $      25         $  10,825         $   5,567         $  16,417
                                                                 =========         =========         =========         =========


     Of the total restructuring costs accrued as of April 1, 2000, ThermoLase expects to pay $7.6 million in calendar 2000 and $8.8 million in calendar 2001 and thereafter through the expiration of various leases in fiscal 2014. The timing of these cash payments will be affected by the terms of any subleases or settlement arrangements with landlords.

TREX COMMUNICATIONS

     In February 2000, the Company sold its Trex Communications Corporation subsidiary and realized a gain of $3.4 million (Note 8).

                             THERMOTREX CORPORATION

OTHER

     During the second quarter of fiscal 2000, the Company collected $2.6 million relating to a note receivable for which a reserve had previously been established. In addition, the Company established a reserve of $1.0 million for the impairment of a note receivable reflecting a decline in the value of the underlying collateral. The collection of the note and the establishment of the reserve were recorded as other income, net in the accompanying statement of operations.

DISCONTINUED OPERATIONS

TREX MEDICAL

     Trex Medical has been treated as a discontinued operation in the accompanying financial statements (Note 10).

     During fiscal 1999 and 2000, Trex Medical recorded restructuring costs, primarily in connection with the consolidation of Trex Medical's Bennett X-Ray Corporation and Continental X-Ray Corporation facilities into Trex Medical's Danbury, Connecticut, and Littleton, Massachusetts, sites and, to a lesser extent, actions to reduce costs in other operations. Restructuring costs at Trex Medical included severance for 348 employees across all functions, 169 of whom were terminated in fiscal 1999, and 179 of whom were terminated in fiscal 2000.

     During the first six months of fiscal 2000, Trex Medical recorded restructuring costs of $2.9 million for costs related to the consolidation and relocation of facilities and retention bonuses. Costs related to the consolidation and relocation of facilities are recorded as incurred. Retention costs are recorded ratably over the period through which employees must work to qualify for a payment.

     In November 1999, Trex Medical sold the operating facility of its Continental X-Ray subsidiary for $3.1 million in cash, resulting in a gain of $0.9 million, which is included as a reduction of the loss from discontinued operations, in the accompanying statement of operations.

     A summary of activity in Trex Medical's accrued restructuring costs is as follows:



                                                                Facility-
(In thousands)                                   Severance       closing     Other (a)        Total
----------------------------------------------- ------------- ------------- ------------- ------------

BALANCE AT OCTOBER 2, 1999                         $     973     $   2,250     $     479     $   3,702
 Provision charged to discontinued operations            237             -         2,675         2,912
 Usage                                                  (765)         (212)       (2,827)       (3,804)
 Currency translation                                    (43)            -             -           (43)
                                                   ---------     ---------     ---------     ---------

BALANCE AT APRIL 1, 2000                           $     402     $  (2,038)    $     327     $   2,767
                                                   =========     =========     =========     =========


(a) Includes provisions in fiscal 2000 of $1.6 million for facility-consolidation costs incurred during the period and $1.1 million for retention bonuses.

     The aggregate future cash expenditures for restructuring will include amounts accrued at April 1, 2000, as well as $2.3 million of future costs that are expected to be incurred over the next twelve months. These amounts total $5.1 million, of which Trex Medical expects to pay $1.2 million during the remainder of calendar 2000, $3.2 million during fiscal 2001, and the balance primarily over the term of facility leases expiring through 2005.

                             THERMOTREX CORPORATION

7.   Purchase of Minority Interest

     In November 1999, the Company agreed to purchase the outstanding shares of its Trex Communications subsidiary that it did not already own for $4.00 per share. The Company expects that the total cash outlay for purchasing the minority interest in Trex Communications, as well as for settling an obligation to deliver cash or shares of Trex Communications in connection with a fiscal 1999 acquisition, will be approximately $18.0 million. During the first six months of fiscal 2000, the Company expended $10.0 million of cash for the purchase of the minority interest of Trex Communications and $3.4 million to settle the obligation relating to a fiscal 1999 acquisition, described above. The Company expects the remaining balance of $4.6 million will be paid over the next fiscal quarter. Of this amount, $1.4 million is included in payable for acquired company in the accompanying balance sheet and the balance is included in other accrued expenses in the accompanying balance sheet.

8.   Dispositions

     In December 1999, the Company sold the Computer Communications Specialists, Inc. (CCS) subsidiary of Trex Communications for $8.6 million in cash and a $2.0 million note receivable due in December 2004, with an interest rate equal to the prime lending rate, payable quarterly. CCS was sold for approximately book value.

     In February 2000, the Company sold all of the stock of Trex Communications for $46.3 million, net of cash divested and transaction costs, subject to a post-closing adjustment based upon a determination of the net book value of Trex Communications at the date of sale. The Company recorded a gain of $3.4 million in connection with the sale of Trex Communications. Unaudited revenues and operating income before restructuring costs of Trex Communications were $21.0 million and $0.3 million, respectively, in the first six months of fiscal 2000, and $49.6 million and $1.6 million, respectively, in fiscal 1999.

9.   Proposed Reorganization

     Thermo Electron Corporation has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company, ThermoLase, and Trex Medical. Under this plan, the Company and ThermoLase would be merged into Thermo Electron, and Trex Medical would be sold. The Company and ThermoLase would become wholly owned subsidiaries of Thermo Electron. The public shareholders of the Company and ThermoLase would receive common stock in Thermo Electron in exchange for their shares. In December 1999, the board of directors of the Company and Thermo Electron approved a definitive agreement and plan of merger with Thermo Electron under which Thermo Electron would acquire all of the outstanding shares of Company common stock held by shareholders other than Thermo Electron in exchange for Thermo Electron common stock at a ratio of one share of Company common stock for .5503 shares of Thermo Electron common stock. In addition, the board of directors of ThermoLase and Thermo Electron approved a definitive agreement and plan of merger with Thermo Electron under which Thermo Electron would acquire all of the outstanding shares of ThermoLase held by shareholders other than the Company and Thermo Electron for not less than .132, and not more than .198, shares of Thermo Electron common stock. The exchanges of common stock under both mergers will be taxable transactions to the shareholders. These proposals are subject to certain conditions, including filing with and review by the Securities and Exchange Commission of certain required filings regarding the proposed transactions and listing on the New York Stock Exchange of the shares of Thermo Electron common stock to be issued in connection with the mergers.

     In October 1999, the American Stock Exchange (the Exchange) notified ThermoLase that if ThermoLase did not have a definitive agreement to merge with Thermo Electron by December 15, 1999, the Exchange would request a meeting to discuss its intent to proceed with delisting ThermoLase's shares from the Exchange due to a possible failure to meet listing requirements. Holders of ThermoLase's subordinated convertible debentures would be entitled to have their debentures redeemed by ThermoLase if ThermoLase's shares are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. As a result of the agreement to merge with Thermo Electron, ThermoLase expects that its shares will continue to be listed through the completion of the merger transaction. Accordingly, the Company has classified the debentures as long-term in the accompanying balance sheet.

                             THERMOTREX CORPORATION

10.  Discontinued Operations

     On January 31, 2000, Thermo Electron announced a plan under which the Company will divest its Trex Medical subsidiary, which represents its Medical Products segment. In accordance with the provisions of Accounting Principles Board Opinion No. 30 concerning reporting the effect of disposal of a segment of a business, the Company classified the results of operations of the Medical Products segment as discontinued in the accompanying statement of operations. In addition, the net assets of the Medical Products segment were classified as net assets of discontinued operations in the accompanying balance sheet, and primarily consisted of accounts receivable, inventories, deferred tax assets and refundable income taxes, machinery and equipment, and cost in excess of net assets of acquired companies, net of certain current liabilities, principally accounts payable.

     Summary operating results of the Medical Products segment were as follows:


                                                                                             THREE
                                                                                      MONTHS ENDED         SIX MONTHS ENDED
                                                                                      ------------       ------------------------
                                                                                          April 3,       April 1,        April 3,
(In thousands except per share amounts)                                                       1999       2000 (a)           1999
-------------------------------------------------------------------- --------------- -------------- --------------- -------------

Revenues                                                                                $   59,156     $   43,860      $  123,451
Costs and Expenses                                                                          65,619         53,794         132,537
                                                                                        ----------     ----------      ----------

Loss from Discontinued Operations Before Income Tax Benefit
 and Minority Interest                                                                      (6,463)        (9,934)         (9,086)
Income Tax Benefit                                                                           2,241          3,076           3,535
Minority Interest Income                                                                     1,356          1,980           1,775
                                                                                        ----------     ----------      ----------

Loss from Discontinued Operations                                                       $   (2,866)    $   (4,878)     $   (3,776)
                                                                                        ==========     ==========      ==========


(a) Includes results of Trex Medical for its first fiscal quarter, which was the period prior to the decision to divest this business.

     In the first quarter of fiscal 2000, the Company provided $60.0 million for the estimated loss on disposal of Trex Medical. During the second quarter of fiscal 2000, Trex Medical had revenues and a net loss of $40.7 million and $4.6 million, respectively. The Company intends to complete the sale of Trex Medical during calendar 2000.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed under the heading "Forward-looking Statements" in Exhibit 13 to the Company's Annual Report on Form 10-K, for the fiscal year ended October 2, 1999, as amended, filed with the Securities and Exchange Commission.

                             THERMOTREX CORPORATION

OVERVIEW

     The Company's continuing operations are divided into two business segments:
Personal-care Products and Services offered by the Company's ThermoLase Corporation subsidiary and Advanced Technology Research, including the Company's Trex Communications Corporation subsidiary until its sale in February 2000.

     ThermoLase developed a laser-based system called SoftLight(R) for the removal of unwanted hair. The SoftLight system uses a low-energy, dermatology laser in combination with a lotion that absorbs the laser's energy to disable hair follicles. In April 1995, ThermoLase received clearance from the U.S. Food and Drug Administration (FDA) to commercially market hair-removal services using the SoftLight system, and in May 1998, ThermoLase received clearance from the FDA to market its SoftLight Laser Peel for skin resurfacing. To provide the laser-based hair-removal and skin-resurfacing services, ThermoLase developed a network of 14 high-end day spas, originally called Spa Thira.

     In June 1996, ThermoLase commenced a program to license to physicians and others the right to perform ThermoLase's patented SoftLight hair-removal and skin-resurfacing procedures. Through these arrangements, ThermoLase received a per-procedure or minimum royalty and/or flat periodic fee. ThermoLase also entered into joint venture and licensing agreements to bring the technology to international markets. In fiscal 1999, ThermoLase began offering licensees the opportunity to purchase or lease SoftLight lasers in lieu of paying ongoing license fees.

     In connection with its June 1998 acquisition of The Greenhouse Spa, Inc., a full-service luxury destination spa located in Arlington, Texas, ThermoLase converted 11 domestic Spa Thiras to Greenhouse day spas. In addition to hair-removal and skin-resurfacing services, these facilities offered more traditional day-spa services, such as massages and facials. Following conversion of the facilities to Greenhouse day spas, significant losses continued and, during fiscal 1998, ThermoLase initiated certain restructuring actions, including the announced closure of three of its domestic day spas and the termination of a joint venture that operated its spa in France. ThermoLase closed two of the domestic day spas in November 1998 and the third spa, as well as two additional spas, were closed in the third quarter of fiscal 1999. In May 1999, ThermoLase announced additional plans to undertake a broad-scale restructuring of its business. As part of the restructuring plan, ThermoLase decided to exit the spa business and, as a result, sold The Greenhouse Spa, Inc., and the remaining nine Greenhouse day spas. In addition, ThermoLase has terminated the physician-licensing program and has terminated or renegotiated the terms of its international joint ventures and licensing arrangements as well as discontinued certain branded product lines at ThermoLase's Creative Beauty Innovations, Inc. (CBI) subsidiary. ThermoLase expects to complete its restructuring plan by the middle of calendar 2000.

     ThermoLase manufactures and markets skin-care, bath, and body products and markets dietary supplements through CBI. This business represents ThermoLase's principal operations following the sale of the spas and the termination of various licensing agreements.

     The Company's Advanced Technology Research segment performs research primarily in the fields of avionics, X-ray detection, signal processing, and lasers. The Company has developed its expertise in these core technologies in connection with government-sponsored research and development. The Advanced Technology Research segment included the Company's Trex Communications subsidiary. As part of the restructuring plans announced in May 1999, the Company decided to hold its Trex Communications subsidiary for sale. In November 1999, the Company agreed to purchase the outstanding shares of Trex Communications' minority shareholders (Note 7). In December 1999, the Company sold the CCS subsidiary of Trex Communications and, in February 2000, sold the stock of Trex Communications (Note 8).

     Thermo Electron Corporation has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company and ThermoLase. Under this plan, the Company and ThermoLase would be merged into and become wholly owned subsidiaries of Thermo Electron (Note 9). In addition, Thermo Electron has announced that the Company will sell its Trex Medical Corporation subsidiary, which represents the Medical Products segment (Note 10).

                             THERMOTREX CORPORATION

RESULTS OF OPERATIONS

SECOND QUARTER FISCAL 2000 COMPARED WITH SECOND QUARTER FISCAL 1999

     Total revenues decreased to $14.4 million in the second quarter of fiscal 2000 from $27.2 million in the second quarter of fiscal 1999. Personal-care Products and Services segment revenues were $4.8 million and $9.8 million in the second quarter of fiscal 2000 and 1999, respectively. ThermoLase earned product revenues of $4.8 million in fiscal 2000, compared with $5.8 million in fiscal 1999. Product revenues include beauty product sales, and in the fiscal 1999 period, lasers sold in international and domestic markets and beauty product sales at ThermoLase's spas. Product revenues decreased due to the decision to exit the hair-removal business and due to the discontinuation of certain branded product lines. ThermoLase had no service revenues in the second quarter of fiscal 2000, compared with $4.0 million in the second quarter of fiscal 1999. This decrease is due to the sale and closure of ThermoLase's Greenhouse day spas and the termination of its physician-licensing program and certain international licensing arrangements (Note 6).

     Advanced Technology Research segment revenues, excluding intersegment sales, decreased to $9.6 million in the second quarter of fiscal 2000 from $17.4 million in the second quarter of fiscal 1999. Revenues decreased $9.0 million as a result of the sale of the Company's Trex Communications subsidiary (Note 8). This decrease was offset in part by higher contract research revenues.

     The gross profit margin was 14% in the second quarter of fiscal 2000 and 1999. The Personal-care Products and Services segment gross profit margin, excluding intersegment sales, was 9% in fiscal 2000, compared with negative 17% in fiscal 1999. ThermoLase's gross profit margin was $0.4 million in fiscal 2000, compared with a negative gross profit margin of $1.7 million in fiscal 1999. This increase in gross profit margin was primarily due to the sale of the spa business, offset in part by a decrease in gross profit margin for beauty product sales due to changes in product mix and, to a lesser extent, $0.7 million of higher provisions for excess and obsolete inventories in the fiscal 2000 period. The gross profit margin from sales of beauty products was 9% in fiscal 2000, compared with 32% in fiscal 1999. The gross profit margin from the Advanced Technology Research segment, excluding intersegment sales, decreased to 16% in fiscal 2000 from 31% in 1999, primarily due to the sale of Trex Communications, which had higher gross profit margins than the Company's remaining contract research business.

     Selling, general, and administrative expenses as a percentage of revenues decreased to 30% in the second quarter of fiscal 2000 from 31% in the second quarter of fiscal 1999, primarily due to lower expenses in the Personal-care Products and Services segment. In the Personal-care Products and Services segment, selling, general, and administrative expenses decreased to $2.0 million in fiscal 2000 from $3.7 million in fiscal 1999, primarily due to $1.1 million of lower costs following the sale of the spa business and the termination of various licensing agreements and, to a lesser extent, reductions in personnel as a result of cost reduction measures.

     Research and development expenses decreased to $1.6 million in the second quarter of fiscal 2000 from $1.9 million in the second quarter of fiscal 1999. Research and development expenses decreased due to ThermoLase's decision to substantially exit the SoftLight business and the sale of Trex Communications.

     During the second quarter of fiscal 2000, the Company recorded costs of $0.1 million related to Thermo Electron's proposed reorganization (Note 6) and a gain of $3.4 million on the sale of Trex Communications (Note 8).

     Interest income increased to $1.8 million in the second quarter of fiscal 2000 from $1.2 million in the second quarter of fiscal 1999, primarily as a result of higher average invested balances due to the sale of Trex Communications, offset in part by the effect of funding losses in the Personal-care Products and Services segment. Interest expense remained unchanged at $2.1 million in fiscal 2000 and 1999.

                             THERMOTREX CORPORATION

     Other income, net, represents the collection of a note receivable for which a reserve was previously established, and a reserve established for the impairment of another note receivable (Note 6).

     The effective tax rates reflect the effect of nondeductible amortization of cost in excess of net assets of acquired companies and the establishment of a valuation allowance for the tax benefit associated with losses arising primarily in the Personal-care Products and Services segment during fiscal 2000, as ThermoLase has been unable to realize a tax benefit from such losses on a stand-alone basis. The Company establishes valuation allowances in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The tax benefit recorded in the second quarter of fiscal 2000 was related to losses at Trex Communications prior to its sale.

     Trex Medical is a defendant in two patent infringement lawsuits and a lawsuit alleging the Company misappropriated certain other technology owned by a third party. An unsuccessful resolution of one or more of these matters could have a material adverse effect on the Company's future results of operations and financial position.

     In accordance with the provisions of Accounting Principles Board Opinion No. 30 concerning reporting the effect of disposal of a segment of a business, the results of the Company's Medical Products segment have been classified as discontinued in the accompanying statement of operations (Note 10). The loss from discontinued operations was $2.9 million in the second quarter of fiscal 1999. It is reasonably possible that the actual proceeds from the sale of Trex Medical could vary materially from the Company's estimate. Any difference would result in an adjustment to provision for loss on disposal of discontinued operations. The Company expects to complete the sale of Trex Medical during calendar 2000.

FIRST SIX MONTHS 2000 COMPARED WITH FIRST SIX MONTHS 1999

     Total revenues decreased to $35.4 million in the first six months of fiscal 2000 from $50.1 million in the first six months of fiscal 1999. Personal-care Products and Services segment revenues were $9.7 million and $19.4 million in fiscal 2000 and 1999, respectively. ThermoLase earned product revenues of $9.7 million in fiscal 2000, compared with $12.6 million in fiscal 1999. Product revenues include beauty product sales and, in the fiscal 1999 period, lasers sold in international and domestic markets and beauty product sales at ThermoLase's spas. Product revenues decreased due to the discontinuation of certain branded product lines. ThermoLase's service revenues decreased to $19,000 in fiscal 2000 from $6.8 million in fiscal 1999. This decrease is due to the sale and closure of ThermoLase's Greenhouse day spas and the termination of its physician-licensing program and certain international licensing arrangements (Note 6). ThermoLase's service revenues for the fiscal 2000 period represent licensing fees from the remaining physician-licensing agreements, which have been terminated as of April 1, 2000.

     Advanced Technology Research segment revenues, excluding intersegment sales, decreased to $25.7 million in the first six months of fiscal 2000 from $30.7 million in the first six months of fiscal 1999. Revenues decreased $9.0 million as a result of the sale of Trex Communications (Note 8). This decrease was offset in part by $3.1 million due to the inclusion for the full period of revenues from Trex Communications' LNR Communications, Inc. subsidiary, which was acquired in November 1998.

     The gross profit margin increased to 20% in the first six months of fiscal 2000 from 12% in the first six months of fiscal 1999. The Personal-care Products and Services segment gross profit margin, excluding intersegment sales, was 12% in fiscal 2000, compared with negative 16% in fiscal 1999. ThermoLase's gross profit margin was $1.1 million in fiscal 2000, compared with a negative gross profit margin of $3.2 million in fiscal 1999. This increase in gross profit margin was primarily due to the sale of the spa business, offset in part by a decrease in gross profit margin for beauty product sales due to changes in product mix, higher inventory provisions of $0.5 million in fiscal 2000, as well as the discontinuation of certain branded product lines, which had higher gross profit margins. The gross profit

                             THERMOTREX CORPORATION
margin from sales of beauty products was 3% in fiscal 2000, compared with 29% in fiscal 1999. The gross profit margin from the Advanced Technology Research segment, excluding intersegment sales, decreased to 24% in fiscal 2000 from 30% in fiscal 1999, primarily due to the sale of Trex Communications, which had higher gross profit margins than the Company's remaining contract research business.

     Selling, general, and administrative expenses as a percentage of revenues decreased to 27% in the first six months of fiscal 2000 from 34% in the first six months of fiscal 1999, primarily due to lower expenses in the Personal-care Products and Services segment. In the Personal-care Products and Services segment, selling, general, and administrative expenses decreased to $3.7 million in fiscal 2000 from $8.5 million in fiscal 1999, primarily due to $3.1 million of lower costs following the sale of the spa business and the termination of various licensing agreements. In addition, ThermoLase sales and marketing costs decreased $0.8 million as a result of the discontinuation of certain branded product lines, management efforts to reduce overall marketing costs, and reductions in personnel.

     Research and development expenses decreased to $3.2 million in the first six months of fiscal 2000 from $3.8 million in the first six months of fiscal 1999. Research and development expenses decreased primarily due to ThermoLase's decision to substantially exit the SoftLight business and the sale of Trex Communications.

     During the first six months of fiscal 2000, the Company recorded costs of $0.4 million associated with Thermo Electron's proposed reorganization (Note 6) and a gain of $3.4 million on the sale of Trex Communications (Note 8).

     Interest income increased to $3.2 million in the first six months of fiscal 2000 from $2.6 million in fiscal 1999, primarily due to the reasons discussed in the results of operations for the second quarter. Interest expense was relatively unchanged at $4.3 million in fiscal 2000 and $4.2 million in fiscal 1999.

     Equity in loss of joint ventures in the fiscal 1999 period represents ThermoLase's proportionate share of losses from its international joint ventures, which have been substantially terminated with the exception of ThermoLase's continued ownership of a 46% equity interest in ThermoLase England LLC, which continues to pursue the SoftLight business in the United Kingdom, Ireland, Spain, and South Africa.

     Other income, net represents the collection of a note receivable for which a reserve was previously established, and a reserve established for the impairment of another note receivable (Note 6).

     The effective tax rates reflect the effect of nondeductible amortization of cost in excess of net assets of acquired companies and the establishment of a valuation allowance for the tax benefit associated with losses arising primarily in the Personal-care Products and Services segment during fiscal 2000 as ThermoLase has been unable to realize a tax benefit from such losses on a stand-alone basis. The Company establishes valuation allowances in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

     The Company does not record minority interest income in the Personal-care Products and Services segment's net loss because the Company's minority interest related to ThermoLase has been reduced to zero.

     The loss from discontinued operations was $4.9 million and $3.8 million in the first six months of fiscal 2000 and 1999, respectively. In fiscal 2000, the Company provided $60.0 million for the estimated loss on disposal of Trex Medical.

                             THERMOTREX CORPORATION

LIQUIDITY AND CAPITAL RESOURCES

     Consolidated working capital was $178.1 million at April 1, 2000, compared with $168.9 million at October 2, 1999. Included in working capital are cash, cash equivalents, and available-for-sale investments of $57.1 million at April 1, 2000, compared with $75.7 million at October 2, 1999. Of the $57.1 million balance at April 1, 2000, $1.2 million was held by ThermoLase and the remainder was held by the Company and its wholly owned subsidiaries. In addition, as of April 1, 2000, the Company had $78.2 million invested in an advance to Thermo Electron. Of the $78.2 million balance, $7.7 million was advanced by ThermoLase and the remainder by the Company and its wholly owned subsidiaries.

     Net cash used in operating activities during the first six months of fiscal 2000 was $29.4 million, which consisted of $15.5 million used by continuing operations and $13.9 million used by discontinued operations. The Company used $9.2 million to reduce other current liabilities, including restructuring reserves, accrued payroll and employee benefits, and due to parent and affiliated companies. The Company used $3.4 million to fund an increase in inventory and unbilled contract costs and fees due to timing of billings for certain research contracts. Of the total restructuring costs accrued as of April 1, 2000, as well as future costs that will be incurred in fiscal 2000, the Company expects to pay $7.6 million in calendar 2000 and $8.8 million in calendar 2001 and thereafter through the expiration of various leases in fiscal 2014. The timing of these cash payments will be affected by the terms of any subleases or settlement arrangements with landlords.

     Excluding available-for-sale investments and advance to affiliate activity, the Company's primary investing activities consisted of the purchase of Trex Communications stock, the sale of Trex Communications, and capital expenditures. The Company expended $10.0 million of cash for the purchase of minority shares of Trex Communications and $3.4 million to settle an obligation relating to a Trex Communications fiscal 1999 acquisition. During the next fiscal quarter, the Company expects to expend an additional $4.6 million relating to the Trex Communications obligations (Note 7). The Company received net proceeds of $54.9 million from the sale of businesses (Note 8). Trex Communications received a refund of $1.0 million of the acquisition cost of a fiscal 1999 acquisition. The Company expended $1.1 million for property, plant, and equipment during the first six months of fiscal 2000. The Company expects to make capital expenditures of approximately $0.5 million during the remainder of fiscal 2000.

     In October 1999, the American Stock Exchange (the Exchange) notified ThermoLase that if ThermoLase did not have a definitive agreement to merge with Thermo Electron by December 15, 1999, the Exchange would request a meeting to discuss its intent to proceed with delisting ThermoLase's shares from the Exchange due to a possible failure to meet listing requirements. Holders of ThermoLase's subordinated convertible debentures would be entitled to have their debentures redeemed by ThermoLase if ThermoLase's shares are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. As a result of the agreement to merge with Thermo Electron, the Company expects that its shares will continue to be listed through the completion of the merger transaction. Accordingly, ThermoLase has classified the debentures as long-term in the accompanying balance sheet.

     The Company believes its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future. Thermo Electron has expressed its willingness to lend Trex Medical up to $10 million for short-term liquidity should the need arise. ThermoLase has an obligation to pay $40.5 million, in the aggregate, to the holders of redemption rights if all of the holders thereof exercise their redemption rights in April 2001 when such rights become exercisable. ThermoLase does not have sufficient funds to satisfy these obligations. The Company has agreed to reimburse Thermo Electron, the guarantor of this obligation, in the event that Thermo Electron needs to make a payment on such guaranty. The exercise of the redemption rights would adversely affect the Company's liquidity in fiscal 2001.

                             THERMOTREX CORPORATION

ITEM 3 - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company's exposure to market risk from changes in foreign currency exchange rates, interest rates, and equity prices has not changed materially from its exposure at fiscal year-end 1999.

PART II - OTHER INFORMATION

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

(a)  Exhibits

     See Exhibit Index on the page immediately preceding exhibits.

(b)  Reports on Form 8-K

     On February 25, 2000, the Company filed a Current Report on Form 8-K dated February 25, 2000, with respect to the sale by the Company of all of the stock of Trex Communications Corporation.

                              THERMOTREX CORPORATION

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized as of the 15th day of May 2000.

                                   THERMOTREX CORPORATION



                                   /S/ THEO MELAS-KYRIAZI
                                   --------------------------------------------
                                   Theo Melas-Kyriazi
                                   Vice President and Chief Financial Officer
                                   (Principal Financial and Accounting Officer)

                             THERMOTREX CORPORATION

                                  EXHIBIT INDEX



      EXHIBIT
       NUMBER     DESCRIPTION OF EXHIBITS
-------------------------------------------------------------------------------
         10.1     Letter agreement between Barry Lyons and Thermo Electron dated
                  April 12, 2000, relating to retention bonus.

         10.2 Letter agreement between Kenneth Y. Tang and Thermo Electron dated March 13, 2000, relating to retention bonus.

         27.1     Financial Data Schedule for the period ended April 1, 2000.

         27.2     Restated Financial Data Schedule for the period ended April 3,
                  1999.


                                                                      APPENDIX F

              CURRENT REPORT ON FORM 8-K OF THERMOTREX CORPORATION
                            DATED FEBRUARY 25, 2000

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

              ----------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 Date of Report
                       (Date of earliest event reported):

                                February 25, 2000

              ----------------------------------------------------

                             THERMOTREX CORPORATION
             (Exact name of Registrant as specified in its charter)

Delaware                                                     1-10791                                                  52-1711436
(State or other jurisdiction of                            (Commission                                          (I.R.S. Employer
incorporation or organization)                             File Number)                                   Identification Number)



10455 Pacific Center Court
San Diego, California                                                                                                 92121-4339
(Address of principal executive offices)                                                                              (Zip Code)

        Registrant's telephone number including area code: (781) 622-1000

                                                                        FORM 8-K


                             THERMOTREX CORPORATION

Item 2.    DISPOSITION OF ASSETS

       On February 11, 2000, ThermoTrex Corporation (the Company) sold all of the stock of its Trex Communications Corporation subsidiary (TCC) to MCK Communications Statutory Trust for $48.7 million in cash, subject to a post-closing adjustment based upon a determination of the net book value of TCC at the date of sale. The sales price was determined by the Company and MCK Communications in arms-length negotiations. TCC is in the business of designing, developing, manufacturing, producing, marketing, and selling range telemetry systems and satellite and antennae ground stations. TCC owns all of the shares of LNR TrexCom Inc., EMP TrexCom Inc., and TrexCom (Asia) PTE Ltd.

                                                                        FORM 8-K

                             THERMOTREX CORPORATION

Item 7. FINANCIAL STATEMENTS, PRO FORMA CONDENSED FINANCIAL INFORMATION AND EXHIBITS

(a)    Financial Statements

       Not applicable.

(b)    Pro Forma Condensed Financial Statements

       The following unaudited pro forma condensed statements of operations set forth the results of operations for the fiscal year ended October 2, 1999, and the three months ended January 1, 2000, as if the disposition by the Company of TCC had occurred at the beginning of fiscal 1999. The unaudited pro forma condensed balance sheet sets forth the financial position as of January 1, 2000, as if the disposition had occurred as of that date.

       The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the sale of TCC been consummated at the beginning of fiscal 1999. These statements should be read in conjunction with the accompanying notes herein and the historical consolidated financial statements and related notes of the Company included in its Annual Report on Form 10-K for the fiscal year ended October 2, 1999, and its Quarterly Report on Form 10-Q for the three months ended January 1, 2000.

       In January 2000, the Company's parent, Thermo Electron Corporation, announced a reorganization plan under which it intends to sell certain businesses, including the Company's Trex Medical Corporation subsidiary. As a result of the decision to sell Trex Medical, the results of this business were presented as discontinued operations in the financial statements included in the Company's Form 10-Q for the quarter ended January 1, 2000. The accompanying pro forma statement of operations for the fiscal year ended October 2, 1999, presents the restatement of the Company's fiscal 1999 historical statement of operations to reflect Trex Medical's results as discontinued operations. These restated results are subsequently adjusted to present the pro forma results of operations assuming the sale of TCC had occurred at the beginning of fiscal 1999.

                                                                        FORM 8-K

                             THERMOTREX CORPORATION

                   PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                        FISCAL YEAR ENDED OCTOBER 2, 1999
                                   (UNAUDITED)


                                        Restatement for Discontinued Operations
                                       ------------------------------------------
                                       ThermoTrex,   Discontinued   ThermoTrex,                      Pro Forma
                                        Historical    Operations    as Adjusted      Less:  TCC     Adjustments       Pro Forma
                                        ----------    ----------    -----------      -----  ---     -----------       ---------
                                                               (In thousands except per share amounts)

  Revenues                               $ 346,147      $  238,150      $  107,997      $   49,574      $        -      $  58,423
                                         ---------      ----------      ----------      ----------      ----------      ---------

  Costs and Operating Expenses:
   Cost of revenues                        260,050         166,398          93,652          31,806               -         61,846
   Selling, general, and
      administrative expenses              103,236          69,162          34,074          12,591               -         21,483
   Research and development expenses        39,702          32,391           7,311           3,627               -          3,684
   Restructuring and unusual costs          76,620           9,890          66,730           3,400               -         63,330
                                         ---------      ----------      ----------      ----------      ----------      ---------

                                           479,608         277,841         201,767          51,424               -        150,343
                                         ---------      ----------      ----------      ----------      ----------      ---------

  Operating Loss                          (133,461)        (39,691)        (93,770)         (1,850)              -        (91,920)

  Interest Income                            5,799             562           5,237             400           2,535          7,372
  Interest Expense                          (8,662)           (213)         (8,449)              -               -         (8,449)
  Equity in Loss on Joint Ventures            (200)              -            (200)              -               -           (200)
  Other Expense                             (5,897)           (231)         (5,666)              -               -         (5,666)
                                         ---------      ----------      ----------      ----------      ----------      ---------

  Loss from Continuing Operations
   Before Income Taxes and Minority
   Interest                               (142,421)        (39,573)       (102,848)         (1,450)          2,535        (98,863)
  Income Tax (Provision) Benefit            10,687          11,978          (1,291)           (876)           (963)        (1,378)
  Minority Interest Income (Expense)         7,906           7,996             (90)            (90)              -              -
                                         ---------      ----------      ----------      ----------      ----------      ---------

  Loss from Continuing Operations        $(123,828)     $  (19,599)     $ (104,229)     $   (2,416)     $    1,572      $(100,241)
                                         =========      ==========      ==========      ==========      ==========      =========

  Basic and Diluted Loss per Share
   from Continuing Operations             $  (6.24)                      $   (5.25)                                      $  (5.05)
                                         =========                       =========                                       ========

  Basic and Diluted Weighted Average
   Shares                                   19,851                          19,851                                         19,851
                                         =========                      ==========                                      =========

                                                                        FORM 8-K

                             THERMOTREX CORPORATION

                   PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED JANUARY 1, 2000
                                   (UNAUDITED)


                                                                                                       Pro Forma
                                                                      Thermotrex      Less:  TCC     Adjustments       Pro Forma
                                                                      ----------      -----  ---     -----------       ---------
                                                                             (In thousands except per share amounts)

  Revenues                                                              $ 21,029        $ 11,599        $      -        $ 9,430
                                                                        --------        --------        --------        -------

  Costs and Operating Expenses:
   Cost of revenues                                                       15,784           7,730               -          8,054
   Selling, general, and administrative expenses                           5,292           2,679               -          2,613
   Research and development expenses                                       1,612             948               -            664
   Restructuring and unusual costs                                           286               -               -            286
                                                                        --------        --------        --------        -------

                                                                          22,974          11,357               -         11,617
                                                                        --------        --------        --------        -------

  Operating Income (Loss)                                                 (1,945)            242               -         (2,187)

  Interest Income                                                          1,396              34             641          2,003
  Interest Expense                                                        (2,114)              -               -         (2,114)
                                                                        --------        --------        --------        -------

  Income (Loss) from Continuing Operations Before Income Taxes
   and Minority Interest                                                  (2,663)            276             641         (2,298)
  Income Tax Provision                                                      (185)           (109)           (244)          (320)
                                                                        --------        --------        --------        -------

  Income (Loss) from Continuing Operations                              $ (2,848)       $    167        $    397        $(2,618)
                                                                        ========        ========        ========        =======

  Basic and Diluted Loss per Share from Continuing Operations           $  (.13)                                        $ (.12)
                                                                        =======                                         ======

  Basic and Diluted Weighted Average Shares                               22,372                                         22,372
                                                                        ========                                        =======

                                                                        FORM 8-K

                             THERMOTREX CORPORATION

                        PRO FORMA CONDENSED BALANCE SHEET
                              AS OF JANUARY 1, 2000
                                   (UNAUDITED)



                                                                                                      Pro Forma
                                                                    Thermotrex      Less:  TCC      Adjustments        Pro Forma
                                                                    ----------      -----  ---      -----------        ---------
                                                                                        (In thousands)
  ASSETS
  Current Assets:
   Cash and cash equivalents                                       $     8,502      $      142      $    48,700      $    57,060
   Advance to affiliate                                                 24,733           1,119                -           23,614
   Available-for-sale investments                                       65,175               -                -           65,175
   Accounts receivable, net                                             14,258           7,674                -            6,584
   Unbilled contract costs and fees                                     13,401           7,884                -            5,517
   Inventories                                                          12,198           7,694                -            4,504
   Deferred tax asset                                                    4,495             834                -            3,661
   Prepaid expenses and other assets                                     4,860              96                -            4,764
   Net assets from discontinued operations                              91,987               -                -           91,987
                                                                   -----------      ----------      -----------      -----------

                                                                       239,609          25,443           48,700          262,866
                                                                   -----------      ----------      -----------      -----------

  Property, Plant, and Equipment, at Cost, Net                           8,172           6,882                -            1,290
                                                                   -----------      ----------      -----------      -----------

  Prepaid Income Taxes and Other Assets                                 16,083           5,246                -           10,837
                                                                   -----------      ----------      -----------      -----------

  Cost in Excess of Net Assets of Acquired Companies                    21,245          10,005                -           11,240
                                                                   -----------      ----------      -----------      -----------

                                                                   $   285,109      $   47,576      $    48,700      $   286,233
                                                                   ===========      ==========      ===========      ===========

                                                                        FORM 8-K

                             THERMOTREX CORPORATION

                  PRO FORMA CONDENSED BALANCE SHEET (CONTINUED)
                              AS OF JANUARY 1, 2000
                                   (UNAUDITED)


                                                                                                        Pro Forma
                                                                      Thermotrex      Less:  TCC      Adjustments        Pro Forma
                                                                      ----------      -----  ---      -----------        ---------
                                                                                          (In thousands)

  LIABILITIES AND SHAREHOLDERS' INVESTMENT
  Current Liabilities:

   Current maturities of long-term obligations                       $       648      $      648      $         -      $         -
   Accounts payable                                                        7,329           4,355                -            2,974
   Accrued payroll and employee benefits                                   3,967           1,187                -            2,780
   Accrued restructuring costs                                            17,317               -                -           17,317
   Payable for acquired company                                            4,832               -                -            4,832
   Other accrued expenses                                                 11,798           2,102            5,000           14,696
   Due to parent company and affiliated companies                            232               -                -              232
                                                                     -----------      ----------      -----------      -----------

                                                                          46,123           8,292            5,000           42,831
                                                                     -----------      ----------      -----------      -----------

  Deferred Income Taxes                                                    1,972             154                -            1,818
                                                                     -----------      ----------      -----------      -----------

  Deferred Lease Liability                                                   195               -                -              195
                                                                     -----------      ----------      -----------      -----------

  Long-term Obligations                                                  203,988               -                -          203,988
                                                                     -----------      ----------      -----------      -----------

  Common Stock Subject to Redemption                                      40,500               -                -           40,500
                                                                     -----------      ----------      -----------      -----------

  Shareholders' Investment:

   Common stock                                                              233               -                -              233
   Capital in excess of par value                                        109,515               -                -          109,515
   Accumulated deficit                                                   (96,570)              -            4,570          (92,000)
   Treasury stock at cost                                                (20,849)              -                -          (20,849)
   Accumulated other comprehensive items                                       2               -                -                2
   Parent company investment                                                   -          39,130           39,130                -
                                                                     -----------      ----------      -----------      -----------

                                                                          (7,669)         39,130           43,700           (3,099)
                                                                     -----------      ----------      -----------      -----------

                                                                     $   285,109      $   47,576      $    48,700      $   286,233
                                                                     ===========      ==========      ===========      ===========

                                                                        FORM 8-K

                             THERMOTREX CORPORATION

                NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - PRO FORMA ADJUSTMENTS TO PRO FORMA CONDENSED STATEMENTS OF OPERATIONS (In thousands, except in text)


                                                                                      Fiscal Year Ended        Three Months Ended
                                                                                        October 2, 1999           January 1, 2000
                                                                                        ---------------           ---------------
                                                                                                    Debit (Credit)
INTEREST INCOME

Interest income earned on $48,700,000 of cash received for the sale of TCC, net of $5,000,000 of related expenses, calculated using the 30-day Commercial Paper Composite Rate plus 50 basis points, or 5.80% in fiscal 1999 and 5.87% in the first three
 months of fiscal 2000                                                                        $ (2,535)                  $   (641)
                                                                                              --------                   --------

INCOME TAX PROVISION

Increase in the income tax provision as a result of an increase in interest income calculated at an effective income tax rate
 of 38%                                                                                            963                        244
                                                                                              --------                   --------


NOTE 2 - PRO FORMA ADJUSTMENTS TO PRO FORMA CONDENSED BALANCE SHEET


                                                                                                                  January 1, 2000
                                                                                                                  ---------------
                                                                                                                   Debit (Credit)
CASH AND CASH EQUIVALENTS
Cash received for sale of TCC                                                                                           $  48,700
                                                                                                                        ---------

OTHER ACCRUED EXPENSES
Estimated accrued transaction costs, including legal fees,
 incentive payments, and severance payable following the
 sale                                                                                                                      (5,000)
                                                                                                                        ---------

SHAREHOLDERS' INVESTMENT

Elimination of TCC's equity account and excess of cash received
 over parent company investment in TCC                                                                                    (43,700)
                                                                                                                        ---------

                                                                        FORM 8-K

                             THERMOTREX CORPORATION

Item 7. FINANCIAL STATEMENTS, PRO FORMA CONDENSED FINANCIAL INFORMATION AND EXHIBITS (continued)

(c)      Exhibits

       2.1 Stock Purchase Agreement dated as of February 11, 2000, between the Registrant and MCK Communications Statutory Trust (filed as
             Exhibit 2.2 to the Registrant's Quarterly Report on Form 10-Q filed February 15, 2000, and incorporated herein by reference).

                                                                        FORM 8-K

                             THERMOTREX CORPORATION


                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 25th day of February 2000.

                                            THERMOTREX CORPORATION

                                            By:  /s/ Paul F. Kelleher
                                                ______________________________
                                                 Paul F. Kelleher
                                                 Chief Accounting Officer

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law and Thermo Electron's Restated Certificate of Incorporation and Bylaws, each as amended, limit the monetary liability of directors to Thermo Electron and to its stockholders and provide for indemnification of Thermo Electron's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Thermo Electron and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Thermo Electron also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

    Thermo Electron has an insurance policy that insures its directors and officers against certain liabilities that might be incurred in connection with the performance of their duties.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
         2.1            Agreement and Plan of Merger, dated as of December 14, 1999, by and among the Registrant, ThermoTrex Corporation and
                        ThermoTrex Acquisition Corporation (included as Appendix A to the proxy statement-prospectus forming a part of this
                        registration statement and incorporated herein by
                        reference).

         3.1            Amended and Restated Certificate of Incorporation of the
                        Registrant (filed as Exhibit 1 to the Registrant's Amendment
                        No. 3 to Registration Statement on Form 8-A/A [File No.
                        1-8002] and incorporated herein by reference).

         3.2            Bylaws of the Registrant (filed as Exhibit 3 to the
                        Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 [File No. 1-8002] and incorporated herein by reference).

         4.1            Fiscal Agency Agreement dated as of January 3, 1996, between the Registrant and Chemical Bank pertaining to the
                        Registrant's 4 1/4% Subordinated Convertible Debentures due
                        2003 (filed as Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
                        [File No. 1-8002] and incorporated herein by reference). The
                        Registrant agrees, pursuant to Item 601(b)(4)(iii)(A) of
                        Regulation S-K, to furnish to the Commission upon request, a copy of each instrument with respect to other long-term debt of the Registrant or its consolidated subsidiaries.

         4.2            Rights Agreement, dated as of January 19, 1996, between the
                        Registrant and The First National Bank of Boston, as Rights
                        Agent, which includes as Exhibit A the Form of Certificate of Designations, as Exhibit B the Form of Rights
                        Certificate, and as Exhibit C the Summary of Rights to
                        Purchase Preferred Stock (filed as Exhibit 1 to the
                        Registrant's Registration Statement on Form 8-A filed on
                        January 26, 1996, as amended by Amendment No. 1 to
                        Registration Statement on Form 8-A/A filed on May 30, 1997
                        [File No. 1-8002] and incorporated herein by reference).

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
         4.3            Amendment No. 1 to Rights Agreement, dated as of June 11,
                        1999, between the Registrant and BankBoston, N.A. (formerly,
                        The First National Bank of Boston), as Rights Agent, which includes as Exhibit B the amended and restated Form of
                        Rights Certificate and as Exhibit C the amended and restated
                        Summary of Rights to Purchase Preferred Stock (filed as
                        Exhibit 2 to the Registrant's Amendment No. 2 to
                        Registration Statement on Form 8-A/A filed on June 21, 1999
                        [File No. 1-8002] and incorporated herein by reference).

         4.4            Indenture dated as of October 29, 1998, by and between the
                        Registrant and Bankers Trust Company, as Trustee, relating to the issuance of senior debt securities by the Registrant
                        (filed as Exhibit 4.1 to the Registrant's Current Report on
                        Form 8-K dated October 29, 1998 [File No. 1-8002], and
                        incorporated herein by reference).

         4.5            First Supplemental Indenture dated as of October 29, 1998, by and between the Registrant and Bankers Trust Company, as
                        Trustee, relating to the issuance by the Registrant of
                        $150,000,000 aggregate principal amount of its 7.625% Notes due 2008 (filed as Exhibit 4.2 to the Registrant's Current
                        Report on Form 8-K dated October 29, 1998 [File No. 1-8002], and incorporated herein by reference).

         5.1 Opinion and consent of Seth H. Hoogasian, Esq. as to the validity of the securities being issued.

        21.1            Subsidiaries of the Registrant (filed as Exhibit 21 to the
                        Registrant's Annual Report on Form 10-K for the fiscal year ended January 1, 2000 [File No. 1-8002] and incorporated
                        herein by reference).

        23.1 Consent of Arthur Andersen LLP, independent accountants to the Registrant.

        23.2            Consent of Arthur Andersen LLP, independent accountants to
                        ThermoTrex Corporation.

        23.3            Consent of Seth H. Hoogasian, Esq. (included in Exhibit 5.1 to this registration statement).

        23.5            Powers of Attorney (included in the signature pages to this registration statement).

        99.1            Form of Proxy of ThermoTrex Corporation.

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (4) to respond to requests for information that is incorporated by reference into the proxy statement-prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request; and

    (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

    Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 16th day of May, 2000.

                                                       THERMO ELECTRON CORPORATION

                                                       By:  /s/ RICHARD F. SYRON
                                                            -----------------------------------------
                                                            Richard F. Syron
                                                            PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                            CHAIRMAN OF THE BOARD

                        POWER OF ATTORNEY AND SIGNATURES

    Each of the undersigned directors and officers of Thermo Electron Corporation hereby appoints Theo Melas-Kyriazi, Kenneth J. Apicerno, Seth H. Hoogasian and Sandra L. Lambert, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                     TITLE                         DATE
                  ---------                                     -----                         ----
            /s/ RICHARD F. SYRON               President, Chief Executive Officer and
    ------------------------------------         Chairman of the Board (Principal         May 16, 2000
              Richard F. Syron                   Executive Officer)

           /s/ THEO MELAS-KYRIAZI              Vice President and Chief Financial
    ------------------------------------         Officer (Principal Financial Officer     May 16, 2000
             Theo Melas-Kyriazi                  and Principal Accounting Officer)

            /s/ SAMUEL W. BODMAN                              Director
    ------------------------------------                                                  May 16, 2000
              Samuel W. Bodman

             /s/ PETER O. CRISP                               Director
    ------------------------------------                                                  May 16, 2000
               Peter O. Crisp

          /s/ ELIAS P. GYFTOPOULOS                            Director
    ------------------------------------                                                  May 16, 2000
            Elias P. Gyftopoulos

                  SIGNATURE                                     TITLE                         DATE
                  ---------                                     -----                         ----
              /s/ FRANK JUNGERS                               Director
    ------------------------------------                                                  May 16, 2000
                Frank Jungers

                                                              Director
    ------------------------------------
              Robert A. McCabe

            /s/ HUTHAM S. OLAYAN                              Director
    ------------------------------------                                                  May 16, 2000
              Hutham S. Olayan

            /s/ ROBERT W. O'LEARY                             Director
    ------------------------------------                                                  May 16, 2000
              Robert W. O'Leary

           /s/ ROGER D. WELLINGTON                            Director
    ------------------------------------                                                  May 16, 2000
             Roger D. Wellington

                                 EXHIBIT INDEX

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
         2.1            Agreement and Plan of Merger, dated as of December 14, 1999, by and among the Registrant, ThermoTrex Corporation and
                        ThermoTrex Acquisition Corporation (included as Appendix A to the proxy statement-prospectus forming a part of this
                        registration statement and incorporated herein by
                        reference).

         3.1            Amended and Restated Certificate of Incorporation of the
                        Registrant (filed as Exhibit 1 to the Registrant's Amendment
                        No. 3 to Registration Statement on Form 8-A/A [File No.
                        1-8002] and incorporated herein by reference).

         3.2            Bylaws of the Registrant (filed as Exhibit 3 to the
                        Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 [File No. 1-8002] and incorporated herein by reference).

         4.1            Fiscal Agency Agreement dated as of January 3, 1996, between the Registrant and Chemical Bank pertaining to the
                        Registrant's 4 1/4% Subordinated Convertible Debentures due
                        2003 (filed as Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
                        [File No. 1-8002] and incorporated herein by reference). The
                        Registrant agrees, pursuant to Item 601(b)(4)(iii)(A) of
                        Regulation S-K, to furnish to the Commission upon request, a copy of each instrument with respect to other long-term debt of the Registrant or its consolidated subsidiaries.

         4.2            Rights Agreement, dated as of January 19, 1996, between the
                        Registrant and The First National Bank of Boston, as Rights
                        Agent, which includes as Exhibit A the Form of Certificate of Designations, as Exhibit B the Form of Rights
                        Certificate, and as Exhibit C the Summary of Rights to
                        Purchase Preferred Stock (filed as Exhibit 1 to the
                        Registrant's Registration Statement on Form 8-A filed on
                        January 26, 1996, as amended by Amendment No. 1 to
                        Registration Statement on Form 8-A/A filed on May 30, 1997
                        [File No. 1-8002] and incorporated herein by reference).

         4.3            Amendment No. 1 to Rights Agreement, dated as of June 11,
                        1999, between the Registrant and BankBoston, N.A. (formerly,
                        The First National Bank of Boston), as Rights Agent, which includes as Exhibit B the amended and restated Form of
                        Rights Certificate and as Exhibit C the amended and restated
                        Summary of Rights to Purchase Preferred Stock (filed as
                        Exhibit 2 to the Registrant's Amendment No. 2 to
                        Registration Statement on Form 8-A/ A filed on June 21, 1999
                        [File No. 1-8002] and incorporated herein by reference).

         4.4            Indenture dated as of October 29, 1998, by and between the
                        Registrant and Bankers Trust Company, as Trustee, relating to the issuance of senior debt securities by the Registrant
                        (filed as Exhibit 4.1 to the Registrant's Current Report on
                        Form 8-K dated October 29, 1998 [File No. 1-8002], and
                        incorporated herein by reference).

         4.5            First Supplemental Indenture dated as of October 29, 1998, by and between the Registrant and Bankers Trust Company, as
                        Trustee, relating to the issuance by the Registrant of
                        $150,000,000 aggregate principal amount of its 7.625% Notes due 2008 (filed as Exhibit 4.2 to the Registrant's Current
                        Report on Form 8-K dated October 29, 1998 [File No. 1-8002], and incorporated herein by reference).

         5.1 Opinion and consent of Seth H. Hoogasian, Esq. as to the validity of the securities being issued.

        21.1            Subsidiaries of the Registrant (filed as Exhibit 21 to the
                        Registrant's Annual Report on Form 10-K for the fiscal year ended January 1, 2000 [File No. 1-8002] and incorporated
                        herein by reference).

        23.1 Consent of Arthur Andersen LLP, independent accountants to the Registrant.

        23.2            Consent of Arthur Andersen LLP, independent accountants to
                        ThermoTrex Corporation.

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
        23.3            Consent of Seth H. Hoogasian, Esq. (included in Exhibit 5.1 to this registration statement).

        23.5            Powers of Attorney (included in the signature pages to this registration statement).

        99.1            Form of Proxy of ThermoTrex Corporation.